   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 21, 2001


                                                      REGISTRATION NO. 333-71408
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 6


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                          LIFE SCIENCES RESEARCH, INC.
             (Exact Name of Registrant as Specified in its Charter)

                             ---------------------

                MARYLAND                                   6719                                  52-2340150
      (State or Other Jurisdiction             (Primary Standard Industrial                   (I.R.S. Employer
   of Incorporation or Organization)           Classification Code Number)                 Identification Number)

                             ---------------------

                                    PMB #251
                            211 EAST LOMBARD STREET
                           BALTIMORE, MARYLAND 21202
                                 (410) 659-0620
           (Name, Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Office)

                             ---------------------

                       THE CORPORATION TRUST INCORPORATED
                            300 EAST LOMBARD STREET
                           BALTIMORE, MARYLAND 21202
                                 (410) 539-2837
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION CONTAINED IN THIS DOCUMENT MAY CHANGE. LSR MAY NOT COMPLETE THE OFFER AND ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS DOCUMENT IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.


                   OFFER TO PURCHASE, DATED 21 DECEMBER 2001


                               RECOMMENDED OFFER
                                       BY

                          LIFE SCIENCES RESEARCH, INC.
                                      FOR

           THE WHOLE OF THE ISSUED AND TO BE ISSUED SHARE CAPITAL OF

                       HUNTINGDON LIFE SCIENCES GROUP PLC


     Life Sciences Research, Inc. is offering to acquire, on the conditions and the further terms set out in this document and in the form of acceptance and/or letter of transmittal (a copy of which was enclosed with the 16 October 2001 posting of this document), all of the issued and unconditionally allotted ordinary shares of Huntingdon and Huntingdon American Depositary Shares ("ADSs") represented by American Depositary Receipts ("ADRs") on the following basis:


FOR EVERY 50 HUNTINGDON SHARES              1 SHARE OF VOTING COMMON STOCK, PAR VALUE
                                            $.01 PER SHARE
FOR EVERY 2 ADSs                            1 SHARE OF VOTING COMMON STOCK, PAR VALUE
                                            $.01 PER SHARE

     If all the conditions to the offer are satisfied or waived, LSR will not issue fractional shares of its voting common stock to accepting Huntingdon securityholders, who will instead receive an amount in cash in lieu of any entitlements to fractional shares of voting common stock, equivalent to 3.25 pence per Huntingdon share and 81.25 pence per ADS.


     THE OFFER WAS SCHEDULED TO EXPIRE AT 3.00 P.M. (LONDON TIME), 10.00 A.M. (NEW YORK CITY TIME) ON 13 NOVEMBER 2001, BUT WAS EXTENDED ON
(1) 14 NOVEMBER 2001 TO 28 NOVEMBER 2001, (2) ON 29 NOVEMBER 2001 TO 14 DECEMBER 2001, (3) ON 17 DECEMBER 2001 TO 28 DECEMBER 2001, AND (4) ON 21 DECEMBER 2001 TO 4 JANUARY 2002.


     IF ALL THE CONDITIONS TO THE OFFER HAVE BEEN SATISFIED OR WAIVED, LSR WILL EXTEND THE OFFER FOR A SUBSEQUENT OFFER PERIOD OF NOT LESS THAN 14 CALENDAR DAYS OR MORE THAN 20 US BUSINESS DAYS AT THE CONCLUSION OF THE INITIAL OFFER PERIOD, INCLUDING ANY EXTENSIONS.

     Assuming full acceptance of the offer, and that no further Huntingdon securities are issued after the date of this document pursuant to the exercise of options, warrants or otherwise, a maximum of 5,870,205 shares of voting common stock will be issued, constituting approximately 85.4 per cent. of the issued share capital of LSR immediately after the offer becomes wholly unconditional.


     The Huntingdon shares currently trade on the London Stock Exchange under the symbol "HTD". The closing price of the Huntingdon shares on 20 December 2001 was L0.0375. The ADRs are quoted on the "pink sheets" under the symbol "HTDLY". The closing price of the ADRs on 20 December 2001 was $0.70. Upon the Offer becoming wholly unconditional, LSR expects that the voting common stock will be eligible for quotation on the OTC Bulletin Board.


     YOUR ATTENTION IS DRAWN TO CERTAIN RISKS RELATING TO THE OFFER AND THE OWNERSHIP OF LSR'S VOTING COMMON STOCK SET OUT UNDER THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 20 OF THIS DOCUMENT.

     YOU ARE NOT BEING ASKED FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY. NO VOTE IS REQUESTED OR REQUIRED.

     SHARES OF LSR's VOTING COMMON STOCK WILL NOT BE ISSUED TO RESIDENTS OF ANY STATE OF THE UNITED STATES IN WHICH REGISTRATION IS REQUIRED, INCLUDING, WITHOUT LIMITATION, THE STATES OF ARIZONA, NEW JERSEY AND OHIO, UNLESS, AND UNTIL SUCH TIME THAT, THE SHARES ARE REGISTERED IN SUCH STATE.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

     THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT AS TO THE ACTION YOU SHOULD TAKE ABOUT THE OFFER OR THE CONTENTS OF THIS DOCUMENT, YOU SHOULD CONSULT YOUR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT, OR OTHER INDEPENDENT FINANCIAL ADVISER AUTHORISED UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000 OR OTHER APPROPRIATE ADVISER.


     THIS DOCUMENT SHOULD BE READ CAREFULLY IN ITS ENTIRETY IN CONJUNCTION WITH THE FORM OF ACCEPTANCE AND/OR LETTER OF TRANSMITTAL.


     A LETTER OF RECOMMENDATION FROM THE CHAIRMAN OF HUNTINGDON IS SET OUT IN
PART 1 OF THIS DOCUMENT BEGINNING ON PAGE 43.

     LSR's purchase of the Huntingdon shares and ADSs is conditional, among other things, upon LSR receiving valid acceptances, which have not been properly withdrawn, for Huntingdon shares and ADSs carrying in aggregate more than 50 per cent. of the votes then exercisable at a general meeting of Huntingdon.

     LSR will appoint all the existing Huntingdon directors to LSR's board of directors and the current LSR director will resign immediately after the offer becomes wholly unconditional.

     In order to facilitate acceptance of the offer, Huntingdon announced on 9 October 2001 its intention to withdraw the Huntingdon shares from CREST, which became effective on 12 October 2001. Holders of Huntingdon shares who previously held their Huntingdon shares in uncertificated form, that is in CREST, should have received a certificate in respect of their holdings enclosed with the initial mailing of this document. In the event the offer becomes wholly unconditional, LSR expects to provide a facility for its voting common stock to be held in uncertificated form.


     If you have sold or transferred all your Huntingdon securities, please forward this document and the form of acceptance or letter of transmittal and any related documents (copies of which were enclosed with the 16 October 2001 posting of this document) to the purchaser or the transferee or to the stockbroker, bank or other agent through whom the sale was effected, for transmission to the purchaser or transferee. None of these documents should be distributed, forwarded or transmitted, however, in or into, Canada, Australia or Japan.


     Huntingdon securityholders should inform themselves about and observe any applicable requirements in their relevant jurisdictions.

     The offer is not being made directly or indirectly in or into Canada, Australia or Japan, or to any resident of Canada, Australia or Japan or by use of the mails of, or by any means or instrumentality of interstate or foreign commerce of, or any facilities of a national securities exchange of, any of the aforesaid jurisdictions. This includes, but is not limited to, post, facsimile transmission, telex, or any other means of transmission. Accordingly, copies of this document, the form of acceptance or letter of transmittal and any related documents are not being sent and must not be mailed or otherwise distributed or sent in or into Canada, Australia, or Japan including, without limitation, mailings to Huntingdon securityholders or participants in the Huntingdon Share Option Schemes with registered addresses in, or Bondholders who apply for mailings to, any of the aforesaid jurisdictions or to persons whom LSR knows, or has reason to believe, to be custodians, trustees or nominees holding Huntingdon securities for persons with addresses in any of the aforesaid jurisdictions. Persons receiving this document and/or other such documents (including, without limitation, custodians, nominees and trustees) must not distribute or send them in, into or from Canada, Australia or Japan or use such mails or any such means, instrumentality or facility for any purpose directly or indirectly in connection with the offer, and so doing may invalidate any purported acceptance of the offer.

     No shares of LSR's voting common stock will be issued to any resident of any state of the US in which registration is required under the Blue Sky or securities laws of such state, unless either the shares have been registered in such state or the issuance of shares to that resident is exempt from such registration. If you submit a form of acceptance or letter of transmittal which would provide for an issuance of LSR voting common stock not permitted by the preceding sentence, LSR may treat your form of acceptance or letter of transmittal as invalid, and any Huntingdon shares or ADSs deposited under it will be returned to you.


     To accept the offer, you must complete, sign and return the form of acceptance or letter of transmittal and any other required documentation as soon as possible but in any case so as to be received by Huntingdon, acting as receiving agent, in the case of holders of Huntingdon shares, or by the US Depositary, in the case of holders of ADSs, no later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 4 January 2002, unless further extended. The procedures for acceptance of the offer are set out in "The
Offer -- Procedure for Accepting" on page 28 and in paragraph 12 of Part 2 on page 57 and Part C of Appendix 1 on page 85 of this document. The terms and instructions in the form of acceptance and letter of transmittal form a part of the offer and contain certain important information. Please read them carefully.

                                    CONTENTS

IMPORTANT INFORMATION.......................................     1
QUESTIONS AND ANSWERS ABOUT THE OFFER.......................     4
SUMMARY OF THE MATERIAL TERMS OF THE OFFER..................     9
   1.  The Companies........................................     9
   2.  Background to the Offer..............................     9
   3.  Reasons for the Offer................................     9
   4.  Recommendation of Huntingdon's Board of Directors....    10
   5.  The Offer............................................    10
   6.  The LSR Board of Directors...........................    12
   7.  Risk Factors.........................................    12
   8.  Appraisal Rights.....................................    13
   9.  Tax Treatment........................................    13
  10.  Accounting Treatment.................................    14
  11.  Material Differences in Rights of Shareholders.......    14
  12.  Dilution.............................................    15
  13.  Effect of the Offer on Huntingdon Securityholders who
     do not Accept the Offer................................    15
  14.  Market Price of Huntingdon Securities................    16
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.............    17
RISK FACTORS................................................    20
PURPOSES OF, AND BACKGROUND TO, THE OFFER...................    24
THE OFFER...................................................    26
   1.  Basic Terms of the Offer.............................    26
   2.  Timing of and Extensions to the Offer................    26
   3.  Changes or Revisions to the Terms of the Offer.......    27
   4.  Withdrawal Rights....................................    27
   5.  Procedure for Accepting Our Offer....................    28
   6.  Procedure for Exercising Withdrawal Rights...........    31
   7.  Exchange of Huntingdon Securities; Delivery of Our
     Voting Common Stock....................................    32
   8.  Purpose of the Offer.................................    33
   9.  Compulsory Acquisition...............................    33
  10.  Conditions to the Offer..............................    33
  11.  Waiver of the Conditions to the Offer................    34
  12.  Certain Effects of the Offer.........................    34
  13.  Source and Amount of Funds...........................    35
  14.  Certain Financial Projections........................    35
  15.  Relationships with Huntingdon........................    36
  16.  Inducement Fee.......................................    36
  17.  Accounting Treatment.................................    37
  18.  Fees and Expenses....................................    37
  19.  OTCBB Listing........................................    37
US FEDERAL INCOME TAX CONSEQUENCES..........................    38
PART 1 LETTER OF RECOMMENDATION FROM THE CHAIRMAN OF
  HUNTINGDON................................................    43
   1.  Introduction.........................................    43
   2.  Terms of the Offer...................................    44
   3.  Reasons for Recommending the Offer...................    44
   4.  Current Trading......................................    46
   5.  Management and Employees.............................    46

   6.  Huntingdon Share Option Schemes......................    46
   7.  Taxation.............................................    46
   8.  Inducement Fee.......................................    47
   9.  Further Information..................................    47
  10.  Action to be Taken to Accept the Offer...............    47
  11.  CREST................................................    47
  12.  Recommendation.......................................    47
PART 2 LETTER FROM LIFE SCIENCES RESEARCH, INC..............    49
   1.  Introduction.........................................    49
   2.  The Offer............................................    49
   3.  Irrevocable Undertakings.............................    50
   4.  Background to and Reasons for the Offer..............    50
   5.  Information on Huntingdon............................    51
   6.  Information on LSR...................................    52
   7.  Management and Employees.............................    52
   8.  Huntingdon Share Option Schemes......................    52
   9.  Convertible Capital Bonds............................    53
  10.  Inducement Fee.......................................    54
  11.  Taxation.............................................    54
  12.  Procedure for Acceptance of the Offer................    57
  13.  Settlement...........................................    64
  14.  Compulsory Acquisition...............................    65
  15.  Application for De-Listing of Huntingdon Shares and
       Inability of Huntingdon ADRs to Become Eligible for
       Quotation on the OTCBB...............................    65
  16.  Description of the OTC Bulletin Board Service........    66
  17.  Further Information..................................    66
  18.  Action to be Taken to Accept the Offer...............    66
APPENDIX 1 CONDITIONS AND FURTHER TERMS OF THE OFFER........    67
  Part A: Conditions of the Offer...........................    67
  Part B: Further terms of the Offer........................    74
  Part C: Acceptance Form...................................    85
APPENDIX 2 INFORMATION RELATING TO LSR......................    87
   1.  Introduction.........................................    87
   2.  Management...........................................    87
   3.  Incorporation and Principal Office...................    87
   4.  Financial Information................................    87
   5.  Share Capital........................................    88
   6.  Financing of LSR.....................................    89
   7.  Material Contracts...................................    90
   8.  Certain Transactions with Affiliates and Others......    92
   9.  Material Changes.....................................    93
APPENDIX 3 INFORMATION RELATING TO THE GROUP AND FINANCIAL
  INFORMATION OF LSR........................................    94
  Part A -- Further information on the business of the
            Group...........................................    94
  Part B -- Audited consolidated financial information as at
            31 December 2000 and 1999 and for each of the
            three years in the period ended 31 December 2000
            prepared in accordance with US GAAP.............    99
  Part C -- Unaudited interim results as at 30 September
            2001 and 31 December 2000 and for each of the
            nine month periods ended 30 September 2001 and
            30 September 2000 prepared in accordance with US
            GAAP............................................   125

  Part D -- Audited financial information of LSR as at 30
            September 2001 and for the period from 19 July
            2001 (date of inception) to 30 September 2001
            prepared in accordance with US GAAP.............   135
  Part E -- Unaudited pro forma condensed consolidated
            financial information of LSR prepared in
            accordance with US GAAP.........................   144
  Part F -- Supplemental financial information extracted
            from audited financial statements as at 31
            December 2000 for each of the three years in the
            period ended 31 December 2000 under UK GAAP.....   150
  Part G -- Interim results for the six months ended 30 June
            2001 under UK GAAP..............................   163
APPENDIX 4 MATERIAL DIFFERENCES BETWEEN THE RIGHTS OF
           HOLDERS OF SHARES OF LSR VOTING COMMON STOCK AND
           HOLDERS OF HUNTINGDON SECURITIES.................   168
   1.  Authorised Capital Stock.............................   169
   2.  Liquidation Rights...................................   169
   3.  Voting Rights........................................   170
   4.  Size of the Board of Directors.......................   171
   5.  Election of Directors................................   171
   6.  Classification of the Board of Directors.............   172
   7.  Removal of Directors.................................   172
   8.  Vacancies on the Board of Directors..................   172
   9.  Standard of Conduct for Directors....................   173
  10.  Liability of Directors and Officers..................   174
  11.  Indemnification of Directors and Officers............   174
  12.  Amendment of Governing Instruments...................   175
  13.  Action by Written Consent............................   176
  14.  Shareholders' Proposals..............................   176
  15.  General Meetings of Shareholders.....................   177
  16.  Special Meetings of Shareholders.....................   177
  17.  Advance Notice Provisions............................   178
  18.  Sources and Payment of Dividends.....................   179
  19.  Power to Issue Additional Stock......................   180
  20.  Rights of Purchase and Redemption....................   180
  21.  Appraisal Rights.....................................   181
  22.  Pre-Emptive Rights...................................   182
  23.  Stock Class Rights...................................   182
  24.  Shareholders' Votes on Certain Transactions..........   183
  25.  Rights of Inspection.................................   184
  26.  Shareholder Suits....................................   185
  27.  Extraordinary Transactions with Interested
       Shareholders.........................................   185
  28.  Anti-Takeover Measures...............................   186
APPENDIX 5 CERTAIN PROVISIONS OF THE COMPANIES ACT..........   188
APPENDIX 6 ADDITIONAL INFORMATION...........................   195
   1.  Responsibility.......................................   195
   2.  Directors............................................   195
   3.  Disclosure of Interests and Dealings.................   199
   4.  Stock Exchange Quotations............................   204
   5.  Bases of Calculations................................   206
   6.  Service Contracts....................................   206
   7.  Share Option Schemes.................................   210
   8.  Other Information....................................   221
   9.  Material Contracts...................................   221

  10.  Basis of Advice......................................   224
  11.  Documents Available for Inspection...................   225
  12.  Legal Matters........................................   225
  13.  Experts..............................................   226
APPENDIX 7 DEFINITIONS......................................   227

                             IMPORTANT INFORMATION

DEFINITIONS

     Some words and terms used in this document are defined in Appendix 7 to this document on page 227.

APPLICABLE DISCLOSURE REQUIREMENTS

     We are Life Sciences Research, Inc., and we are making an exchange offer for securities of an English company. Because the offer is subject to English and US securities laws, regulations and disclosure requirements, US investors should be aware that this document consists of a combination of both US and UK format and style. In particular, although material information is summarised in the sections entitled "Summary of the Material Terms of the Offer" and "The Offer" on pages 9 and 26, respectively, of this document, the Appendices to this document contain information concerning the offer which is required by US securities law and may be of interest to you.

RULE 8 NOTICES

     Any person who owns or controls or becomes the owner or controller, directly or indirectly, of 1 per cent. or more of any class of securities of Huntingdon is generally required under the provisions of Rule 8 of the UK City Code on Takeovers and Mergers, which we refer to as the Code, to notify the London Stock Exchange and the Panel on Takeovers and Mergers, which we refer to as the Panel, of every dealing in such securities during the offer period. Dealings by Huntingdon or by us or by its or our respective "associates", within the definition set out in the Code, in any class of securities of Huntingdon during the offer period must also be disclosed. Please consult your financial adviser immediately if you believe this Rule may be applicable to you.

FORWARD-LOOKING STATEMENTS

     This document contains forward-looking statements concerning us and Huntingdon, as well as the financial condition, results of operations and business of the Huntingdon/LSR group. Generally, the words "will", "may", "should", "believes", "expects", "intends" or similar expressions identify forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in this document. You should not place any undue reliance on such forward-looking statements. We do not undertake any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. The safe harbour protection afforded by the U.S. Private Securities Litigation Reform Act of 1995 does not apply to forward-looking statements made in connection with exchange offers.

ABSENCE OF APPRAISAL RIGHTS

     Huntingdon securityholders generally do not have appraisal rights under English law but are entitled to certain remedies in limited circumstances. Further details are set out in the paragraph entitled "Appraisal Rights" in Appendix 4 to this document on page 181.

RELIANCE ON THIS DOCUMENT

     You should rely only on information contained in this document or incorporated by reference into this document, including the attached Appendices. We have not and Huntingdon has not authorised anyone to provide you with information that is different from, or in addition to, that contained in this document or in any of the materials that Huntingdon has incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these type of activities, then the offer does not extend to you. You should not assume that the information contained in this document is accurate as of any date other than the date of this document, or in relation to any documents incorporated by reference into this document, any earlier date specified in those documents, and neither the mailing of this document to you, nor the delivery of our voting common stock in exchange for your Huntingdon securities will create any implication to the contrary.

WHERE YOU CAN FIND MORE INFORMATION

     Huntingdon has previously filed reports and other information with the SEC (file number 1-10173) which are available over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document that Huntingdon has filed at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549 or at the SEC's public reference rooms at 233 Broadway, New York, New York and at 500 West Madison Street, Suite 1400, Chicago, Illinois, 60611-2511. Please call the SEC at +1-(800)-SEC-0330 for more information on the public reference rooms and their copy charges.

     On 1 May 2001, Huntingdon announced that it would cease making voluntary filings in accordance with Form 10-K and the related US securities rules and regulations. In lieu thereof, Huntingdon now makes US securities law filings as a foreign private issuer in accordance with Form 20-F and the related rules and regulations. As a foreign private issuer, Huntingdon has not filed and will not file Quarterly Reports on Form 10-Q for the quarters ended 31 March, 30 June, and 30 September 2001 but will, while it remains listed on the Official List, make yearly and half yearly earnings announcements in accordance with standard UK practice, and such yearly and half yearly announcements will be filed with the SEC in accordance with US securities laws.

     Huntingdon has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC on 16 October 2001 regarding the offer. You may obtain a copy of the Schedule 14D-9 and any amendments to it in the manner described above.


     On 11 October 2001, we filed a registration statement on Form S-4 to register with the SEC the shares of our voting common stock to be issued pursuant to the offer. On 16 October 2001, we filed Amendment No. 1 to that registration statement with the SEC, on 9 November 2001, we filed Amendment No. 2 to that registration statement with the SEC, on 29 November 2001, we filed Amendment No. 3 to that registration statement with the SEC, on 12 December 2001, we filed Amendment No. 4 to that registration statement with the SEC, on 19 December 2001, we filed Amendment No. 5 to that registration statement with the SEC and on 21 December 2001, we filed Amendment No. 6 to that registration statement with the SEC. This document is a part of that registration statement, as amended, and as it may be amended. As allowed by US securities laws, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.



     On 16 October 2001, we also filed a statement on Schedule TO with the SEC pursuant to Rule 14d-3 under the Exchange Act furnishing certain information about the offer. We filed Amendments to that Schedule TO on 9 November 2001, 14 November 2001, 29 November 2001, 12 December 2001, 19 December 2001 and 21 December 2001. You may read and copy the Form S-4 and the Schedule TO we filed and these or any future amendments to those documents in the manner described above.


     We will be subject to the periodic reporting requirements of the Exchange Act and consequently, will be filing Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other matters on Form 8-K.

INCORPORATION OF INFORMATION FILED WITH THE SEC

     The SEC allows Huntingdon to "incorporate by reference" information into this document, which means that Huntingdon can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this document is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the documents set forth below that Huntingdon has previously filed with the SEC. These documents contain important information about Huntingdon and its financial condition.

     DOCUMENTS INCORPORATED BY REFERENCE INTO THIS DOCUMENT ARE AVAILABLE, WITHOUT CHARGE, UPON REQUEST FROM HUNTINGDON AT THE ADDRESS SET OUT UNDER THE PARAGRAPH ENTITLED "CONTACT INFORMATION" BELOW. IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST FOR DOCUMENTS SHOULD BE SUBMITTED NO LATER THAN 7 DECEMBER 2001 OR IF THE INITIAL OFFER PERIOD IS FURTHER EXTENDED, FIVE US BUSINESS DAYS PRIOR TO THE EXPIRATION OF THE INITIAL OFFER PERIOD.

     The following documents filed by Huntingdon with the SEC are hereby incorporated by reference into this document:

     - Annual Report on Form 10-K for the fiscal year ended 31 December 2001 (enclosed with the 16 October posting of this document);

     - Current Report on Form 8-K filed with the SEC on 1 May 2001;

     - Current Report on Form 6-K filed with the SEC on 28 September 2001;

     - Amendment No. 1 to the Annual Report on Form 10-K/A filed with the SEC on 8 November 2001; and

     - Current Report on Form 6-K filed with the SEC on 13 December 2001.

CONTACT INFORMATION

     The principal executive office of LSR is located at: PMB #251, 211 East Lombard Street, Baltimore, Maryland, 21202-6102 and the telephone number of this office is +1-(410)-659-0620.

     The principal executive office of Huntingdon is located at Woolley Road, Alconbury, Huntingdon, Cambridgeshire, PE28 4HS, England and the telephone number of this office is +44-(0) 1480-892000.

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

WHO IS OFFERING TO BUY MY SHARES?

     Our name is Life Sciences Research, Inc., referred to in this document as "LSR". We are a newly established Maryland corporation, formed specifically for the purpose of making the offer. LSR has not conducted any business other than in connection with the offer.

     The address of our principal executive office is PMB #251, 211 East Lombard Street, Baltimore, Maryland 21202-6102, and our telephone number is +1-(410)-659-0620.

IS LSR IN THE SAME BUSINESS AS HUNTINGDON?

     No. LSR was formed solely for the purpose of making the offer and has not conducted any business except in connection with the offer. Huntingdon provides pre-clinical and non-clinical biological safety evaluation research services to most of the world's leading pharmaceutical, agrochemical, biotechnology and industrial chemical companies. The purpose of this safety evaluation is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of chemicals which are essential components of Huntingdon's clients' products. Huntingdon's services are designed to meet the regulatory requirements of governments around the world. There are no substantive changes proposed to Huntingdon's business. For more information on Huntingdon's business, see Part A of Appendix 3 to this document beginning on page 94.

WHY IS LSR MAKING THIS OFFER?

     We are making the offer to enable our investors to invest in Huntingdon on terms they consider advantageous and to re-domicile ownership of Huntingdon to the US. The Huntingdon directors are recommending the offer because it will enable Huntingdon to re-domicile its ownership to the US, which they believe should, among other things, improve the ability of the Huntingdon/LSR group to raise capital on terms the Huntingdon directors consider advantageous. Once the offer is completed, Huntingdon will continue to conduct its primary operations in the UK and does not plan to move its operations from the UK to the US.

WHAT ARE THE CLASSES AND AMOUNTS OF HUNTINGDON SECURITIES SOUGHT IN THE OFFER?

     We are seeking to acquire the whole of the issued and to be issued Huntingdon shares and Huntingdon ADSs. See paragraph 2 of the letter from LSR set out in Part 2 of this document on page 49.

WHAT WOULD I RECEIVE IN EXCHANGE FOR MY HUNTINGDON SECURITIES?

     We are offering one share of our voting common stock for every 50 Huntingdon shares and one share of our voting common stock for every 2 Huntingdon ADSs. No fractional shares of our voting common stock will be issued to accepting Huntingdon securityholders who will instead receive from LSR an amount in cash in lieu of any entitlements to a fraction of a share of our voting common stock, equivalent to 3.25 pence per Huntingdon share and 81.25 pence per Huntingdon ADS. For more information regarding our voting common stock see "The Offer -- Basic Terms of the Offer" on page 26 and Appendix 2 and Appendix 4 to this document beginning on pages 87 and 168, respectively.

IF I CHOOSE TO ACCEPT THE OFFER, HOW WILL MY RIGHTS AS A STOCKHOLDER OF LSR DIFFER FROM MY RIGHTS AS A HUNTINGDON SECURITYHOLDER?

     Because we are organised under the laws of the State of Maryland and Huntingdon is organised under the laws of England and Wales and is currently listed on the Official List of the UK Listing Authority, and because of differences between the governing instruments of Huntingdon and LSR, there are important differences between your rights as a Huntingdon securityholder and what your rights will be as a stockholder of LSR. Among other things, Maryland corporation law and our organisational documents may deter takeover bids opposed by our board of directors, and the approval of our stockholders may not be required for transactions, such as sales and purchases of assets, that would require the approval of Huntingdon securityholders.

     We encourage you to read carefully the "Risk Factors" on page 20 of this document and the detailed explanation of the material differences between the rights of Huntingdon securityholders and holders of our voting common stock set out in Appendix 4 to this document beginning on page 168.

WILL THE OFFER AFFECT MY RELATIVE OWNERSHIP PERCENTAGE?

     The offer will have a dilutive effect on Huntingdon securityholders whose securities are acquired pursuant to the offer or a subsequent compulsory purchase under the provisions of the UK Companies Act. Upon or prior to the offer becoming wholly unconditional, our investors will receive 1,000,000 shares of our common stock. Assuming all Huntingdon securityholders accept the offer with respect to all of their Huntingdon securities, the issuance of these shares of our common stock to our investors will dilute the ownership interest in LSR of Huntingdon securityholders by approximately 14.6 per cent.

     In addition, we have issued, and following the offer becoming wholly unconditional, propose to issue, warrants to purchase shares of our voting common stock. The exercise of these warrants and resulting issuances of our voting common stock will further dilute your interest in LSR. For more information about these warrants, see paragraph 7.1 of Appendix 2 to this document on page 90.

     We have also adopted a stock incentive plan, pursuant to which we may issue options to purchase shares of our capital stock or grant other awards to our key personnel. To the extent that we do issue any options or grant any other awards under the plan and those options or awards are exercised, the resulting issuances of our common stock will further dilute your interest in LSR. For more information about our stock option plan, see paragraph 7.2 of Appendix 6 to this document on page 219.

DO THE HUNTINGDON DIRECTORS SUPPORT THE OFFER?

     The Huntingdon directors unanimously recommend that you accept the offer. The Huntingdon Directors who have been so advised by Corporate Synergy, Huntingdon's financial adviser, consider the terms of the offer to be fair and reasonable. In providing advice to them, Corporate Synergy has taken into account the Huntingdon directors' commercial assessments but was not asked to issue, and has not issued, a fairness opinion. Each of the Huntingdon directors has agreed to accept the offer for all of his Huntingdon securities, which in aggregate, amount to 20,034,768 shares including shares represented by ADSs, representing approximately 6.8 per cent. of Huntingdon's issued ordinary share capital. See the letter of recommendation from the Chairman of Huntingdon set out in Part 1 of this document beginning on page 43.

WHAT CHANGES WILL THERE BE IN THE LSR BOARD AS A RESULT OF THE OFFER?

     Upon the offer becoming wholly unconditional, the existing LSR director will resign and the current Huntingdon directors will become the directors of LSR.

DOES LSR HAVE THE FINANCIAL RESOURCES TO MAKE THE NECESSARY PAYMENTS IN CONNECTION WITH THE OFFER AND IS LSR'S FINANCIAL CONDITION RELEVANT TO MY DECISION TO ACCEPT THE OFFER?

     The consideration for the Huntingdon securities will be shares of our voting common stock. However, we will pay cash to Huntingdon securityholders in lieu of issuing to them fractional shares of our voting common stock. This cash component and the other costs of the offer will be financed from the money invested by our investors. The offer is not conditional upon any financing arrangements other than the purchase of the our common stock by the investors. You should consider our financial condition before you decide to become one of our stockholders pursuant to the offer. However, you should keep in mind the purposes of the offer, and the fact that we have conducted no business, other than in connection with the offer, and that LSR was formed for the specific purpose of making the offer.

     You should also review the information set out in Appendix 2 to this document beginning on page 87, which contains business, financial and other information about us.

HOW LONG DO I HAVE TO DECIDE WHETHER TO ACCEPT THE OFFER?


     You will have until 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 4 January 2002, to decide whether to accept the offer, unless the offer is further extended. However, if you are a holder of ADSs and you cannot deliver everything that is required in order to validly accept by that time, you may be able to use the guaranteed delivery procedures, which are described in "The Offer -- Procedures for Accepting Our Offer -- Holders of Huntingdon ADSs" on page 29 and in paragraph 12.2(h) of Part 2 on page 61 of this document.


     For more information about the timing of the offer, see "The
Offer -- Timing of and Extensions to the Offer" on page 26 of this document and paragraphs 1 and 3 of Part B of Appendix 1 to this document on pages 74 and 76, respectively.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

     There are several conditions to the offer, the most significant of which are:

     - the receipt of valid acceptances, which have not been withdrawn, for shares, including shares represented by ADSs, representing more than 50 per cent. of the votes then exercisable at a general meeting of Huntingdon;

     - the registration statement on Form S-4 filed by us with the SEC, of which this document is a part, having been declared effective by the SEC and not being the subject of any stop order or proceedings seeking a stop order; and

     - the submission by a market maker of Form 211 to the OTC Compliance Unit of the NASD with respect to our voting common stock.

     Other than complying with US state and federal securities laws, and the rules and regulations of the SEC and certain US state securities authorities, we do not need to comply with any federal or state regulatory requirements or obtain any consents.

     See "The Offer -- Conditions to the Offer" on page 33 of this document and Parts A and B of Appendix 1 to this document on pages 65 and 72 for more detailed information concerning these and other conditions to the offer.

HOW DO I ACCEPT THE OFFER?


     To accept the offer, you must deliver the certificates representing your Huntingdon shares or your ADSs, together with a completed form of acceptance or letter of transmittal to the Company, acting as receiving agent, or the US Depositary, respectively, not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 4 January 2002, unless further extended. If your ADRs are held in "street name" in the US, they can be delivered by your nominee through the applicable book-entry transfer system. In the case of ADRs, if you are unable to deliver any document or instrument that is required to be delivered before 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 4 January 2002, unless further extended, you may still be able to accept the offer by following the guaranteed delivery procedures, which are set forth in "The Offer -- Procedure for Accepting Our Offer -- Holders of Huntingdon ADSs" on page 29 and in paragraph 12.2(h) of Part 2 of this document on page 61.


     For more information on the timing of the offer, extensions of the offer period and your rights to withdraw your shares from the offer, please refer to "The Offer" beginning on page 26 of this document.

WILL THE OFFER BE FOLLOWED BY A COMPULSORY ACQUISITION?

     If all of the conditions to the offer are satisfied or waived and we have prior to 16 February 2002 acquired or contracted to acquire at least 90 per cent. in nominal value of Huntingdon shares, including shares represented by ADSs, then we will be entitled to and will acquire all remaining Huntingdon securities pursuant to the relevant provisions of the UK Companies Act. Huntingdon securityholders subject to this compulsory acquisition would receive the same or equivalent consideration as those Huntingdon securityholders who accepted the offer. See "The
Offer -- Compulsory Acquisition" on page 33 and paragraph 14 of Part 2 on page 65 of this document.

IF I DECIDE NOT TO ACCEPT THE OFFER, HOW WILL THE OFFER AFFECT MY SECURITIES?

     If we are able to, we will acquire all Huntingdon securities for which we have not received acceptances pursuant to the compulsory acquisition provisions of the UK Companies Act and you will become one of our stockholders even if you have not accepted the offer and you will receive the same consideration per Huntingdon share or ADS as those Huntingdon securityholders who have accepted the offer. If the offer becomes wholly unconditional, but we are not able to acquire your Huntingdon securities under the compulsory acquisition procedures, you will remain a Huntingdon securityholder and will, therefore, become a minority shareholder in a subsidiary of LSR. Further, when the offer becomes wholly unconditional, in order to foster the trading market in voting common stock, we will procure that Huntingdon will make an application for the removal of its shares from the Official List and for the cancellation of trading in Huntingdon shares on the London Stock Exchange's market for listed securities. In addition, if after the offer becomes wholly unconditional, Huntingdon is no longer required to file public reports pursuant to the Exchange Act, we will cause Huntingdon to cease filing such reports. As a result, Huntingdon ADRs could not become eligible for quotation on the OTCBB. Upon the offer becoming wholly unconditional, we will cause Huntingdon to request that market makers in the Huntingdon ADRs, if any, withdraw their quotations in the ADRs. The Bank of New York will no longer serve as depositary agent for the ADRs once the offer becomes wholly unconditional. See paragraph 15 of Part 2 of this document on page 65.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     If you are the registered owner of your Huntingdon securities and you accept the offer, you will not have to pay brokerage fees or similar expenses. If you own your Huntingdon securities through a broker or other nominee, and your broker accepts the offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

WILL I BE TAXED ON THE SHARES THAT I RECEIVE?

  UK TAXATION

     Huntingdon shareholders will not be treated as making a disposal of their Huntingdon shares for the purposes of UK taxation of capital gains, and the new shares of our voting common stock issued to them if they accept the offer will be treated as the same asset and as having been acquired (for the purposes of capital gains tax) at the same time as the Huntingdon shares. The shares of our voting common stock will therefore have the same base cost as the Huntingdon shares they replace.

  US FEDERAL INCOME TAX

     If, immediately upon completion of the offer Huntingdon securities representing not less than 80 per cent. of the Huntingdon securities then outstanding have been exchanged for our voting common stock then, as a US holder
(1) you will recognise neither gain nor loss on the exchange of Huntingdon securities for our voting common stock pursuant to the offer; (2) your adjusted tax basis in the shares of our voting common stock received will equal your adjusted tax basis in the Huntingdon securities surrendered; and (3) your holding period for the shares of our voting common stock received will include the holding period of the Huntingdon securities surrendered.

     If immediately after completion of the offer, Huntingdon securities representing less than 80 per cent. of the Huntingdon securities outstanding have been exchanged for our voting common stock, then as a US holder, you should recognise gain or loss upon the receipt of our voting common stock in exchange for Huntingdon securities pursuant to the offer in an amount equal to the difference between (1) the fair market value of the shares of our voting common stock received and (2) your adjusted tax basis in the Huntingdon securities surrendered. Your initial tax basis in the shares of our voting common stock that you receive (and for which you recognised gain or loss in accordance with this paragraph) will be its fair market value on the date you receive our voting common stock.

     You should carefully review the information set out in the section entitled "US Federal Income Tax Consequences" beginning on page 38 of this document as well as consult with your own financial and tax advisers for advice regarding your specific situation.

HOW WILL THIS TRANSACTION BE TREATED FOR ACCOUNTING PURPOSES?

     Under US GAAP the transaction will be treated as a "reverse" acquisition for financial reporting purposes. The relevant acquisitions process will utilise the capital structure of LSR and the assets and liabilities of Huntingdon will be recorded at historical cost. See Appendix 3 on page 94 of this document for a more detailed discussion of the accounting treatment of the offer.

DO I NEED TO SUBMIT A PROXY?

     No. A vote of the Huntingdon securityholders to approve the transaction is not required, thus we are not asking you for a proxy and we request that you not send us a proxy.

                   SUMMARY OF THE MATERIAL TERMS OF THE OFFER

     This summary highlights material information from this document but does not contain all the information that is important to you. To better understand the offer and for a more complete description of the legal terms of the offer, you should read this entire document carefully, as well as those additional documents to which we refer. See "Where You Can Find More Information" on page 2 of this document. In particular, you should read the Appendices attached to this document.

                                 THE COMPANIES

LIFE SCIENCES RESEARCH, INC.
PMB #251
211 East Lombard Street
Baltimore, Maryland 21202-6102
+1-(410)-659-0620

     We are a newly established Maryland corporation, formed specifically for the purpose of making the offer. We have not conducted any business other than in connection with the offer.

HUNTINGDON LIFE SCIENCES GROUP PLC
Woolley Road, Alconbury
Huntingdon, Cambridgeshire
PE28 4HS, England
+44-(0) 1480 892000

     Huntingdon provides pre-clinical and non-clinical biological safety evaluation research services to most of the world's leading pharmaceutical, biotechnology, agrochemical and industrial chemical companies. The purpose of this safety evaluation is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of chemicals which are essential components of Huntingdon's clients' products. Huntingdon's services are designed to meet the regulatory requirements of governments around the world. For more information on Huntingdon's business, see Part A of Appendix 3 to this document on page 94.

                            BACKGROUND TO THE OFFER

     In April 2000 Huntingdon senior management began exploring the possibility of re-domiciling ownership of Huntingdon to the US to improve its stock trading liquidity and provide greater shareholder anonymity and a more hospitable legal and corporate environment for Huntingdon and its shareholders than currently exists in the UK.

     After exploring various options, the directors of Huntingdon concluded that the best way to re-domicile Huntingdon to the US would be for an unrelated US company to launch an exchange offer for all of the outstanding share capital of Huntingdon.

     To accomplish this transaction, Huntingdon's Executive Chairman, Andrew Baker, initiated discussions with several European investors, who are unaffiliated with Huntingdon and who negotiated the terms of the exchange offer with Mr Baker. One of these investors, Walter Stapfer, then formed LSR for the purpose of making an exchange offer for Huntingdon, and agreed to act as LSR's sole director until the exchange offer is effected.

     For further details, see "Purposes of, and Background to, the Offer" set out on page 24 of this document.

                             REASONS FOR THE OFFER

     We are making the offer to:

     - enable the proposed investors in LSR to invest in Huntingdon on terms they consider advantageous; and

     - allow the ownership of Huntingdon to be re-domiciled to the US.

     See "Purposes of, and Background to, the Offer" set out on page 24 of this document.

               RECOMMENDATION OF HUNTINGDON'S BOARD OF DIRECTORS

     The directors of Huntingdon unanimously recommend that you accept the offer because they believe the offer will be beneficial to Huntingdon and its shareholders because it will:

     - improve trading liquidity of stock held by Huntingdon securityholders who accept the offer; and

     - provide greater shareholder anonymity and a more hospitable legal and corporate environment than currently exists for Huntingdon and its securityholders in the UK.

     The directors of Huntingdon, who have been so advised by Corporate Synergy, Huntingdon's financial adviser, consider the terms of the offer to be fair and reasonable. In providing advice to them, Corporate Synergy has taken into account the Huntingdon directors' commercial assessments but was not asked to issue, and has not issued, a fairness opinion. Each of the directors has agreed to accept the offer for all of his shares and ADSs, which in aggregate amount to 20,034,768 shares, including shares represented by ADSs, and which represent approximately 6.8 per cent. of Huntingdon's issued ordinary share capital.

     The directors and officers of Huntingdon are not receiving any benefits in the exchange offer which are not available to all the Huntingdon securityholders. We intend to submit a proposal at our next shareholders' meeting to approve the issuance of warrants to FHP to acquire 410,914 shares of our voting common stock at a purchase price of US$1.50 per share. For further details about these warrants, see paragraph 7.1 of Part 2 of Appendix 2 to this document beginning on page 90. Although FHP is controlled by Andrew Baker, Huntingdon's Executive Chairman, we do not consider these warrants to be a benefit to Mr. Baker from the offer, because these warrants would be issued to FHP in lieu of warrants to acquire Huntingdon securities that the Huntingdon directors intended to submit for shareholder approval at the next Huntingdon annual general meeting, and LSR has no contractual obligation to take any action with respect to the FHP warrants.

                                   THE OFFER

SUMMARY OF THE OFFER

     We are offering to acquire all of the outstanding share capital of Huntingdon on the following basis:

     - one share of our voting common stock for every 50 ordinary shares; and

     - one share of our voting common stock for every 2 ADSs.

     We will pay cash in lieu of fractional shares, equivalent to 3.25 pence per share and 81.25 pence per ADS.

CONDITIONS TO THE OFFER

     The offer is subject to the satisfaction of certain conditions, including, but not limited to:

     - the receipt of valid acceptances, which have not been withdrawn, for shares, including shares represented by ADSs, representing more than 50 per cent. of the votes then exercisable at a general meeting of Huntingdon;

     - the registration statement on Form S-4 filed by us with the SEC, of which this document is a part, having been declared effective by the SEC and not being the subject of any stop order or proceedings seeking a stop order; and

     - the submission by a market maker of Form 211 to the OTC Compliance Unit of the NASD with respect to our voting common stock.

     We may waive, in whole or in part, any of the conditions to the offer, other than those listed above. However, we may only waive the condition that the subscriptions of shares by the investors in LSR have been consummated with the prior consent of Huntingdon and its financial advisor, Corporate Synergy.

     Other than complying with US state and federal securities laws and the rules and regulations of the SEC and certain US state securities authorities, we do not need to comply with any federal or state regulatory requirements or obtain any consents.

     See "The Offer -- Conditions to the Offer" on page 33 of this document and Parts A and B of Appendix 1 to this document on pages 67 and 74, respectively, for more detailed information concerning these and other conditions to the offer.

TIMING OF AND EXTENSIONS AND AMENDMENTS TO THE OFFER


     The offer was initially scheduled to expire at 3.00 p.m. (London time),
10.00 a.m. (New York City time) on 13 November 2001. However, under the terms of the offer, we may extend this period, which we refer to as the initial offer period, as necessary until all the conditions to the offer have been satisfied or waived. On 14 November 2001, we extended the expiration of the initial offer period to 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 28 November 2001; on 29 November 2001, we further extended the expiration of the initial offer period to 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 14 December 2001; on 17 December 2001, we again extended the expiration of the initial offer period to 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 28 December 2001; and on 21 December 2001, we extended the expiration of the initial offer period to 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 4 January 2002. We received the Panel's consent to extend the initial offer period beyond 15 December 2001 to 28 December 2001. The Panel then gave its additional consent to an extension of the initial offer period beyond 28 December 2001. However, unless the Panel consents to a further extension, we may not extend the initial offer period beyond midnight (London time), 7.00 p.m. (New York City time) on 4 January 2002.


     We may extend the offer under certain circumstances, including, but not limited to, the following:


     - if all the conditions to the offer have not been satisfied or waived by
       3.00 p.m. (London time), 10.00 a.m. (New York City time) on 4 January 2002, we may extend the initial offer period so long as it is in compliance with the Code and US securities laws;


     - we may also be required to extend the initial offer period under the Code and applicable US securities laws if there is a material change in the terms of the offer; and

     - if all the conditions to the offer are satisfied or waived before the offer lapses, we will extend the offer for a subsequent offer period of not less than 14 calendar days or more then 20 US business days.

     If we extend the initial offer period, we will make a public announcement of the extension no later than 8.00 a.m. (London time) in the UK and 8.00 a.m. (New York City time) in the US, on the first business day following the day on which the initial offer period was previously due to expire, or such later time and date as permitted by the Panel and US securities laws. If the offer has become wholly unconditional, we will make an announcement which will state that the offer will remain open for a subsequent offer period of not less than 14 calendar days or more then 20 US business days. See "The Offer -- Timing of and Extensions to the Offer" on page 26 of this document and paragraphs 1 and 3 of Part B of Appendix 1 to this document on pages 74 and 76, respectively, for further details.

     Although we do not intend to make any changes to the terms of or conditions to the offer, we may do so during the initial offer period but not during the subsequent offer period. If we do make any changes, we will notify you by either publishing an advertisement or sending you a notice as set out in "The
Offer -- Changes or Revisions to the terms of the Offer" on page 27 of this document and paragraph 3 of Part B of Appendix 1 to this document on page 76. If we make a change that is material, we will extend the initial offer period by at least five US business days and if we make a change in price or, in certain circumstances, a change in the percentage of securities sought, we will extend the initial offer period by at least 10 US business days. See "The
Offer -- Timing of and Extensions to the Offer" on page 26 and paragraph 4(f) of Part B of Appendix 1 to this document on page 79.

WITHDRAWAL RIGHTS


     Your acceptance of the offer may be withdrawn until 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 4 January 2002. If we further extend the initial offer period past 4 January 2002, you will continue to have withdrawal rights until all the conditions to the offer are satisfied or waived, including the expiration of any time periods for which we are required to extend the initial offer period. When all the conditions to the offer have been satisfied or waived, the offer will be extended for a subsequent offer period of not less than 14 calendar days or more than 20 US business days, and there will not be any withdrawal rights during the subsequent offer period, except in very limited circumstances. For further details, see "The Offer -- Withdrawal Rights" on page 27 of this document, "The Offer -- Procedure for Exercising Withdrawal Rights" on page 31 of this document and paragraph 5 of Part B of Appendix 1 to this document on page 79.


PROCEDURE FOR ACCEPTING OUR OFFER


     To accept the offer, you must deliver the certificates representing your shares or your ADSs, together with a completed form of acceptance, in the case of shares, or letter of transmittal, in the case of ADRs, to Huntingdon, which is acting as receiving agent, or the US Depositary, respectively, not later than
3.00 p.m. (London time), 10.00 a.m. (New York City time) on 4 January 2002, unless further extended. If your ADRs are held in "street name" in the US, they can be delivered by your nominee through the applicable book-entry transfer system. In the case of ADRs, if you are unable to deliver any document or instrument that is required to be delivered before the expiration of the initial offer period, you may still be able to accept the offer by following the guaranteed delivery procedures set out in this document. For a more detailed discussion of the procedures for accepting the offer, see "The
Offer -- Procedure for Accepting our Offer" on page 28 of this document and paragraph 12 of Part 2 of this document on page 57 and Part C of Appendix 1 to this document on page 85.


EXCHANGE OF SHARES; DELIVERY OF SHARES OF LSR VOTING COMMON STOCK

     We will exchange the securities for which we have received valid acceptances, which have not been withdrawn as follows: If the acceptances are received during the initial offer period, the securities will be exchanged as promptly as practicable, but in any event within 14 calendar days, after the offer becomes wholly unconditional. If the acceptances are received during the subsequent offer period, the securities will be exchanged as promptly as practicable, but in any event within 14 calendar days, after their receipt. We will issue you share certificates representing shares of our voting common stock unless you elect to receive them in uncertificated form on your form of acceptance or letter of transmittal.

                           THE LSR BOARD OF DIRECTORS

     Upon the offer becoming wholly unconditional, the existing director of LSR will resign and the seven current directors of Huntingdon will become the directors of LSR.

                                  RISK FACTORS

     In deciding whether to accept the offer, you should read carefully this document and the additional documents to which we refer you. You should also carefully take into account the following risk factors:

     - the existence of certain anti-takeover provisions in our charter and bylaws may depress the price of our voting common stock and reduce the likelihood that a bidder will acquire us at a premium over market price;

     - Maryland law contains provisions that could discourage, defer or prevent an acquisition of LSR, which could lower the price of our voting common stock and reduce the likelihood that a bidder will seek to acquire LSR at a premium over market price;

     - if an active trading market in our voting common stock does not develop in the US, any shares of our voting common stock that you acquire in the offer may be illiquid;

     - because the anonymity of our stockholders is not guaranteed, you may be exposed to threats from and hostile actions taken by extremist animal rights activists who object to Huntingdon's commercial activities;

     - the receipt of our voting common stock may require you to pay US taxes;


     - the offer may increase taxation of Huntingdon's profits;


     - the pound sterling value of the shares of our voting common stock will vary depending on the exchange rate between US dollars and pounds sterling; and

     - if, following the completion of the offer, we issue additional shares of our voting common stock, your interest in LSR will be diluted.

     See "Risk Factors" beginning on page 20 of this document for a more complete discussion of these factors.

                                APPRAISAL RIGHTS

     Securityholders of Huntingdon generally do not have appraisal rights under English law but are entitled to certain remedies in limited circumstances. Further details are set out in the paragraph entitled "Appraisal Rights" in Appendix 4 to this document on page 181.

                                 TAX TREATMENT

UK HOLDERS

     If the offer becomes wholly unconditional, the exchange of Huntingdon shares for our voting common stock will be a reorganisation for UK shareholders, who will not be treated as making a disposal of their Huntingdon shares for the purposes of UK taxation of capital gains. Shares of our voting common stock issued pursuant to the offer will be treated as the same asset and for the purposes of capital gains tax, as having been acquired at the same time as the Huntingdon shares and will have the same base cost as the Huntingdon shares they replace, subject to certain exceptions for any cash consideration received by shareholders of Huntingdon in lieu of a fraction of a share of our voting common stock.

     Individual holders of ADSs who are resident in the UK should obtain their own professional advice on the capital gains tax consequences of receiving shares of our voting common stock pursuant to the offer.

OVERSEAS HOLDERS

     Generally, shareholders of Huntingdon who are not residents for tax purposes in the UK and who do not carry on a trade, profession or vocation in the UK will not be subject to UK capital gains tax or corporation tax in respect of a disposal of their shares of Huntingdon.

     Holders of ADSs should obtain their own professional advice on the capital gains tax consequences of receiving our voting common stock pursuant to the offer.

US HOLDERS

     If prior to the end of the subsequent offer period at least 80 per cent. of the outstanding securities of Huntingdon have been exchanged for our voting common stock, then, in general, as a US holder:

     - you will recognise neither gain nor loss on the exchange of your Huntingdon securities for our voting common stock pursuant to the offer;

     - your adjusted tax basis in the shares of our voting common stock received, including fractional shares deemed received, will equal your adjusted tax basis in the Huntingdon securities surrendered;

     - your holding period for our voting common stock received will include the holding period of the Huntingdon securities surrendered; and

     - if you receive cash in lieu of a fractional share of our voting common stock, you will recognise gain or loss in an amount equal to the difference between the US dollar value of the cash you receive and the portion of your aggregate adjusted tax basis in your securities that would have been allocable to the fractional share.

     If at the end of the subsequent offer period less than 80 per cent. of the outstanding securities of Huntingdon have been exchanged for our voting common stock, then, in general, as a US holder, you will recognise gain or loss on the exchange of your securities for our voting common stock pursuant to the offer in an amount equal to the difference between:

     - the fair market value of the shares of our voting common stock received; and

     - your adjusted tax basis in the Huntingdon securities you surrendered.

The deductibility of capital losses is subject to limitations. Your initial tax basis in the shares of our voting common stock that you receive, and for which you recognised gain or loss in accordance with this paragraph, will be its fair market value on the date you receive it.

     For a more detailed discussion of the tax consequences of the offer, see the section of this document entitled "US Federal Income Tax Consequences" beginning on page 38. You are urged to consult with your own financial and tax advisers for advice regarding your specific situation and a full understanding of these tax consequences.

                              ACCOUNTING TREATMENT

     Under US GAAP, the transaction will be treated as a "reverse" acquisition for financial reporting purposes. The relevant acquisitions process will utilise the capital structure of LSR and the assets and liabilities of Huntingdon will be recorded at historical cost. See "The Offer -- Accounting Treatment" on page 37 and Appendix 3 on page 94 of this document for a more detailed discussion of the accounting treatment of the offer.

                 MATERIAL DIFFERENCES IN RIGHTS OF SHAREHOLDERS

     Because LSR is organised under the laws of the State of Maryland and Huntingdon is organised under the laws of England and Wales and is currently listed on the Official List, and because of differences between the governing instruments of Huntingdon and LSR, there are important differences between your rights as a securityholder of Huntingdon and what your rights will be as one of our voting common stockholders. Among other things, Maryland corporation law and our organizational documents may deter takeover bids opposed by our board of directors. In addition, the approval of our stockholders is not required for asset sales that are less than substantially all the assets, whereas Huntingdon is now required to obtain shareholder approval for an acquisition or disposition of assets if assets to be acquired or disposed of represent 25 per cent. or more of Huntingdon's assets.

     The holders of our voting common stock are entitled to one vote for each share held of record. There are no cumulative voting rights with respect to the election of our directors. Therefore, the holders of more than 50 per cent. of the shares of our voting common stock can elect all of our directors.

     The holders of our non-voting common stock have the same rights and privileges as the holders of our voting common stock, except that the holders of our non-voting common stock can only vote on amendments to our charter that would substantially adversely change their rights or privileges. Non-voting common stockholders may, on at least 75 days' notice, exchange all or any portion of their shares of non-voting common stock for shares of voting common stock, if it does not result in any "person" becoming the "beneficial owner" of more than 5 per cent. of our voting common stock. The exchange ratio for such conversion is fixed at one-to-one. The terms "person" and "beneficial owner" shall be defined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     We are also authorised to issue preferred stock with such preferences as may be determined by our directors. Accordingly, our directors are empowered, without further stockholder approval, to issue preferred stock with liquidation privileges, dividend, conversion, voting, or other rights that could, with certain exceptions for voting rights pertaining to mergers and other extraordinary transactions and the election of a majority of the members of the Board of Directors, adversely affect the voting power of our voting common stock or other rights of the holders of our common stock.

     These differences are described in greater detail in Appendix 4 to this document on page 168. See also "Risk Factors" on page 20 of this document and paragraph 5 of Appendix 2 to this document on page 88.

                                    DILUTION


     The offer will have a dilutive effect on securityholders whose securities are acquired pursuant to the offer or a subsequent compulsory acquisition under the provisions of the UK Companies Act. Upon the offer becoming wholly unconditional, our investors, who are not currently securityholders of Huntingdon, will hold 1,000,000 shares of our common stock, which will represent approximately 14.6 per cent. of the total number of shares of our outstanding common stock if 100 per cent. of the Huntingdon securities are acquired in the offer, or approximately 25.4 per cent. of the total number of shares of our outstanding common stock if only 50 per cent. of the Huntingdon securities are acquired in the offer. These investors will be acquiring our common stock at a price of US$1.50 per share, which is approximately 37 per cent. below the market price per share of Huntingdon on 8 October 2001 and 45 per cent. below the market price per share on 20 December 2001 after giving effect to the prevailing exchange rate on such day and the offer exchange ratio of one share of our voting common stock for 50 shares of Huntingdon. See paragraph 5 of Appendix 2 on page 88 of this document for a discussion of the limitations on the voting rights of our investors.


     We have also issued warrants to acquire up to 704,425 shares of our voting common stock at a purchase price of US$1.50 per share to Stephens Group, Inc., which is controlled by the Stephens family of Little Rock, Arkansas. In addition, it is anticipated that after the offer has become wholly unconditional and the voting common stock has been issued to Huntingdon securityholders who accept the offer, we will submit a proposal to our stockholders to issue warrants to Focused Healthcare Partners LLC, which is controlled by Andrew Baker, Huntingdon's Executive Chairman, to acquire up to 410,914 shares of our voting common stock at a purchase price of US$1.50 per share. The exercise of these warrants and resulting issuances of voting common stock would further dilute the interest in LSR of securityholders whose securities are acquired pursuant to the offer. For a discussion of the background of these warrants, see paragraph 7.1 of Appendix 2 to this document on page 90.

     We have also adopted a stock incentive plan, pursuant to which we may issue options to purchase shares of our capital stock or grant other awards to our key personnel. To the extent that we do issue any options or grant any other awards under the plan and those options or awards are exercised, the resulting issuances of our common stock will further dilute your interest in LSR. For more information about our stock option plan, see paragraph 7.2 of Appendix 6 to this document on page 219.

 EFFECT OF THE OFFER ON HUNTINGDON SECURITYHOLDERS WHO DO NOT ACCEPT THE OFFER

     If all of the conditions to the offer are satisfied or waived and we have prior to 16 February 2002 acquired or contracted to acquire at least 90 per cent. of the shares of Huntingdon, including shares represented by ADSs, then we will acquire all remaining securities of Huntingdon on the same terms as the offer pursuant to the relevant provisions of the Companies Act. See paragraph 14 of Part 2 on page 65 of this document.

     If the offer becomes wholly unconditional, but we are not able to acquire your securities under the compulsory acquisition procedures, you will remain a securityholder of Huntingdon and will, therefore, become a minority shareholder in a subsidiary of LSR. Further, if the offer becomes wholly unconditional, in order to foster the trading market in our voting common stock, LSR will cause Huntingdon to make an application for the removal of its shares from the Official List and for the cancellation of trading in its shares on the London Stock Exchange's market for listed securities. In addition, if, after the offer becomes wholly unconditional, Huntingdon is no longer required to file public reports pursuant to the Exchange Act, Huntingdon will cease filing such reports. As a result, ADRs could not become eligible for quotation on the OTCBB. Once the offer becomes wholly unconditional, we will cause Huntingdon to request that market makers in the ADRs, if any, withdraw their quotations in the ADRs. The Bank of New York will no longer serve as depositary agent for the ADRs once the offer becomes wholly unconditional. See "The Offer -- Certain Effects of the Offer" on page 34 and "Application for De-Listing of Huntingdon Shares and Inability of Huntingdon ADRs to Become Eligible for Quotation on the OTCBB" on page 65.

                     MARKET PRICE OF HUNTINGDON SECURITIES


     The Huntingdon shares currently trade on the London Stock Exchange under the symbol "HTD". The closing price of the Huntingdon shares on 8 October 2001 was L0.0325 and on 20 December 2001 was L0.0375. The ADRs are currently quoted on the "pink sheets" under the symbol "HTDLY." The closing price of the ADRs on 8 October 2001 was $0.85 and on 20 December 2001 was $0.70. There is currently no public market for our securities. Upon the offer becoming wholly unconditional, LSR expects that the voting common stock will be eligible for quotation on the OTC Bulletin Board.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below has been prepared on a US GAAP basis and should be read in conjunction with Huntingdon's consolidated financial statements which are included in Part B of Appendix 3 to this document on page 99 and the information set out under Management's Discussion and Analysis of Financial Condition and Results of Operations included in Part C of Appendix 3 to this document on page 131 and incorporated by reference in this document from the Annual Report on Form 10-K, as amended, of Huntingdon.

     The selected consolidated financial information as of 31 December 2000 and 1999 and for each of the three years in the period ended 31 December 2000 has been derived from Huntingdon's audited consolidated financial statements, which are included in Part B of Appendix 3 to this document. These financial statements were prepared in accordance with US GAAP.

     The selected consolidated financial data as of 31 December 1998 has been derived from Huntingdon's consolidated financial statements which are not included in or incorporated by reference into this document; such financial statements were also prepared in accordance with US GAAP.

     The selected consolidated financial data presented below as of 31 December 1997 and 1996 and for each of the two years in the period ended 31 December 1997 has been derived from Huntingdon's audited consolidated financial statements which are not included or incorporated in this document. Such financial statements were prepared in accordance with UK GAAP with a reconciliation of net income and shareholders' equity from UK GAAP to US GAAP.


     The selected consolidated financial data set out below as of 30 September 2001 and for each of the nine month periods ended 30 September 2001 and 30 September 2000 has been derived from Huntingdon's unaudited consolidated financial statements, which were prepared in accordance with US GAAP and are included in Part C of Appendix 3 on page 125 of this document. The selected consolidated financial data set out below as of 30 September 2000 has been derived from Huntingdon's US GAAP unaudited consolidated financial statements which are not included in, or incorporated by reference into, this document. The interim financial information is unaudited and includes normal recurring adjustments which, in the opinion of Huntingdon's management, are necessary for a fair presentation of Huntingdon's financial position, results of operations and cash flows for the interim periods presented. You should not assume that the results for the nine months ended 30 September 2001 are indicative of results for any future period. The exchange rate on 20 December 2001 was US$1.45 = L1.00.


     Huntingdon equivalent pro forma consolidated share information has been calculated by multiplying the LSR pro forma consolidated per share amounts by the exchange ratio of one share for every 50 shares or 2 per cent.

     LSR was incorporated on 19 July 2001 and, apart from expenses related to the offer and the Subscription Agreements incurred in the period from 19 July 2001 to 30 September 2001, had no trading activity or financial data for the periods presented. Audited financial statements as of 30 September 2001 and for the period from 19 July 2001 to 30 September 2001 are included in Part D of Appendix 3 to this document. The selected consolidated financial data includes a summary of unaudited per share information for LSR on a pro forma consolidated basis in accordance with US GAAP and with the rules and regulations of the SEC. The pro forma information should be read in conjunction with the US GAAP audited consolidated financial statements and the US GAAP unaudited interim consolidated financial statements of Huntingdon, the audited financial statements of LSR and the unaudited pro forma condensed consolidated financial information included elsewhere in this document. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the offer had been consummated as of the beginning of the respective periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies.

     The financial information presented below does not constitute statutory accounts within the meaning of Section 240 of the Companies Act.

                                      As of and for the
                                      Nine Months Ended
                                        30 September         As of and for the Year Ended 31 December
                                      -----------------   -----------------------------------------------
                                       2001      2000      2000      1999      1998      1997      1996
                                      -------   -------   -------   -------   -------   -------   -------
                                                      (L millions except per share data)
HUNTINGDON
STATEMENT OF OPERATIONS DATA:
Revenues............................     50.3      47.5      63.3      58.2      52.6      63.7      73.6
Operating (loss)/profit.............     (1.8)      0.2      (2.3)     (1.8)    (28.2)     (5.1)     11.8
Net (loss)/income...................     (3.4)     (5.1)     (7.0)     (4.1)    (24.4)     (2.9)      7.9
(Loss)/Earnings per share
  -- Basic..........................  L(0.012)  L(0.017)  L(0.024)  L(0.014)  L(0.142)  L(0.026)   L0.073
  -- Diluted........................  L(0.012)  L(0.017)  L(0.024)  L(0.014)  L(0.142)  L(0.026)   L0.060
Weighted average number of shares
  outstanding ('000)
  -- Basic..........................  293,282   291,010   291,206   291,010   172,200   112,935   108,492
  -- Diluted........................  293,282   291,010   291,206   291,010   172,200   112,935   118,983
Dividends per share.................       --        --        --        --        --        --        --
Book value per share................  L(0.003)  L(0.016)   L0.009    L0.030    L0.050    L0.150    L0.130
BALANCE SHEET DATA (AS OF THE END OF
  PERIOD):
Total assets........................     94.1      94.8      93.0      98.6     110.1     112.5     108.9
Net assets/(liabilities)............     (0.8)      4.5       2.7       9.2      13.3      17.4      14.6
Ordinary shares and paid in
  capital...........................     40.5      39.7      40.4      39.7      39.7      19.4      13.8
OTHER FINANCIAL DATA:
Depreciation and amortisation.......      4.4       4.5       6.0       6.0      18.0       6.1       5.4
Capital expenditures................      1.8       1.5       1.9       3.0       2.4      14.5       7.6
Equivalent pro forma consolidated
  per common share data:
  -- Basic and diluted(1)...........  L(0.012)            L(0.024)
  -- Book value(1)..................  L(0.003)             L0.009
  -- Dividends declared.............       --                  --

                                                                For the period from
                                                                   19 July 2001
                                                               to 30 September 2001
                                                               --------------------
                                                                        (L)
LSR
STATEMENT OF OPERATIONS DATA:
Operating loss..............................................         (512,709)
Net loss....................................................         (512,709)
Loss per share
  -- Basic and diluted......................................            5,127
Dividends per share.........................................               --
Book value per share........................................            5,127
BALANCE SHEET DATA (AS OF THE END OF PERIOD):
Total assets................................................           19,584
Net assets (liabilities)....................................         (512,607)
Ordinary shares and paid in capital.........................              102


                                                                For the Nine Months     For the Year Ended
                                                              Ended 30 September 2001    31 December 2000
                                                              -----------------------   ------------------
LSR PRO FORMA CONSOLIDATED PER COMMON SHARE DATA
  -- Basic and diluted(1)...................................           L(0.58)                 L(1.20)
  -- Book value(1)..........................................           L(0.13)                  L0.47
  -- Dividends declared.....................................               --                      --

     The market value of each Huntingdon share on 8 October 2001, the date preceding the public announcement of the proposed offer, was 3.25p, giving a market value of its share capital of L9,539,085. LSR shares are not currently listed.
---------------

(1) The equivalent pro forma per share amounts are computed by multiplying the LSR pro forma consolidated per share amounts by the exchange ratio of 2 per cent.

(2) The pro forma per share loss from continuing operations is computed by dividing the pro forma loss from continuing operations by the pro forma weighted average number of shares outstanding.

(3) The pro forma consolidated book value per share is computed by dividing total pro forma stockholders' equity by the pro forma number of common shares outstanding at the end of the period.

(4) The LSR financial information has been converted using an exchange rate of US$1.465 = L1.00.

                                  RISK FACTORS

     A decision to accept the offer involves certain risks. We have summarized below material risks you will face as a holder of our voting common stock if you decide to accept the offer and exchange your Huntingdon shares or ADSs. You should carefully consider these risks and other information in this document before you decide to accept the offer and exchange your Huntingdon securities for shares of our voting common stock.

Our amended and restated charter and bylaws contain provisions that could delay or prevent an acquisition of LSR or substantially impede your ability to change our management. The existence of these provisions may depress the price of our voting common stock and reduce the likelihood that a bidder will seek to acquire LSR at a premium over market price.

     Our amended and restated charter and bylaws contain provisions that might enable our management to resist a proposed takeover of LSR, which could limit the price that investors might be willing to pay in the future for shares of our voting common stock. These provisions include, but are not limited to:

     - the prohibition on removing our directors without cause;

     - the exclusive right of our board of directors to amend our bylaws; and

     - the requirement of unanimity for stockholder actions by written consent.

     Your inability to remove directors without cause may prevent you and other stockholders from changing the composition of our board of directors between annual meetings. By retaining the exclusive right to amend our bylaws, our board may be able to prevent most attempts by you or other stockholders to amend our rules of corporate governance. Also, your limited ability as a stockholder to act by written consent means that most, if not all, stockholder activity will require a meeting. This may impact your speed and ability to take stockholder action with respect to LSR.

     Generally, the provisions in our amended and restated charter and bylaws could discourage, delay or prevent a change of control of LSR or an acquisition of LSR at a price that voting common stockholders, such as yourself should you decide to accept our offer, may find attractive. These provisions may also discourage proxy contests and make it more difficult for our stockholders to change the composition of our board of directors and take other corporate actions. See "Material Differences Between the Rights of Holders of Shares of LSR Voting Common Stock and Holders of Huntingdon Securities" in Appendix 4 on page 168 of this document for a more detailed description of these provisions.

The General Corporation Law of the State of Maryland contains provisions that could discourage, defer or prevent an acquisition of LSR, which could lower the price of our voting common stock and reduce the likelihood that a bidder will seek to acquire LSR at a premium over market price.

     As a corporation incorporated under Maryland law, we are governed by the General Corporation Law of the State of Maryland, which we refer to as the MGCL. The MGCL contains provisions that could deter or prevent changes in control of LSR or prevent transactions between LSR and its large stockholders, thereby decreasing the price that acquirors might be willing to pay in the future for shares of our voting common stock. For example, Subtitle 6 of Title 3 of the MGCL could prevent us from engaging in a "business combination" with any person who owns 10 per cent. or more of our outstanding voting common stock. "Business combination" is defined broadly and could prevent us from effecting a wide range of transactions with large stockholders, including, but not limited to, mergers and asset transfers, without the prior approval of our board of directors. By reducing the likelihood of a bid to acquire LSR at a premium over market price, these restrictions could reduce the price that investors are willing to pay for your shares of voting common stock. See "Material Differences between the Rights of Holders of Shares of LSR Voting Common Stock and Holders of Huntingdon Securities" in Appendix 4 on page 168 of this document for a more detailed description of these provisions.

If an active trading market in our voting common stock does not develop in the US, any shares of our voting common stock you acquire in the offer may be illiquid.

     If an active trading market in our voting common stock fails to develop, as a result of intimidation by extremist animal rights activists or other factors, it may be difficult for you to dispose of the shares of our voting common stock which you will receive if you accept our offer. In the last two years Huntingdon, along with a growing number of UK organisations involved in animal research, has become a target of UK-based extremist animal rights activists who object to the use of animals in research and have sought to intimidate Huntingdon's management, employees, shareholders, bankers, advisers, and customers. These intimidation tactics have had a number of adverse consequences for Huntingdon, particularly in the context of its London Stock Exchange listing. It has been increasingly difficult to create an active trading market in Huntingdon shares due to the intimidation of parties facilitating trading in the Huntingdon shares. As a result, Huntingdon now only has a matched bargain facility in its shares, which significantly reduces liquidity. Huntingdon has been involved for approximately six months in discussions with the London Stock Exchange, the Financial Services Authority and the Association of Private Client Investment Managers and Stockbrokers in the UK regarding proposals which might:
(i) enable a company's subsidiary to act as a shareholder's nominee, thereby facilitating anonymity of the shareholder on that company's register of members, and (ii) permit anonymous trading in the shares of that company by market makers and brokers on a relevant platform of the London Stock Exchange. Although Huntingdon fully supports this initiative, it has no overall control or leadership over the outcome or timing of the process, and there is no guarantee that it will result in an increase in the trading market activity of Huntingdon shares. Extremist animal rights activists may seek to employ the same intimidation tactics against LSR market makers in the US that they have employed against Huntingdon market makers in the UK; if they are successful, an active trading market may not develop in our voting common stock. Even in the absence of intimidation tactics by animal rights activists, an active trading market in our voting common stock may still fail to materialise. In the absence of an active trading market, you may be unable to sell or dispose of your shares of our voting common stock, except in private, directly negotiated sales. In addition, there is a possibility that you may not be able to liquidate your investment in our voting common stock in the event of an emergency or for any other reason.

Because the anonymity of LSR stockholders is not guaranteed, you may be exposed to threats from and hostile actions taken by extremist animal rights activists who object to Huntingdon's commercial activities.

     Although an important goal for us in structuring and launching this exchange offer is to enable our stockholders to preserve their anonymity, by complying with the MGCL, extremist animal rights activists may be able to obtain copies of our stockholder lists and employ their intimidation tactics against our stockholders. Under the MGCL, any person who acquires 5 per cent. or more of our voting common stock and holds those shares for at least six months will be entitled to copies of our stockholder lists. Our stockholder lists will include the names of beneficial owners who have not registered their share ownership in a nominee name. In addition, in accordance with US securities laws, beneficial owners of more than 5 per cent. of any class of voting equity securities registered with the SEC must file reports that describe their identity. If the animal rights activists discover your identity, either by acquiring a copy of our stockholder lists or checking publicly available filings with the SEC, they may target you in future hostile campaigns.

The receipt of our voting common stock may require you to pay US taxes.

     If you receive shares of our voting common stock in exchange for your Huntingdon shares or ADSs, you may be required to pay US taxes, depending on certain factors, many of which cannot be determined before the consummation of the offer. These factors include, without limitation:

     - for US holders with unrealized gain in their Huntingdon securities, whether at least 80 per cent. of all outstanding Huntingdon securities have been exchanged pursuant to the offer;

     - whether we pay dividends; and

     - the possibility that LSR is or may become a US real property holding corporation.

     If you accept our offer and you are a US holder of Huntingdon securities and the offer is consummated, but we receive acceptances with respect to less than 80 per cent. of the outstanding Huntingdon securities, you will recognise gain or loss on your receipt of shares of our voting common stock.

     Dividends paid by us to Non-US holders will be subject to US withholding taxes. For Non-US holders, dividends paid by us and the proceeds of a sale or disposition of shares of our voting common stock may be subject to US backup withholding tax at a current rate of 30.5 per cent. if you fail to make the required certifications or establish an exemption. Backup withholding can be credited against your regular US federal income tax liability if you file a US federal income tax return.

     If we are a US real property holding corporation and our voting common stock is not regularly traded on an established securities market, as a Non-US holder, you will be subject to US federal income tax on any gain on the sale of our voting common stock in the same manner as a US holder. You will also be subject to 10 per cent. US withholding tax on the proceeds of the sale. If you file a US federal income tax return, the 10 per cent. withholding tax can be credited against your US federal income tax liability and any excess will be refunded. We will be a US real property holding corporation if at any time during the preceding five year period the value of our, and our subsidiaries', US real property has been at least 50 per cent. of the value of all of our, and our subsidiaries', real property and other business assets of the LSR/Huntingdon group. Although Huntingdon's management does not believe that Huntingdon is currently a US real property holding corporation, we may become one in the future. Similarly, although we expect that our voting common stock will be quoted on an established securities market, this may not occur.

     See "US Federal Income Tax Consequences" of this document beginning on page 38.

The offer may increase taxation of Huntingdon's profits.

     If we receive dividends from Huntingdon, our overall effective income tax rate on profits originating in the UK will be greater than the current effective rate on these profits. Moreover, if we sell our shareholding in Huntingdon, we will be subject to UK corporation income tax on the gains as well as US corporate income tax. If we cease to have our place of management and control in the UK, we will be treated as if we had sold our shareholding in Huntingdon even if we continue to own it and will be subject to current UK corporation tax at such time on any appreciation in value of our shareholding in Huntingdon since the date of consummation of the offer. We have no plan or intention to move our place of central management and control out of the UK, but if we do, our corporate income tax liability will change.

The pound sterling value of the shares of our voting common stock will vary depending on the exchange rate between US dollars and pounds sterling.

     If you decide to accept our offer, the pound sterling value of your investment in shares of our voting common stock will fluctuate from time to time due to changes in the dollar to sterling exchange rate. We have no control over factors that generally affect exchange rates, such as economic, financial and political events and the supply and demand for the applicable currencies. However, changes in exchange rates will affect the pound sterling value of your investment in our voting common stock.

If, following the completion of the offer, we issue additional shares of our voting common stock, your interest in LSR will be diluted.

     Once the offer is completed, in general, each time we issue additional shares of our voting common stock, your percentage ownership of LSR will decrease. On or prior to the offer becoming wholly unconditional, our investors will contribute US$1.5 million to us and receive 1,000,000 shares of our common stock in exchange for their investment. The sale of these shares means that current Huntingdon securityholders who accept the offer will, as a group, own a smaller percentage of LSR than they own of Huntingdon. For example, if all the owners of Huntingdon securities accept our offer with respect to all of their Huntingdon securities, those Huntingdon securityholders, who own as a group 100 per cent. of the Huntingdon securities, will own 85.4 per cent. of our securities, assuming that no further Huntingdon securities are issued after the date of this document and certain other facts. When we issue additional securities, your percentage ownership in LSR will decrease further. We have the ability to issue additional shares of capital stock, including preferred stock, at the discretion of our board of directors and our board of directors will be permitted, without any action by the stockholders, to increase or decrease the aggregate number of shares of stock of any class or series of capital stock that we are authorized by our charter to issue. We may also issue stock options or grant other awards under our stock option plan. In addition, we will be obligated to issue additional shares if, once the offer becomes wholly unconditional, Stephens Group, Inc. exercises the warrants we have issued to it to purchase shares of our voting common stock. Further, we expect that once the offer becomes wholly unconditional, our board will propose to our shareholders that additional warrants to purchase shares of our voting common stock be issued to Focused Healthcare Partners, LLC. The issuance of additional shares of our voting common stock, or the exercise of options or warrants for shares of our voting common stock, will further dilute your interest in LSR.

                   PURPOSES OF, AND BACKGROUND TO, THE OFFER

     The purposes of the offer are to enable our investors to acquire an interest in Huntingdon on terms that they consider advantageous and to re-domicile ownership of Huntingdon to the US. We believe that re-domiciling ownership of Huntingdon to the US will increase the value of the interest in Huntingdon being acquired by our investors.

     Huntingdon has advised us that the senior management began exploring the possibility of re-domiciling ownership of Huntingdon to the US in April 2000. Huntingdon considered this alternative for several reasons:

     - Most of Huntingdon's contract research organisation competitors are US corporations that have their stock traded in US stock markets, and Huntingdon's management believes that the market for equity securities of contract research organisations is more fully developed in the US than in the UK where Huntingdon shares are presently traded. Following the offer becoming wholly unconditional, trading of the securities held by Huntingdon securityholders accepting the offer will be concentrated in a single market in the US.

     - An increasing percentage of Huntingdon's securities are being held in the form of ADSs in the US, which Huntingdon attributes to a growing interest by US investors in Huntingdon and perceived advantages of the US trading system over the UK trading system. Trading of the Huntingdon shares has become increasingly difficult in the UK, due in part to the actions being taken by extremist animal rights activists against London financial institutions, including banks, brokers and investors in Huntingdon's shares. Moreover, since upon the offer becoming wholly unconditional, Huntingdon securityholders who accept the offer will receive securities that will be in the form of common stock, which is a more commonplace and widely followed form of security than ADRs, and it is Huntingdon's expectation that the trading market in shares of our voting common stock will be more liquid than the US market in Huntingdon ADRs has been to date.

     - Huntingdon carries out a significant and growing amount of its business in the US, and with substantial growth in US pharmaceutical and biotechnology companies, US clients are, and are expected to continue to be, increasingly important for Huntingdon.

     The Huntingdon board of directors believes that US corporation laws provide better protection of the privacy of stockholders than English corporation laws. A description of certain provisions of the MGCL is set out in Appendix 4 to this document on page 168. The management of Huntingdon believes that the lack of shareholder privacy in the UK has had a material adverse effect on the market for Huntingdon's shares because of the actions taken by animal rights extremists against investors in Huntingdon.

     On 17 May 2001, as part of senior management's exploration of the possibility of re-domiciling ownership of Huntingdon, Huntingdon's Executive Chairman, Andrew Baker, met with potential investors, who were not affiliates of Huntingdon, about their interest in participating in a transaction that would re-domicile the ownership of Huntingdon to the US. One possible transaction that was discussed was an investment by certain investors in a newly organised US corporation that would make an exchange offer for Huntingdon's shares and ADSs. These potential investors told Mr Baker that they would be interested in making a substantial passive private placement investment in the new corporation, provided that their identity could be kept confidential.

     Mr Baker then sought another investor who would take responsibility for the management of the newly organised corporation until the offer was effected. On 6 June 2001, he met with the investors, including Mr Walter Stapfer, a Swiss businessman who is not an affiliate of Huntingdon, who indicated that he would be prepared to hold the voting stock of the newly organised corporation and act as its sole director until the offer was effected. Additional meetings between Mr Baker, Mr Stapfer and the other investors were held on 14 June 2001, 25 June 2001 and 17 July 2001. At the 25 June meeting, the investors indicated to Mr Baker that they were prepared to invest up to US$1.5 million at a price of US$1.50 per share. Mr Baker indicated that he believed this price would be acceptable to the board of directors of Huntingdon. The factors taken into account in arriving at the price per Huntingdon share at which stock in LSR might be sold to these investors, included the restrictions on transfer under the US securities laws for shares of capital stock acquired in a private placement, and the terms on which it would be possible for Huntingdon to raise funds from other sources.

     Mr Baker had follow-up meetings with representatives of the investors on 1 August 2001 and 4 August 2001 and numerous telephone conversations with the investors in the three weeks thereafter. On 5 September 2001, after negotiations between Mr Baker and the investors, including Mr Stapfer, the Huntingdon board of directors ratified a letter of intent between LSR (which had been formed at the direction of Mr Stapfer) and Huntingdon outlining the terms of a proposed transaction in which LSR would make an offer to exchange one share of its voting common stock for every 50 Huntingdon shares and one share of its voting common stock for every two Huntingdon ADSs and Huntingdon's seven current directors would all be appointed to the board of directors of LSR. It was subsequently agreed that Mr Stapfer would resign as a director of LSR when the offer becomes wholly unconditional. The letter calls for an inducement fee in the event the offer is terminated under certain specified circumstances and indicates that commencement of any offer would be subject to, among other things, satisfactory due diligence by LSR. The letter also contemplates that LSR's voting common stock issued pursuant to the offer would be eligible to be quoted on the OTCBB and further indicates that LSR would seek a listing on the Nasdaq or American Stock Exchange market in the US when qualified to do so.

     At a meeting on 3 October 2001, the Huntingdon board of directors discussed its proposed recommendation of the offer. At a meeting of a duly appointed committee of the Huntingdon board of directors held on 15 October 2001, Huntingdon's board confirmed its recommendation of the offer and Corporate Synergy confirmed its support of such recommendation to the Huntingdon board. In providing advice to the Huntingdon board, Corporate Synergy has taken into account the directors' commercial assessments but was not asked to issue, and has not issued, a fairness opinion.

                                   THE OFFER

     This section highlights material information about the terms of the offer and is qualified in its entirety by the terms of the offer set out in our letter in Part 2 of this document on page 49 and in Appendix 1 to this document on page 67.

BASIC TERMS OF THE OFFER

     Exchange of Shares. We are offering to exchange one share of our voting common stock for every 50 Huntingdon shares and for every two ADSs for which we receive a valid acceptance and that are not properly withdrawn.

     Fractional Shares. We will not issue fractional shares of our voting common stock. If you are entitled to a fractional share of our voting common stock, you will instead receive an amount in cash equivalent to 3.25 pence per share or 81.25 pence per ADS. You may elect to receive this payment in either pounds sterling or US dollars by filling out the appropriate box on the relevant acceptance form. In the absence of any such election, such payment will be made to holders of shares in pounds sterling and to holders of ADSs in US dollars. We will calculate the US dollar equivalent at a prevailing exchange rate of our choosing at the time of payment. We will not be liable to you or any other person in respect of the exchange rate utilised.

     Huntingdon Securities to which the Offer Applies. We are extending the offer to all Huntingdon shares and ADSs that are unconditionally allotted or issued prior to the expiration of the offer, or such earlier date as we may decide, subject to the Code, and the US securities laws and the determinations of the Panel. This would include Huntingdon shares and ADSs, issued to holders of options to purchase Huntingdon securities or to holders of convertible bonds issued by one of Huntingdon's subsidiaries, HIH Capital Limited. To participate in the offer, bondholders must first exercise their rights to convert their bonds into Huntingdon securities.

     No shares of LSR's voting common stock will be issued to any resident of any state of the US in which registration is required under the Blue Sky or securities laws of such state, unless either the shares have been registered in such state or the issuance of shares to that resident is exempt from such registration. If you submit a form of acceptance or letter of transmittal which would provide for an issuance of LSR voting common stock not permitted by the preceding sentence, LSR may treat your form of acceptance or letter of transmittal as invalid, and any Huntingdon shares or ADSs deposited under it will be returned to you.

     Conditions. Our obligation to exchange shares of our voting common stock for Huntingdon shares and ADSs is conditional upon several conditions, referred to in "Conditions to the Offer" on page 33 and described in greater detail in Part A of Appendix 1 to this document on page 67.

TIMING OF AND EXTENSIONS TO THE OFFER


     The offer was initially scheduled to expire at 3.00 p.m. (London time),
10.00 a.m. (New York City time) on 13 November 2001. However, under the terms of the offer, we may extend this period, which we refer to as the initial offer period, as necessary until all the conditions to the offer have been satisfied or waived. On 14 November 2001, we extended the expiration of the initial offer period to 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 28 November 2001; on 29 November 2001, we further extended the expiration of the initial offer period to 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 14 December 2001; on 17 December 2001 we again extended the initial offer period, to 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 28 December 2001; and on 21 December 2001, we extended the initial offer period to
3.00 p.m. (London time), 10.00 a.m. (New York City time) on 4 January 2002. The Panel granted its consent to the extension of the initial offer period beyond 15 December 2001 to 4 January 2002. However, we cannot extend the offer beyond midnight (London time), 7.00 p.m. (New York City time) on 4 January 2002 without the Panel's additional consent unless all the conditions to the offer have been satisfied or waived by that date. We may also be required to extend the initial offer period under applicable UK and US law if there is a material change in the terms of the offer.

     If all the conditions to the offer are satisfied or waived during the initial offer period, we will extend the offer for a subsequent offer period of not less than 14 calendar days or more than 20 US business days from the date on which the conditions are satisfied or waived.

     If the offer lapses for any reason, then it will not be capable of further acceptance and neither we nor any Huntingdon securityholders will be bound by any acceptances of the offer previously delivered.

     We will make a public announcement of an extension of the initial offer period or any subsequent offer period by 8.00 a.m. (London time) in the UK and
8.00 a.m. (New York City time) in the US on the first business day following the day on which the offer was previously due to expire, or at such later time or date as permitted by the Panel and under US securities law.

     We will also make a public announcement on the day after the conditions to the offer are satisfied or waived or the offer is revised. Withdrawal rights terminate automatically when all conditions are satisfied or waived, but if we fail to make the public announcement when required, then withdrawal rights will be extended for at least eight days. See, "Withdrawal Rights" below.

CHANGES OR REVISIONS TO THE TERMS OF THE OFFER


     We reserve the right to make changes to the terms of and conditions to the offer during the initial offer period. If we do make any changes, we will notify you by either publishing an advertisement or sending you a notice. If we make a material change to the terms of the offer or to this document, or if we waive a material condition to the offer, we will post additional offer materials and extend the offer by at least five US business days. If we change the consideration that we are offering to you or if we change the percentage of Huntingdon securities sought, we will post additional offer materials and extend the offer by at least ten US business days. Except with the consent of the Panel, we are not permitted to make or post any revisions to the offer after 1 December 2001, provided, however, that if the Panel agrees to extend the 15 December 2001 deadline, then we would not be permitted to make or post any revisions to the offer during the 14 days prior to the new deadline. Since the Panel agreed to extend the 15 December 2001 deadline to 4 January 2002, we are not permitted to make or post any revisions to the offer after 21 December 2001.


     If we make a change to the offer and you have already accepted the offer with respect to your Huntingdon shares or ADSs, your acceptance will automatically be considered to be an acceptance of the revised offer, as long as the revised offer does not diminish the value of the consideration that you will receive in exchange for your Huntingdon securities.

     In addition to being deemed an acceptance of the revised offer, your acceptance of the offer will also constitute the separate appointment of any of the members of our board of directors as your attorney and/or agent with authority to accept a revised offer on your behalf, including acceptance of alternative forms of consideration and to execute additional documents or do other things on your behalf that may be required to give effect to your acceptance of the revised offer. The members of our board shall not be liable to you or any other person for making any election and/or acceptance on your behalf. This power of attorney is irrevocable unless you are entitled to withdraw your acceptance and you validly do so. The deemed acceptance and powers of attorney will not apply if you validly accept the revised offer within 14 days from the date that we post the document containing the revised offer.

     We reserve the right to treat your executed form of acceptance or letter of transmittal for the offer in its original or any previously revised form(s), that we receive or is dated on or after the announcement or issue of any revised offer, as a valid acceptance of the revised offer. These acceptances will constitute a power of attorney, as set forth above, with all necessary changes, on behalf of the relevant Huntingdon securityholder.

WITHDRAWAL RIGHTS


     You may withdraw your acceptance of the offer until 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 4 January 2002. If we further extend the initial offer period past 4 January 2002, you will continue to have withdrawal rights until all the conditions to the offer have been satisfied or waived. If we are required to extend the initial offer period for five or ten business days as a result of material changes to the offer or this document, the offer will not become wholly unconditional until that period of time has expired and you will therefore continue to have withdrawal rights for at least that period of time. See, "Changes or Revisions to the Terms of the Offer" on page 27. When all the conditions to the offer have been satisfied or waived, including the expiration of any extensions to the initial offer period that result from our making a material change to the offer or this document, the offer will be extended for a subsequent offer period of not less than 14 calendar days or more than 20 US business days, during which you will not have any withdrawal rights, except in the limited circumstances described below.

     Under the SEC's rules, if the offer is extended beyond 15 December 2001, you will have the right during the period of time after 15 December 2001 and before the beginning of the subsequent offer period to withdraw your acceptance of the offer. In addition, you will have withdrawal rights during the subsequent offer period if we fail to make the public announcement required upon the closing of the initial offer period, when all of the conditions to the offer are satisfied or waived. If we fail to make the announcement in a timely manner as described in "Timing of and Extensions to the Offer" on page 26, then withdrawal rights will be extended for at least eight days, unless the Panel determines otherwise. Withdrawal rights will then terminate if and when we announce that all the conditions to the offer remain satisfied or waived.

     If you accept the offer after the date on which we issue a statement indicating that we will not extend the offer beyond a specified date unless the minimum acceptance condition is satisfied and/or a statement indicating that we will not increase the consideration offered and we subsequently withdraw either statement, you will have withdrawal rights for eight days from the date that we post our withdrawal statement.

     The procedures to follow to exercise your withdrawal rights are set out in the section headed "Procedure for Exercising Withdrawal Rights" on page 31.

PROCEDURE FOR ACCEPTING OUR OFFER

  Holders of Huntingdon Shares

     If you are a holder of Huntingdon shares, you will have received a form of acceptance for use in connection with the offer, together with a share certificate if your holding was previously in CREST. To accept the offer, you must complete boxes 1 and 3 of the form of acceptance. In all cases, you must sign box 2 of the form of acceptance, and if you are an individual, you must sign box 2 in the presence of a witness. In box 1, you must insert the number of shares you wish to exchange in the offer. If you do not insert a number in box 1, or if you insert a number greater than your registered holding of Huntingdon shares, you will be deemed to have accepted the offer with respect to all of your Huntingdon shares. The instructions printed on the form of acceptance form a part of the terms of the offer so please read them carefully.


     Sign and return your completed form of acceptance by post (a reply-paid envelope was enclosed with the 16 October 2001 posting of this document) to Huntingdon, acting as receiving agent, at PO Box 353, Alconbury, Huntingdon, Cambridgeshire PE28 4BR, together with the relevant share certificate(s) and/or any other document(s) of title, as soon as possible but in any event so as to be received by 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 4 January 2002, unless we further extend the offer. Huntingdon will not send you an acknowledgement of receipt of any documents.


     We may reject any form of acceptance received in an envelope postmarked in Canada, Australia or Japan or that otherwise appears to have been sent from Canada, Australia or Japan.

     If your share certificate(s) and/or the other document(s) of title are lost or not readily available, you should nevertheless complete, sign and return the form of acceptance in accordance with the time period specified above. You should send a letter with the form of acceptance stating that any remaining documents will follow as soon as possible or that you have lost one or more of your share certificate(s) and/or other document(s) of title. You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible after that. If you have lost your share certificates and/or other document(s) of title, you should contact Huntingdon at the address set out at the end of this document on page 232 for a letter of indemnity for lost share certificate(s) and/or other document(s) of title, which you will then have to complete and return to Huntingdon.

     We reserve the right, subject to the provisions of the Code, to treat as valid, in whole or in part, any acceptance of the offer that is not entirely in order or that is not accompanied by the relevant share certificate(s) and/or other document(s) of title. We will not, however, issue shares of our voting common stock pursuant to the offer until after we receive the relevant share certificate(s) and/or other document(s) of title or indemnity.
  Holders of Huntingdon ADSs

     If you hold ADSs, you will have received a letter of transmittal and notice of guaranteed delivery for use in connection with the offer. The letter of transmittal and notice of guaranteed delivery form a part of the terms of the offer so please read them carefully.

     To validly accept the offer with respect to your ADSs you must either:


     - return a properly completed and duly executed letter of transmittal, together with any required signature guarantees, or agent's message, as described below, in the case of book-entry transfers, and any other documents required by the letter of transmittal, to the US Depositary at one of its addresses set out at the end of this document on page 232, together with the ADRs evidencing your ADSs or deliver the same pursuant to the procedures for book-entry transfers set out below, together with a confirmation of receipt of the transfer received by the US Depositary, in each case, as soon as possible but in any event to be received no later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 4 January 2002, unless we further extend the offer; or


     - comply with the "guaranteed delivery procedures" set out below.

     Financial institutions that participate in any of The Depositary Trust Company's systems may make book-entry delivery of interests in ADSs by causing The Depositary Trust Company to transfer such interests in ADSs into the US Depositary's account at The Depositary Trust Company.


     Although delivery of ADSs may be effected through book-entry transfer into the US Depositary's account at The Depository Trust Company, you must still deliver a letter of transmittal, properly completed and duly executed, together with any required signature guarantees and an agent's message, as described below, to the US Depositary by 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 4 January 2002, unless we further extend the offer.


     The term "agent's message" means a message transmitted by The Depositary Trust Company to, and received by, the US Depositary, and forming part of a book-entry confirmation, that states that The Depositary Trust Company has received an express acknowledgement from the participant in The Depositary Trust Company tendering the interest in ADSs that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the participant. The confirmation of a book-entry transfer of ADSs into the US Depositary's account at The Depositary Trust Company as described above is referred to in this document as a "book-entry confirmation".

     Your acceptance of the offer by following these procedures will constitute a binding agreement between us and you with respect to the exchange of your ADSs, subject to the terms and conditions set out in this document and in the Letter of Transmittal. Accordingly, references in this document and in the letter of transmittal to a "tender" of your ADSs or ADRs means an acceptance by you of our offer, on the terms and conditions set forth in this document and in the Letter of Transmittal, with respect to those ADSs. If you tender your ADRs with a letter of transmittal, the Huntingdon shares that are represented by those ADRs may not be tendered independently. Please keep in mind that to accept the offer with respect to your ADSs, you must use the letter of transmittal. To accept the offer with respect to your Huntingdon shares that are not represented by ADSs, you must use the form of acceptance.

     THE METHOD OF DELIVERY OF ADRs, THE LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE DEPOSITARY TRUST COMPANY, IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF ADSs. ADSs WILL BE DEEMED DELIVERED ONLY WHEN THE ADRs REPRESENTING THE ADSs ARE ACTUALLY RECEIVED BY THE US DEPOSITARY, INCLUDING IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION. IF DELIVERY IS BY MAIL FROM WITHIN THE US, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY. YOU WILL NOT RECEIVE AN ACKNOWLEDGEMENT OF RECEIPT OF ANY DOCUMENTS FROM THE US DEPOSITARY.

     TO PREVENT THE POSSIBILITY OF BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO CASH PAID IN LIEU OF ANY ENTITLEMENTS TO FRACTIONAL SHARES OF OUR VOTING COMMON STOCK RECEIVED PURSUANT TO THE OFFER, YOU SHOULD PROVIDE THE US DEPOSITARY WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER YOU ARE SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SOME SHAREHOLDERS, INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND SOME NON-US HOLDERS, ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING AND REPORTING REQUIREMENTS. IN ORDER FOR AN INDIVIDUAL NON-US HOLDER TO QUALIFY AS AN EXEMPT RECIPIENT, SUCH NON-US HOLDER MUST CERTIFY, UNDER PENALTIES OF PERJURY, THAT IT IS NOT A US PERSON AND PROVIDE CERTAIN OTHER INFORMATION ON A PROPERLY EXECUTED FORM W-8BEN, OR, IF A SECURITIES CLEARING ORGANISATION, BANK OR OTHER FINANCIAL INSTITUTION THAT HOLDS CUSTOMER SECURITIES IN THE ORDINARY COURSE OF ITS TRADE OR BUSINESS HOLDS HUNTINGDON SECURITIES IN SUCH CAPACITY, THEN THIS FINANCIAL INSTITUTION MUST CERTIFY, UNDER PENALTIES OF PERJURY, THAT THE RELEVANT STATEMENT HAS BEEN RECEIVED AND FURNISH THE US DEPOSITARY WITH A COPY OF IT. IF A NON-US HOLDER HOLDS THE ADSs THROUGH CERTAIN OTHER FOREIGN INTERMEDIARIES OR PARTNERSHIPS, THEN THE NON-US HOLDER MAY BE REQUIRED TO PROVIDE A FORM W-8BEN TO THE RELEVANT FOREIGN INTERMEDIARY OR PARTNERSHIP, AND THE FOREIGN INTERMEDIARY OR PARTNERSHIP MAY BE REQUIRED TO PROVIDE THE US DEPOSITARY WITH A FORM W-8IMY.

     A signature guarantee is not required on the letter of transmittal:

     - if the registered holder of the ADSs signs the letter of transmittal and if such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal; or

     - the Huntingdon ADSs are tendered for the account of a financial institution that participates in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, or the Stock Exchange Medallion Program. We refer to such a financial institution as an "eligible institution."

     In all other cases, all signatures on letters of transmittal must be guaranteed by an eligible institution. See Instructions 1 and 5 on the letter of transmittal.

     If the ADSs are registered in the name of a person other than the person who signs the letter of transmittal, then the tendered ADRs must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered owner or owners appear on the ADRs, with the signatures on the ADRs or stock powers guaranteed as described above. See instructions 1 and 5 on the letter of transmittal.

     If fewer than all of the ADSs delivered to the US Depositary are to be tendered, the holder should indicate this in the letter of transmittal by filling in the number of ADSs which are to be tendered in the box entitled "Number of ADSs Tendered". In this case, a new ADR for the remainder of the ADSs represented by the former ADR will be sent to the person(s) signing this letter of transmittal, or delivered as such person properly indicates on it, as promptly as practicable following the date the tendered ADSs are exchanged. All ADSs delivered to the US Depositary will be deemed to be accepted with respect to all unless otherwise indicated. See Instruction 4 on the letter of transmittal. In the case of partial tenders, ADSs not tendered will not be reissued to a person other than the registered holder.


     If you wish to tender your ADSs and the ADRs evidencing such ADSs are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the US Depositary prior to 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 4 January 2002, unless we further extend the offer, you may still tender your ADSs if the following guaranteed delivery procedures are followed:


     - such tender is made by or through an eligible institution;

     - you submit a properly completed and duly executed notice of guaranteed delivery to the US Depositary while the offer remains open for acceptances; and

     - you submit to the US Depositary the ADRs evidencing all tendered ADSs, or, in the case of ADSs held in book-entry form, timely book-entry confirmation, together with a properly completed and duly executed letter of transmittal with any required signature guarantees, or agent's message in the case of a book-entry transfer, and any other required documents, within three business days after the date of execution of such notice of guaranteed delivery.

     The notice of guaranteed delivery may be delivered by hand or mailed to the US Depositary and must include a guarantee by an eligible institution in the form set out in such notice of guaranteed delivery.

     We will not treat a notice of guaranteed delivery as a valid acceptance for the purpose of satisfying the minimum acceptance condition. To be counted towards satisfaction of this requirement, the US Depositary must receive the ADRs evidencing the ADSs referred to in the notice of guaranteed delivery prior to the relevant expiration date or, in the case of interests in ADSs evidenced by ADRs held in book-entry form, timely book-entry confirmation with respect to such Huntingdon ADRs, together with a duly executed letter of transmittal with any required signature guarantees, or agent's message in the case of a book-entry transfer, and any other required documents.

  EFFECT OF ACCEPTING THE OFFER

     By executing the form of acceptance or letter of transmittal as set out above, you agree that, unless you shall have validly withdrawn your acceptance, we shall be entitled to direct the exercise of any votes and any or all other rights and privileges, including the right to requisition the convening of a general meeting of Huntingdon or of any class of its shareholders, attaching to the Huntingdon securities that you have submitted for exchange. The execution and delivery of the form of acceptance, the letter of transmittal or delivery of an agent's message in the case of a book-entry transfer to the US Depositary, will also mean that you grant to us certain rights and privileges with respect to your Huntingdon securities. These rights include, but are not limited to, the right to receive notices and the right to attend and to vote at shareholders' meetings. By signing the form of acceptance or letter of transmittal, you are also making certain representations and warranties to us. These include, but are not limited to, a warranty that you are transferring your Huntingdon shares or ADSs to us free from all liens, charges, encumbrances and together with all rights attaching to them. If you are transferring Huntingdon shares, you should read carefully the form of acceptance as well as the information set out in Part C of Appendix 1 on page 85 of this document. If you are transferring ADSs, you should read the letter of transmittal carefully, as well as the information set out in paragraph 12.2(i) of our letter in Part 2 on page 60 of this document.

     If you own Huntingdon shares, you should have received a form of acceptance with this document. If you own ADSs, you should have received a letter of transmittal with this document. If you received the wrong form, or if you need any additional forms, please contact either Huntingdon or the US Depositary at the addresses set out on the back of this document on page 232.

  OVERSEAS SECURITYHOLDERS

     We are not making the offer, directly or indirectly, in Canada, Australia or Japan. Copies of this document, the form of acceptance and letter of transmittal and any related documents are not being mailed or otherwise distributed in, into or from Canada, Australia or Japan.


     If you are a citizen or resident of a jurisdiction outside of the UK or the US or if you, whether as a nominee, custodian or trustee or otherwise, intend to forward this document or any other document related to the offer outside the UK or US you should read carefully paragraph 6 of Part B of Appendix 1 on page 80 and paragraph 1(c) of Part C of Appendix 1 on page 85 of this document and the relevant provisions of the form of acceptance or letter of transmittal. The availability of the offer to persons not resident in the UK or the US may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the UK or the US should inform themselves about and observe any applicable requirements of the relevant jurisdictions.


PROCEDURE FOR EXERCISING WITHDRAWAL RIGHTS

     If you have accepted the offer and wish to withdraw your acceptance with respect to Huntingdon shares, you must submit a written withdrawal notice to Huntingdon, acting as receiving agent. If you wish to withdraw your acceptance with respect to ADSs, you must submit a written withdrawal notice to the US Depositary. In either case, except in the limited circumstances described above, the notice must be received during the initial offer period. The notice must specify your name, the number of Huntingdon shares or ADSs to be withdrawn and the name of the registered holder of the shares or ADSs, if different from that of the person who initially accepted the offer. Furthermore, if you withdraw ADSs:

     - and the ADRs representing the ADSs have been delivered or otherwise identified to the US Depositary, then, prior to the physical release of the ADRs by the US Depositary, you must submit the serial numbers shown on such Huntingdon ADRs;

     - the signature on the withdrawal notice must be guaranteed by an eligible institution unless the ADSs have been delivered by an eligible institution or by means of a letter of transmittal; and

     - if you have tendered your ADSs pursuant to the procedures for book-entry transfer, you must specify the name and number of the account at The Depositary Trust Company to be credited.

     A withdrawal notice must include your original signature or the original signature of your agent. If your agent signs a withdrawal notice, then that agent's appointment must be in writing and submitted with the notice. You may not submit a notice of withdrawal by fax, telex, email or other electronic means. If your withdrawal notice is postmarked in Canada, Australia or Japan, we may opt to consider it invalid. All questions as to the validity, including time of receipt, of any notice of withdrawal will be determined by us, and our determination, except as required by the Panel, will be final and binding. Neither we, us nor the US Depositary, nor Huntingdon, acting as receiving agent, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification or for any such determination.

     We will not consider properly withdrawn securities as being accepted for the purpose of satisfying the minimum acceptance condition. If you withdraw any of your securities, you may accept the offer again by following the "Procedure for Accepting Our Offer" on page 28.

EXCHANGE OF HUNTINGDON SECURITIES; DELIVERY OF OUR VOTING COMMON STOCK

     Timing. If the offer becomes wholly unconditional, we will exchange the securities for which we have received valid acceptances, which have not been withdrawn, as follows. If we receive your acceptance during the initial offer period, the securities will be exchanged as promptly as practicable but in any event within 14 calendar days after the expiration of the initial offer period. If we receive your acceptance during the subsequent offer period, the securities will be exchanged as promptly as practicable but in any event within 14 calendar days after their receipt. We expressly reserve the right to delay the acceptance and exchange of your shares or ADSs in order to comply with applicable US securities laws and the Code.

     Share Certificates. We will issue to you a share certificate representing shares of our voting common stock. If you would prefer to receive your shares in uncertificated form, you must indicate this in box 6A of the form of acceptance and/or in the box headed "Uncertificated Share Election" of the letter of transmittal. If you make such an election, you will be sent a statement of account as soon as possible.

     Cheques in lieu of Fractional Shares of Our Voting Common Stock. We will issue to you a cheque for any cash you are to receive in lieu of fractional shares of our voting common stock and will post it, other than into Canada, Australia or Japan, by first class post or any other method required by the Panel.

     Lapsing of the Offer. If the offer lapses, any share or ADR certificates and other documents of title that you previously delivered to the US Depositary or to Huntingdon, acting as receiving agent, will be returned by post, or by any other method approved by the Panel, as promptly as practicable but in any event within 14 days of the offer lapsing to the person or agent whose name and address outside Canada, Australia and Japan is set out in box 5 of the form of acceptance or in the box headed "Special Delivery Instructions" of the letter of transmittal, as applicable, or, if none is set out, to the first named holder at his/her registered address or, if different, the address set out in box 3 of the form of acceptance, or the signature page of the letter of transmittal outside Canada, Australia and Japan. With respect to ADSs transferred by book entry transfer, the US Depositary will as promptly as practicable after the offer lapses return such Huntingdon ADRs to the accepting holders unless otherwise instructed by the relevant holder. If the offer lapses, the Huntingdon shares will be made eligible for settlement in CREST.

PURPOSE OF THE OFFER

     The purpose of the offer, as well as the events leading up to the offer are described in the section entitled "Purposes of, and Background to, the Offer" on page 24.

COMPULSORY ACQUISITION

     If the offer becomes wholly unconditional and prior to 16 February 2002 we acquire or contract to acquire at least 90 per cent. of the Huntingdon shares, including shares represented by ADSs, under the offer, we will be entitled, and intend, to acquire the remaining shares on the same terms as the offer pursuant to the compulsory acquisition procedures of the Companies Act. See Appendix 5 to this document on page 188.

     If the offer becomes wholly unconditional but we are not able to acquire the remaining Huntingdon shares and ADSs under these compulsory acquisition procedures, and you have not accepted the offer you will continue to hold Huntingdon securities and will, therefore, become a minority shareholder in a subsidiary of LSR.

CONDITIONS TO THE OFFER


     The offer is subject to conditions which are set out in Part A of Appendix 1 of this document on page 67. These conditions, which are summarised below, must be satisfied by 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 13 November 2001, or any later date to which the initial offer period is extended. In accordance with the terms of the offer, on 14 November 2001, we extended the expiration of the initial offer period to 3.00 p.m. (London time),
10.00 a.m. (New York City time) on 28 November 2001, and on 29 November 2001, we further extended the expiration of the initial offer period to 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 14 December 2001. On 17 December 2001, we again extended the expiration of the initial offer period to 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 29 December 2001. On 21 December 2001, we extended the expiration of the initial offer period to 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 4 January 2002.


     Minimum Acceptance Condition. Valid acceptances of the offer must be received, and not be withdrawn, in respect of shares carrying more than 50 per cent. of the votes then exercisable at a general meeting of Huntingdon.

     Registration Statement Effectiveness Condition. The registration statement on Form S-4, of which this document is a part, filed with the SEC in connection with the issuance of shares of our voting common stock pursuant to the offer must have been declared effective and not be the subject of any stop order or proceedings seeking a stop order.

     Blue Sky Clearance Condition. All necessary filings must have been made and all necessary effectiveness orders, or similar actions must have been obtained, on terms reasonably satisfactory to us, from the securities authorities in each state or other jurisdiction of the US in which the offer is to be made.

     OTCBB Application Condition. A participating OTCBB market maker must have submitted Form 211, together with all additional required information, to the OTC Compliance Unit of the NASD with respect to our voting common stock. Form 211 is the form that market makers must complete and file in order to initiate quotations in an OTC security such as our voting common stock.

     Subscription Agreement Condition. The transactions contemplated by the subscription agreements that we entered into with the investors in our common stock must have become unconditional and have been consummated.

     Regulatory Interference Conditions. No governmental entity or other competent authority shall have intervened and no statute, regulation or order of any governmental entity or other competent authority shall be in effect that would or might reasonably be expected to:

     - adversely affect the offer or our exchange and delivery of our voting common stock for some or all of the Huntingdon securities;

     - impose limitations on our ability to acquire, hold or exercise effectively the rights of ownership of the Huntingdon securities, or our ability to control Huntingdon's business, assets or operations or that of Huntingdon's subsidiaries or associated undertakings;

     - have a material adverse effect on our business, assets, long-term earning capacity or financial condition or that of Huntingdon, its subsidiaries or associated undertakings.

All applicable waiting and other time periods during which any governmental entity or competent authority could intervene under the laws of any relevant jurisdiction must have expired, lapsed or been terminated.

     Other Conditions. The offer also contains conditions which generally relate to:

     - lapsing of all applicable waiting periods and compliance with all statutory or regulatory obligations;

     - the absence of contracts, agreements or arrangements that would or might reasonably be expected to, as a result of the offer, have a material adverse effect on Huntingdon's business;

     - the absence of any material changes to the capital structure of Huntingdon or its subsidiaries;

     - absence of any transactions by Huntingdon or its subsidiaries outside of the ordinary course of business since 30 June 2001;

     - the absence of material adverse changes or effects, litigation or contingent or other liabilities concerning Huntingdon or its subsidiaries since 30 June 2001;

     - the absence of material misrepresentations of fact or material omissions in the publicly disclosed financial and other information concerning Huntingdon; and

     - compliance with environmental and related legislation and absence of certain environmental liabilities.

WAIVER OF THE CONDITIONS TO THE OFFER

     Subject to the requirements of the Panel, we reserve the right to waive, in whole or in part, all or any of the conditions to the offer, except the minimum acceptance condition, the registration statement effectiveness condition and the OTCBB application condition. We may only waive the subscription agreement condition with the prior consent of Huntingdon and its financial adviser.

CERTAIN EFFECTS OF THE OFFER

  DILUTION TO EXISTING HUNTINGDON SECURITYHOLDERS

     If we acquire all the currently issued Huntingdon shares and ADSs in the offer or compulsory acquisition, then Huntingdon securityholders will own approximately 98.3 per cent. of our voting common stock and 85.4 per cent. of our voting and non-voting common stock, considered as a single class, assuming that the warrants we issued to Stephens Group and the warrants we propose to issue to Focused Health Care Partners are not exercised. If those warrants are exercised, then we will issue an additional 1,115,339 shares of our voting common stock. In that case, Huntingdon securityholders will own approximately
82.8 per cent. of our voting common stock and 73.5 per cent. of our voting and non-voting common stock, considered as a single class. The corresponding percentages, if we acquire only 50 per cent. of the currently issued Huntingdon shares, are 96.7 per cent. of our voting common stock and 74.6 per cent. of our voting and non-voting common stock, considered as a single class (prior to the exercise of the Stephens Group and Focused Health Care Partners warrants) and
70.7 per cent. of our voting common stock and 58.1 per cent. of our voting and non-voting common stock, considered as a single class (assuming that all of those warrants are exercised). These figures assume that no further Huntingdon shares are issued to Huntingdon's bondholders or to holders of options to purchase Huntingdon shares. If we issue stock options or grant other awards under our stock option plan, the exercise of these options or other awards and resulting issuances of additional shares of our common stock will further dilute the interest of Huntingdon securityholders in LSR.

  DE-LISTING OF SHARES FROM THE LONDON STOCK EXCHANGE; INABILITY OF ADRs TO BECOME ELIGIBLE FOR QUOTATION ON THE OTCBB

     If the offer becomes wholly unconditional, then, in order to foster the trading market in our voting common stock, we will have Huntingdon apply for the cancellation of the listing on the Official List of the UK Listing Authority of the shares and cancellation of the trading of the shares on the London Stock Exchange. A notice period of 20 UK business days prior to such cancellation will commence either on the date the offer becomes wholly unconditional or on the first date of issue of compulsory acquisition notices under Section 429 of the Companies Act. In these circumstances, the announcement that the offer has become wholly unconditional or the explanatory letter or other material accompanying the notice under Section 429 of the Companies Act will state that the 20 UK business day notice period has commenced and the anticipated date of cancellation.

     The ADSs are currently registered under the Exchange Act. Registration of the ADSs may be terminated by Huntingdon if the ADSs are neither listed on a national securities exchange nor held by 300 or more beneficial owners in the US. Because the ADSs are quoted on the "pink sheets", which is not a national securities exchange, Huntingdon may terminate registration of the ADSs at any time once there are fewer than 300 beneficial owners of the ADSs. This would substantially reduce the information required to be furnished by Huntingdon to holders of the ADSs and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Huntingdon. Once the offer becomes wholly unconditional, if Huntingdon is not required to maintain registration of the ADSs under the Exchange Act, we will cause Huntingdon to terminate its registration and to cease filing such reports. If the registration of the ADSs is not terminated prior to completion of the compulsory acquisition, then it will be terminated after completion of the compulsory acquisition. As a result, the ADRs could not become eligible for quotation on the OTCBB. In addition, upon the offer becoming wholly unconditional, we will request market makers in the ADRs, if any, to withdraw their quotations. The Bank of New York will no longer serve as depositary agent for the ADRs once the offer becomes wholly unconditional.

SOURCE AND AMOUNT OF FUNDS

     Cash amounts that will be paid in lieu of issuing fractional shares of our voting common stock will come from the proceeds of the sale of our shares to the investors who have agreed to invest (subject to certain conditions) an aggregate of $1.5 million. We refer to these investors as the LSR investors.

CERTAIN FINANCIAL PROJECTIONS

     Huntingdon does not as a matter of course make public projections as to its future financial performance. However, in connection with the negotiation of the terms of the offer with the LSR investors, Huntingdon furnished to the LSR investors certain information which was not publicly available, including projections of financial results for the period ended 30 June 2001 and the following projection of Huntingdon's daily cash position through 31 March 2002.

                                    [GRAPH]

     The daily cash position projection was prepared by Huntingdon management for Stephens Group, Inc. in connection with the negotiation of a two million pound loan facility which Stephens Group agreed to provide in July 2001. The projection was provided to the LSR investors in response to questions they had raised about whether a portion of their investment would be needed to meet Huntingdon's cash requirements after the offer had been completed.

     Important Information About the Projections. The projections referred to above were not prepared with a view to public disclosure, and are included in this document only because such information was made available to LSR investors. The projections were not prepared with a view to compliance with published guidelines of the Securities and Exchange Commission, the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts, or generally accepted accounting principles. Neither the independent auditors of Huntingdon, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projections. The projections are included in this document to give Huntingdon's shareholders access to information that was not publicly available and that Huntingdon provided to LSR investors.

     The projections are forward-looking statements that are subject to certain risks and uncertainties and should be read with caution. See "Forward-Looking Statements" on page 1. The projections are subjective in many respects and thus susceptible to interpretation and periodic revision based on actual experience and recent developments. While presented with specificity, the projections reflect numerous assumptions made by Huntingdon's management with respect to industry performance, general business, economic, market and financial conditions, working capital assumptions and other matters, all of which are difficult to predict, many of which are beyond Huntingdon's control and none of which were subject to approval by LSR investors. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially greater or less than those contained in the projections. Except to the extent required under the federal securities laws, neither we nor Huntingdon intend to make publicly available any update or other revisions to the projections to reflect circumstances existing after the date of the preparation of the projections or the occurrence of future events even in the event that any or all of the assumptions are shown to be in error.

RELATIONSHIPS WITH HUNTINGDON

     Except as set forth in this document, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any Huntingdon securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in the document, there have been no contacts, negotiations or transactions within the last two years, between us or, to the best of our knowledge, any of our directors, executive officers or other affiliates on the one hand, and Huntingdon or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as set forth in this document, neither we, nor to the best of our knowledge, any of our directors, executive officers or other affiliates has within the last two years engaged in any transaction with Huntingdon or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the offer.

INDUCEMENT FEE

     We have entered into an agreement with Huntingdon in which Huntingdon has agreed to pay us a fee equal to 1 per cent. of the value of the offer in certain circumstances, including if the directors of Huntingdon withdraw their recommendation that you accept the offer, if they recommend that you do not accept the offer, if, prior to 31 March 2002 they recommend that you accept a competing offer, or if prior to the offer lapsing any of the directors of Huntingdon do or fail to do anything that prevents one of the conditions to the offer from being satisfied.

ACCOUNTING TREATMENT

     As a result of the offer, and assuming that all Huntingdon securityholders exchange their Huntingdon shares and ADSs for our voting common stock, the former Huntingdon securityholders will acquire a majority voting interest in LSR. Under US GAAP, the company whose stockholders retain the majority interest in a combined business must be treated as the acquirer for accounting purposes. Accordingly, the transaction will be accounted for as a "reverse acquisition" for financial reporting purposes and Huntingdon will be deemed to have acquired
85.4 per cent. of the equity interest in LSR as of the acquisition date, after giving effect to the subscription by our investors, an in substance capital transaction. The relevant acquisition process will utilise the capital structure of LSR and the assets and liabilities of Huntingdon and its subsidiaries will be recorded at historical cost. Although Huntingdon will be deemed to be the acquiring corporation for financial accounting and reporting purposes, the legal status of LSR as the surviving corporation will not change.

     The reverse acquisition is deemed a capital transaction and the net assets of Huntingdon, the accounting acquirer, will carry forward to LSR, the legal acquirer and the reporting entity, at their carrying value before the combination. The equity section of the combined company's balance sheet on page 125 reflects the par or stated value of the LSR outstanding equity securities and the accumulated deficit and accumulated other comprehensive income of Huntingdon.

FEES AND EXPENSES

     We have retained the Bank of New York to act as the US Depositary in connection with the offer. The Bank of New York will be paid a customary fee for such service, plus reimbursement of out-of-pocket expenses. Huntingdon has agreed to act as the UK receiving agent. Both the US Depositary and Huntingdon, acting as receiving agent, may contact Huntingdon securityholders by mail and otherwise, and may request brokers, dealers and other nominee stockholders to forward the offer materials to beneficial owners of the Huntingdon securities (other than to addresses in Canada, Australia and Japan). We will not pay Huntingdon a fee in connection with its role as the UK receiving agent, although we will reimburse Huntingdon for its out-of-pocket expenses. We will not pay any fees or commissions to any broker, dealer or other persons for soliciting acceptances pursuant to the offer.

OTCBB LISTING

     Once the offer becomes wholly unconditional, we expect that our voting common stock will be eligible for quotation on the OTC Bulletin Board quotation service.

                       US FEDERAL INCOME TAX CONSEQUENCES

     The following discussion, in the opinion of Covington & Burling, special US tax counsel to LSR, is a summary of the principal US federal income tax consequences that may be relevant with respect to the exchange of Huntingdon Securities for LSR Voting Common Stock pursuant to the Offer and the ownership and disposition of LSR Voting Common Stock acquired pursuant to the Offer. For purposes of this summary a "US holder" is a beneficial owner of Huntingdon Securities or LSR Voting Common Stock, as the case may be, that, for US federal income tax purposes, is: (i) a citizen or resident of the US, (ii) a corporation created or organised in or under the laws of the United States or any State thereof (including the District of Columbia), (iii) an estate the income of which is subject to US federal income taxation regardless of its source or (iv) a trust that is eligible and validly elects to be treated as a US person for US federal income tax purposes or if (1) a court within the US is able to exercise primary supervision over its administration and (2) one or more US persons have the authority to control all of the substantial decisions of such trust. A "Non-US holder" is a beneficial owner of Huntingdon Securities or LSR Voting Common Stock, as the case may be, that is not a US holder. Capitalized terms used in this section have the meanings given to them in Appendix 7 of this document.

     If a partnership (including for this purpose any entity treated as a partnership for US federal income tax purposes) is a beneficial owner of Huntingdon Securities or LSR Voting Common Stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership.

     This summary does not contain a comprehensive description of all of the tax consequences of the exchange of Huntingdon Securities for LSR Voting Common Stock pursuant to the Offer and the ownership and disposition of LSR Voting Common Stock. In particular, this summary applies only to holders who hold Huntingdon Securities and will hold LSR Voting Common Stock as capital assets at all relevant times. This summary does not address US federal income tax considerations applicable to holders that may be subject to special tax rules, such as partnerships, S corporations, and other pass-through entities, banks, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, dealers or traders in securities or currencies, tax-exempt entities, persons that hold or will hold Huntingdon Securities or LSR Voting Common Stock as part of an "integrated", "hedging" or "conversion" transaction or synthetic security or as a position in a "straddle" for US federal income tax purposes, holders that have a "functional currency" other than the US dollar, individuals who renounced their US citizenship or terminated their long-term US residency, holders that acquired their Huntingdon Securities by means of the exercise of employee stock options or otherwise as compensation, broker-dealers or dealers in securities or currencies, traders in securities who elect to apply a mark-to-mark method of accounting, or holders that own or at any time in the past five years have owned directly, indirectly, or constructively by rules of attribution, 10 per cent. or more of the outstanding Huntingdon Securities or LSR Voting Common Stock. Moreover, except where specifically stated, this summary does not address the US federal estate and gift or alternative minimum tax consequences of either the exchange of Huntingdon Securities for LSR Voting Common Stock or the ownership and disposition of LSR Voting Common Stock.

     This summary is not binding upon the Internal Revenue Service (the "IRS") and we will not seek a ruling from the IRS concerning the tax consequences of the Offer. This summary is based on the Internal Revenue Code of 1986, as amended, US Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date of this document. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

     Each Huntingdon Securityholder should consult its own tax adviser with respect to the US federal, state, local and foreign tax consequences of the exchange of Huntingdon Securities for LSR Voting Common Stock and the ownership and disposition of LSR Voting Common Stock.

     Consequences of Exchange Pursuant to the Offer

     This subsection describes the material US federal income tax consequences of exchanging Huntingdon Securities for LSR Voting Common Stock pursuant to the Offer.

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

  (i) US Holders

     Exchanges of Huntingdon Securities (a) on the Initial Closing Date, (b) during the Subsequent Offer Period, as it may be extended, and (c) pursuant to the compulsory acquisition procedure, if any, should all be treated as part of a single integrated transaction for US federal income tax purposes. As a result, if, immediately after Completion of the Offer, an aggregate amount of Huntingdon Securities representing not less than 80 per cent. of the Huntingdon Securities then outstanding (the "Control Amount") has been exchanged for LSR Voting Common Stock, then (except with respect to fractional shares as discussed in the next paragraph) as a US holder (1) you will recognise neither gain nor loss on the exchange of Huntingdon Securities for LSR Voting Common Stock pursuant to the Offer; (2) your adjusted tax basis in the LSR Voting Common Stock received (including fractional shares deemed received) will equal your adjusted tax basis in the Huntingdon Securities surrendered; and (3) your holding period for the LSR Voting Common Stock received will include the holding period of the Huntingdon Securities surrendered.

     If as a US holder you receive cash in lieu of a fraction of a share of LSR Voting Common Stock, you will be treated as having first received such fraction of a share and then immediately exchanging such fraction of a share for cash. You will recognise gain or loss in an amount equal to the difference between the US dollar value on the date of receipt of the pounds sterling that you receive for the fractional share and the portion of your aggregate adjusted tax basis in your Huntingdon Securities that is allocable to the fractional share. It is unclear whether the date of receipt for this purpose is the date that cash is made available by LSR to the relevant payment agent or the date that you receive the cash. The gain or loss will constitute capital gain or loss and will be long-term capital gain or loss if, as of the date of the exchange, your holding period for the fractional share is greater than one year.

     The foregoing discussion assumes that, pursuant to the Offer and the compulsory acquisition, if any, no Huntingdon Securities are acquired for cash, other than in the case of cash payments made in respect of fractional share interests.

     If, immediately after Completion of the Offer, an aggregate amount of Huntingdon Securities representing less than 80 per cent. of the Huntingdon Shares outstanding has been exchanged for LSR Voting Common Stock, then generally, as a US holder, you will recognise gain or loss upon the receipt of LSR Voting Common Stock in exchange for Huntingdon Securities pursuant to the Offer in an amount equal to the difference between (1) the fair market value of such LSR Voting Common Stock received and (2) your adjusted tax basis in the Huntingdon Securities. Such gain or loss will be capital gain or loss; if your holding period for such Huntingdon Securities surrendered exceeds one year, the gain or loss will be long-term capital gain or loss. Gain or loss, if any, recognised by you as a US holder generally will be treated as US source income or loss for US foreign tax credit purposes. The deductibility of capital losses is subject to limitations. Your initial tax basis in the LSR Voting Common Stock that you receive will be its fair market value on the date you receive such LSR Voting Common Stock.

  (ii) Non-US Holders

     If, immediately after Completion of the Offer, an aggregate amount of Huntingdon Securities representing not less than 80 per cent. of the Huntingdon Shares then outstanding has been exchanged for LSR Voting Common Stock pursuant to the Offer, then as a Non-US holder you will be treated in the same manner as a US holder as described in the first three paragraphs under "US Holders" above, except that you will recognise gain with respect to cash received in lieu of a fraction of a share of LSR Voting Common Stock only in the circumstances described in the next paragraph where a Non-US holder would be subject to US federal income tax on gain.

     If, immediately after Completion of the Offer, an aggregate amount of Huntingdon Securities representing less than 80 per cent. of the Huntingdon Shares outstanding has been exchanged for LSR Voting Common Stock, then subject to the discussion below under "Consequences of Holding LSR Voting Common
Stock -- Non-US Holders -- Information Reporting and Backup Withholding Tax," as a Non-US holder you generally will not be subject to US federal income tax or withholding tax upon the receipt of LSR Voting Common Stock in exchange for Huntingdon Securities pursuant to the Offer unless there is gain on the exchange and

(1) such gain is effectively connected with your conduct of a trade or business in the US (in which case the branch profits tax described under "Consequences of Holding LSR Voting Common Stock -- Non-US Holders -- Dividends" below may also apply if the holder is a foreign corporation) or (2) you are an individual and are present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met or (3) you are an individual subject to tax pursuant to provisions applicable to certain US expatriates.

     Consequences of Compulsory Acquisition of Huntingdon Securities

     If sufficient acceptances are received and/or sufficient Huntingdon Securities are otherwise acquired by LSR, LSR will apply the provisions of Sections 428 to 430F of the Companies Act to acquire compulsorily all outstanding Huntingdon Securities. This subsection describes the material US federal income tax consequences of such a compulsory purchase. So long as any compulsory purchase by LSR is in exchange solely for LSR Voting Common Stock (except for cash in exchange for a fraction of a share), the consequences to a US holder will be as described in "Consequences of Exchange Pursuant to the Offer -- US Holders" and the consequences to a Non-US holder will be as described in "Consequences of Exchange Pursuant to the Offer -- Non-US Holders" on page 39.

     Consequences of Holding LSR Voting Common Stock

     This subsection describes the material US federal income tax consequences of owning and disposing of LSR Voting Common Stock received pursuant to the Offer or a subsequent compulsory purchase by LSR.

  (i) US Holders

  Dividends

     The amount of any distribution LSR makes in respect of LSR Voting Common Stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally (with the exception of a pro rata distribution of LSR Voting Common Stock to all holders of LSR Voting Common Stock), distributions will be treated as a dividend, subject to tax as ordinary income, to the extent of LSR's current or accumulated earnings and profits, then as a tax-free return of capital to the extent of your tax basis in LSR Voting Common Stock and thereafter as gain from the sale or exchange of your LSR Voting Common Stock as described below.

     In general, a dividend to a corporate US holder will qualify for the 70 per cent. dividends received deduction. The dividends received deduction is subject to certain holding period, taxable income, and other limitations; the benefit of such deduction may be reduced by the alternative minimum tax.

  Sale or Exchange of LSR Voting Common Stock

     Upon the sale or exchange of LSR Voting Common Stock you generally will recognise capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) your adjusted tax basis in the LSR Voting Common Stock. If your holding period for the LSR Voting Common Stock exceeds one year, the gain or loss will be long-term capital gain or loss. The deductibility of capital losses is subject to limitations.

  Information Reporting and Backup Withholding Tax

     In general, information reporting requirements will apply to payments of dividends on LSR Voting Common Stock and payments of the proceeds of the sale of LSR Voting Common Stock to a non-corporate US holder, and a backup withholding tax (currently 30.5 per cent.) may apply to such payments if the holder fails to comply with certain identification requirements. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a credit against your US federal income tax and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

  (ii) NON-US HOLDERS

  Dividends

     Distributions by LSR with respect to LSR Voting Common Stock that are treated as dividends, as described above under "US Holders -- Dividends" on page 40 of this document to a Non-US holder (excluding dividends that are effectively connected with the conduct of a US trade or business by such holder and are taxable as described below) will be subject to US federal withholding tax at a 30 per cent. rate or a lower rate provided under an applicable US tax treaty. Except to the extent that an applicable US tax treaty provides otherwise, a Non-US holder will be taxed in the same manner as set out in the first paragraph under "US Holders -- Dividends" above on dividends that are effectively connected with the conduct of a US trade or business by the Non-US holder and if it is a foreign corporation, such Non-US holder may also be subject to a US corporate branch profits tax on such effectively connected income at a 30 per cent. rate (or such lower rate as may be available because of an applicable US tax treaty). Effectively connected dividends described in the preceding sentence will not be subject to US federal withholding tax if you deliver a properly executed IRS Form W-8ECI (or successor form) to the payor.

     If you wish to claim the benefit of an applicable US tax treaty, you and any intermediaries through whom you hold your LSR Voting Common Stock must satisfy certain certification and other requirements. If you are eligible for a reduced rate of US withholding tax pursuant to a US tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

     The income tax treaty between the US and the UK provides for a reduced withholding tax rate on dividends equal to 15 per cent.

  Sale or Exchange of LSR Voting Common Stock

     Subject to the discussion below under "Information Reporting and Backup Withholding Tax," as a Non-US holder, generally you will not be subject to US federal income tax or withholding tax on the sale or exchange of LSR Voting Common Stock unless (1) gain on the sale or exchange is effectively connected with your conduct of a US trade or business, (2) you are an individual and are present in the US for a period or periods aggregating 183 days or more during the taxable year of the disposition, and certain other conditions are met, (3) you are an individual subject to tax pursuant to the provisions applicable to certain US expatriates or (4) in the event that LSR is characterised as a US real property holding corporation and the LSR Voting Common Stock does not qualify for an exemption (see discussion below under "Foreign Investment in Real Property Tax Act").

  Information Reporting and Backup Withholding Tax

     US information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale or exchange of Huntingdon Securities or of LSR Voting Common Stock effected outside the US by a foreign office of a "broker", as defined in applicable Treasury regulations, unless such broker (1) is a "US person" as defined in the Internal Revenue Code, (2) is a foreign person that derives 50 per cent. or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a controlled foreign corporation for US federal income tax purposes or (4) is a foreign partnership with certain US connections. Payment of the proceeds of any such sale effected outside the US by a foreign office of any broker that is described in the preceding sentence may be subject to backup withholding tax and information reporting requirements, unless such broker has documentary evidence in its records that the beneficial owner is a Non-US holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Dividends on LSR Voting Common Stock held by a Non-US holder will be subject to information reporting and may be subject to backup withholding requirements unless certain certification requirements are satisfied.

  Foreign Investment in Real Property Tax Act

     Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), any person who acquires a "US real property interest" (as described below) from a foreign person must deduct and withhold a tax equal to 10 per cent. of the amount realised by the foreign transferor. In addition, a foreign person who disposes of a US real property interest generally is required to recognise gain or loss that is subject to US federal income tax. Provided that a tax return accounting for the sale is filed with the IRS, the 10 per cent. withholding tax can be credited against the tax due and any excess withholding will be refunded by the IRS. Generally, the rules governing the sale of a US real property interest take precedence over relief provided by US income tax treaties. A "US real property interest" generally includes any interest (other than an interest solely as a creditor) in a US corporation unless it is established under specified procedures that the corporation is not (and was not for the prior five-year period) a "US real property holding corporation." LSR will be treated as a US real property holding corporation if the fair market value of the Enlarged Group's US real property interests equals or exceeds 50 per cent. of the fair market value of all of the Enlarged Group's real property and other business assets. Huntingdon's management believes that the value of the Group's US real property interests is less than 50 per cent. of the value of the Group's real property and other business assets, but we can give no assurance that the value of the Enlarged Group's US real property interests will not equal or exceed 50 per cent. of the value of all its real property and other business assets.

     LSR Voting Common Stock will not be treated as a "US real property interest", however, so long as it is regularly traded on an established securities market and so long as the Non-US holder owns directly, indirectly, and constructively by rules of attribution less than 5 per cent. of the LSR Voting Common Stock outstanding. For this purpose, LSR Voting Common Stock will be regularly traded on an established securities market if it is listed on any of the American Stock Exchange, the NASDAQ, OTCBB, or any other securities exchange in the US so long as LSR Voting Common Stock is regularly quoted by brokers or dealers who hold themselves out to buy or sell LSR Voting Common Stock at the quoted price. LSR expects that the LSR Voting Common Stock will be quoted on the OTCBB, but there can be no assurance that active trading will be established or continued. As a result, there can be no assurance that LSR Voting Common Stock will be exempt from possible FIRPTA taxation and withholding. NON-US HOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISERS ABOUT THE APPLICATION OF THE FIRPTA RULES TO THE LSR VOTING COMMON STOCK.

     As a Non-US holder, if you sell or otherwise dispose of LSR Voting Common Stock, you may be required to inform the transferee whether the LSR Voting Common Stock constitutes a US real property interest.

  US Federal Estate Tax

     LSR Voting Common Stock that is owned, or treated as being owned, at the time of death by a Non-US holder will be includable in such holder's gross estate for US federal estate tax purposes, unless an applicable US estate tax treaty provides otherwise. Under the estate tax treaty between the US and the UK, LSR Voting Common Stock held by an individual who at the time of his or her death was domiciled in the UK and not a US citizen will generally not be subject to US federal estate tax.

     THE US FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISERS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OFFER, THE EXCHANGE OF HUNTINGDON SECURITIES FOR LSR VOTING COMMON STOCK, AND OWNERSHIP AND DISPOSITION OF LSR VOTING COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER TAX TREATIES, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN US FEDERAL OR OTHER TAX LAWS AND TAX TREATIES.

     HUNTINGDON SECURITYHOLDERS WHO ARE IN ANY DOUBT ABOUT THEIR TAXATION POSITION, OR WHO ARE RESIDENT OR OTHERWISE SUBJECT TO TAXATION IN A JURISDICTION OUTSIDE THE UK OR THE US, SHOULD CONSULT THEIR OWN PROFESSIONAL ADVISERS IMMEDIATELY.

                                     PART 1

            LETTER OF RECOMMENDATION FROM THE CHAIRMAN OF HUNTINGDON

Directors:

Andrew Baker (Executive Chairman)
Brian Cass (Managing Director)
Frank Bonner (Science and Technology Director)
Kirby Cramer (Executive Director)
Julian Griffiths (Finance Director)
Gabor Balthazar (Non-executive Director)
John Caldwell (Non-executive Director)


                                                                21 December 2001


To Huntingdon Securityholders and for information only to participants in the Huntingdon Share Option Schemes and, on application, Bondholders

Dear Sir or Madam

            RECOMMENDED OFFER FOR HUNTINGDON LIFE SCIENCES GROUP PLC
                        BY LIFE SCIENCES RESEARCH, INC.

1.  INTRODUCTION

     It was announced on 9 October 2001 that LSR proposed to make a recommended all share offer for the whole of the issued and to be issued share capital of Huntingdon. The Offer was made on 16 October 2001 by the initial mailing of this document. LSR is incorporated in Maryland, USA and has been established solely for the purpose of making the Offer.

     The Offer is being made on the basis of one share of LSR Voting Common Stock for every 50 Huntingdon Shares, and one share of LSR Voting Common Stock for every two Huntingdon ADSs.

     Huntingdon has for some time been exploring how to improve its stock trading liquidity and how to provide greater shareholder anonymity and a more hospitable legal and corporate environment for the Group and the Huntingdon Securityholders than currently exists and has concluded that a US domicile best attains these goals. The principal benefit of the Offer is to transfer ownership of the Company to a US-domiciled corporation with a US trading market in its common stock. Accordingly, it is a condition of the Offer that an application will be made for the LSR Voting Common Stock to be quoted on the OTCBB and, following the Offer becoming, or being declared unconditional in all respects, LSR will procure that Huntingdon makes applications for the Huntingdon Shares to be de-listed from the Official List in the UK and the Huntingdon ADRs to cease to be quoted on the OTCBB.

     There are no substantive changes proposed to the Group's management or business. On the Offer becoming, or being declared, unconditional in all respects, LSR will be capitalised with an initial investment of US$1.5 million which will provide funds to pay for the costs of the Offer. Any remaining funds will provide additional working capital for the Enlarged Group.

     All of the Huntingdon Directors have irrevocably undertaken to accept or procure acceptances of the Offer in respect of their own and associated beneficial holdings which total, in aggregate, 20,034,768 Huntingdon Shares (including Huntingdon Shares represented by Huntingdon ADSs), representing approximately 6.8 per cent. of Huntingdon's issued ordinary share capital. These undertakings are binding in the event of a higher offer being received for the Company. Further details of these undertakings are set out in paragraph 3.2.6 of Appendix 6 to this document on page 202.

     I am now writing to you to explain the details of and background to the Offer and the reasons why the Huntingdon Directors, who have been so advised by Corporate Synergy, consider that the terms of the Offer are fair and reasonable and why they are unanimously recommending that you accept the Offer.

2.  TERMS OF THE OFFER

     The formal terms of the Offer are contained in the letter from LSR set out in Part 2 of this document on page 49.

     The Offer is being made on the following basis:

FOR EVERY 50 HUNTINGDON SHARES                    1 SHARE OF LSR VOTING COMMON STOCK
FOR EVERY 2 HUNTINGDON ADSS                       1 SHARE OF LSR VOTING COMMON STOCK

     If the Offer becomes, or is declared, unconditional in all respects, fractions of shares of LSR Voting Common Stock will not be issued to accepting Huntingdon Securityholders who will instead receive from LSR an amount in cash in lieu of any entitlements to a fraction of a share of LSR Voting Common Stock, equivalent to 3.25 pence per Huntingdon Share and 81.25 pence per Huntingdon ADS.

     Any Huntingdon Securityholder may elect by marking the appropriate box on the Acceptance Form to receive the payment due in lieu of fractional shares of LSR Voting Common Stock in either pounds sterling or US dollars. See paragraph
12.4 of Part 2 of this document on page 63 and the relevant instructions on the Acceptance Form for additional information concerning this payment election.

     Upon the Offer becoming, or being declared, unconditional in all respects and assuming full acceptance of the Offer (and that no further Huntingdon Securities are issued after the date of this document and that none of the LSR Warrants are exercised), Huntingdon Securityholders will own a maximum of 5,870,205 shares of LSR Voting Common Stock, representing approximately 98.3 per cent. of the issued LSR Voting Common Stock.

     Upon the Offer becoming, or being declared, unconditional in all respects and assuming full acceptance of the Offer (and that no further Huntingdon Securities are issued after the date of this document and that none of the LSR Warrants are exercised) and total conversion of the LSR Non-Voting Common Stock into LSR Voting Common Stock, Huntingdon Securityholders will own approximately
85.4 per cent. of the issued LSR Voting Common Stock.

     Further information on the LSR Common Stock and the LSR Warrants is set out in paragraphs 5 and 7.1 of Appendix 2 to this document on pages 88 and 90, respectively.

3.  REASONS FOR RECOMMENDING THE OFFER

     Huntingdon provides pre-clinical and non-clinical biological safety evaluation research services to most of the world's leading pharmaceutical, biotechnology, agrochemical and industrial chemical companies. The purpose of this safety evaluation is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of chemicals which are essential components of Huntingdon's clients' products. Huntingdon's services are designed to meet the regulatory requirements of governments around the world.

     Whilst the demand for pharmaceutical, agrochemical and industrial chemicals is global, the companies responsible for developing these new compounds are increasingly concentrated in the major industrial centres around the world, with a particular concentration in the US. Huntingdon's US operations, based near Princeton, New Jersey, have enjoyed substantial growth in the last two years, and the proportion of revenues from studies conducted by Huntingdon for American clients has increased, due both to the growth of America's biotechnology industry, and the increase in the drug pipelines of American pharmaceutical companies. Owing to the US being a major centre for the worldwide pharmaceutical industry, many of the Group's competitors are domiciled in the US.

     The Company, along with many other UK organisations involved in animal research, has been the target of UK-based and, to a lesser extent, US-based extremist animal rights activists. These animal rights groups object to the use of animals in research and have sought to intimidate the Company's shareholders, bankers and advisers in the US and the UK, particularly those associated with the maintenance and operation of its London Stock Exchange listing, which has significantly reduced the liquidity of Huntingdon Shares in the UK.

     It is thus apparent that the Company and its shareholders derive little benefit from the Company being domiciled in the UK and from the Company's London Stock Exchange listing. Accordingly, the Huntingdon Directors have for some time been considering how best to re-domicile ownership of the Company to the US and have concluded that the Offer is the most appropriate mechanism to effect this.

     Although there can be no assurance that its strategy will be successful, the Company believes that re-domiciling ownership of the Company to the US will lessen the overall adverse impact of these animal rights extremists in that US securities laws and applicable state corporation law afford potential providers of capital greater anonymity. In turn, the Company is of the view that this anonymity may strengthen the Enlarged Group's ability to raise equity financing and increase the likelihood of the development of an active trading market for LSR Voting Common Stock.

     In particular, the benefits of the Offer and the reasons why the Huntingdon Directors are unanimously recommending Huntingdon Securityholders to accept it are as follows:

     - Given the Group's industry, its strategy and the location of its customers, a US domicile for the parent company would be more suitable;

     - The US is the world's leading market for the shares of CROs such as Huntingdon, offering the Enlarged Group substantially increased access to investors who are familiar with, and interested in, the Group and its industry. The Group has a relatively high level of debt and could potentially benefit from issuing new equity. LSR may seek, in due course, to raise additional funds in the US;

     - Current Huntingdon Securityholders who accept the Offer will benefit from corporate governance and disclosure requirements favourable to LSR and LSR's stockholders. Maryland law, under which LSR is incorporated provides that the identity of stockholders is confidential, subject to certain exceptions, including the requirement to disclose the LSR stockholder list to any stockholder of record who requests it and who has held 5 per cent. or more of the outstanding stock of any class of equity securities of LSR for a period of at least six months. This should provide greater anonymity for stockholders than is available in the UK;

     - LSR expects that the LSR Voting Common Stock will, once the Offer becomes, or is declared, unconditional in all respects, be eligible for quotation by participating market makers on the OTCBB. LSR will procure that, if the Offer becomes, or is declared, unconditional in all respects, in order to foster the trading market in LSR Voting Common Stock, Huntingdon will make an application to de-list the Huntingdon Shares from the Official List and to cancel trading in Huntingdon Shares on the London Stock Exchange and take certain actions to prevent the Huntingdon ADRs from becoming eligible to be quoted on the OTCBB. Moreover, since upon the Offer becoming, or being declared, unconditional in all respects, securities held by accepting Huntingdon Securityholders will be in the form of common stock, which is a more commonplace and widely followed form of security than ADRs, it is the Company's expectation that the trading market in shares of LSR Voting Common Stock will be more liquid than the US market in Huntingdon ADRs has been to date; and

     - The LSR Investors have agreed to invest by way of subscription for shares of LSR Common Stock, conditionally, inter alia, on the Offer becoming, or being declared, unconditional in all respects (other than with respect to the condition that this subscription is made), an aggregate of US$1,499,850 in LSR. These funds will be used to pay the costs of the Offer. Any remaining funds will provide additional working capital for the Enlarged Group.

4.  CURRENT TRADING

     On 28 September 2001, Huntingdon announced its interim results for the six months ended 30 June 2001, which showed that, under UK GAAP, it had made a loss after taxation of L6.3 million (six months ended 30 June 2000: loss of L3.9 million) on a turnover of L32.4 million (2000 : L31.4 million). Your attention is drawn to the unaudited interim results of Huntingdon prepared in accordance with UK GAAP and the statement which accompanies them, which is set out in Part G of Appendix 3 to this document on page 163.

     Under US GAAP Huntingdon reported a loss after taxation of L3.4 million in the nine months ended 30 September 2001 (nine months ended 30 September 2000: loss of L5.1 million). Your attention is drawn to the unaudited interim results of Huntingdon prepared in accordance with US GAAP, which are set out in Part C of Appendix 3 to this document on page 125.

     Further financial information on Huntingdon is set out in Parts B, C, E and F of Appendix 3 to this document and is incorporated by reference to Huntingdon's Annual Report on Form 10-K, as amended, for the fiscal year ended 31 December 2000.

5.  MANAGEMENT AND EMPLOYEES

     The Huntingdon Directors have received assurances from LSR that the existing employment rights, including pension rights, of all employees of the Group will be fully safeguarded.

     Details of amendments to be made to the service contracts of the Huntingdon Directors are set out in paragraph 6 of Appendix 6 to this document on page 206.

     LSR has indicated that it wishes Huntingdon's current management team to continue to run the business and for all the existing Huntingdon Directors to be appointed to the LSR Board immediately following the Offer becoming, or being declared, unconditional in all respects. The current Huntingdon Directors have consented to serve on the LSR Board and to being named herein as persons about to become LSR Directors. In addition, LSR has indicated that its existing director will resign immediately following the Offer becoming, or being declared, unconditional in all respects.

6.  HUNTINGDON SHARE OPTION SCHEMES

     The Offer extends to all Huntingdon Securities unconditionally allotted or issued while the Offer remains open for acceptances (or such earlier date as LSR may decide, subject to the Code, US securities laws and/or as the Panel may decide) including any Huntingdon Securities that are unconditionally allotted or issued pursuant to the exercise of options granted under Huntingdon Share Option Schemes. To the extent that such options are not exercised, they will remain outstanding after the Offer becomes, or is declared, unconditional in all respects. However, LSR expects to issue new options to purchase shares of LSR Common Stock to current holders of Huntingdon options once the Offer becomes, or is declared, unconditional in all respects. Employees and officers of Huntingdon who are eligible to participate in the current share incentive and option arrangements operated by the Group will be eligible to participate in the LSR 2001 Equity Incentive Plan, following the date on which the Offer becomes, or is declared, unconditional in all respects.

     Further details of the Huntingdon Share Option Schemes and the LSR 2001 Equity Incentive Plan are set out in paragraphs 7.1 and 7.2 of Appendix 6 to this document, on pages 210 and 219, respectively.

7.  TAXATION

     A summary of the tax effects for any Huntingdon Securityholder resident for tax purposes in the US who accepts the Offer is set out in "US Federal Income Tax Consequences" on page 37 and a summary of the tax effects for any Huntingdon Securityholder resident for tax purposes in the UK who accepts the Offer is set out in paragraph 11 of Part 2 of this document on page 52.

     ANY HUNTINGDON SECURITYHOLDER WHO IS IN ANY DOUBT AS TO HIS OR HER TAX POSITION OR WHO IS SUBJECT TO TAXATION IN ANY JURISDICTION OTHER THAN THE UK OR US IS STRONGLY RECOMMENDED TO CONSULT HIS OR HER INDEPENDENT PROFESSIONAL ADVISER IMMEDIATELY.

8.  INDUCEMENT FEE

     Huntingdon has agreed to pay LSR an amount equal to 1 per cent. of the value of the Offer in certain circumstances, including the Huntingdon Directors withdrawing their recommendation to accept the Offer or their recommending against acceptance of the Offer, or if prior to the Offer lapsing or being withdrawn, the Company or any of the Huntingdon Directors voluntarily authorises or directs any act or omission which will prevent a Condition from being satisfied, or if at any time prior to 31 March 2002, the Huntingdon Directors recommend a competing offer.

9.  FURTHER INFORMATION

     Your attention is drawn to the letter from LSR set out in Part 2 of this document on page 49 and to the further information set out in Appendices 1 to 6 to this document.

10.  ACTION TO BE TAKEN TO ACCEPT THE OFFER


     The procedure for acceptance of the Offer is set out in paragraph 12 of
Part 2 of this document on page 57 and in the Acceptance Form. The Acceptance Form was enclosed with the 16 October 2001 posting of this document. In order to accept the Offer, you should ensure that you return your completed Form of Acceptance (in the case of holders of Huntingdon Shares) or Letter of Transmittal (in the case of holders of Huntingdon ADRs), together with all other required documentation as soon as possible, but in any event so as to arrive by no later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 4 January 2002, unless further extended, to, respectively, the Company (acting as receiving agent) or the US Depositary at the addresses set out at the end of this document. The Initial Offer Period was initially scheduled to expire at
3.00 p.m. (London time), 10.00 a.m. (New York City time) on 13 November 2001. However, in accordance with the terms of the offer, on 14 November 2001, LSR extended the expiration of the Initial Offer Period to 3.00 p.m. (London time),
10.00 a.m. (New York City time) on 28 November 2001; on 29 November 2001, LSR further extended the expiration of the Initial Offer Period to 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 14 December 2001; on 17 December 2001, LSR again extended the expiration of the Initial Offer Period to 3.00 p.m. (London Time), 10.00 a.m. (New York City time) on 28 December 2001; and on 21 December 2001, LSR extended the Initial Offer Period to 3.00 p.m. (London time),
10.00 a.m. (New York City time) on 4 January 2002.


     If you are in any doubt as to the action you should take, you should contact your stockbroker, bank manager, solicitor, accountant, or other authorised independent financial adviser authorised under the Financial Services and Markets Act 2000 or other appropriate adviser.

11.  CREST

     In order to facilitate acceptance of the Offer, Huntingdon announced on 9 October 2001 its intention to withdraw its Huntingdon Shares from CREST, which became effective on 12 October 2001.

     Holders of Huntingdon Shares who previously held their Huntingdon Shares in uncertificated form, that is in CREST, should have received a certificate in respect of their holdings with the 16 October 2001 mailing of this document.

     In the event the Offer becomes, or is declared, unconditional in all respects, LSR expects to provide a facility for the LSR Voting Common Stock to be held in uncertificated form.

12.  RECOMMENDATION

     THE HUNTINGDON DIRECTORS, WHO HAVE BEEN SO ADVISED BY CORPORATE SYNERGY, CONSIDER THE TERMS OF THE OFFER TO BE FAIR AND REASONABLE. IN PROVIDING ADVICE TO THE HUNTINGDON DIRECTORS, CORPORATE SYNERGY HAS

TAKEN ACCOUNT OF THE COMMERCIAL ASSESSMENTS OF THE HUNTINGDON DIRECTORS BUT WAS NOT ASKED TO ISSUE, AND HAS NOT ISSUED, A FAIRNESS OPINION.

     ACCORDINGLY, ALL OF THE HUNTINGDON DIRECTORS RECOMMEND THAT ALL HUNTINGDON SECURITYHOLDERS ACCEPT THE OFFER AS THEY HAVE IRREVOCABLY UNDERTAKEN TO DO IN RESPECT OF THEIR OWN AND THEIR RESPECTIVE ASSOCIATED BENEFICIAL HOLDINGS AMOUNTING TO 20,034,768 HUNTINGDON SHARES (INCLUDING HUNTINGDON SHARES REPRESENTED BY HUNTINGDON ADSs), REPRESENTING APPROXIMATELY 6.8 PER CENT. OF HUNTINGDON'S ISSUED ORDINARY SHARE CAPITAL.

                                        Yours sincerely

                                        Andrew Baker
                                      Executive Chairman

                                     PART 2

                    LETTER FROM LIFE SCIENCES RESEARCH, INC.

                          LIFE SCIENCES RESEARCH, INC.
                         (a Maryland, US, corporation)


Director:                                                            Principal Office:
Walter Stapfer (President)                                                    PMB #251
                                                               211 East Lombard Street
                                                                             Baltimore
                                                                              Maryland
                                                                            21202-6102

                                                                      21 December 2001


To Huntingdon Securityholders and for information only to participants in the Huntingdon Share Option Schemes and, on application, Bondholders

Dear Sir or Madam

               RECOMMENDED OFFER BY LIFE SCIENCES RESEARCH, INC.
                     FOR HUNTINGDON LIFE SCIENCES GROUP PLC

1.  INTRODUCTION

     It was announced on 9 October 2001 that LSR proposed to make a recommended all share offer for the whole of the issued and to be issued share capital of Huntingdon. The Offer was made on 16 October 2001 by the initial mailing of this document. LSR is incorporated in Maryland, US and has been established solely for the purpose of making the Offer.

     This letter sets out the formal offer by LSR for your Huntingdon Securities and explains our reasons for making it. We urge you to accept the Offer.

     WE DRAW YOUR ATTENTION TO THE LETTER FROM THE CHAIRMAN OF HUNTINGDON SET OUT IN PART 1 OF THIS DOCUMENT ON PAGE 43 WHICH SETS OUT THE REASONS WHY THE HUNTINGDON DIRECTORS UNANIMOUSLY RECOMMEND THAT HUNTINGDON SECURITYHOLDERS ACCEPT THE OFFER.

2.  THE OFFER

     Under the terms of the Offer, each Huntingdon Securityholder will receive:

FOR EVERY 50 HUNTINGDON SHARES  1 SHARE OF LSR VOTING COMMON STOCK
FOR EVERY 2 HUNTINGDON ADSs     1 SHARE OF LSR VOTING COMMON STOCK

     If the Offer becomes, or is declared, unconditional in all respects, fractions of shares of LSR Voting Common Stock will not be issued to accepting Huntingdon Securityholders who will instead receive from LSR an amount in cash in lieu of any entitlements to a fraction of a share of LSR Voting Common Stock, equivalent to 3.25 pence per Huntingdon Share or 81.25 pence per Huntingdon ADS. Any Huntingdon Securityholder may elect to receive the payment due in lieu of issuing fractional shares of LSR Voting Common Stock in either pounds sterling or US dollars. In the absence of any such election, such payment will be made to holders of Huntingdon Shares in pounds sterling and Huntingdon ADSs in US dollars, the US dollar equivalent being calculated at a prevailing exchange rate selected by LSR at the time of payment. LSR will not be liable to Huntingdon Securityholders or any other person in respect of the exchange rate utilised.

     The Offer will extend to all Huntingdon Securities that are unconditionally allotted or issued while the Offer remains open for acceptances (or such earlier date as LSR decides, subject to the Code, US securities laws or as the Panel may decide).

     Huntingdon Securities will be acquired fully paid and free from all liens, equities, charges, encumbrances, rights of pre-emption and other third party interests, together with all rights attaching to them on or after 16 October 2001, including the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after that date.


     Additional terms of the Offer are set out in the provisions for acceptance and settlement contained in this letter, in the Appendix 1 to this document on page 67 and in the Acceptance Form.


     The new shares of LSR Voting Common Stock issued to Huntingdon Securityholders who accept the Offer will be credited as fully paid, will rank pari passu with existing shares of LSR Voting Common Stock and with respect to all dividends and other distributions declared, made or paid by reference to a record date after the date on which they are issued.

     Upon the Offer becoming, or being declared, unconditional in all respects and assuming full acceptance of the Offer (and that no further Huntingdon Securities are issued after the date of this document and that none of the LSR Warrants are exercised), Huntingdon Securityholders will own a maximum of 5,870,205 shares of LSR Voting Common Stock, representing approximately 98.3 per cent. of the issued LSR Voting Common Stock.

     Upon the Offer becoming, or being declared, unconditional in all respects and assuming full acceptance of the Offer (and that no further Huntingdon Securities are issued after the date of this document and that none of the LSR Warrants are exercised) and total conversion of the LSR Non-Voting Common Stock into LSR Voting Common Stock, Huntingdon Securityholders will own approximately
85.4 per cent. of the issued LSR Voting Common Stock. If only 50 per cent. of the Huntingdon Securities are exchanged in the Offer, Huntingdon Securityholders will own approximately 74.6 per cent. of the issued LSR Voting Common Stock.

     Further information on the LSR Common Stock and the LSR Warrants is set out in paragraphs 5 and 7.1 of Appendix 2 to this document on pages 88 and 90, respectively.


     The procedure for acceptance of the Offer is set out in paragraph 12 below and in Part C of Appendix 1 to this document on page 85 and in the Acceptance Form.


3.  IRREVOCABLE UNDERTAKINGS

     We have received irrevocable undertakings to accept, or procure the acceptance of, the Offer from all of the Huntingdon Directors in respect of their own and associated beneficial holdings amounting to 20,034,768 Huntingdon Shares (including Huntingdon Shares represented by Huntingdon ADSs), representing approximately 6.8 per cent. of Huntingdon's issued ordinary share capital. For a further description of these undertakings, see paragraph 3.2.6 of Appendix 6 to this document on page 202.

4.  BACKGROUND TO AND REASONS FOR THE OFFER

     LSR believes that the Offer will provide the following benefits:

     - Huntingdon's ownership will be re-domiciled to the US, where the investment community is more familiar with the CRO industry and which we believe should result in a more active trading market in the LSR Voting Common Stock than currently exists for Huntingdon Shares or Huntingdon ADRs.

     - As a US company, LSR will benefit from corporate governance and privacy rules and regulations that will be beneficial to accepting Huntingdon Securityholders. For example, under the laws of Maryland, where LSR is incorporated, stockholder lists are only available to other stockholders of record who have held at least 5 per cent. of the outstanding stock of any class of equity securities of the corporation for a period of at least six months.

     - Upon the Offer becoming, or being declared, unconditional in all respects, LSR expects that the LSR Voting Common Stock will be eligible to be quoted on the OTCBB although there can be no assurance that such trading will be established or continued. Moreover, since upon the Offer becoming, or being declared, unconditional in all respects, securities held by accepting Huntingdon Securityholders will be in the form of common stock, which is a more commonplace and widely followed form of security than ADRs, it is the Company's expectation that the trading market in shares of LSR Voting Common Stock will be more liquid than the US market in Huntingdon ADRs has been to date.

     - The LSR Investors have agreed to invest by way of subscription for shares of LSR Common Stock, conditional, inter alia, upon the Offer becoming, or being declared, unconditional in all respects (other than with respect to the condition as to this subscription), an aggregate of US$1,499,850 in LSR. These funds will be used to pay the costs of the Offer, for both LSR and Huntingdon. Any remaining funds will provide additional working capital for the Enlarged Group.

     Upon the Offer becoming, or being declared, unconditional in all respects, all the existing Huntingdon Directors will be elected to the LSR Board and the existing LSR Director will resign. There are no substantive changes proposed to the business of the Group and there is no intention to redeploy any fixed assets of the Group.

5.  INFORMATION ON HUNTINGDON

     Huntingdon provides pre-clinical and non-clinical biological safety evaluation research services to most of the world's leading pharmaceutical biotechnology, agrochemical and industrial chemical companies. The purpose of this safety evaluation is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of chemicals which are essential components of Huntingdon's clients' products. Huntingdon's services are designed to meet the regulatory requirements of governments around the world.

     The Company was incorporated in England and Wales on 14 December 1951 under the Companies Act 1948 and, in 1988, the Huntingdon Shares were listed on the Official List of the London Stock Exchange. In early 1989 the Company listed the Huntingdon ADRs on the New York Stock Exchange. The Huntingdon ADRs were de-listed from the New York Stock Exchange in December 2000, due to the failure to qualify for continued listing. The Huntingdon ADRs were quoted on the OTCBB until 22 October 2001. On 22 October 2001, the Huntingdon ADRs were disqualified from quotation on the OTCBB because no participating market makers were making a market in the ADRs. The Huntingdon ADRs are now quoted on the over-the-counter non-bulletin board market, which is also known as the "pink sheets", under the symbol "HTDLY".

     In 1991, the Company raised US$50 million through the issue of the Bonds, which are also listed on the Official List. Further information about the Bonds and details of LSR's proposal in respect of them are set out in paragraph 9 below.

     In August 1998, the Company entered into the Facilities Agreement under which a facility of L24.5 million was made available to the Group. Following various extensions, this facility is now repayable at the end of June 2006. Further details of this facility are set out in paragraphs 9.1.1, 9.1.2, 9.1.4,
9.1.5 and 9.1.6 of Appendix 6 to this document on pages 221 to 224.

     In September 1998, the Company raised L22 million by way of a placing and open offer. This money was used to strengthen the Company's balance sheet, which had been weakened by trading losses, and was accompanied by the appointment of new management.

     Further information on Huntingdon is set out in Appendices 3 and 6 to this document and is incorporated by reference from Huntingdon's Annual Report in Form 10-K, as amended, for the fiscal year ended 31 December 2000.

6.  INFORMATION ON LSR

     LSR is a newly established corporation incorporated in the State of Maryland in the US and was formed specifically for the purpose of making the Offer. LSR has not conducted any business other than in connection with the Offer.


     There are currently 100 shares of LSR Voting Common Stock issued and outstanding, all of which are owned by Mr Stapfer. LSR has entered into conditional Subscription Agreements with the LSR Investors under which Mr Stapfer will acquire 99,900 shares of LSR Voting Common Stock and the other LSR Investors will acquire 900,000 shares of LSR Non-Voting Common Stock, all at a price of US$1.50 per share which is approximately 37 per cent. below the market price of a Huntingdon Share on 8 October 2001 and 45 per cent. below the market price of a Huntingdon Share on 20 December 2001 after giving effect to the exchange rate on 8 October 2001 of L1 = US$1.45 and on 20 December 2001 of L1 = US$1.45 and the offer exchange ratio of one share of LSR Voting Common Stock for 50 Huntingdon Shares. These shares of LSR Common Stock will be subject to restrictions on transfer pursuant to the US securities laws. For further information regarding these arrangements see paragraph 7.3 in Appendix 2 to this document on page 91.


     LSR has issued the LSR Warrants with respect to an aggregate of 704,425 shares of LSR Voting Common Stock at an exercise price of US$1.50 per share to Stephens Group Inc. It is anticipated that, after the Offer has become, or is declared, unconditional in all respects and the LSR Voting Common Stock has been issued to Huntingdon Securityholders who accept the Offer, LSR will submit a proposal to shareholders to issue warrants to FHP to acquire up to 410,914 shares of LSR Voting Common Stock at a purchase price of US$1.50 per share. The LSR Warrants will become exercisable on the Offer becoming, or being declared, unconditional in all respects. The shares of LSR Voting Common Stock issuable upon exercise of the LSR Warrants will be subject to certain restrictions on transfer pursuant to the US securities laws. For further information regarding these arrangements see paragraph 7.1 of Appendix 2 to this document on page 90.

     Further details of LSR are set out in Appendix 2 to this document on page
87.

7.  MANAGEMENT AND EMPLOYEES

     Following the Offer becoming or being declared unconditional in all respects, the existing employment rights, including pension rights, of all employees of the Group will be fully safeguarded.

     Details of amendments to be made to the service contracts of the Huntingdon Directors are set out in paragraph 6 of Appendix 6 to this document on page 206.

     The Huntingdon management team will run the business of LSR following the Offer becoming, or being declared, unconditional in all respects and all the existing Huntingdon Directors will be appointed to and will constitute the entire board of LSR at that time.

8.  HUNTINGDON SHARE OPTION SCHEMES

     The Offer extends to all Huntingdon Securities unconditionally allotted or issued while the Offer remains open for acceptances (or such earlier date as we may decide, subject to the Code, US securities laws, and/or as the Panel may decide), including any Huntingdon Securities which are unconditionally allotted or issued pursuant to the exercise of options granted under Huntingdon Share Option Schemes. To the extent that such options are not exercised, they will remain outstanding after the Offer becomes, or is declared, unconditional in all respects. However, LSR expects to issue new options to purchase shares of LSR Common Stock to current holders of Huntingdon options once the Offer becomes, or is declared, unconditional in all respects. Employees and officers of Huntingdon who are eligible to participate in the current share incentive and option arrangements operated by the Group will be eligible to participate in the LSR 2001 Equity Incentive Plan, following the date on which the Offer becomes, or is declared, unconditional in all respects.

     Further details of the Huntingdon Share Option Schemes and the LSR 2001 Equity Incentive Plan are set out in paragraphs 7.1 and 7.2 of Appendix 6 to this document on pages 210 and 219 respectively.

     If all of the participants in the Huntingdon Share Option Schemes exercise their existing options after the Offer has become, or has been declared, unconditional in all respects and do not, or are not able to, accept the Offer and if LSR then holds less than 57.1 per cent. of the issued Huntingdon Securities, the issue of Huntingdon Shares on such exercise could, if the Bonds have been converted into Huntingdon Securities without subsequently being exchanged for shares of LSR Voting Common Stock, dilute LSR's holding of Huntingdon Shares to below 50 per cent. of the issued share capital of Huntingdon. See also paragraph 9 of this Part 2 below.

9.  CONVERTIBLE CAPITAL BONDS

     The Bonds, which are guaranteed on a subordinated basis by Huntingdon, were issued on 12 August 1991 by Huntingdon's subsidiary, HIH Capital Limited. The principal amount outstanding is US$50,000,000. Interest of 7 1/2 per cent. per annum is payable in arrears in semi-annual installments on 25 March and 25 September.


     The Bonds are redeemable at par on 25 September 2006, unless redeemed earlier at the option of Huntingdon or later with the consent of the Bondholders. Upon application, the Bonds are convertible into redeemable preference shares of HIH Capital Limited, which in turn are automatically exchanged for Huntingdon Shares. The exchange price for such conversion, based upon the paid-up value of the Preference Shares and a fixed rate of exchange of L1.00 = US$1.6825, is currently 242.3p per Huntingdon Share but is subject to adjustment in certain circumstances. The number of Huntingdon Shares to be issued on conversion and exchange of each unit of US$1,000 comprised in a Bond is 245 Huntingdon Shares, as at 20 December 2001 (being the last practicable date prior to the publication of this document). 245 Huntingdon Shares had an aggregate market value at that date of L9.1875.


     Under the trust deed constituting the Bonds and related documents, Huntingdon is required to notify the Bondholders of the Offer and their Conversion Rights. Huntingdon is also required to use reasonable endeavours to procure that a like offer is extended to the Bondholders and any Bondholders who exercise their Conversion Rights during the life of the Offer.

     The Offer extends to all Huntingdon Securities unconditionally allotted or issued while the Offer remains open for acceptances (or such earlier date as we may decide, subject to the Code, US Securities laws, and/or as the Panel may decide) including any Huntingdon Securities which are unconditionally allotted or issued to Bondholders on exercise of the Conversion Rights during this period. To assist Bondholders in exercising their Conversion Rights and to accept the Offer in respect of any Huntingdon Securities allotted to them on such conversion, Bondholders may obtain this document, together with the forms required to exercise their Conversion Rights and accept the Offer, from the Company by mail to the Receiving Agent, PO Box 353, Alconbury, Huntingdon, Cambridgeshire PE28 4BR. If they so elect, Bondholders will be able to accept the Offer, having exercised their Conversion Rights subject to the Offer becoming, or being declared, unconditional in all respects.

     The Offer will only be open to acceptance by Bondholders who have exercised their Conversion Rights thereby becoming Huntingdon Securityholders and is subject to the terms and conditions applicable to all Huntingdon Securityholders. In particular, the Offer is not being made directly or indirectly in or into Canada, Australia or Japan, or to any resident of Canada, Australia or Japan. Accordingly copies of this document, the Acceptance Form and any related documents will not be sent to any Bondholder in any of the aforesaid jurisdictions or to persons whom LSR knows, or has reason to believe, to be custodians, trustees or nominees holding Bonds for persons with addresses in any of the aforesaid jurisdictions.

     LSR expects to maintain the listing of the Bonds on the Official List once the Offer becomes unconditional in all respects. Under the trust deed and related documents, Huntingdon is required to use reasonable endeavours to procure that the Preference Shares, and the Huntingdon Shares issued on exchange of any Preference Shares, are admitted to the Official List and that any Huntingdon ADRs issued in respect of any Huntingdon Shares issued upon any exchange of any Preference Shares will be listed on NYSE. The Huntingdon ADRs ceased to be listed on the NYSE in December 2000, due to failure to qualify for continued listing. The Huntingdon ADRs were quoted on the OTCBB until 22 October 2001. On 22 October 2001, the

ADRs were disqualified from quotation on the OTCBB because no participating market makers were making a market in the Huntingdon ADRs. The Offer is conditional on a participating OTCBB market maker having submitted Form 211 together with all additional required information to the OTC Compliance Unit of the National Association of Securities Dealers, Inc. with respect to the LSR Voting Common Stock. Therefore, LSR expects that at the time that the Offer becomes, or is declared, unconditional in all respects, the LSR Voting Common Stock will be eligible for quotation on the OTCBB although there is no assurance that the trading volume in the LSR Voting Common Stock will be substantial. If the Offer becomes, or is declared, unconditional in all respects, LSR will, in order to foster the US trading market for the LSR Voting Common Stock, procure the making of an application by Huntingdon for the removal of Huntingdon Shares from the Official List and for the cancellation of trading in Huntingdon Shares on the London Stock Exchange's market for listed securities. LSR will also procure that Huntingdon will take certain actions to prevent the Huntingdon ADRs from becoming eligible to be quoted on the OTCBB, and will not procure a listing of the Preference Shares which are not currently listed on the Official List.

     Recognising that there is unlikely to be an active trading market, if any at all, in the Preference Shares and Huntingdon Shares after completion of the Offer, LSR entered into the Deed Poll which provides that, subject to the Offer becoming or being declared unconditional in all respects, Bondholders who exercise their Conversion Rights will, subject to US securities laws and regulations and certain other conditions, be able to exchange their Huntingdon Shares for LSR Voting Common Stock. This LSR Voting Common Stock could not, on issue, be publicly traded in the US, but the Deed Poll gives the Bondholders rights (subject to certain conditions) to require this stock to be registered under the US securities laws for purposes of enabling such Bondholders to effectuate a public offering of LSR Voting Common Stock with aggregate proceeds (after deduction for underwriter's discounts and expenses related to the issuance) of at least US$2.5 million. The Deed Poll also contains anti-dilution provisions relating to future changes to the issued capital stock of LSR similar to the anti-dilution provisions which apply to the Conversion Rights. There will be no adjustment for any allotment of LSR Common Stock issued prior to or as part of, or in conjunction with, the Offer. Further information relating to the Deed Poll is set out in paragraph 7.2 of Appendix 2 to this document on page 91.

     The Bonds will remain convertible into Huntingdon Securities. If, after the Offer has become, or is declared, unconditional in all respects, the Bondholders exercise their Conversion Rights, assuming the current exchange price for conversion, but do not elect, or are not able, to exchange the Huntingdon Securities issued to them on such conversion for LSR Voting Common Stock pursuant to the Deed Poll and LSR then holds less than 57.1 per cent. of the issued Huntingdon Securities, the issue of Huntingdon Securities to Bondholders could, if all the participants in the Huntingdon Share Option Schemes exercise their existing options and do not, or are not able to, accept the Offer (as described in paragraph 8 above), dilute LSR's holding of Huntingdon Securities to below 50 per cent. of the issued share capital of Huntingdon.

10.  INDUCEMENT FEE

     Huntingdon has agreed to pay LSR an amount equal to 1 per cent. of the value of the Offer in certain circumstances, including the Huntingdon Directors withdrawing their recommendation to accept the Offer or recommending against acceptance of the Offer, or if prior to the Offer lapsing or being withdrawn, the Company or any of the Huntingdon Directors voluntarily authorises or directs any act or omission which will prevent a Condition from being satisfied, or if at any time prior to 31 March 2002, the Huntingdon Directors recommend a competing offer.

11.  TAXATION

     HUNTINGDON SECURITYHOLDERS WHO ARE IN ANY DOUBT ABOUT THEIR TAXATION POSITION, OR WHO ARE RESIDENT OR OTHERWISE SUBJECT TO TAXATION IN A JURISDICTION OUTSIDE THE UK OR THE US, SHOULD CONSULT THEIR OWN PROFESSIONAL ADVISERS IMMEDIATELY.

  11.1 UNITED KINGDOM TAXATION

     THE COMMENTS SET OUT BELOW SUMMARISE THE UK TAX TREATMENT OF THE OFFER. THEY ARE BASED ON EXISTING LAW AND OUR UNDERSTANDING OF CURRENT INLAND REVENUE PRACTICE AS AT THE DATE OF THIS DOCUMENT. THEY ARE INTENDED AS A GENERAL GUIDE AND APPLY TO HUNTINGDON SHAREHOLDERS RESIDENT OR (IF INDIVIDUALS) ORDINARILY RESIDENT FOR TAX PURPOSES IN THE UK WHO HOLD HUNTINGDON SHARES AS AN INVESTMENT (AND NOT AS SECURITIES TO BE REALISED IN THE COURSE OF A TRADE) AND WHO ARE THE ABSOLUTE BENEFICIAL OWNERS OF THOSE HUNTINGDON SHARES.

     THE COMMENTS SET OUT BELOW ASSUME THAT LSR WILL, FOR THE PURPOSES OF UK TAXATION, BE RESIDENT IN THE UK.

  Capital Gains Tax

     For the purposes of UK taxation of capital gains, the exchange of Huntingdon Shares for new LSR Voting Common Stock under the Offer will be a reorganisation. Accordingly, such Huntingdon Shareholders will not be treated as making a disposal of their Huntingdon Shares for the purposes of UK taxation of capital gains, and the new LSR Voting Common Stock issued will be treated as the same asset and as having been acquired at the same time as the Huntingdon Shares. The new LSR Voting Common Stock will therefore have the same base cost as the Huntingdon Shares they replace save as mentioned below.

     Huntingdon Shareholders who, either alone or together with persons connected with them, hold more than 5 per cent. of the Huntingdon Shares will only be eligible for such treatment if the Inland Revenue is satisfied that the Offer has been made for bona fide commercial reasons and not for tax avoidance purposes. Clearance has been obtained under section 138 of the Taxation of Chargeable Gains Act 1992 in respect of the Offer, confirming that the Inland Revenue is satisfied as to these matters.

     The receipt of any cash consideration in respect of the Huntingdon Shares in lieu of receiving fractional shares of LSR Voting Common Stock should not give rise to a part disposal of the Huntingdon Shares provided that the amount of cash represents 5 per cent. or less of the value of a Huntingdon Shareholder's holding of Huntingdon Shares or in any event in aggregate is less than L3,000. In this event the amount of the distribution will be deducted from a Huntingdon Shareholder's base cost for the Huntingdon Shares. A Huntingdon Shareholder may, however, elect to treat the disposal as a part disposal and may wish to do so where any gain on the disposal would be covered by that Huntingdon Shareholder's annual exemption from capital gains tax, currently L7,500.

     A subsequent disposal of all or any of the LSR Voting Common Stock acquired pursuant to the Offer may result in a liability to UK taxation of capital gains depending on individual circumstances. For the purposes of capital gains tax taper relief available to non-corporate shareholders, the new LSR Voting Common Stock will be shares in an unlisted company and should, in relation to the non-corporate Huntingdon Shareholder, immediately after the exchange and for so long as they are not traded on a recognised stock exchange constitute non-business assets for Huntingdon Shareholders up to the date of the exchange for LSR Voting Common Stock and business assets thereafter, although in the case of Huntingdon Shareholders who are and have continuously been employees of the Group, Huntingdon Shares would have been treated as business assets since 6 April 2000.

     Where an individual Huntingdon Shareholder acquired his Huntingdon Shares prior to 6 April 1998, indexation allowance on the acquisition cost of the Huntingdon Shares will be available for the period up to and including 5 April 1998. No indexation allowance will be available where an individual Huntingdon Shareholder acquired his Huntingdon Shares after 31 March 1998.

     Share identification rules may affect the acquisition cost (and, therefore, any chargeable gain) in respect of Huntingdon Shares held by a Huntingdon Shareholder who is not subject to corporation tax. These rules identify Huntingdon Shares which a Huntingdon Shareholder has disposed of with other Huntingdon Shares acquired and broadly are as follows:

     - Huntingdon Shares disposed of are first identified with Huntingdon Shares acquired on the same day;

     - Huntingdon Shares disposed of are then identified with Huntingdon Shares acquired during the following 30 days;

     - Huntingdon Shares disposed of are then identified with Huntingdon Shares acquired since 5 April 1998 identifying Huntingdon Shares acquired later before Huntingdon Shares acquired earlier -- in other words the "last in first out" identification rules;

     - Huntingdon Shares disposed of are then identified with any pool of Huntingdon Shares acquired after 5 April 1982 and held on 5 April 1998;

     - Huntingdon Shares disposed of are then identified with any Huntingdon Shares acquired between 7 April 1965 and 5 April 1982; and lastly

     - Huntingdon Shares disposed of are then identified with Huntingdon Shares acquired before 6 April 1965.

     INDIVIDUAL HOLDERS OF HUNTINGDON ADSs WHO ARE RESIDENT OR ORDINARILY RESIDENT IN THE UK SHOULD OBTAIN THEIR OWN PROFESSIONAL ADVICE ON THE CAPITAL GAINS TAX CONSEQUENCES OF TAKING NEW LSR VOTING COMMON STOCK.

  Taxation of Dividends

     As with a dividend paid by Huntingdon to a UK resident individual Huntingdon Shareholder, a dividend paid by LSR to a UK resident individual holder of LSR Voting Common Stock will carry a non-refundable tax credit in an amount equal to 1/9th of the dividend. The dividend together with the tax credit will be subject to UK income tax at the prevailing tax rate for dividends. The tax credit will discharge any liability of a UK resident holder of LSR Voting Common Stock to the lower and basic rates of income tax. Higher rate taxpayers will be liable to further income tax at an effective rate of 25 per cent. of the dividend paid. However as LSR will also be resident in the US, as set out in "US Federal Income Tax Consequences" beginning on page 38 of this document, in relation to dividend payments by LSR, under US law, LSR will be obliged to withhold US federal income tax in respect of the dividend. Under the double taxation treaty between the UK and the US generally the withholding tax will be 15 per cent. as opposed to 30 per cent. Higher rate tax payers who would be liable to further UK income tax at an effective rate of 25 per cent. of the dividend paid should be able to claim a credit against their UK tax liability for the US federal income tax withheld by LSR. Huntingdon Shareholders liable to UK income tax at the lower or basic rates generally would not be able to reclaim the US federal income tax withheld.

     UK corporate shareholders are generally not liable to UK corporation tax on dividends paid by other UK resident companies. Generally, a UK corporate shareholder would not be able to reclaim the US federal income tax withheld in respect of a dividend paid by LSR and referred to above although in the circumstances of a particular shareholder the withholding tax may be reduced even further under the US/UK double tax treaty.

  Stamp duty and stamp duty reserve tax

     No stamp duty or stamp duty reserve tax will be payable by Huntingdon Shareholders on the issue of new LSR Voting Common Stock.

  Other tax matters

     Special tax provisions may apply to Huntingdon Shareholders who have acquired or acquire those Huntingdon Shares by exercising options under the Huntingdon Share Option Schemes.

  11.2 CERTAIN TAX CONSEQUENCES FOR OVERSEAS HUNTINGDON SHAREHOLDERS

  Capital gains tax

     Huntingdon Shareholders who are not (at any time in the relevant UK tax year) resident or ordinarily resident for tax purposes in the UK and who do not (at any time in the relevant UK tax year) carry on a trade, profession or vocation in the UK through a branch or agency will not generally be subject to UK capital gains tax or corporation tax in respect of a disposal of their Huntingdon Shares. Individuals who make a disposal of their Huntingdon Shares while they are temporarily outside the UK may, under special rules, be treated as disposing of them in the tax year in which they become resident or ordinarily resident in the UK again. However, for the reasons given above, such Huntingdon Shareholders should not generally be treated as making a disposal of those Huntingdon Shares for the purposes of UK taxation of capital gains as a result of the issue to them of new LSR Voting Common Stock under the Offer.

     Holders of Huntingdon ADSs should obtain their own professional advice on the capital gains tax consequences of taking new LSR Voting Common Stock.

  Taxation of Dividends

     Under the terms of the double tax treaty currently in force between the UK and the US, holders of LSR Voting Common Stock who are resident in the US are entitled to a refund of all or part of the tax credit on dividends paid by LSR. The amount of the refundable tax credit is reduced by the withholding tax provided for under the terms of the double tax treaty. Following the reduction in the tax credit available on dividends paid by UK resident companies to 1/9th of the dividend paid, the amount of the withholding tax will exceed the repayable credit so that in practice no payments will be due under the terms of the treaty. Holders of LSR Voting Common Stock resident in countries other than the US which have double tax treaties with the UK may also be entitled to a refund of all or part of the tax credit. Such holders should consult their own professional advisers.

  11.3 UNITED STATES TAXATION

     See "US Federal Income Tax Consequences" beginning on page 38 of this document.

  11.4 CERTAIN TAX CONSEQUENCES TO LSR

     The Group, as currently structured, generally benefits from a lower effective corporate income tax rate on any profits earned from sources in the UK as compared to any profits earned from sources in the US; the effective UK tax rate will be lower because the nominal US corporate income tax rate is higher than the nominal UK corporation tax rate and because the Group has tax losses that can be carried forward and that, with respect to future profits earned from sources in the UK, could result in an effective UK corporation tax rate lower than the nominal UK corporation tax rate. If LSR acquires Huntingdon, then profits from sources in the UK will have to be first distributed to LSR before they can be distributed to stockholders of LSR; profits so distributed will bear the burden of the higher US corporate income tax rate. The total amount of any additional tax burden will depend on the amount of Huntingdon's profit that is earned from sources in the UK (or other jurisdictions with a lower corporate income tax rate than the US) and subsequently distributed to LSR.

     So long as the place of central management and control of LSR continues to be the place of central management and control of Huntingdon, i.e., in the UK, for UK corporation tax purposes LSR will be treated as a company resident in the UK (although for US income tax purposes, LSR will be treated as a US domestic corporation). LSR will not be subject to UK corporation tax on dividends received from Huntingdon (or any other UK subsidiary). If LSR were to sell its shares in Huntingdon, LSR would be subject to UK corporation tax on any capital gains on the sale (as well as US corporate income tax).

12.  PROCEDURE FOR ACCEPTANCE OF THE OFFER

     This section should be read in conjunction with Part C of Appendix 1 to this document beginning on page 85 and with the instructions on the relevant Acceptance Form.

  12.1 HOLDERS OF HUNTINGDON SHARES

     (a) Procedure for acceptance

     (i) If you are a holder of Huntingdon Shares you should have received a Form of Acceptance for use in connection with the Offer, together with a share certificate, if your holding was previously in

          CREST, with the initial mailing of this document. To accept the Offer in respect of all your Huntingdon Shares, you must complete Boxes 1 and 3 of the Form of Acceptance. In all cases, you must sign Box 2 of the Form of Acceptance and all holders of Huntingdon Shares who are individuals should sign Box 2 in the presence of a witness, who should also sign in accordance with the instructions printed on the Form of Acceptance. If you do not insert a number in Box 1, or you insert a number greater than your registered holding of Huntingdon Shares, a valid acceptance will be deemed to be made in respect of all of the Huntingdon Shares held by you.

     (ii) To accept the Offer in respect of less than all of your Huntingdon Shares you must insert in Box 1 of the Form of Acceptance that lesser number of Huntingdon Shares in respect of which you wish to accept the Offer, in accordance with the instructions printed on the Form of Acceptance. You should then follow the procedure set out in paragraph 12.1(a)(i) above in respect of that lesser number of Huntingdon Shares.


     THE COMPLETED FORM OF ACCEPTANCE SHOULD BE SIGNED AND RETURNED, BY POST (A REPLY-PAID ENVELOPE WAS ENCLOSED WITH THE 16 OCTOBER 2001 POSTING OF THIS DOCUMENT) TO THE COMPANY (ACTING AS RECEIVING AGENT), AT PO BOX 353, ALCONBURY, HUNTINGDON, CAMBRIDGESHIRE PE28 4BR, TOGETHER WITH THE RELEVANT SHARE CERTIFICATE(S) AND/OR ANY OTHER DOCUMENT(S) OF TITLE, IN EACH CASE AS SOON AS POSSIBLE BUT IN ANY EVENT TO BE RECEIVED BY NO LATER THAN 3.00 P.M. (LONDON
TIME), 10.00 A.M. (NEW YORK CITY TIME) ON 4 JANUARY 2002, UNLESS FURTHER
EXTENDED.



     No acknowledgement of receipt of documents will be given on behalf of LSR. The instructions printed on the Form of Acceptance are deemed to form part of the terms of the Offer.


     Any Form of Acceptance received in an envelope post marked in Canada, Australia or Japan or otherwise appearing to have been sent from Canada, Australia or Japan may be rejected as an invalid acceptance of the Offer. For further information on overseas shareholders, see paragraph 12.3 below.

     (b) Certificates not readily available or lost


     If for any reason the relevant share certificate(s) and/or the other document(s) of title is/are lost or not readily available, you should nevertheless complete, sign and return the relevant Form of Acceptance as stated above so as to be received by the Company (acting as receiving agent) no later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 4 January 2002, unless further extended.


     You should send with the relevant Form of Acceptance any share certificate(s) and/or other document(s) of title that you may have available and a letter stating that any remaining documents will follow as soon as possible or that you have lost one or more of your share certificate(s) and/or other document(s) of title. You should then arrange for the relevant share certificate(s) and/or other documents of title to be forwarded as soon as possible after that. If you have lost your share certificates and/or other document(s) of title, you should contact the Company at the address set out at the end of this document on page 232 for a letter of indemnity for lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given should be returned to the Company (acting as receiving agent) at the address set out at the end of this document on page 232.

     If you previously held your Huntingdon Shares in uncertificated form, that is, in CREST, you should have received with the initial mailing of this document a share certificate in respect of your holding.

     (c) Valid Acceptance

     Without prejudice to Parts B and C of Appendix 1 to this document on pages 74 and 85, respectively, LSR reserves the right, subject to the provisions of the Code, to treat as valid in whole or in part any acceptance of the Offer that is not entirely in order or that is not accompanied by the relevant share certificate(s) and/or other document(s) of title. No shares of LSR Voting Common Stock will be issued pursuant to the Offer until after the relevant share certificate(s) and/or other documents of title or indemnity satisfactory to LSR have been received.

  12.2 HOLDERS OF HUNTINGDON ADSs

     (a) Letter of Transmittal/Notice of Guaranteed Delivery

     If you are a holder of Huntingdon ADSs evidenced by Huntingdon ADRs, you will have received a Letter of Transmittal and Notice of Guaranteed Delivery for use in connection with the Offer. This section should be read together with the instructions on the Letter of Transmittal. The provisions of this section shall be deemed to be incorporated in, and to form a part of, the Letter of Transmittal. The Letter of Transmittal shall be deemed to form part of the terms of the Offer.

     (b) Valid Acceptance

     For a holder of Huntingdon ADSs evidenced by Huntingdon ADRs to validly tender such Huntingdon ADSs pursuant to the Offer, such holder must either:


        (i) return a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or Agent's Message (as defined in paragraph 12.2(c) below) in the case of book-entry transfers) and any other documents required by the Letter of Transmittal, to the US Depositary at one of its addresses set out at the end of this document on page 232 together with the Huntingdon ADRs evidencing such Huntingdon ADSs or deliver the same pursuant to the procedures for book-entry transfers set out in paragraph 12.2(c) below (and a confirmation of receipt of such transfer received by the US Depositary); IN EACH CASE AS SOON AS POSSIBLE BUT IN ANY EVENT TO BE RECEIVED NO LATER THAN 3.00 P.M. (LONDON TIME), 10.00 A.M. (NEW YORK CITY TIME) ON 4 JANUARY 2002, UNLESS FURTHER EXTENDED, OR


        (ii) such holder must comply with the "Guaranteed Delivery Procedures" (as set out in paragraph (h) below).

     The acceptance of the Offer by a tendering holder in respect of Huntingdon ADSs evidenced by Huntingdon ADRs pursuant to the procedures described above, subject to the withdrawal rights set out in paragraph 5 of Part B of Appendix 1 to this document on page 79, will be deemed to constitute a binding agreement between such tendering holders of Huntingdon ADSs and LSR upon the terms of the Offer and subject to the Conditions. Accordingly, references in this document and in the Letter of Transmittal to a tender of Huntingdon ADSs or Huntingdon ADRs representing such Huntingdon ADSs shall be construed to mean an acceptance of the Offer in respect of such Huntingdon ADSs upon the terms of the Offer and subject to the Conditions. IF A HUNTINGDON ADR EVIDENCING A HUNTINGDON ADS HAS BEEN TENDERED BY A HOLDER OF HUNTINGDON ADSs, THE HUNTINGDON SHARES REPRESENTED BY SUCH HUNTINGDON ADSs MAY NOT BE TENDERED INDEPENDENTLY. A LETTER OF TRANSMITTAL AND OTHER REQUIRED DOCUMENTS CONTAINED IN AN ENVELOPE POSTMARKED IN CANADA, AUSTRALIA OR JAPAN OR OTHERWISE APPEARING TO LSR OR ITS AGENTS TO HAVE BEEN SENT FROM CANADA, AUSTRALIA OR JAPAN MAY BE REJECTED AS INVALID.

     (c) Book-entry transfer

     The US Depositary will establish an account at The Depositary Trust Company with respect to interests in Huntingdon ADSs evidenced by Huntingdon ADRs held in book-entry form for the purposes of the Offer within 5 Business Days from the date of this document. Any financial institution that is a participant in any of The Depositary Trust Company's systems may make book-entry delivery of interests in Huntingdon ADSs by causing The Depositary Trust Company to transfer such interests in Huntingdon ADSs into the US Depositary's account at The Depositary Trust Company in accordance with The Depositary Trust Company's procedures for such transfer.

     Although delivery of interests in Huntingdon ADSs evidenced by Huntingdon ADRs may be effected through book-entry transfer into the US Depositary's account at The Depository Trust Company:

     (i) the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees; and

     (ii) an Agent's Message (as defined below),


and, in either case, any other required documents, must in any case, be transmitted to, and received by, the US Depositary at one of its addresses set out at the end of this document on page 232 or in paragraph 12.2(d) below, IN EACH CASE AS SOON AS POSSIBLE BUT IN ANY EVENT TO BE RECEIVED NO LATER THAN 3.00 P.M. (LONDON TIME), 10.00 A.M. (NEW YORK CITY TIME) ON 4 JANUARY 2002, UNLESS FURTHER EXTENDED, as the case may be before Huntingdon ADSs evidenced by Huntingdon ADRs will be counted as a valid acceptance or purchase, or such holder must comply with the Guaranteed Delivery Procedures described in paragraph (h) below.


     The term "Agent's Message" means a message transmitted by The Depositary Trust Company to, and received by the US Depositary and forming part of a Book-Entry Confirmation that states that The Depositary Trust Company has received an express acknowledgement from the participant in The Depositary Trust Company tendering the interest in Huntingdon ADSs that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that LSR may enforce such agreement against the participant. The confirmation of a book-entry transfer of Huntingdon ADSs into the US Depositary's account at The Depositary Trust Company as described above is referred to herein as a "Book-Entry Confirmation".

     (d) Method of delivery

     THE METHOD OF DELIVERY OF HUNTINGDON ADRs, THE LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE DEPOSITARY TRUST COMPANY, IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF HUNTINGDON ADSs. HUNTINGDON ADSs WILL BE DEEMED DELIVERED ONLY WHEN THE HUNTINGDON ADRs REPRESENTING SUCH HUNTINGDON ADSs ARE ACTUALLY RECEIVED BY THE US DEPOSITARY (INCLUDING IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL FROM WITHIN THE US, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY. NO ACKNOWLEDGEMENT OF RECEIPT OF ANY LETTER OF TRANSMITTAL OR OTHER REQUIRED DOCUMENTS WILL BE GIVEN BY, OR ON BEHALF, OF LSR.

     TO PREVENT THE POSSIBILITY OF BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO CASH PAID IN LIEU OF ANY ENTITLEMENTS TO A FRACTION OF A SHARE OF LSR VOTING COMMON STOCK RECEIVED PURSUANT TO THE OFFER, YOU SHOULD PROVIDE THE US DEPOSITARY WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER YOU ARE SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SOME SHAREHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND SOME NON-US HOLDERS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING AND REPORTING REQUIREMENTS. IN ORDER FOR AN INDIVIDUAL NON-US HOLDER TO QUALIFY AS AN EXEMPT RECIPIENT, SUCH NON-US HOLDER MUST CERTIFY, UNDER PENALTIES OF PERJURY, THAT IT IS NOT A US PERSON AND PROVIDE CERTAIN OTHER INFORMATION ON A PROPERLY EXECUTED FORM W-8BEN, OR, IF A SECURITIES CLEARING ORGANISATION, BANK OR OTHER FINANCIAL INSTITUTION THAT HOLDS CUSTOMER SECURITIES IN THE ORDINARY COURSE OF ITS TRADE OR BUSINESS HOLDS HUNTINGDON SECURITIES IN SUCH CAPACITY, THEN SUCH FINANCIAL INSTITUTION MUST CERTIFY, UNDER PENALTIES OF PERJURY, THAT SUCH STATEMENT HAS BEEN RECEIVED FROM THE BENEFICIAL OWNER BY IT AND FURNISH THE US DEPOSITARY WITH A COPY THEREOF. IF A NON-US HOLDER HOLDS THE HUNTINGDON ADSs THROUGH CERTAIN OTHER FOREIGN INTERMEDIARIES OR PARTNERSHIPS, THEN THE NON-US HOLDER MAY BE REQUIRED TO PROVIDE A FORM W-8BEN TO SUCH FOREIGN INTERMEDIARY OR PARTNERSHIP, AND THE FOREIGN INTERMEDIARY OR PARTNERSHIP MAY BE REQUIRED TO PROVIDE THE US DEPOSITARY WITH A FORM W-8IMY.

     Documents may be transmitted to the US Depositary at one of the following addresses:

           By mail:                      By courier:                       By hand:
       Bank of New York              The Bank of New York        The Depositary Trust Company
 Tender & Exchange Department    Tender & Exchange Department          55 Water Street
         PO Box 11248                385 Rifle Camp Road          (Jeanette Street Entrance)
    Church Street Station                 5th Floor                   New York, New York
      New York, New York          West Paterson, New Jersey
          10286-1248                        07424

     (e) Signature guarantees

     No signature guarantee is required on the Letter of Transmittal if:

     (i) the Letter of Transmittal is signed by the registered holder of the Huntingdon ADSs tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal; or

     (ii) such Huntingdon ADSs are tendered for the account of an Eligible Institution.

     In all other cases all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 on the Letter of Transmittal.

     (f) Huntingdon ADSs and ADRs

     If the Huntingdon ADSs are registered in the name of a person other than the person who signs the Letter of Transmittal, then the tendered Huntingdon ADRs must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered owner or owners appear on the Huntingdon ADRs, with the signatures on the Huntingdon ADRs or stock powers guaranteed as described in paragraph (e) above. See Instructions 1 and 5 on the Letter of Transmittal.

     (g) Partial Acceptances (not applicable to book-entry holders of Huntingdon
ADRs)

     If fewer than all of the Huntingdon ADSs evidenced by any Huntingdon ADRs delivered to the US Depositary are to be tendered, the holder thereof should so indicate in the Letter of Transmittal by filling in the number of Huntingdon ADSs which are to be tendered in the box entitled "Number of ADSs Tendered". In such case, a new Huntingdon ADR for the remainder of the Huntingdon ADSs represented by the former Huntingdon ADR will be sent to the person(s) signing such Letter of Transmittal (or delivered as such person properly indicates on it) as promptly as practicable following the date the tendered Huntingdon ADSs are purchased. All Huntingdon ADSs delivered to the US Depositary will be deemed to have been tendered unless otherwise indicated. See Instruction 4 on the Letter of Transmittal. In the case of partial tenders, Huntingdon ADSs not tendered will not be reissued to a person other than the registered holder.

     (h) Guaranteed Delivery Procedures


     (i) If a holder of Huntingdon ADSs evidenced by Huntingdon ADRs desires to tender Huntingdon ADSs pursuant to the Offer and the Huntingdon ADRs evidencing such Huntingdon ADSs are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the US Depositary prior to 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 4 January 2002, unless further extended, such holder's tender of Huntingdon ADSs may be effected if all the following conditions are met (the "Guaranteed Delivery Procedures"):


        (aa) such tender is made by or through an Eligible Institution;

        (bb) a properly completed and duly executed Notice of Guaranteed Delivery is received by the US Depositary, as provided below, while the Offer remains open for acceptances; and

        (cc) the Huntingdon ADRs evidencing all tendered Huntingdon ADSs (or, in the case of Huntingdon ADSs held in book-entry form, timely Book-Entry Confirmation with respect to such Huntingdon ADSs as described in paragraph (c) above), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantees (or Agent's Message in the case of a book-entry transfer) and any other required documents, are received by the US Depositary within three Business Days after the date of execution of such Notice of Guaranteed Delivery.

     (ii) The Notice of Guaranteed Delivery may be delivered by hand or mailed to the US Depositary and must include a guarantee by an Eligible Institution in the form set out in such Notice of Guaranteed Delivery.

     (iii) Receipt of a Notice of Guaranteed Delivery will not be treated as a valid acceptance for the purpose of satisfying the Acceptance Condition. To be counted towards satisfaction of this requirement, Huntingdon ADRs evidencing Huntingdon ADSs referred to in the Notice of Guaranteed Delivery must, prior to the relevant expiration date, be received by the US Depositary (or, in the case of interests in Huntingdon ADSs evidenced by Huntingdon ADRs held in book-entry form, timely Book-Entry Confirmation with respect to such Huntingdon ADRs as described above), together with a duly executed Letter of Transmittal with any required signature guarantees (or Agent's Message in the case of a book-entry transfer) and any other required documents.

     (i) Other requirements

     By executing the Letter of Transmittal as set out above, the tendering holder of Huntingdon ADSs evidenced by Huntingdon ADRs agrees that effective from and after the date the Offer becomes, or is declared, unconditional in all respects (unless the tendering holder shall have validly withdrawn his tender prior to that time):

     (i) LSR or its agents shall be entitled to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting of Huntingdon or of any class of its shareholders) attaching to the Huntingdon Shares represented by any Huntingdon ADSs in respect of which the Offer has been accepted or is deemed to have been accepted (the "Accepted ADSs"); and

     (ii) The execution of the Letter of Transmittal with any required signature guarantees (or delivery of an Agent's Message in the case of a book-entry transfer to the US Depositary) and its delivery to the US Depositary will constitute in respect of Accepted ADSs:

        (aa) an authority to Huntingdon or its agents from the tendering holder of Accepted ADSs to send any notice, circular, warrant, document or other communication that may be required to be sent to him as a holder of Huntingdon ADSs to LSR;

        (bb) an authority to LSR or its agents to sign any consent to short notice of a general or separate class meeting on behalf of the tendering holder of Huntingdon ADSs and/or to execute a form of proxy in respect of the Accepted ADSs appointing any person nominated by LSR to attend any and all general and separate class meetings of Huntingdon or the Huntingdon Securityholders (or any of them) (and/or any adjournments thereof) and to exercise the votes attaching to Huntingdon Shares represented by such Accepted ADSs on the holder's behalf;

        (cc) the agreement of the tendering holder of Huntingdon ADSs not to exercise any of the rights described in paragraph (bb) above without the consent of LSR and the irrevocable undertaking of the tendering holder of Accepted ADSs not to appoint a proxy for or to attend any such general or separate class meeting;

        (dd) a representation and warranty that such holder of Huntingdon ADSs
             (i) has not received or sent originals or copies of this document, or any Letter of Transmittal or any related documents in, into or from Canada, Australia or Japan and has not otherwise utilised in connection with the Offer, directly or indirectly, the Canadian, Australian or Japanese mails or any means or instrumentality (including, without limitation, facsimile transmission, telex and telephone) of interstate or foreign commerce, or any facilities of a national securities exchange of, Canada, Australia or Japan; (ii) is accepting the Offer from outside of Canada, Australia and Japan; and (iii) is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given any instructions with respect to the Offer from outside of Canada, Australia or Japan;

        (ee) a representation and warranty that the holder of such Huntingdon ADSs has full power and authority to accept the Offer and to sell, assign and transfer the Huntingdon ADSs evidenced by Huntingdon ADRs (and Huntingdon Shares represented by such Huntingdon ADSs) in respect of which the Offer is being accepted or deemed to be accepted (and any and all other Huntingdon ADSs, securities or rights issued or issuable in respect of such Huntingdon ADSs) and, when the same are purchased by LSR, LSR will acquire good title thereto, free from all liens, equitable interests, charges, and encumbrances and together with all rights attaching thereto, including voting rights and the right to receive all dividends and other distributions declared, made or paid on or after 16 October 2001, with respect to Huntingdon Shares represented by the Huntingdon ADSs, and that the holder of such Huntingdon ADSs will, upon request, execute any additional documents deemed by the US Depositary or LSR to be necessary or desirable to complete the sale, assignment and transfer of the Huntingdon ADSs evidenced by Huntingdon ADRs in respect of which the Offer is being accepted (and any and all other Huntingdon ADSs, securities or rights); and

        (ff) a grant of authority to any LSR Director in accordance with the terms set out in paragraph 4 of Part B of Appendix 1 to this document on page 78.

        References in this paragraph 12.2 to a holder of Huntingdon ADSs shall include references to the person or persons executing a Letter of Transmittal and in the event that more than one person executing a Letter of Transmittal, the provisions of this paragraph 12.2 shall apply to them jointly and to each of them.

  12.3 OVERSEAS SECURITYHOLDERS

     The Offer is not being made, directly or indirectly, in, into or by use of the mails of, or by any means or instrumentality of interstate or foreign commerce of, or any facilities of a securities exchange of Canada, Australia or Japan. Copies of this document, and the Acceptance Form and any related documents are not being mailed or otherwise distributed in, into or from Canada, Australia or Japan.


     The attention of Huntingdon Securityholders who are citizens or residents of jurisdictions outside the UK or the US and any person (including, without limitation, any nominee, custodian or trustee) who intends to forward this document or any other document related to the Offer outside the UK or US is drawn to paragraph 6 of Part B of Appendix 1 and paragraph 1(c) of Part C of Appendix 1 to this document on pages 80 and 85, respectively, and to the relevant provisions of the Acceptance Form.


     The availability of the Offer to persons not resident in the UK or the US may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the UK or the US should inform themselves about and observe any applicable requirements of the relevant jurisdictions.

  12.4 PAYMENT OF CASH IN LIEU OF FRACTIONAL SHARES OF LSR VOTING COMMON STOCK

     If the Offer becomes, or is declared, unconditional in all respects, fractions of shares of LSR Voting Common Stock will not be issued to accepting Huntingdon Securityholders who will instead receive from LSR an amount in cash in lieu of any entitlements to a fraction of a share of LSR Voting Common Stock, equivalent to 3.25 pence per Huntingdon Share or 81.25 pence per Huntingdon ADS. Any Huntingdon Securityholder may elect in the case of holders of Huntingdon Shares, by so indicating in Box 6B of the Form of Acceptance or, in the case of holders of Huntingdon ADSs, by so indicating in the box headed "Pounds Sterling Payment Election" of the Letter of Transmittal to receive the payment due in lieu of issuing fractional shares of LSR Voting Common Stock in either pounds sterling or US dollars. In the absence of any such election, such payment will be made to holders of Huntingdon Shares in pounds sterling and Huntingdon ADSs in US dollars, the US dollar equivalent being calculated at a prevailing exchange rate selected by LSR at the time of payment. LSR will not be liable to Huntingdon Securityholders or any other person in respect of the exchange rate utilised.

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13.  SETTLEMENT

     (a) Timing

     Subject to the Offer becoming, or being declared, unconditional in all respects, settlement of the consideration, whether in the form of shares of LSR Voting Common Stock or cheques in lieu of fractions of a share of LSR Voting Common Stock to which any Huntingdon Securityholder is entitled under the Offer will be effected by:

     (i) in the case of acceptances received, complete in all respects, by the date on which the Offer becomes, or is declared unconditional, in all respects, as promptly as practicable but in no event later than within 14 calendar days of that date; or

     (ii) in the case of acceptances received, complete in all respects, after the date on which the Offer becomes, or is declared, unconditional in all respects but while it remains open for acceptance as promptly as practicable but in no event later than within 14 calendar days following that receipt;

and in the manner set out in paragraph 13(b) of this letter. Notwithstanding anything to the contrary in this paragraph 13, subject to applicable US securities laws and the Code and as the Panel may require, LSR expressly reserves the right to delay the acceptance and exchange of Huntingdon Securities in order to comply with applicable US securities laws and the Code.

     (b) (i)  Huntingdon Shares and Huntingdon ADSs in certificated form

              Where an acceptance relates to Huntingdon Shares or Huntingdon ADSs evidenced by Huntingdon ADRs in certificated form, settlement of any shares of LSR Voting Common Stock will be issued in certificated form, unless the recipient indicates in Box 6A of the Form of Acceptance (in the case of holders of Huntingdon Shares) or in the box headed "Uncertificated Share Election" of the Letter of Transmittal (in the case of holders of Huntingdon ADSs) that he/she wishes to receive his/her consideration in uncertificated form. In such instances, LSR will procure that the recipient be sent a statement of account as soon as possible.

          (ii)  Huntingdon ADRs in book-entry form

                Where an acceptance relates to Huntingdon ADRs in book-entry form, settlement of any shares of LSR Voting Common Stock will be issued in certificated form, unless the recipient indicates in the box headed "Uncertificated Share Election" of the Letter of Transmittal that he/she wishes to receive his/her consideration in uncertificated form. In such instances, LSR will procure that the recipient be sent a statement of account as soon as practicable.

          (iii)Cheques in lieu of fractions of a share of LSR Voting Common
               Stock

               Settlement of any cash consideration in lieu of fractions of a share of LSR Voting Common Stock will be issued by cheque and posted (but not into Canada, Australia or Japan) by first class post (or by any other manner as the Panel may require).

     (c)Lapsing of the Offer

     If the Offer does not become or is not declared unconditional in all respects, (i) in respect of Huntingdon Shares and Huntingdon ADSs evidenced by Huntingdon ADRs in certificated form, the relevant certificate(s) and/or other documents of title will be returned by post (or by such other method as may be approved by the Panel) as promptly as practicable but in any event within 14 days of the Offer lapsing to the person or agent whose name and address outside Canada, Australia and Japan is set out in Box 5 of the Form of Acceptance or in the box headed "Special Delivery Instructions" of the Letter of Transmittal, as applicable or, if none, is set out, to the first named holder at his/her registered address or, if different, the address set out in Box 3 of the Form of Acceptance or the signature page of the Letter of Transmittal outside Canada, Australia and Japan, (ii) in respect of Huntingdon ADRs in book-entry form, the US Depositary will as promptly as practicable return such Huntingdon ADRs to the tendering holders unless otherwise instructed by such holder.

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     In the event the Offer does not become, or is not declared, unconditional in all respects, the Huntingdon Shares will be made eligible for settlement in CREST.

14.  COMPULSORY ACQUISITION

     If all of the Conditions are either satisfied, fulfilled or, to the extent permitted, waived and LSR has acquired, or contracted to acquire, by virtue of acceptances of the Offer at least 90 per cent. in nominal value of the Huntingdon Shares (including Huntingdon Shares represented by Huntingdon ADSs) to which the Offer relates before the end of the four-month period provided by the Companies Act, LSR will be entitled, and intends, to acquire the remaining Huntingdon Shares on the same terms as the Offer pursuant to the compulsory acquisition procedure set out in Sections 428 to 430F (inclusive) of the Companies Act (see Appendix 5 to this document on page 188).

     If the Offer becomes, or is declared, unconditional in all respects but LSR is not able to acquire the remaining Huntingdon Shares (including Huntingdon Shares represented by Huntingdon ADSs) under the compulsory acquisition procedures set out in the Companies Act, Huntingdon Securityholders who have not accepted the Offer will continue to hold Huntingdon Securities and will, therefore, become minority shareholders in a subsidiary of LSR.

15. APPLICATION FOR DE-LISTING OF HUNTINGDON SHARES AND INABILITY OF HUNTINGDON ADRs TO BECOME ELIGIBLE FOR QUOTATION ON THE OTCBB

     If the Offer becomes or is declared unconditional in all respects then, in order to foster the trading market in LSR Voting Common Stock, LSR will procure that Huntingdon applies for the cancellation of the listing on the Official List of the Huntingdon Shares and cancellation of the trading of the Huntingdon Shares on the London Stock Exchange. A notice period of 20 business days (as defined in the Listing Rules) prior to such cancellation will commence either on the date of the Offer becoming, or being declared, unconditional in all respects or on the first date of issue of compulsory acquisition notices under Section 429 of the Companies Act. In these circumstances, the announcement that the Offer has become, or been declared unconditional in all respects or the explanatory letter or other material accompanying the notice under Section 429 of the Companies Act will state that the 20 business days (as defined in the Listing Rules) notice period has commenced and the anticipated date of cancellation.

     The Huntingdon ADSs evidenced by Huntingdon ADRs are currently registered under the Exchange Act. Registration of such Huntingdon ADSs may be terminated upon application of Huntingdon to the SEC if Huntingdon ADSs are neither listed on a national securities exchange nor held by 300 or more beneficial owners in the US. Because the Huntingdon ADSs are quoted on the "pink sheets", which is not a national securities exchange, Huntingdon may terminate its registration of the Huntingdon ADSs once there are 300 or fewer beneficial owners of such Huntingdon ADSs. Termination of registration of Huntingdon ADSs under the Exchange Act would substantially reduce the information required to be furnished by Huntingdon to holders of Huntingdon ADSs and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Huntingdon. If, as a result of the purchase of Huntingdon ADSs pursuant to the Offer and prior to completing the compulsory acquisition procedures set out in Appendix 5 to this document on page 188, Huntingdon is not required to maintain registration of Huntingdon ADSs under the Exchange Act, LSR will cause Huntingdon to apply for termination of such registration and to cease filing such reports. If the registration of Huntingdon ADSs is not terminated prior to completion of the aforementioned compulsory acquisition procedures, then, following completion of the aforementioned compulsory acquisition procedures, the registration of Huntingdon ADSs under the Exchange Act would be terminated. As a result, the Huntingdon ADRs could not become eligible for quotation on the OTCBB. In addition, upon the Offer becoming, or being declared, unconditional in all respects, LSR will request market makers in the Huntingdon ADRs, if any, to withdraw their quotations in the Huntingdon ADRs from the OTCBB. The Bank of New York will no longer serve as depositary agent for the Huntingdon ADRs once the Offer becomes, or is declared, unconditional in all respects.

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

16.  DESCRIPTION OF THE OTC BULLETIN BOARD SERVICE

     The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. It is not an issuer listing service, market or exchange and should not be confused with The Nasdaq Stock Market.

     Most equity securities that are not listed or traded on the Nasdaq SmallCap Market, the Nasdaq National Market, or on a national securities exchange are eligible to be quoted on the OTCBB. NASD through The Nasdaq Stock Market, Inc. operates the OTCBB but has no business relationship with the issuers whose securities are quoted on the OTCBB. Issuers have no filing or reporting requirements with The Nasdaq Stock Market or the NASD. However, to be eligible to have its securities quoted on the OTCBB, an issuer must be a current reporting company under the Exchange Act and must not have its securities traded on the Nasdaq Stock Market or on any other registered national securities exchange in the US. An issuer who becomes delinquent in its reporting obligations under the Exchange Act will have its securities removed from the OTCBB following a 30 or 60 day grace period.

     Only market makers can apply to quote securities on the OTCBB. LSR will approach one or more authorised OTCBB market makers for sponsorship of the LSR Voting Common Stock on the OTCBB. The sponsoring market maker is required to make certain filings with the OTC Compliance Unit of the NASD. Once cleared by the OTC Compliance Unit, the market maker will be informed that it has been registered in the LSR Voting Common Stock and will be permitted to enter quotes. Although we expect that the LSR Voting Common Stock will be eligible for quotation on the OTCBB once the Offer becomes, or is declared, unconditional in all respects, LSR cannot guarantee that a substantial trading market will develop in shares of LSR Voting Common Stock. See "Risk Factors" on page 20 of this document.

17.  FURTHER INFORMATION

     The Offer is subject to the Conditions and further terms set out in Appendix 1 and in the relevant Acceptance Form which forms a part of this document. Your attention is drawn to the further information set out in Appendices 2 to 6 to this document.

     All documents and remittances sent by, to or from Huntingdon
Securityholders or their appointed agents will be sent at their own risk.

18.  ACTION TO BE TAKEN TO ACCEPT THE OFFER


     TO ACCEPT THE OFFER, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE RELEVANT ACCEPTANCE FORM(S) AS SOON AS POSSIBLE, TOGETHER WITH ALL OTHER REQUIRED DOCUMENTS. THE ACCEPTANCE FORM(S) SHOULD BE RETURNED AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RECEIVED BY POST BY THE COMPANY (ACTING AS RECEIVING AGENT) (FOR ACCEPTING HOLDERS OF HUNTINGDON SHARES) OR BY MAIL, COURIER OR BY HAND TO THE US DEPOSITARY (FOR ACCEPTING HOLDERS OF HUNTINGDON
ADSs), IN EACH CASE IN ACCORDANCE WITH THE INSTRUCTIONS ON THE RELEVANT ACCEPTANCE FORM, BY NO LATER THAN 3.00 P.M. (LONDON TIME), 10.00 A.M. (NEW YORK CITY TIME) ON 28 DECEMBER 2001, UNLESS FURTHER EXTENDED, AT THE RELEVANT ADDRESS SET OUT AT THE END OF THIS DOCUMENT ON PAGE 232. THE INITIAL OFFER PERIOD WAS INITIALLY SCHEDULED TO EXPIRE AT 3.00 P.M. (LONDON TIME), 10.00 A.M. (NEW YORK CITY TIME) ON 13 NOVEMBER 2001. HOWEVER, IN ACCORDANCE WITH THE TERMS OF THE OFFER, ON 14 NOVEMBER 2001, LSR EXTENDED THE EXPIRATION OF THE INITIAL OFFER PERIOD TO 3.00 P.M. (LONDON TIME), 10.00 A.M. (NEW YORK CITY TIME) ON 28 NOVEMBER 2001. ON 29 NOVEMBER 2001, LSR FURTHER EXTENDED THE EXPIRATION OF THE INITIAL OFFER PERIOD TO 3.00 P.M. (LONDON TIME), 10.00 A.M. (NEW YORK CITY TIME) ON 14 DECEMBER 2001. ON 17 DECEMBER 2001, LSR AGAIN EXTENDED THE EXPIRATION OF THE INITIAL OFFER PERIOD TO 3.00 P.M. (LONDON TIME), 10.00 A.M. (NEW YORK CITY
TIME) ON 28 DECEMBER 2001. ON 21 DECEMBER 2001, LSR AGAIN EXTENDED THE EXPIRATION OF THE INITIAL OFFER PERIOD TO 3.00 P.M. (LONDON TIME), 10.00 A.M. (NEW YORK CITY TIME) ON 4 JANUARY 2002.


                                Yours faithfully
                              for and on behalf of
                          LIFE SCIENCES RESEARCH, INC.

                                 WALTER STAPFER
                                   PRESIDENT
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

                                   APPENDIX 1

                   CONDITIONS AND FURTHER TERMS OF THE OFFER

PART A:  CONDITIONS OF THE OFFER

     1. The Offer which shall be made by LSR on its own behalf will be subject to the following Conditions:

     (a) valid acceptances of the Offer being received (and not, where permitted, withdrawn) by 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 13 November 2001 (or such later time(s) and/or date(s) as LSR may, subject to the rules of the Code or with the consent of the Panel and in accordance with the Exchange Act, decide)(1) in respect of the Huntingdon Shares, carrying in aggregate more than 50 per cent. of the votes then exercisable at a general meeting of Huntingdon including for this purpose (to the extent, if any, required by the Panel) any such voting rights attaching to any Huntingdon Shares that may be unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise. For the purpose of this Condition, Huntingdon Shares which have been unconditionally allotted but not issued shall be deemed to carry the voting rights which they will carry upon issue;

     (b) the Registration Statement on Form S-4 filed with the SEC in connection with the issuance of shares of LSR Voting Common Stock pursuant to the Offer having been declared effective and not being the subject of any stop order or proceedings seeking a stop order;

     (c) all necessary filings having been made and all necessary effectiveness orders, authorisations, actions, consents, clearances and approvals having been obtained, on terms reasonably satisfactory to LSR, from the securities authorities in each state or other jurisdiction of the US in which the Offer is to be made;

     (d) a participating OTCBB market maker having submitted Form 211, together with all additional required information, to the OTC Compliance Unit of the NASD with respect to the LSR Voting Common Stock;

     (e) the transactions contemplated by the Subscription Agreements having become unconditional and having been consummated;

     (f) no Third Party having intervened and there not continuing to be outstanding any statute, regulation or order of any Third Party which would or might reasonably be expected to:

          (i) make the Offer, its implementation and/or the acquisition or proposed acquisition by LSR of any shares or other securities in or control of Huntingdon or, to the extent that it is material in the context of the Enlarged Group taken as a whole, any other member of the Wider Huntingdon Group void, illegal and/or unenforceable in or under the laws of any jurisdiction;

          (ii) directly or indirectly, restrain, prevent, prohibit, restrict or delay the Offer or such acquisition or impose additional conditions or obligations with respect to the Offer or such acquisition, or otherwise impede, challenge or interfere with the Offer or require amendment to the terms of the Offer or the proposed acquisition of any Huntingdon Shares (including Huntingdon Shares represented by Huntingdon ADSs) or the acquisition of control of Huntingdon or any member of the Wider Huntingdon Group by LSR in any case to a material extent in the context of the Offer;

          (iii) require, prevent or delay the divestiture (or alter the terms envisaged for any proposed divestiture) by LSR of any shares or other securities (or the equivalent) in Huntingdon or,

---------------


     (1) On 14 November 2001, LSR extended the expiration of the Initial Offer Period to 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 28 November 2001; on 29 November 2001, LSR further extended the expiration of the Initial Offer Period to 3.00 p.m. (London time),
         10.00 a.m. (New York City time) on 14 December 2001; on 17 December 2001, LSR again extended the expiration of the Initial Offer Period to
         3.00 p.m. (London time), 10.00 a.m. (New York City time) on 28 December 2001; and on 21 December 2001, LSR extended the expiration of the Initial Offer Period to 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 4 January 2002.

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

            where it is material in the context of the Enlarged Group taken as a whole, in any member of the Wider Huntingdon Group;

          (iv) require, prevent or delay the divestiture (or alter the terms envisaged for any proposed divestiture) by LSR or any member of the Enlarged Group in any such case of all or any part of their respective businesses, assets or properties or impose any limitation on the ability of any of them to conduct their respective businesses and/or own their respective assets or properties or any part thereof which in any such case is material in the context of the Enlarged Group taken as a whole;

          (v) impose any limitation on, or result in any delay in, the ability of LSR or any other member of the Enlarged Group to acquire or to hold or to exercise effectively, directly or indirectly, any rights of ownership in any member of the Wider Huntingdon Group to an extent which would have a material and adverse effect on the business of the Enlarged Group taken as a whole;

          (vi) other than pursuant to the Offer, require LSR or any other member of the Enlarged Group to acquire, or to offer to acquire, any shares or other securities (or the equivalent) in any member of the Enlarged Group or any other asset owned by any third party resulting in a liability being incurred by the Enlarged Group which is material in the context of the Enlarged Group taken as a whole;

          (vii) impose any limitation on the ability of LSR or any member of the Enlarged Group to integrate or co-ordinate its business, or any part of it, with the businesses of any other member of the Enlarged Group to an extent which is material in the context of the Enlarged Group taken as a whole;

          (viii) otherwise adversely affect any or all of the business, assets, liabilities, profits or prospects of the Enlarged Group to an extent which is material in the context of the Enlarged Group taken as a whole;

          and all applicable waiting and other time periods during which any Third Party could intervene in any of the above-listed ways under the laws of any relevant jurisdiction having expired, lapsed or been terminated;

     (g) all necessary filings having been made, all applicable waiting and other time periods (including any applicable extensions) under any applicable legislation or regulations of any relevant jurisdiction having expired, lapsed or been terminated and all statutory or regulatory obligations having been complied with in each case in connection with the Offer and the acquisition by LSR of any shares or other securities (or the equivalent) in or control of Huntingdon and with respect to the acquisition of any shares or other securities (or the equivalent) in or control of any other member of the Wider Huntingdon Group the lack of which would be material in the context of the Enlarged Group taken as a whole, and all necessary Authorisations for, or in respect of, the Offer or the acquisition or proposed acquisition of any Huntingdon Shares (including Huntingdon Shares represented by Huntingdon ADSs) or control of Huntingdon or with respect to the control of any other member of the Wider Huntingdon Group by LSR, the lack of which would be material in the context of the Enlarged Group taken as a whole, or for the carrying on of the business of any member of the Enlarged Group, the lack of which would be material in the context of the Enlarged Group taken as a whole, having been obtained, in terms and in a form reasonably satisfactory to LSR, from all appropriate Third Parties and from any persons or bodies with whom LSR or the Wider Huntingdon Group has entered into contractual arrangements which are material in the context of the Enlarged Group taken as a whole and all such Authorisations remaining in full force and effect and there being no intimation, notice or indication of any intention to suspend, restrict or modify, in any such case to an extent which is material in the context of the Offer or the Enlarged Group taken as a whole, or revoke or not to renew any of the same and all necessary applicable statutory or regulatory obligations in any jurisdiction having been complied with;

     (h) except as fairly disclosed to LSR by or on behalf of Huntingdon on or before 1.00 p.m. (London time) on 9 October 2001 there being no provision of any arrangement, agreement, licence, permit,

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

          franchise, facility, lease or other instrument to which any member of the Wider Huntingdon Group is a party or by, or to which any such member or any of its assets may be bound, entitled or subject and which, in each case as a consequence of the Offer or the acquisition or proposed acquisition of Huntingdon Shares (including Huntingdon Shares represented by Huntingdon ADSs) or because of a change of management or control of Huntingdon or any other member of the Wider Huntingdon Group by LSR or otherwise would or might reasonably be expected in each case to an extent which would have a material and adverse effect on the business of the Wider Huntingdon Group taken as a whole to result in:

          (i) any monies borrowed by or any other indebtedness or liabilities, actual or contingent, of or grant available to, any member of the Wider Huntingdon Group being or becoming repayable or being capable of being declared repayable immediately or prior to its stated maturity or repayment date or the ability of any member of the Wider Huntingdon Group to borrow moneys or incur any indebtedness being withdrawn or inhibited or becoming capable of being withdrawn or inhibited;

          (ii) the creation of any mortgage, charge or other security interest over the whole or any part of the business, property, assets or interests of any member of the Wider Huntingdon Group or any such mortgage, charge or other security interest (whenever arising or having arisen) becoming enforceable or being enforced;

          (iii) any such arrangement, agreement, permit, licence, franchise, facility, lease or other instrument or the rights, interests, liabilities or obligations of any member of the Wider Huntingdon Group under any of the same being, or becoming capable of being terminated or adversely modified or affected or any adverse action being taken or any onerous obligation or liability arising thereunder;

          (iv) any interest, asset or property of any member of the Wider Huntingdon Group being, or failing to be, disposed of or charged (otherwise than in the ordinary course of business) or any right arising under which any such interest, asset or property could be required to be disposed of or charged (otherwise than in the ordinary course of business);

          (v) without limitation to the above, LSR or any member of the Wider Huntingdon Group being required to acquire, or to offer to acquire, any shares or other securities (or the equivalent) in LSR or any member of the Wider Huntingdon Group or any asset owned by any third party or to sell, or to offer to sell, any shares or other securities (or the equivalent) in or any asset owned by LSR or any member of the Wider Huntingdon Group;

          (vi) the creation of any liabilities, actual or contingent by Huntingdon or any member of the Wider Huntingdon Group (otherwise than in the ordinary course of business);

          (vii) the interests or business of any member of the Wider Huntingdon Group in or with any other person, firm, body or company (or any arrangement relating to any such interests or business) being terminated, modified or adversely affected;

          (viii) any change in or effect on the ownership or use of any intellectual property rights owned or used by any member of the Wider Huntingdon Group;

          (ix) the value or financial or trading position or prospects of any member of the Wider Huntingdon Group being prejudiced or adversely affected;

          and no event having occurred which, under any provision of any such arrangement, agreement, licence, permit, franchise, facility, lease or other instrument, could result in any of the events or circumstances which are referred to in paragraphs (i) to (ix) of this Condition and which are material in the context of the Wider Huntingdon Group taken as a whole;

     (i) except as publicly announced through the London Stock Exchange or filed publicly with the SEC or as disclosed in Huntingdon's annual report and accounts for the year ended 31 December 2000 (the "Report and Accounts") or Huntingdon's interim financial statements for the six month period ended 30 June 2001 (the "Interims") or as disclosed in this document or as fairly disclosed to LSR by or on behalf of Huntingdon on or before 1.00 p.m. (London time) on 9 October 2001 no member of the Wider Huntingdon Group having, to an extent as would have a material and adverse effect on the Wider Huntingdon Group taken as a whole, since 30 June 2001:

          (i) (except in relation to the Huntingdon Share Option Schemes or for issues to another member of the Wider Huntingdon Group) issued or agreed to issue or authorised or proposed the issue of additional shares of any class, or securities convertible into, or exchangeable for rights, warrants or options to subscribe for or acquire, any such shares or convertible securities or redeemed, purchased or repaid or announced any proposal to redeem, purchase or repay any of its own shares or other securities or reduced or made any other change to any part of its share capital;

          (ii) recommended, declared, paid or made or proposed the recommendation, declaration, payment or making of any bonus, dividend or other distribution whether in cash or otherwise or announced any intention to do the same otherwise than to any other member of the Wider Huntingdon Group;

          (iii) made or authorised or proposed or announced an intention to propose any change in its share or loan capital;

          (iv) merged with or demerged or acquired any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any assets (including shares and trade investments) or authorised, proposed or announced its intention so to do save in each case in the ordinary course of business or as between a member or members of the Wider Huntingdon Group;

          (v) issued, authorised or proposed the issue of any debentures or incurred or increased any indebtedness or contingent liability save in each case in the ordinary course of business or as between a member or members of the Wider Huntingdon Group;

          (vi) entered into or varied or authorised or proposed the entry into or variation of, or announced its intention to enter into or vary any contract, transaction, commitment or arrangement (whether in respect of capital expenditure or otherwise) which:

             (1) is of a long term, onerous or unusual nature or magnitude; or

             (2) could be materially restrictive to the business of any member of the Wider Huntingdon Group; or

             (3) is other than in the ordinary course of business;

          (vii) entered into, implemented, effected, authorised or proposed or announced its intention to enter into, implement, effect, authorise or propose any contract, reconstruction, amalgamation, scheme, commitment or other transaction or other arrangement otherwise than in the ordinary course of business;

          (viii) entered into or varied or made any offer (which remains open for acceptance) to enter into or vary the terms of any contract or agreement with any of the directors or senior executives of any member of the Wider Huntingdon Group;

          (ix) taken or proposed any corporate action or had any legal proceedings started or threatened against it or petition presented for its winding-up (voluntarily or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any of its assets or revenues or for any analogous proceedings or steps in any jurisdiction or for the appointment of any analogous person in any jurisdiction;

          (x)  waived or compromised any claim;

          (xi) made any amendment to its memorandum or articles of association or to any incorporation document;

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

          (xii) been unable or admitted in writing that it is unable to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

          (xiii) entered into any contract, commitment, agreement or arrangement (which is legally binding) or passed any resolution or made any offer (which remains open for acceptance) or announced any intention with respect to any of the transactions, matters or events referred to in this Condition (i);

     (j) since 30 June 2001 except as disclosed in the Report and Accounts or the Interims and except as publicly announced through the London Stock Exchange or filed publicly with the SEC on or before 1.00 p.m. (London time) on 9 October 2001 or as disclosed in this document or as fairly disclosed to LSR by or on behalf of Huntingdon on or before 1.00 p.m. (London time) on 9 October 2001:

          (i) no adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member of the Wider Huntingdon Group which is material in the context of the Wider Huntingdon Group taken as a whole;

          (ii) no litigation, arbitration, proceedings, prosecution or other legal proceedings to which any member of the Wider Huntingdon Group is or may become a party (whether as plaintiff, defendant or otherwise) and no enquiry or investigation (save as a result of the Offer), complaint or reference to any Third Party, having been instituted, announced or threatened by or against or remaining outstanding in respect of any member of the Wider Huntingdon Group which in any such case might reasonably be expected to materially and adversely affect the Wider Huntingdon Group as a whole; and

          (iii) no contingent or other liability having arisen or become apparent or increased which might be reasonably expected to materially and adversely affect the Wider Huntingdon Group or its assets, in each case taken as a whole;

     (k) LSR not having discovered after 1.00 p.m. (London time) on 9 October 2001 that any:

          (i) financial or business or other information concerning the Wider Huntingdon Group which is contained in information publicly disclosed at any time (and not having been corrected by a subsequent public disclosure) by any member of the Wider Huntingdon Group is misleading or contains a misrepresentation of fact or omits to state a fact necessary to make any information contained therein not misleading in each case to an extent which is material in the context of the Wider Huntingdon Group taken as a whole; or

          (ii) member of the Wider Huntingdon Group or any other entity in which Huntingdon has a significant economic interest is subject to any liability (contingent or otherwise) which is not fairly disclosed in the Report and Accounts, the Interims, or in this document and which is material in the context of the Wider Huntingdon Group taken as a whole;

     (l) other than as previously disclosed to LSR in writing before 1.00 p.m. (London time) on 9 October 2001 or as disclosed in the Report and Accounts or the Interims or as publicly announced by or on behalf of Huntingdon through the London Stock Exchange or the SEC or as disclosed in this document, LSR not having discovered after 1.00 p.m. (London time) on 9 October 2001 that:

          (i) any past or present member of the Wider Huntingdon Group has not complied with all applicable legislation or regulations of any jurisdiction with regard to the disposal, storage, transport, generation, accumulation, discharge, spillage, release, leak or emission of any waste or hazardous substance or any substance capable of impairing the environment (including property) or harming human health or otherwise relating to environmental matters (which non-compliance is likely to give rise to any liability (whether actual or contingent) and including any penalty for non-compliance on the part of any member of the Wider Huntingdon Group) or that there has otherwise been any such disposal, storage, transport,

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

            generation, accumulation, discharge, spillage, release, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations and wherever the same may have taken place) which in any such case is likely to give rise to any liability (whether actual or contingent) on the part of any member of the Wider Huntingdon Group which is material in the context of the Wider Huntingdon Group taken as a whole;

          (ii) there is or is likely to be any liability (whether actual or contingent) to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any member of the Wider Huntingdon Group or on its behalf or the environment or any controlled waters under any environmental legislation (including common law), regulation, notice, circular or other lawful requirement of any relevant authority or Third Party or otherwise which is material in the context of the Wider Huntingdon Group taken as a whole;

          (iii) circumstances exist which are likely to result in any Third Party instituting or any member of the Wider Huntingdon Group or, as a result of the Offer, LSR or any member of the Enlarged Group being required thereto to institute, an environmental audit or take any other steps which in any such case is likely to result in any actual or contingent liability to improve or modify existing or install new plant, machinery or equipment or carry out any changes in the processes currently carried out, or make good, repair, re-instate or clean up any land or other asset now or previously owned, occupied or made use of by any member of the Wider Huntingdon Group or on its behalf or for which a member of the Wider Huntingdon Group would be responsible which is in any such case material in the context of the Wider Huntingdon Group taken as a whole; or

          (iv) circumstances exist whereby a person or class of persons would be likely to have any claim or claims in respect of any services now or previously carried out by any past or present member of the Wider Huntingdon Group or for which a member of the Wider Huntingdon Group would be responsible which claim or claims would be likely materially and adversely to affect any member of the Wider Huntingdon Group and which is material in the context of the Wider Huntingdon Group as a whole.

     Subject to the requirements of the Panel, LSR reserves the right to waive, in whole or in part, all or any of the above Conditions except Conditions (a),
(b) and (d) and in the case of Condition (e), only with the prior consent of the Company and the financial adviser to the Company.

     For the purpose of these Conditions:

     (a) "Third Party" means any government, government department or governmental, quasi-governmental, supranational, statutory, regulatory or investigative body, authority (including any national anti-trust or merger control authority), court, trade agency, institution or professional or environmental body or any other similar person or body whatsoever in any relevant jurisdiction;

     (b) a Third Party shall be regarded as having "intervened" if, in each case to an extent which is material in the context of the Enlarged Group, taken as a whole, it has taken, instituted, implemented or threatened or has decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or made, proposed or enacted any statute, regulation, decision or order or taken any measures or other steps or required any action to be taken or information to be provided and "intervene" shall be construed accordingly;

     (c) "Authorisations" means authorisations, orders, grants, recognitions, determinations, certificates, confirmations, consents, licences, clearances, permissions and approvals;

     (d) "Wider Huntingdon Group" means Huntingdon and the subsidiary undertakings of Huntingdon and associated undertakings (including any joint venture, partnership, firm or company in which any member of the Huntingdon Group is interested or any undertaking in which Huntingdon and such undertakings (aggregating their interests) have a Substantial Interest);

     (e) "Substantial Interest" means a direct or indirect interest in 20 per cent. or more of the voting equity capital of an undertaking.

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

     Conditions (b) to (l) (inclusive) must be fulfilled or (if capable of waiver) waived or where appropriate have been determined by LSR in its reasonable opinion to be or to remain satisfied by 3.00 p.m. (London time),
10.00 a.m. (New York City time) on 13 November 2001, unless extended.(2) LSR shall be under no obligation to waive (to the extent permitted) or treat as satisfied any of the Conditions (b) to (l) (inclusive) by a date earlier than the latest date specified above for the satisfaction thereof, notwithstanding that the other Conditions may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfillment.

     If LSR is required by the Panel to make an offer for Huntingdon Shares under the provisions of Rule 9 of the Code, LSR may make such alterations to the Conditions as are necessary to comply with the provisions of that Rule including to the Acceptance Condition, provided that LSR will announce any such material alteration at least five Business Days prior to the expiry of the Initial Offer Period.

     At the time when the Initial Offer Period ends, all the Conditions must have been satisfied, fulfilled or, to the extent permitted, waived. Withdrawal rights will apply until expiration of the Initial Offer Period.

     The Acceptance Condition shall be capable of being satisfied or being treated as satisfied only at the time when all of the other Conditions shall have been either satisfied, fulfilled or (to the extent permitted) waived unless LSR, with the consent of the Panel, shall otherwise decide. In respect of Huntingdon ADSs validly tendered pursuant to a Letter of Transmittal, LSR shall, insofar as it may determine, be deemed for the purpose of the Acceptance Condition or generally to have acquired or agreed to acquire the tendered Huntingdon ADSs and the Huntingdon Shares represented by such Huntingdon ADSs.

     The Offer is not required to become, or be declared, unconditional in all respects only on a closing date; it may become unconditional in all respects prior to a closing date applicable from time to time (but not earlier than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 13 November 2001 and not, except with the consent of the Panel, later than midnight (London time), 7.00 p.m. (New York City time) on 15 December 2001.(3)

     LSR reserves the right, subject to the consent of the Panel, to extend the time allowed under the rules of the Code for satisfaction of the Acceptance Condition and accordingly for the satisfaction, fulfilment or, to the extent permitted, waiver of other Conditions, and thus, to extend the duration of the Initial Offer Period.

     Unless the Panel otherwise agrees, the Offer will lapse if the acquisition of Huntingdon is referred to the Competition Commission before 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 13 November 2001 or the date when the Offer is declared or becomes unconditional as to acceptances, whichever is the later. In those circumstances, the Offer will cease to be capable of further acceptances and persons who have accepted it will no longer be bound by their acceptances.

     The attention of member firms of the NASD is drawn to certain UK dealing disclosure requirements following the Announcement. The Announcement commenced an offer period under the Code which is published and administered by the Panel. An offer period is deemed to commence at the time when an announcement is made of a proposed or possible offer, with or without terms.

     The above disclosure requirements are set out in Rule 8 of the Code. In particular, Rule 8.3 requires public disclosure of dealings during an offer period by persons who own or control, or who would as a result of any transaction own or control, 1 per cent. or more of any class of relevant securities of the offeror or offeree company. Relevant securities includes all instruments exchangeable into Huntingdon Shares or into shares of LSR Common Stock. This requirement will apply until the end of the Offer Period.

     Disclosure should be made on the appropriate form before 12 noon (London time), 7.00 a.m. (New York City time) on the business day following the date of the dealing transaction. These disclosures should be sent to the Company Announcements Office of the London Stock Exchange and to the Panel.

---------------


     (2) On 14 November 2001, LSR extended the expiration of the Initial Offer Period to 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 28 November 2001; on 29 November 2001, LSR further extended the expiration of the Initial Offer Period to 3.00 p.m. (London time),
         10.00 a.m. (New York City time) on 14 December 2001; on 17 December 2001, LSR again extended the expiration of the Initial Offer Period to
         3.00 p.m. (London time), 10.00 a.m. (New York City time) on 28 December 2001; and on 21 December 2001, LSR extended the expiration of the Initial Offer Period to 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 4 January 2002.



     (3) We received the Panel's consent to extend the Initial Offer Period beyond 15 December 2001 to 4 January 2002.

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

     Member firms of the NASD should advise those of their clients who wish to deal in the relevant securities of Huntingdon and LSR, whether in the US or the UK, that they may be affected by these requirements. If there is any doubt as to their application, the Panel should be consulted.

PART B:  FURTHER TERMS OF THE OFFER

     Unless the contrary is expressed or the context requires otherwise, the following further terms apply to the Offer and to any reference in Part B or Part C of this Appendix 1 and in the Acceptance Form to:

     (a) the "Offer" shall include any revision, variation, renewal or extension of the Offer;

     (b) the Offer "becoming unconditional as to acceptances" means the Acceptance Condition becoming or being declared satisfied, whether or not any other Condition remains to be fulfilled and reference to the Offer having become or not becoming unconditional shall be construed accordingly;

     (c) the Offer "becoming, or being declared, unconditional in all respects" means all Conditions are fulfilled, satisfied or, to the extent permitted, waived;

     (d) "acceptances of the Offer" shall include deemed acceptances of the Offer; and

     (e) "Offer Period" means, in relation to the Offer, the period commencing at 1.00 p.m. (London time) on 9 October 2001 until whichever of the following times shall be the latest: (i) 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 13 November 2001; (ii) the time and date on which the Offer lapses; and (iii) the time and date on which the Offer becomes unconditional in all respects.

  1.  ACCEPTANCE PERIOD


     (a) The Offer will initially be open for acceptance until 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 13 November 2001. LSR reserves the right (but will not be obliged, other than as may be required by the Code or the Exchange Act and the rules and regulations thereunder) at any time or from time to time to extend the Offer after such time and, in such event, will make a public announcement of such extension in the manner described in paragraph 3 below and give oral and written notice of such extension to the Company (acting as receiving agent) and the US Depositary. If all of the Conditions are not satisfied, fulfilled or (to the extent permitted) waived as at 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 13 November 2001, the Offer will lapse and no Huntingdon Securities will be purchased under it unless LSR extends the Initial Offer Period. On 14 November 2001, LSR extended the expiration of the Initial Offer Period to 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 28 November 2001; on 29 November 2001, LSR further extended the expiration of the Initial Offer Period to 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 14 December 2001; on 17 December 2001, LSR again extended the expiration of the Initial Offer Period to 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 28 December 2001; and on 21 December 2001, LSR again extended the expiration of the Initial Offer Period to 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 4 January 2002.


     (b) Upon the Conditions being satisfied, fulfilled or, to the extent permitted, waived in all respects (i.e., at the end of the Initial Offer Period), the Offer will be extended for a Subsequent Offer Period, which will remain open for not less than 14 calendar days or more than 20 Business Days. Although no revision is envisaged, if the Offer is revised, the Offer will be extended if necessary for a period of at least 14 days (or such lesser period as may be permitted by the Panel and in accordance with the Exchange Act) from the date on which written notification of the revised offer is posted to Huntingdon Securityholders. Except with the consent of the Panel, no revision of the Offer or written notification of the revision of the Offer may be made or posted after 1 December 2001 or, if later, the date falling 14 days prior to the last date on which the Offer is capable of becoming unconditional as to acceptances.

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

     (c) The Offer, whether revised or not, shall not (except with the consent of the Panel) be capable of becoming unconditional as to acceptances (nor, therefore, unconditional in all respects) and, accordingly, the Initial Offer Period is not (except with the consent of the Panel) capable of being extended after midnight (London time), 7.00 p.m. (New York City time) on 15 December 2001(4)(or any earlier time and/or date beyond which LSR has stated that the Offer will not be extended and in respect of which it has not, where permitted, withdrawn that statement). LSR reserves the right, however, with the permission of the Panel and in accordance with the US securities laws, to extend the final date for acceptance of the Offer and for the satisfaction of the Conditions and, accordingly, the Initial Offer Period.

     (d) LSR reserves the right (but will not be obliged) at any time and from time to time to extend the Subsequent Offer Period. The Subsequent Offer Period must remain open for not less than 14 calendar days or more than 20 Business Days but may (subject to the SEC granting exemptive relief, if applicable) be extended beyond that time until a further specified date or until further notice. If LSR states that the Offer will remain open until further notice, LSR will give not less than 14 days' notice in writing to Huntingdon Securityholders who have not accepted the Offer before closing the Subsequent Offer Period.

     (e) If a competitive situation arises (as determined by the Panel) after a "no extension" statement and/or a "no increase" statement has been made by or on behalf of LSR in relation to the Offer, LSR may, if it specifically reserved the right to do so at the time such statement was made, or otherwise with the consent of the Panel, withdraw such statement and be free to extend and/or increase the Offer, provided that it complies with the requirements of the Code and the US securities laws and, in particular, that:

        (i) it announces such withdrawal as soon as possible and in any event within four business days of the firm announcement of the competing offer or other competitive situation;

        (ii) Huntingdon Securityholders are informed by LSR in writing of such withdrawal at the earliest practicable opportunity or, in the case of Huntingdon Securityholders with registered addresses outside the UK or the US or whom LSR reasonably believes to be nominees, trustees or custodians holding Huntingdon Shares for such persons, by announcement in the UK and the US at the earliest practicable opportunity; and

        (iii) any Huntingdon Securityholders who accepted the Offer after the date of the "no extension" or "no increase" statement are given a right of withdrawal in accordance with paragraph 5(c) of this Part
              B. Withdrawal rights will apply in any event during the Initial Offer Period.

        LSR may, if it has specifically reserved the right to do so at the time such statement was made, choose not to be bound by a "no increase" or a "no extension" statement if it would otherwise prevent the posting of an increased or improved offer (either as to the value or nature of the consideration offered or otherwise), which is recommended for acceptance by the Huntingdon Board, or in other circumstances permitted by the Panel.

  2.  ACCEPTANCE CONDITION

     (a) Except with the consent of the Panel, LSR may only, for the purpose of determining whether the Acceptance Condition has been satisfied, take into account acceptances received or purchases of Huntingdon Securities made in respect of which all relevant documents are received by the Company (acting as receiving agent) or the US Depositary by 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 13 November 2001 or such later Initial Closing Date as may be specified but, except with the consent of the Panel, not later than 1.00 p.m. (London time), 8.00 a.m.

---------------


(4) We received the Panel's consent to extend the Initial Offer Period beyond 15 December 2001.

    (New York City time) on 15 December 2001(5) or any earlier time(s) and/or date(s) beyond which LSR has stated that the Offer will not be extended (unless the Conditions are by that Initial Closing Date satisfied, fulfilled or, to the extent permitted, waived) and in respect of which it has not, where permitted, withdrawn that statement.

    If, with the consent of the Panel, the latest time and date at which the Offer may become unconditional as to acceptances (and thus in all respects) is extended beyond midnight (London time), 7.00 p.m. (New York City time) on 15 December 2001(6) so that the Initial Offer Period is accordingly extended, acceptances received and purchases of Huntingdon Securities made, in respect of which all relevant documents are received by the Company (acting as receiving agent) or the US Depositary after 1.00 p.m. (London time), 8.00 a.m. (New York City time) on the relevant date, may (except where the Code otherwise permits) only be taken into account with the agreement of the Panel.

     (b) Except as otherwise agreed by the Panel:

        (i) an acceptance of the Offer in respect of Huntingdon Securities will only be treated as valid for the purposes of the Acceptance Condition if all the Conditions have been satisfied, fulfilled, or, to the extent permitted, waived and if the requirements of Note 4 and, if applicable, Note 6 to Rule 10 of the Code are satisfied in respect of it;

        (ii) a purchase of Huntingdon Securities by LSR or its nominee or (if LSR is required by the Panel to make an offer for Huntingdon Securities under Rule 9 of the Code) by a person acting in concert with LSR or its nominee, will only be treated as valid for the purposes of the Acceptance Condition if the requirements of Note 5 and, if applicable, Note 6 to Rule 10 of the Code are satisfied in respect of it; and

        (iii) before the Offer may become unconditional as to acceptances, the Company (acting as receiving agent) must issue a certificate to LSR which states the number of Huntingdon Securities in respect of which acceptances have been received and not validly withdrawn and the number of Huntingdon Securities, otherwise acquired, whether before or during the Offer Period, which comply with the provisions of the Code referred to in this paragraph 2(b) or which otherwise comply with the requirements of the Panel. Copies of such certificate will be sent to the Panel as soon as possible after it is issued.

     (c) Unless otherwise determined by the Panel, for the purpose of determining at any particular time whether the Acceptance Condition has been satisfied, LSR shall be entitled to take into account only those Huntingdon Securities carrying voting rights which have been unconditionally allotted or issued before that time (whether pursuant to the exercise of conversion or subscription rights or otherwise) and written notice of allotment or issue of which, containing all the relevant details, has been received before that time by the Company (acting as receiving agent) or the US Depositary on behalf of LSR from Huntingdon or its agents at the relevant address specified at the end of this document on page 232. Notification by telex, e-mail or facsimile transmission will not be sufficient for this purpose.

  3.  ANNOUNCEMENTS

     (a) Without prejudice to paragraph 5 below, by 8.00 a.m. (London time) in the UK and 8.00 a.m. (New York City time) in the US on the business day next following the day on which the Offer is due to expire or becomes, or is declared, unconditional in all respects or is revised or extended, as the case may be, or such later time(s) or date(s) as the Panel may agree, subject to compliance with US securities laws (the "Relevant Day"), LSR will make an appropriate announcement and

---------------


(5) We received the Panel's consent to extend the Initial Offer Period beyond 15 December 2001.



(6) We received the Panel's consent to extend the Initial Offer Period beyond 15 December 2001.

    simultaneously inform the Companies Announcement Office of the London Stock Exchange and the Panel of the position. Such announcement will state (unless otherwise permitted by the Panel) the total number of Huntingdon Securities and rights over the Huntingdon Securities (as nearly as practicable):

        (i) for which acceptances of the Offer have been received, showing the extent, if any, to which such acceptances have been received from persons acting or deemed to be acting in concert with LSR for the purposes of the Offer;

        (ii) held by or on behalf of LSR or any person(s) acting or deemed to be acting in concert with it for the purpose of the Offer prior to the Offer Period;

        (iii) acquired or agreed to be acquired by or on behalf of LSR or any persons acting or deemed to be acting in concert with it for the purpose of the Offer during the Offer Period;

         and will specify the percentage of the Huntingdon Securities represented by those figures.

     (b) Any decision to extend the Offer may be made at any time up to, and will be announced not later than, 8.00 a.m. (London time) in the UK and
         8.00 a.m. (New York City time) in the US on the Relevant Day (or such later time(s) and/or date(s) as the Panel may agree). If the Offer has not yet become, or been declared, unconditional in all respects (so that the Initial Offer Period has not yet expired), the announcement will state the revised Initial Closing Date, or, if the Offer has become, or is declared, unconditional in all respects (with the result that the Initial Offer Period has ended) the announcement will state that the Offer will remain open for a Subsequent Offer Period of not less than 14 calendar days or more than 20 Business Days after the end of the Initial Offer Period.

     (c) In calculating the number of Huntingdon Securities represented by acceptances and purchases LSR may only include acceptances and purchases if they could be counted towards fulfilling the Acceptance Condition under Notes 4, 5 and 6 to Rule 10 of the Code, unless the Panel agrees otherwise. Subject to this, LSR may include or exclude, for announcement purposes, acceptances and purchases not in all respects in order or which are subject to verification.

     (d) References in this Appendix 1 to the making of an announcement or the giving of notice by or on behalf of LSR include the release of an announcement to the press by LSR or by advertising agents on behalf of LSR and the delivery by hand, telephone, telex, e-mail, facsimile or other electronic transmission of an announcement to the London Stock Exchange and the Business Wire News Service, as the case may be, and the making of an announcement in any other appropriate manner in accordance with the Code and applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to Huntingdon Securityholders in connection with the Offer be promptly sent to Huntingdon Securityholders in a manner reasonably designed to inform them of such change). An announcement made other than to the London Stock Exchange and the Business Wire News Service will be notified simultaneously to the London Stock Exchange and the Business Wire News Service.

     (e) Without limiting the manner in which LSR may choose to make any public announcement and, subject to LSR's obligations under applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act relating to LSR's obligations to disseminate promptly public announcements concerning material changes to the Offer), LSR will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the London Stock Exchange and the Business Wire News Service.

  4.  REVISION OF THE OFFER

     (a) Although no revision of the Offer is envisaged, if the Offer (in its original or any previously revised form(s)) is revised (either in its terms and conditions or in the value or nature of the consideration offered or otherwise) and whether or not the basic terms of the Offer (in their original or any previously revised form(s)) are revised, which LSR reserves the right to do during the term of the Initial Offer Period, and such revision represents, on the date on which such revision is announced (on such basis as LSR may consider appropriate) an improvement or no diminution in the value of the consideration of the Offer as so revised compared with the consideration or terms previously offered or in the overall value received and/or retained by a Huntingdon Securityholder (under the Offer or otherwise), the benefit of the revised Offer will, subject to paragraph 6 of this Part B, be made available to any Huntingdon Securityholder who has validly accepted the Offer in its original or any previously revised form(s) and who has not validly withdrawn such an acceptance (hereinafter called a "Previous Acceptor"). The acceptance of the Offer by or on behalf of a Previous Acceptor (in its original or any previously revised form(s)) shall, subject as provided in paragraphs 4(c), 4(d) and 6 of this Part B, be deemed to be an acceptance of the Offer as so revised and shall also constitute the separate appointment of any of the LSR Directors as his attorney and/or agent ("Attorney") with authority:

        (i)  to accept any such revised Offer on behalf of such Previous
             Acceptor;

        (ii) if such revised Offer includes any alternative form or forms of consideration, to make on his behalf such elections for and/or accept such alternative form or forms of consideration on his behalf in the proportions such Attorney in his absolute discretion thinks fit; and

        (iii) to execute on behalf of and in the name of such Previous Acceptor all such further documents (if any) and to do all such things (if any) as may be required to give effect to such acceptances and/or elections.

         In making any such election and/or acceptance, such Attorney shall take into account the nature of any previous acceptances and/or elections made by or on behalf of the Previous Acceptor and such other facts or matters as he may reasonably consider relevant. The Attorney shall not be liable to any Huntingdon Securityholder or any other person in making any such election and/or acceptance or in making any determination in respect thereof.

     (b) Subject to paragraphs 4(c) and (d) of this Part B, the authorities and powers of attorney conferred by this paragraph 4 and any acceptance of a revised Offer and/or any election(s) pursuant thereto shall be irrevocable unless and until the Previous Acceptor becomes entitled to withdraw his acceptance under paragraph 5 of this Part B and duly does so.

     (c) The deemed acceptance referred to in paragraph 4(a) of this Part B shall not apply and the exercise of the authorities and powers of attorney conferred by that paragraph shall be ineffective, to the extent that a Previous Acceptor lodges with the Company (acting as receiving agent) or the US Depositary within 14 days of the posting of the document containing the revised Offer, an Acceptance Form (or any other form issued on behalf of LSR) in which he validly elects to receive the consideration receivable by him under such revised Offer.

     (d) The deemed acceptance referred to in paragraph 4(a) of this Part B shall not apply and the authorities and powers of attorney conferred by that paragraph shall not be exercised if, as a result thereof, the Previous Acceptor would (on such basis as LSR may consider appropriate) thereby receive and/or retain less in aggregate in consideration under the revised Offer than he would have received in aggregate in consideration as a result of acceptance of the Offer in the form in which it was previously accepted by him or on his behalf (unless such Previous Acceptor has previously agreed in writing to receive less in aggregate consideration). The authorities conferred by paragraph 4(a) of this Part B shall not be exercised in respect of any election available under any revised Offer save in accordance with this paragraph 4.

     (e) LSR reserves the right (subject to paragraph 4(a) of this Part B) to treat an executed Acceptance Form (in respect of the Offer in its original or any previously revised form(s)) which is received (or dated) on or after the announcement or issue of any revised Offer as a valid acceptance of the revised Offer (and/or, where applicable, a valid election for or acceptance of any alternative forms of consideration). Such acceptances shall constitute an authority in the terms of paragraph 4 of this Part B, mutatis mutandis, on behalf of the relevant Huntingdon Securityholder.

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      (f) Notwithstanding anything to the contrary in this paragraph 4, if LSR makes a material change in the terms of the Offer or if it waives a material condition of the Offer prior to the end of the Initial Offer Period, LSR will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the materiality of the changes. With respect to a material change, other than a change in price or a change in the percentage of securities sought, a minimum of five Business Days is generally required to allow for adequate dissemination to securityholders. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum of ten Business Days is generally required to allow for adequate dissemination to securityholders.

  5.  RIGHTS OF WITHDRAWAL

      (a) Except as provided by this paragraph 5, acceptances and elections are irrevocable.

      (b) Huntingdon Securities in respect of which valid acceptances have been received may be withdrawn pursuant to the procedures set out below at any time during the Initial Offer Period and in certain other circumstances described in paragraphs 5(h) and (i) below. Huntingdon Securities in respect of which valid acceptances have been received during the Initial Offer Period and that are not validly withdrawn during the Initial Offer Period, and Huntingdon Securities in respect of which valid acceptances have been received during the Subsequent Offer Period, may not be withdrawn, except in the limited circumstances described in paragraphs 5(h) and (i) below. The Subsequent Offer Period will remain open for not less than 14 calendar days or more than 20 Business Days.

      (c) To be effective, a written notice of withdrawal must be received, subject to paragraphs 5(h) and (i) of this Part B of this Appendix 1, during the Initial Offer Period by the party (either the Company (acting as receiving agent) or the US Depositary, as the case may be) to whom the Acceptance Form was originally returned by the relevant Huntingdon Securityholder and must specify the name of the person from whom the acceptance was received, the number of Huntingdon Securities to be withdrawn and (if the share certificates or Huntingdon ADRs, as the case may be, have been provided) the name of the registered holder of the relevant Huntingdon Securities, if different from the name of the person from whom the acceptance was received.

      (d) In respect of the Huntingdon ADSs, if Huntingdon ADRs have been delivered or otherwise identified to the US Depositary, then, prior to the physical release of such Huntingdon ADRs by the US Depositary, the serial numbers shown on such Huntingdon ADRs must be submitted and, unless the Huntingdon ADSs evidenced by such Huntingdon ADRs have been delivered by an Eligible Institution or by means of a Letter of Transmittal, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If interests in Huntingdon ADSs evidenced by Huntingdon ADRs have been delivered pursuant to the procedures for book-entry transfer set out in paragraph 12.2 of Part 2 of this document on page 59, any notice of withdrawal must specify the name and number of the account at The Depositary Trust Company to be credited with the withdrawn Huntingdon ADSs and must otherwise comply with The Depositary Trust Company's procedures.

      (e) In this paragraph 5, "written notice" (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting Huntingdon Securityholder(s) or his or their agent(s) duly appointed in writing (evidence of whose appointment is produced with the notice in a form satisfactory to LSR). Notification by telex or facsimile or other electronic transmission or copies will not be sufficient to constitute written notice. Any notice which is postmarked in or otherwise appears to LSR or its agents to have been sent from Canada, Australia or Japan may be treated as not valid.

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

      (f) Any Huntingdon Securities properly withdrawn and in respect of which valid acceptances have not been received thereafter will be deemed not to be the subject of a valid acceptance for the purposes of the Offer. Huntingdon Securityholders who properly withdraw their acceptance of the Offer may thereafter accept the Offer again by following the procedures set out in paragraph 12 of Part 2 on page 57, at any time whilst the Offer remains open.

      (g) All questions as to the validity (including time of receipt) of any notice of withdrawal will be determined by LSR, whose determination (except as required by the Panel) will be final and binding. None of LSR, Huntingdon, the US Depositary, the Company (acting as receiving agent) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification or for any determination under this paragraph 5.

      (h) LSR will only announce that the Acceptance Condition is satisfied if all other Conditions are also satisfied, fulfilled, or to the extent permitted, waived on or after 13 November 2001. If an announcement that the Offer has become, or been declared, unconditional in all respects is made after 13 November 2001, the Initial Offer Period will terminate. Withdrawal rights will also terminate on 13 November 2001 or the Initial Closing Date, if later, unless LSR fails to comply with the provisions set out in paragraph 3(a) of this Part B on page 76, in which case an accepting Huntingdon Securityholder may (unless the Panel agrees otherwise) immediately afterwards withdraw his acceptance by written notice received by post or by hand to the Company (acting as receiving agent) or the US Depositary at their addresses specified at the end of this document. This right of withdrawal may be terminated not fewer than eight days after the Relevant Day by LSR confirming, if that be the case, that the Offer is still unconditional in all respects and complying with the other relevant requirements set out in paragraph 3(b) of this Part B on page 77. If any such confirmation is given, the Subsequent Offer Period of not less than 14 calendar days or more than 20 Business Days for acceptance of the Offer will run from the date of such confirmation and compliance.

      (i) If a "no extension" statement and/or a "no increase" statement has been withdrawn in accordance with paragraph 1(e) of this Part B on page 75, any Huntingdon Securityholder who accepts the Offer after the date of such a statement may withdraw his acceptance thereafter by written notice in the manner set out in paragraph 5 of this Part B on page 79, not later than the eighth day after the date on which notice of the withdrawal of such statement is posted to the Huntingdon Securityholders.

      (j) Pursuant to Section 14(d)(5) of the Exchange Act and pursuant to Rule 14d-7(a)(2) promulgated thereunder, if the Initial Offer Period is extended beyond 15 December 2001, withdrawal rights will apply during the period of time after 15 December 2001 and before the beginning of the Subsequent Offer Period.

  6.  OVERSEAS SECURITYHOLDERS

      (a) The making of the Offer in, or to, persons resident in or citizens or nationals of, jurisdictions outside the UK or the US or to their nominees or trustees may be prohibited or affected by the laws of the relevant jurisdiction. Huntingdon Securityholders not citizens, nationals or residents of the UK or the US should inform themselves about and observe any applicable legal requirements for the relevant jurisdiction. It is the responsibility of any person outside the UK or the US wishing to accept the Offer to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection with it, including the obtaining of any governmental or other consents which may be required, the compliance with other necessary formalities and the payment of any issue, transfer or other taxes due in such jurisdiction.

          In particular, the Offer is not being made directly or indirectly in, or into or by use of the mails or by any means or instrumentality of interstate or foreign commerce of, or any facilities of a national securities exchange of, Canada, Australia or Japan. This includes, but is not limited to, facsimile
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

          transmission, email, telex and telephone. Accordingly, copies of this document, the Acceptance Form and any related offering documents are not being and must not be mailed, forwarded or otherwise distributed or sent in, into or from Canada, Australia or Japan, including to Huntingdon Securityholders with registered addresses in Canada, Australia or Japan or to persons LSR knows to be custodians, trustees or nominees holding Huntingdon Securities for such persons. Persons receiving such documents, including, without limitation, custodians, nominees and trustees, should not distribute, mail or send them in, into or from Canada, Australia or Japan or use such mails or any such instrumentality in connection with the Offer, and so doing may invalidate any related purported acceptance of the Offer. Persons wishing to accept the Offer should not use the mails or any such instrumentality in Canada, Australia or Japan for any purpose directly or indirectly related to acceptance of the Offer. Envelopes containing an Acceptance Form should not be postmarked in Canada, Australia or Japan or otherwise despatched from such countries and all acceptors must provide addresses outside those countries for the receipt of the remittances of LSR Voting Common Stock or cash in lieu of fractional shares of LSR Voting Common Stock or the return of the Acceptance Form, share certificate(s) and/or other required document(s).

          A holder of Huntingdon Securities may be deemed not to have accepted the Offer if:

        (i) he does not give the warranties set out in paragraph 12.2(i)(ii)(dd) of Part 2 of this document on page 62 (in the case of Huntingdon ADSs) or paragraph (1)(c) of Part C of this Appendix 1 on page 85 (in the case of Huntingdon Shares);

        (ii) he completes the relevant box of the Acceptance Form with an address in Canada, Australia or Japan or has a registered address in those countries and in either case he does not insert in the relevant box of the Acceptance Form the name and address of a person or agent outside those countries to whom he wishes the consideration to which he is entitled under the Offer, subject to the provisions of this paragraph 6, to be sent;

        (iii) he inserts in the relevant box of the Acceptance Form the name and address of a person or agent in Canada, Australia or Japan to whom he wishes the consideration to which he is entitled under the Offer to be sent or a telephone number in those countries in the event of queries; or

        (iv) in any case, an Acceptance Form received from him is received in an envelope postmarked in, or which otherwise appears to LSR or its agents to have been sent from, Canada, Australia or Japan.

        LSR reserves the right, in its sole discretion, to investigate, in relation to any acceptance, whether the representations and warranties set out in paragraph 12.2(i)(ii)(dd) of Part 2 of this document on page 62 (in the case of Huntingdon ADSs) or Part C of this Appendix on page 85 (in the case of Huntingdon Shares) could have been truthfully given by the relevant holder of Huntingdon Securities and, if such investigation is made and, as a result, LSR determines that such representations and warranties, or any of them could not have been so given, such acceptance may be treated as invalid.

        If, notwithstanding the restrictions described above, any person, including, without limitation, nominees and trustees, whether pursuant to a contractual or legal obligation or otherwise, forwards this document, the Acceptance Form or any related offering documents in, into or from Canada, Australia or Japan, or uses the mails or any means or instrumentality (including without limitation, facsimile transmission, e-mail, telex and telephones) of interstate or foreign commerce of, or any facilities of a national securities exchange of, Canada, Australia or Japan in connection with such forwarding, such person should (i) inform the recipient of such fact; (ii) explain to the recipient that such action will invalidate any purported acceptance by the recipient; and (iii) draw the attention of the recipient to this paragraph 6.

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

      (b) If any written notice from a Huntingdon Securityholder withdrawing his acceptance in accordance with paragraph 5 of this Part B on page 79 is received in an envelope postmarked in, or which otherwise appears to LSR or its agents to have been sent from Canada, Australia or Japan, LSR reserves the right, in its absolute discretion, to treat that notice as invalid.

      (c) The provisions of this paragraph 6 and any other terms of the Offer relating to overseas holders of Huntingdon Securities may be waived, varied or modified as regards specific Huntingdon Securityholders or on a general basis by LSR in its sole discretion. Subject to this discretion, the provisions of this paragraph 6 supersede any terms of the Offer inconsistent with them. References in paragraph 6 to a Huntingdon Securityholder include references to the person or persons executing an Acceptance Form and, in the event of more than one person executing an Acceptance Form, the provisions of this paragraph 6 apply to them jointly and to each of them.

  7.  GENERAL

      (a) Save with the consent of the Panel, the Offer will lapse unless all of the conditions relating to the Offer have been satisfied or, to the extent permitted, waived or, where appropriate, have been determined by LSR in its reasonable opinion to be or remain satisfied in each case by midnight (London time), 7.00 p.m. (New York City time) on 15 December 2001 or by midnight (London time), 7.00 p.m. (New York City time), on the date which is 21 days after the date on which the Offer becomes unconditional as to acceptances, whichever is the later, or such later date(s) as LSR may, with the consent of the Panel, decide. If the Offer lapses for any reason, then the Offer shall cease to be capable of further acceptance and LSR and accepting Huntingdon Securityholders shall thereupon cease to be bound by prior acceptances delivered before the time when the Offer lapses. LSR shall not be under any obligation to waive or treat as satisfied or fulfilled any of the Conditions (c) or (e) to (l) (inclusive) of Part A of this Appendix 1 on page 67 by a date earlier than the latest date specified above for the satisfaction thereof notwithstanding that the other Conditions may at such earlier date have been waived or satisfied and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of satisfaction.

      (b) If all of the Conditions have been either satisfied, fulfilled or, to the extent permitted, waived and if sufficient acceptances are received and/or sufficient Huntingdon Securities are otherwise acquired by LSR, LSR will apply the provisions of Sections 428 to 430F of the Companies Act to acquire compulsorily any outstanding Huntingdon Securities to which the Offer relates. Furthermore, if the Offer becomes, or is declared, unconditional in all respects, then LSR intends to procure the making of an application by Huntingdon for the cancellation of the listing on the Official List of the Huntingdon Shares and cancellation of the trading of the Huntingdon Shares on the London Stock Exchange. A notice period of 20 business days (as defined in the Listing Rules) prior to such cancellation will commence either on the Offer becoming, or being declared, unconditional in all respects or on the first date of issue of compulsory acquisition notices under Section 429 of the Companies Act. In these circumstances, the announcement that the Offer has become, or has been declared, unconditional in all respects or the explanatory letter or other material accompanying the notice under Section 429 of the Companies Act will state that the 20 business days (as defined in the Listing Rules) notice period has commenced and the anticipated date of cancellation. In addition, upon the Offer becoming, or being declared, unconditional in all respects, LSR will request any market makers in the Huntingdon ADRs to withdraw their quotations in the Huntingdon ADRs from the OTCBB.

      (c) Except with the consent of the Panel, settlement of the consideration to which any Huntingdon Securityholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which LSR may otherwise be or claim to be entitled as against that Huntingdon Securityholder.

      (d) The instructions, authorities and provisions contained in the Acceptance Forms constitute part of the terms of the Offer. Words and expressions defined in this document have the same meanings

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          when used in the Acceptance Form, unless the context otherwise requires. The provisions of this Appendix 1 shall be deemed to be incorporated in the Acceptance Forms.

      (e) The Offer and all acceptances of it and the Acceptance Form and all contracts made or deemed to be taken or made under any of the foregoing are governed by and shall be construed in accordance with the laws of England and Wales. Execution by or on behalf of a Huntingdon Securityholder of an Acceptance Form will constitute his submission, in relation to all matters arising out of or in connection with the Offer and the Acceptance Form, to the jurisdiction of the Courts of England and Wales. However, the conduct of the Offer is also subject where applicable to US federal securities laws and the securities laws of the US and other jurisdictions in the US in which the Offer is being made if, and to the extent, applicable to the Offer.

      (f) Subject to the Code, LSR reserves the right to treat as valid in whole or in part any acceptance received by the Company (acting as receiving agent) or the US Depositary or otherwise on behalf of LSR which is not entirely in order or in the correct form or which is not accompanied by (as applicable) the relevant transfer to escrow or the relevant share certificates, Huntingdon ADRs and/or other documents of title or which are received by them in a form or at a place or places other than as set out in this document or the relevant Acceptance Form. In that event, no issue of shares of LSR Voting Common Stock or payment in lieu of fractional shares of LSR Voting Common Stock under the Offer will be made until after the acceptance is entirely in order and (as applicable) the relevant transfer to escrow has settled or the relevant share certificate(s), Huntingdon ADRs and/or other document(s) of title or indemnities satisfactory to LSR have been received by the Company (acting as receiving agent) or the US Depositary, as the case may be.

      (g) All powers of attorney, appointments of agents and authorities on the terms conferred by or referred to in this Appendix 1 or in an Acceptance Form are given by way of security for the performance of the obligations of the Huntingdon Securityholders concerned and are irrevocable in accordance with Section 4 of the Power of Attorney Act 1971, except in the circumstances where the donor of such power of attorney or authority is entitled to withdraw his acceptance in accordance with paragraph 5 of this Part B and duly does so.

      (h) LSR reserves the right to notify any matter, including the making of the Offer, to all or any Huntingdon Securityholders with a registered address outside the UK and the US, or whom LSR knows to be nominees, trustees or custodians for such persons, by announcement in the UK to the Company Announcements Office and in the US to the Business Wire News Service or by paid advertisement in daily newspapers published and circulated in the UK and/or the US or in any other appropriate manner, in which event such notice will be deemed to have been sufficiently given notwithstanding any failure by Huntingdon Securityholders to receive or see such notice. All references in this document to notice, or the provision of information in writing, by LSR and/or its agents and/or public relations consultants will be construed accordingly. No such document will be sent to an address in Canada, Australia or Japan.

      (i) Any accidental omission or failure to despatch this document, the Acceptance Forms or any documents relating to the Offer or any notice required by the Offer to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, will not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person, except as provided in paragraph 6 of this Part B. Subject to the provisions of paragraph 6 of this Part B above, the Offer does extend to any Huntingdon Securityholder to whom this document, the Acceptance Form or any related documents may not have been despatched or received and is being extended by means of an advertisement in the Financial Times (UK edition) on 17 October 2001 to all Huntingdon Securityholders to whom this document, Acceptance Form or any related documents may not be despatched and these persons may collect the relevant documents from the Company (acting as receiving agent) or the US Depositary.

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

      (j) The Offer is made on 16 October 2001 and is capable of acceptance from and after that date. Copies of this document, the Acceptance Form and any related documents are available by request in writing from the Company at the address set out on page 232 at the back of this document. The Offer is being made by means of this document.

      (k) If the Offer lapses or is withdrawn, the relevant Acceptance Form and if applicable the share certificate(s), Huntingdon ADRs and/or other document(s) of title will (subject to paragraph 6 of this Part B on page 80) be returned by post (or by such other method as may be approved by the Panel) as promptly as practicable but in any event within 14 days of the Offer lapsing, at the risk of the Huntingdon Securityholder concerned, to the person or agent whose name and address (outside Canada, Australia or Japan) is set out in the relevant box of the Acceptance Form or, if none is set out, to the first-named holder at his registered address (outside Canada, Australia and Japan) or, in the case of Huntingdon ADSs delivered by book-entry transfer into The Depositary Trust Company's account pursuant to the procedures set forth in paragraph 12.2(c) of Part 2 of this document on page 58, such Huntingdon ADSs will be credited within such period to an account maintained at The Depositary Trust Company.

      (l) If the Offer lapses, neither LSR nor any person acting, or deemed to be acting, in concert with LSR for the purposes of the Offer nor any of their respective affiliates may, pursuant to the Code, make an offer (whether inside or outside the UK) for Huntingdon Securities for a period of one year following the date of such lapse, except with the permission of the Panel.

      (m) References in paragraphs (a), (c) and (e) of this paragraph 7 to a Huntingdon Securityholder, a holder of Huntingdon Shares and a holder of Huntingdon ADSs will include references to the person or persons executing the Acceptance Form, and in the event of one or more than one such person executing an Acceptance Form, such provisions shall apply to them jointly.

      (n) All references in this Appendix 1 to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).

      (o) Fractions of shares of LSR Voting Common Stock will not be allotted or issued to accepting Huntingdon Securityholders. Any Huntingdon Securityholder may elect (by separate written notice to Huntingdon or the US Depositary accompanying his or her Form of Acceptance or Letter of Transmittal) to receive the payment due in respect of fractional shares of LSR Voting Common Stock in either pounds sterling or US dollars. In the absence of any such election, such payment will be made to holders of Huntingdon ADSs in US dollars and Huntingdon Shares in pounds sterling, at a prevailing exchange rate selected by LSR at the relevant time. LSR will not be liable to Huntingdon Securityholders or any other person in respect of the exchange rate utilised.

      (p) The shares of LSR Voting Common Stock issued pursuant to the Offer will rank pari passu with existing shares of LSR Voting Common Stock, with respect to all dividends and other distributions declared, made or paid by reference to a record date after the date on which they are issued. For more information regarding the LSR Voting Common Stock, see paragraph 5 of Appendix 2 to this document on page 88.

      (q) Shares of LSR Voting Common Stock will not be issued to residents of any state of the United States in which registration is required unless and until such time as the shares are registered in such state, including receipt by LSR of all necessary effectiveness orders, authorizations, actions, consents, clearances and approvals from the securities authorities in such state, except to the extent that such issuance is exempt from registration. If registration is required in any state but has not been obtained, LSR reserves the right, in its sole discretion, to treat as invalid any Acceptance Form received from any Huntingdon Securityholder who is, or who appears to be, a resident of any such state.

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PART C: ACCEPTANCE FORM

  1.  FORM OF ACCEPTANCE FOR HOLDERS OF HUNTINGDON SHARES

     Each holder of Huntingdon Shares by whom, or on whose behalf, any Form of Acceptance is executed, so as to bind him, his heirs, his successors and assigns, irrevocably undertakes, represents, warrants and agrees to and with LSR and the Company (acting as receiving agent) to the following effect:

     (a) that the executed Form of Acceptance will constitute an acceptance of the Offer in respect of the number of Huntingdon Shares inserted or deemed to be inserted in Box 1 of the Form of Acceptance and an undertaking to execute any further documents and give any further assurances which may be required in connection with the Offer, on and subject to the terms and conditions set out in this document and the Form of Acceptance and subject only to the rights of withdrawal set out in paragraph 5 of Part B of this Appendix 1 on page 79;

     (b) that:

        (i) the Huntingdon Shares in respect of which the Offer is accepted, or is deemed to be accepted, are sold free from all liens, charges and encumbrances and together with all rights attaching to them;

        (ii) the execution of a Form of Acceptance constitutes, subject to the accepting holder of Huntingdon Shares not having validly withdrawn his acceptance, the irrevocable appointment of LSR and/or any of the LSR Directors or agents as such Huntingdon Securityholder's attorney and/or agent ("Agent") and an irrevocable instruction to the Agent to execute all or any forms of transfer and/or renunciation and/or other documents in the Agent's discretion in relation to the Huntingdon Shares referred to in (a) above and to deliver such forms of transfer and/or renunciation and/or other documents, together with any certificates and/or other documents referred to in (d) below, for registration within 12 months of the Offer becoming or being declared unconditional in all respects and to do all such other acts and things as may in the reasonable opinion of the Agent be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and the return of Huntingdon Shares to accepting holders of Huntingdon Shares should a valid withdrawal be received in a timely manner and should the Offer not become unconditional in all respects;

     (c) that unless "No" is written in Box 4 of the Form of Acceptance:

        (i) such holder has not received or sent copies of this document, the Form of Acceptance or any related offering documents in, into or from Canada, Australia or Japan and has not otherwise utilised in connection with the Offer, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, facsimile transmission, e-mail, telex and telephone), of interstate or foreign commerce of, or any facilities of a national securities exchange of, Canada, Australia or Japan, that the Form of Acceptance has not been mailed or otherwise sent in, into or from, Canada, Australia or Japan and that such shareholder was outside, Canada, Australia or Japan at the time the Offer was accepted;

        (ii) in respect of the Huntingdon Shares to which a Form of Acceptance relates, such holder is not an agent or fiduciary acting on a non-discretionary basis for a principal who has given any instructions with respect to the Offer from within Canada, Australia or Japan and the Form of Acceptance has not been mailed or otherwise sent in, into or from Canada, Australia or Japan or signed in those countries and such shareholder is accepting the Offer from outside Canada, Australia or Japan;

     (d) that he will deliver by post to the Company (acting as receiving agent) his Huntingdon Shares and/or other document(s) of title in respect of the Huntingdon Shares referred to in Part 1 of the Form of Acceptance, or an acceptable indemnity in lieu of them, as soon as possible and in any event within six months of the Offer becoming, or being declared, unconditional in all respects;

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     (e) that the terms of the Offer are deemed to be incorporated in the Form of Acceptance, which are to be read and construed accordingly;

     (f) that he agrees to ratify each and every act or thing which may be lawfully done or effected by the Agent or LSR, as the case may be, in the proper exercise of any of his or its powers and/or authorities under this document;

     (g) that he authorises the Agent or his agent, in the event of the Offer lapsing, to return the Form of Acceptance and the share certificate(s) and/or other documents of title, if any, to the person whose name and address are set out in Box 3 or 5 of the Form of Acceptance and, if none is set out, to the first named holder at his registered address;

     (h) that he undertakes, if any provisions of this Part C are in any respect unenforceable, invalid or do not operate so as to afford the Agent or LSR the benefit of the authorities expressed to be given in them, with all practicable speed to do all such acts and things and execute all such documents as may be required to enable the Agent and/or LSR to secure the full benefit of this Part C;

     (i) that, pending registration:

        (i) LSR will be entitled to direct the exercise of any votes attaching to any Huntingdon Shares in respect of which the Offer has been accepted and not validly withdrawn and any other rights and privileges attaching to such Huntingdon Shares, including the right to requisition a general meeting or separate class meeting of Huntingdon;

        (ii) the execution of a Form of Acceptance will constitute an authority to Huntingdon from the relevant holder of Huntingdon Shares to send any notice, circular, warrant or document or other communication which may be required to be sent to him as a member of Huntingdon to LSR at its registered office, and an authority to LSR to sign and consent to short notice of any general meeting or separate class meeting of Huntingdon on behalf of him and/or execute a form of proxy in respect of such shares appointing any person determined by LSR to attend general meetings of Huntingdon or its members and to exercise the votes attaching to such shares on his behalf. This appointment applies only to Huntingdon Shares in respect of which the Offer has been accepted and not validly withdrawn; and

        (iii) the agreement of such holder of Huntingdon Shares not to exercise any of such rights without the consent of LSR and the irrevocable undertaking of such shareholder not to appoint a proxy or representative for or to attend any such meetings.

     (j) that the execution of the Form of Acceptance constitutes his submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the jurisdiction of the Courts of England; and

     (k) that the execution of the Form of Acceptance constitutes a grant of authority to any LSR Director in accordance with the terms set out in paragraph 4 of Part B of this Appendix 1 on page 78.

     References in this Part C to a holder of Huntingdon Shares include references to the person or persons executing a Form of Acceptance and, in the event of more than one person executing a Form of Acceptance, the provisions of this Part C apply to them jointly and to each of them. On its execution and delivery, a Form of Acceptance will take effect as a deed.

  2.  SUBSTITUTE ACCEPTANCE FORMS

     Holders of Huntingdon Securities have been sent with this document a Form of Acceptance and/or a Letter of Transmittal (accompanied by a Notice of Guaranteed Delivery). All holders of Huntingdon Shares, including persons in the US who hold Huntingdon Shares, have been sent a Form of Acceptance, which they must use to accept the Offer. All holders of Huntingdon ADSs have been sent a Letter of Transmittal and a Notice of Guaranteed Delivery, which they must use to accept the Offer. Should any holder of Huntingdon Securities receive an incorrect form with which to accept the Offer, or require any additional forms, that person should contact the Company (acting as receiving agent) or the US Depositary at the addresses set out at the back of this document on page 232, who will provide the appropriate forms.

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                                   APPENDIX 2

                          INFORMATION RELATING TO LSR

1.  INTRODUCTION

     LSR has been formed solely for the purposes of making the Offer. The LSR Investors, who are not currently connected to the Group, have agreed conditionally, inter alia, on the Offer becoming, or being declared, unconditional in all respects (other than with respect to condition that this subscription is made) to subscribe for 99,900 shares of LSR Voting Common Stock and 900,000 shares of LSR Non Voting Common Stock at a price of US$1.50 per share and a total of US$1,499,850, in order to give them an equity interest in LSR, to provide funds to pay for the costs of the Offer. Any remaining funds will provide additional working capital for the Enlarged Group.

     Since its incorporation, LSR has entered into a letter of intent with respect to the Offer and the Subscription Agreements and has issued the LSR Warrants and, prior to the Offer becoming, or being declared, unconditional in all respects, will enter into the Deed Poll, each as described in paragraph 7 of this Appendix 2 on pages 90 to 92. LSR has also adopted the LSR 2001 Equity Incentive Plan described in paragraph 7.2 of Appendix 6 to this document on page 219.

     Further details are set out below.

2.  MANAGEMENT

     The LSR Director and the President, Treasurer and Secretary of LSR is Walter Stapfer and he will serve in such positions until the Offer becomes, or is declared, unconditional in all respects, at which time he will resign from the LSR Board and will resign as President, Treasurer and Secretary. Mr Stapfer is 60 years old and is a Swiss citizen. As of the date of this document Mr Stapfer is the holder of the whole of the issued shares of LSR Voting Common Stock. His business address is: Finova Associes SA, Case Postale 1507, 1211 Geneve 1, Switzerland. Mr Stapfer founded Finova Associes SA, Geneva (known as Finova Geneve SA from 1985 to 1997) in 1985 and has served and continues to serve as director and chairman of the corporation since that time. Finova Associes SA is a trust company. Prior to 1985, Mr Stapfer served in various managerial and executive capacities with Union Bank of Switzerland, L'Oreal, Fides Trust Company and Fidaudit SA, all based in Geneva. Mr Stapfer is a member of the International Tax Planning Association and the Union Suisse Fiduciaries.

     During the last five years, neither LSR nor Mr Stapfer (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     LSR has not, since its incorporation, paid any salary or benefits to Mr Stapfer nor does LSR expect, as at the date of this document, to pay any salary or benefits to Mr Stapfer in the foreseeable future.

3.  INCORPORATION AND PRINCIPAL OFFICE

     LSR was incorporated on 19 July 2001 as a Maryland corporation. Its principal office is PMB #251, 211 East Lombard Street, Baltimore, Maryland, 21202-6102, and its telephone number is +1-(410)-659-0620. LSR has conducted no business, other than in connection with the Offer, and has been formed solely for the purpose of making the Offer.

4.  FINANCIAL INFORMATION

     As at the date of this document there is no established trading market for any of LSR's capital stock, and no shares of LSR Voting Common Stock have traded since its incorporation. As at the date of this document,

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LSR has paid no dividends and has not entered into any obligations, other than those described in this Appendix 2 in connection with the Offer and the finalising of the Offer.

     Audited financial statements of LSR as of 30 September 2001 and for the period from 19 July 2001 (date of inception) to 30 September 2001 are included in Part D of Appendix 3 to this document.

     As at the date of this document, LSR does not own or lease any real or personal property, and LSR is not a party to any legal proceeding.

5.  SHARE CAPITAL

     LSR is authorised to issue (A) 50,000,000 shares of LSR Voting Common Stock, (B) 5,000,000 shares of LSR Non-Voting Common Stock and (C) 5,000,000 shares of LSR Preferred Stock. As at the date of this document, 100 shares of LSR Voting Common Stock were issued and outstanding, no shares of LSR Non-Voting Common Stock or LSR Preferred Stock were issued and outstanding, and all outstanding shares of LSR Voting Common Stock are fully paid and non-assessable.

     Upon the Offer becoming, or being declared, unconditional in all respects and assuming full acceptance of the Offer (and that no further Huntingdon Securities are issued after the date of this document and none of the LSR Warrants are exercised), there will be (A) 5,970,205 shares of LSR Voting Common Stock issued and outstanding, (B) 900,000 shares of LSR Non-Voting Common Stock issued and outstanding and (C) no shares of LSR Preferred Stock issued or outstanding. All outstanding shares of LSR Common Stock will be, when issued, fully paid and non-assessable. Further details are set out in paragraph 3.1 of Appendix 6 to this document on page 199.

  VOTING RIGHTS

     The holders of shares of LSR Voting Common Stock are entitled to one vote for each share of LSR Voting Common Stock held of record on all matters to be voted on by those stockholders, and there is no cumulative voting with respect to the election of LSR Directors, with the result that the holders of more than 50 per cent. of the shares of LSR Voting Common Stock voted at the election of LSR Directors can elect all of the LSR Directors. The holders of shares of LSR Non-Voting Common Stock have the same rights and privileges as the holders of shares of LSR Voting Common Stock, except that the holders of shares of LSR Non-Voting Common Stock only have the right to vote on amendments to the Amended LSR Charter that would substantially adversely alter or change the rights or privileges of the holders of shares of LSR Non-Voting Common Stock.

  CONVERSION RIGHTS

     The holders of shares of LSR Non-Voting Common Stock may, on at least 75 days' notice, exchange all or any portion of their shares of LSR Non-Voting Common Stock for shares of LSR Voting Common Stock, provided that such exchange does not result in any "person" becoming the "beneficial owner" of more than 5 per cent. of the shares of LSR Voting Common Stock. The exchange ratio for such conversion is fixed at one-to-one. The term "person" and "beneficial owner" shall be defined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

  REGISTRATION RIGHTS

     Pursuant to the terms of the Subscription Agreements described in paragraph
7.3 below, the LSR Warrants described in paragraph 7.1 below, and the Deed Poll described in paragraph 7.2 below, LSR will be required in certain circumstances and subject to certain limitations, to register with the SEC pursuant to the provisions of the Securities Act the shares of LSR Voting Common Stock that will be issued to certain of the LSR Investors or issuable to the holders of the LSR Warrants upon exercise of the LSR Warrants, to the other LSR Investors upon conversion of their shares of LSR Non-Voting Common Stock into LSR Voting Common Stock and to the Bondholders who have exercised their Conversion Rights.

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  DIVIDENDS

     Holders of shares of LSR Common Stock are entitled to receive dividends when, as, and if declared by the LSR Board from funds legally available therefor. Whether or not LSR pays any dividends in the future will be determined by the LSR Board, in its sole discretion, and will depend, among other things, upon earnings, capital requirements, and the financial condition of LSR, as well as other relevant factors. As of the date of this document, LSR has not paid any dividends, nor does LSR believe that it is likely that it will pay dividends to its stockholders in the foreseeable future.

  LIQUIDATION

     In the event of a liquidation, dissolution or winding up of the Company, holders of shares of LSR Common Stock are entitled to share ratably in all assets remaining and available for distribution to them after payment of LSR's liabilities and after provision has been made for each class of stock, if any, having preference over the LSR Common Stock.

  LSR PREFERRED STOCK

     The LSR Board is authorised to issue shares of LSR Preferred Stock with such designations, rights and preferences as may be determined from time to time by the LSR Board. Accordingly, the LSR Board is empowered, without further stockholder approval, to issue shares of LSR Preferred Stock with liquidation privileges, dividend, conversion, voting, or other rights that could adversely affect the voting power of the LSR Voting Common Stock or other rights of the holders of LSR Common Stock. The LSR Board may not designate a class or series of LSR Preferred Stock that would be entitled to a class vote on any merger, consolidation, tender offer, sale of assets or other extraordinary transactions, or to elect as a class or series a majority of the LSR Board, except that the LSR Board may give the holders of the LSR Preferred Stock the right to vote as a class or series on any amendment to the Amended LSR Charter or any merger or consolidation that would substantially and adversely alter or change the rights or privileges of such class or series of LSR Preferred Stock.

     For further information regarding the differences between the rights of holders of shares of LSR Voting Common Stock and holders of Huntingdon Securities, see Appendix 4 on page 168 of this document. For a description of the provisions of the Amended LSR Charter and the LSR Bylaws that would have the effect of delaying, deferring or preventing a change of control, see "Anti-Takeover Measures" on page 186 of this document.

6.  FINANCING OF LSR

     On 9 October 2001 LSR and the LSR Investors entered into Subscription Agreements to purchase, upon the Offer becoming, or being declared, unconditional in all respects, 999,900 shares of LSR Common Stock at a purchase price of US$1.50 per share.

     As at the date of this document, Mr Stapfer holds 100 shares of LSR Voting Common Stock, equal to 100 per cent. of the issued shares of LSR Voting Common Stock. Upon the Offer becoming, or being declared, unconditional in all respects and assuming full acceptance of the Offer (and that no further Huntingdon Securities are issued after the date of this document and none of the LSR Warrants are exercised), Mr Stapfer will hold approximately 1.46 per cent. of the issued LSR Common Stock.

     Upon the Offer becoming, or being declared, unconditional in all respects and assuming full acceptance of the Offer (and that no further Huntingdon Securities are issued after the date of this document and none of the LSR Warrants are exercised), the LSR Investors, other than Mr Stapfer, will hold 100 per cent. of the issued shares of LSR Non-Voting Common Stock and approximately
13.1 per cent. of the issued LSR Common Stock.

     For further information regarding the Subscription Agreements see paragraph
7.3 of this Appendix 2 below.

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7.  MATERIAL CONTRACTS

     The following contracts, not being contracts entered into in the ordinary course of business, have been entered into by LSR since 19 July 2001 (being the date of LSR's incorporation which is less than two years prior to the commencement of the Offer Period) and are or may be material:

  7.1 WARRANTS TO PURCHASE SHARES OF LSR VOTING COMMON STOCK

     General. On 9 October 2001, LSR issued to Stephens, a company which is controlled by the Stephens family of Little Rock, Arkansas, warrants to purchase up to 704,425 shares of LSR Voting Common Stock at a purchase price of US$1.50 per share. Those warrants are referred to in this document as the "LSR Warrants". In addition, subject to compliance with their fiduciary duties, the Huntingdon Directors, who will constitute the entire LSR Board after the Offer becomes wholly unconditional, intend to ask the LSR shareholders at the next shareholders' meeting to approve the issuance of an additional 410,914 warrants to FHP, a firm which is controlled by Andrew Baker, Huntingdon's Executive Chairman, also exercisable at $1.50 per share, and on substantially the same terms as the LSR Warrants. At the shareholders' meeting, FHP will not be permitted to vote on this proposal.

     Terms of the LSR Warrants. The LSR Warrants are exercisable at any time on or after the date that the Offer becomes wholly unconditional and will expire on the tenth anniversary of that date. Both the exercise price and the number of shares of LSR Voting Common Stock that are issuable upon the exercise of the LSR Warrants are subject to adjustment in the case of certain events, including stock splits, dividends or distributions, a reclassification, or the reorganisation, merger or consolidation of LSR. The LSR Warrants and the shares of LSR Voting Common Stock issuable upon their exercise will be subject to certain restrictions on transfer pursuant to US securities laws. The holders of the shares of LSR Voting Common Stock issuable upon the exercise of the LSR Warrants will have the following registration rights:

     - one "Form S-3 demand" registration right, which will, under certain circumstances, enable them to request that LSR register their shares for resale into the public trading market after LSR has qualified for registration under the Securities Act on Form S-3; and

     - "piggyback" registration rights, which will enable them to require LSR to register their shares of LSR Voting Common Stock whenever LSR files a registration statement, subject to certain exceptions, under the Securities Act on behalf of itself or another stockholder.

     Background and Reasons for Issuing Warrants. The LSR Warrants and the proposed issuance of warrants to FHP arise out of negotiations regarding financing that Stephens, FHP and their respective affiliates provided to Huntingdon in late 2000 and early 2001.

     Huntingdon entered into a loan agreement with Mr Baker on 25 September 2000, pursuant to which Mr Baker agreed to lend Huntingdon up to L2,000,000. Mr Baker is a member of FHP. He subsequently transferred a US$550,000 participation in the loan to FHP. See paragraph 9.1.3 of Appendix 6 to this document on page 223.

     During January 2001 Stephens and its affiliates acquired loans that other parties had made to Huntingdon and amended the terms of such loans. See paragraphs 9.1.4 to 9.1.6 of Appendix 6 to this document beginning on page 223.

     During the course of the negotiations, Mr Baker and Stephens each requested that Huntingdon issue them warrants to purchase Huntingdon Shares. In the course of those discussions, the Huntingdon Directors were advised that the issuance of warrants to Mr Baker, Stephens and their respective affiliates would require shareholder approval. In March 2001 the Huntingdon Directors adopted resolutions approving the issuance of warrants to Stephens and FHP, subject to shareholder approval at Huntingdon's next annual general meeting. Huntingdon did not enter into agreements with Stephens or FHP to issue these warrants, and it did not submit the proposal to a shareholder vote. Huntingdon has not held an annual general meeting since March 2001, and it is not anticipated that such a meeting will be held before the Offer becomes wholly unconditional.

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     During the discussions regarding the Offer, both Stephens and Mr Baker requested that in lieu of the warrants referenced in the Huntingdon Board resolutions, LSR issue them warrants to purchase shares of LSR Voting Common Stock at the same price at which the LSR Investors are purchasing their shares pursuant to the Subscription Agreements. Stephens advised Huntingdon that it was not prepared to grant the waiver necessary to enable the Offer to become wholly unconditional without a default arising under Stephens' loan agreement unless LSR issued the requested warrants to Stephens prior to the commencement of the Offer. After considering these matters, LSR decided to grant the LSR Warrants to Stephens. LSR also decided that it would submit a proposal to its shareholders regarding FHP's request at its next shareholders meeting after the Offer becomes wholly unconditional.

  7.2 THE DEED POLL

     On 19 October 2001, LSR entered into an instrument by way of deed poll in favour of Bondholders who duly exercise their Conversion Rights. Pursuant to the Deed Poll LSR undertakes, subject to the Offer becoming wholly unconditional, at the election of the Bondholders, subject to certain conditions, to issue shares of LSR Voting Common Stock in exchange for Huntingdon Shares issued upon exercise of Bondholders' Conversion Rights. In the first instance, LSR will issue one share of LSR Voting Common Stock for every 50 Huntingdon Shares exchanged. A cash payment will be made in lieu of issuing any fractional shares of LSR Voting Common Stock. This exchange rate will be subject to adjustment in certain circumstances, including if further shares of LSR Common Stock are issued at less than 95 per cent. of the then current market price of the LSR Voting Common Stock. No adjustment will be made in relation to the issue of LSR Voting Common Stock (i) pursuant to the Offer or any compulsory acquisition of Huntingdon Shares in accordance with the provisions of the Companies Act following the Offer becoming wholly unconditional, (ii) to holders of existing options for Huntingdon Shares, (iii) to the LSR Investors pursuant to the Subscription Agreements, (iv) to Stephens or FHP on the issue or exercise of the LSR Warrants or the warrants in favour of FHP referred to in paragraph 7.1 above; or (v) to employees of the Enlarged Group or to trustees in connection with an employee share scheme. LSR also undertakes to procure that, so long as any Bonds are outstanding, no action will be taken by Huntingdon or HIH Capital Limited that would result in an adjustment to the exchange price applicable to the conversion of the Preference Shares into Huntingdon Shares, if such adjustment would require reference to the then current market price of Huntingdon Shares.

     Following the exchange of their Huntingdon Shares for shares of LSR Voting Common Stock, the Bondholders will have demand registration rights under certain circumstances and subject to certain limitations, which will enable them to request that LSR register their shares of LSR Voting Common Stock for resale in a public transaction in a securities market in which the LSR Voting Common Stock is trading. All such registration rights will terminate five years after the closing of the first registered public offering by LSR. Prior to the exercise of their demand registration rights, any shares of LSR Voting Common Stock held by the Bondholders as a result of an exchange of their Huntingdon Shares for such shares of LSR Voting Common Stock will be subject to certain transfer restrictions, including, without limitation, restrictions which prohibit the Bondholders from transferring or disposing of any such shares of LSR Voting Common Stock:

     - to any transferee who will hold 5 per cent. or more of any class of capital stock of LSR as a result of such transfer and who was not a 5 per cent. holder prior to such proposed transfer, without the consent of LSR, which consent may only be withheld in limited circumstances; or

     - other than pursuant to a registration statement then in effect or an exemption from registration under the Securities Act, which exemption must be evidenced by delivery to LSR of an opinion of counsel reasonably satisfactory to LSR that the transfer will not require registration under the Securities Act.

     LSR's obligations under the Deed Poll will cease if the Offer does not become wholly unconditional by 31 March 2002.

 7.3 SUBSCRIPTION AGREEMENTS

     On 9 October 2001, LSR entered into a subscription agreement with Walter Stapfer (the "Stapfer Subscription Agreement") pursuant to which Mr Stapfer will subscribe for 99,900 shares of LSR Voting

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Common Stock at a purchase price of US$1.50 per share (or an aggregate of
US$149,850) in a transaction exempt from the registration requirements of the Securities Act, subject to the satisfaction of the condition that the Offer become wholly unconditional (other than in respect of the condition as to this subscription) and subject to LSR not having waived any Conditions for LSR's benefit or made any material amendments to the Form S-4 without the LSR Investors' consent.

     On 9 October 2001, LSR also entered into a subscription agreement with the LSR Investors, other than Mr Stapfer (the "Investor Subscription Agreement"), pursuant to which the LSR Investors, other than Mr Stapfer, will subscribe for 900,000 shares of LSR Non-Voting Common Stock (convertible into shares of LSR Voting Common Stock) at a purchase price of US$1.50 per share (or an aggregate of US$1,350,000) in a transaction exempt from the registration requirements of the Securities Act, subject to the satisfaction of the condition that the Offer become wholly unconditional (other than in respect of the condition as to this subscription) and subject to LSR not having waived any Conditions for LSR's benefit or made any material amendments to the Form S-4 without the LSR Investors' consent.

     LSR has granted the LSR Investors:

     - "most favoured nation" demand registration rights, which shall be at least as favourable as the demand registration rights granted by LSR in the future to investors in any private placement of shares of LSR Common Stock; and

     - "piggyback" registration rights, which will enable them to require LSR to register their shares of LSR Voting Common Stock whenever LSR files a registration statement (other than a registration relating solely to employee benefit plans or a registration relating solely to a corporate reorganisation or other transaction on Form S-4 or similar forms that may be promulgated in the future), under the Securities Act on behalf of itself or another LSR stockholder. LSR has also granted certain LSR Investors one demand registration right, which will, under certain circumstances, enable them to request that LSR register their shares of LSR Voting Common Stock for resale into the public trading market. Such demand and piggyback registration rights shall apply to any shares of LSR Voting Common Stock issued to the LSR Investors, issuable upon the Offer becoming wholly unconditional or issuable upon the conversion of certain of the LSR Investors' shares of LSR Non-Voting Common Stock into shares of LSR Voting Common Stock. All such registration rights shall terminate five years after completion of the first registered public offering by LSR.

     The shares of LSR Common Stock to be issued under the Subscription Agreements will be subject to certain restrictions on transfer pursuant to US securities law. In addition, prior to the exercise of any of the registration rights described in the preceding paragraph, any shares of LSR Common Stock issuable pursuant to the Subscription Agreements shall be subject to restrictions on transfer to any transferee who will hold 5 per cent. or more of any class of capital stock of LSR as a result of such transfer and who was not a 5 per cent. holder prior to such proposed transfer, without the consent of LSR, which consent may only be withheld under limited circumstances.

8.  CERTAIN TRANSACTIONS WITH AFFILIATES AND OTHERS

  8.1 SUBSCRIPTION AGREEMENTS; LOANS AND FORBEARANCES

     On 9 October 2001, LSR entered into the Stapfer Subscription Agreement pursuant to which Mr Stapfer will acquire 99,900 shares of LSR Voting Common Stock at a purchase price of US$1.50 per share (or an aggregate of US$149,850).

     On 9 October 2001, LSR also entered into the Investor Subscription Agreement, pursuant to which the LSR Investors, other than Mr Stapfer, will acquire 900,000 shares of LSR Non-Voting Common Stock (convertible into shares of LSR Voting Common Stock) at a purchase price of US$1.50 per share (or an aggregate of US$1,350,000).

     See paragraph 7.3 above for further information regarding these subscription agreements.

     The terms of the Stapfer Subscription Agreement and the Investor Subscription Agreement were negotiated on an arms-length basis between Huntingdon's management (in its capacity as prospective management of LSR), on the one hand, and the respective LSR Investors, on the other hand. Mr Stapfer, the sole director of LSR, was not a disinterested, independent director, but Huntingdon's management acted independently of Mr Stapfer and the other LSR Investors in negotiating these agreements on LSR's behalf.

     LSR has made no loans or forbearances to Mr Stapfer, its sole executive officer, director and controlling person, or any of the other LSR Investors.

 8.2 CERTAIN STATE SECURITIES LAW REQUIREMENTS

     In the course of registering the issuance of LSR Voting Common Stock pursuant to the Offer with the securities authorities of certain states of the US, LSR has been required to make the following statements regarding future transactions with affiliates and others:

     - It is LSR's policy that future material affiliated transactions will be approved by a majority of LSR's independent and disinterested directors, which directors will have access, at LSR's expense, to LSR's independent legal counsel.

     - It is also LSR's policy that loans and forbearances to officers, directors and controlling persons, if any, will be limited to:

         -- advances for travel, business expenses, relocation and similar ordinary operating expenditures;

         -- loans and forbearances for specific purposes in the ordinary course of LSR's business (including, but not limited to, loans or loan guarantees made for the purchase of LSR securities by LSR officers, directors or employees), or for bona fide personal emergencies; provided that the loans or forbearances are approved by a majority of the disinterested members of LSR's board of directors; and

         -- loans and forbearances approved by a majority of disinterested shareholders (excluding all company officials and controlling persons) pursuant to a proxy solicitation conforming to the SEC's proxy rules.

     - No options or warrants issued by LSR, except those issued to financing institutions, may have an exercise price of less than 85 per cent. of the fair market value of the LSR Voting Common Stock at the date of the grant. In particular, the option committee will not grant any non-qualified stock options under the LSR 2001 Equity Incentive Plan with an exercise price of less than 85 per cent. of the fair market value of the LSR Voting Common Stock on the date of the grant. Also, the number of shares of LSR Common Stock subject to outstanding options and warrants will not, during the period in which a registration statement pertaining to the Offer is effective with the Securities Division of the State of Tennessee, exceed 12 per cent. of the number of shares which will be outstanding after giving effect to the consummation of the Offer (based upon 100 per cent. participation by the Huntingdon Securityholders). The registration statement filed with the Securities Division of the State of Tennessee will remain effective at least until the end of the Initial Offer Period and the Subsequent Offer Period, if any.

     - LSR will not issue any shares of LSR Preferred Stock to its officers, directors or controlling persons, except on the same terms as it is offered to all other existing shareholders or to new shareholders, unless such issuance of LSR Preferred Stock is approved by a majority of LSR's independent and disinterested directors.

9.  MATERIAL CHANGES

     Save as disclosed in this document, there have been no material changes in the financial or trading position of LSR since the date of its incorporation.

                                   APPENDIX 3

                INFORMATION RELATING TO THE GROUP AND PRO FORMA
                          FINANCIAL INFORMATION OF LSR

PART A -- FURTHER INFORMATION ON THE BUSINESS OF THE GROUP

     Huntingdon provides pre-clinical and non-clinical biological safety evaluation research services to most of the world's leading pharmaceutical, biotechnology, agrochemical and industrial chemical companies. The purpose of this safety evaluation is to identify risks to humans, animals or the environment, resulting from the use or manufacture of a wide range of chemicals which are essential components of Huntingdon's clients' products. Huntingdon's services are designed to meet the regulatory requirements of governments around the world.

     Huntingdon's aim is to develop its business within these markets, through a mixture of organic growth and a small number of strategic acquisitions. In doing so Huntingdon expects to benefit from the increase in the drug pipelines of American pharmaceutical companies, the additional legislation concerning the safety and environmental impact of agrochemicals and industrial chemicals and a growing trend towards outsourcing as clients focus more internal resources on research in the search for new compounds.

     Huntingdon's sales and marketing functions are specifically focused on two main groups, pharmaceutical and non-pharmaceutical customers. As much of the research activity conducted for these two customer groups is similar, Huntingdon believes it is appropriate, operationally, to view this as one business.

  PHARMACEUTICALS AND BIOPHARMACEUTICALS

     The Pharmaceutical research and development pathway is shown below:

    DRUG DISCOVERY                         DRUG DEVELOPMENT                       MARKETING
-----------------------   ---------------------------------------------------   --------------
                            NON-CLINICAL                  CLINICAL
                          -----------------    ------------------------------
Chemical Synthesis        Pre-Clinical         Phase I   Phase II   Phase III   Phase IV
                                               Safety    Efficacy   Long Term   Post Marketing
                          Toxicology                                Efficiacy   Surveillance
                            Pharmacology
                            Drug Metabolism
                           Pharmacokinetics
                          LONG TERM SAFETY STUDIES

     Huntingdon performs non-clinical testing in support of the drug development process. This primarily consists of pre-clinical outsourcing from the pharmaceutical industry, as well as further longer term non-clinical safety testing that is performed in parallel to human clinical testing (such as carcinogenicity studies and safety studies relating to reproductive implications). Approximately one half to two thirds of Huntingdon's orders are derived from this source. Huntingdon views its non-clinical market as extending to "proof of concept" in man (Phase IIA) and to analytical chemistry support for clinical trials. During 1999 Huntingdon entered into collaborative relationships with a number of Phase I clinical trial units and offers centralised clinical laboratory services in support of clinical trials.

     Huntingdon has also actively pursued opportunities to extend its range of capabilities supporting late stage drug discovery, focused around in vitro and in vivo models for lead candidate drug characterisation and optimisation. Its growing range of biological services is intended to position Huntingdon to take advantage of the knowledge arising from the Human Genome Project as the identification of new molecular disease targets is expected to lead to the development of increased numbers of potential therapies which will require evaluation.

     The outsourced market for the large clinical trials (Phase III and beyond) is relevant to Huntingdon, but the margins are less attractive and it is subject to a greater degree of volatility driven by the size of individual contracts. While Huntingdon does not preclude entering this market, it is a very different business and one in which a number of major companies are already firmly established.

  NON-PHARMACEUTICALS

     Huntingdon has historically generated one third to one half of its orders from safety and efficacy testing of compounds for the agrochemical, industrial chemical, veterinary and food industries. The work involved bears many similarities and often uses many of the same facilities, equipment, and scientific disciplines to those employed in pre-clinical testing of pharmaceutical compounds.

     Huntingdon's business in these areas is again driven by governmental regulatory requirements. Huntingdon's services address safety concerns surrounding a diverse range of products, spanning such areas as agricultural herbicides and pesticides, medical devices, veterinary medicines, and chemicals used in the manufacture of pharmaceutical intermediates, manufactured foodstuffs, and household products.

COMPETITION

     Competition in both the pharmaceutical and non-pharmaceutical market segments ranges from the in-house research and development divisions of large pharmaceutical, agrochemical and industrial chemical companies who perform their own safety assessments, to "full service" providers -- contract research organisations like Huntingdon who provide a full range of services to the industries -- and "niche" suppliers focusing on specific services or industries.

GOVERNMENT SUPERVISION OF OPERATIONS

  SUPERVISORY REGIMES

     Since the services provided by Huntingdon are used to support pharmaceutical, biotechnological, chemical or agrochemical product approval applications, its laboratories are subject to both formal and informal inspections by appropriate regulatory and supervisory authorities, as well as by representatives from client companies. Huntingdon is regularly inspected by US, Japanese and UK governmental agencies because of the number and complexities of the studies it undertakes. In 1979, the US Food and Drug Administration (FDA) promulgated the Good Laboratory Practices (GLP) regulations, defining the standards under which biological safety evaluations are to be conducted. Other governmental agencies such as the Environmental Protection Agency (EPA), the Japanese Ministry Of Health and Welfare, the Japanese Ministry of Agriculture, Forestry and Fisheries, and the UK Department of Health, have introduced compliance monitoring programs with similar GLP standards. Huntingdon has had over 30 such inspection visits and audits since 1985.

     Huntingdon's operations in the UK are regulated by the Animals (Scientific Procedures) Act 1986. This legislation, administered by the UK Home Office, provides for the control of scientific procedures carried out on living vertebrate animals and regulation of the animals' environment. Personal licences (Huntingdon has approximately 250 licensees) are issued by the UK Home Office to personnel who are competent to perform regulated procedures and each program of work must be authorised in advance by a Project Licensee. Premises where procedures are carried out must also be formally designated by the UK Home Office. Consultations and inspections are regularly undertaken in order to ensure continued compliance with regulatory and legislative requirements. Typically, Huntingdon has 18 such inspections annually.

     Huntingdon's laboratory in the US is subject to the United States Department of Agriculture (USDA) Animal Welfare Regulations (Title 9, Code of Federal Regulations, Subchapter A). The laboratory is regularly inspected by USDA officials for compliance with these regulations. Compliance is assured through an Institutional Animal Care and Use Committee, comprising staff from a broad range of disciplines within Huntingdon and including external representation. Furthermore, in the USA there is a voluntary certification scheme run by an independent and internationally recognised organisation, the Association for Assessment and Accreditation of Laboratory Animal Care (AAALAC). Huntingdon's laboratory in the US is accredited under this scheme.

     At each of its research centres, Huntingdon ensures the availability of suitably experienced and qualified veterinary staff backed by a 24 hour call out system.

COMPLIANCE WITH ENVIRONMENTAL REGULATIONS

     Whilst Huntingdon is obliged in the conduct of its business to comply with certain environmental regulations, compliance with such regulations does not impact significantly on its earnings or competitive position. Management believes that its operations are currently in material compliance with all applicable environmental regulations.

OTHER INFORMATION PERTAINING TO THE GROUP

  MANAGEMENT AND LABOUR RELATIONS

     Huntingdon's labour force is non-union and there has never been any disruption of the business through strikes or other employee action. Huntingdon regularly reviews its pay and benefits packages and believes that its labour relations, policies and practices and management structure are appropriate to support its competitive position.

  RESEARCH AND DEVELOPMENT

     In addition to experience gained through research activities performed for clients, Huntingdon engages in research in order to respond to the changing needs of clients and to maintain competitiveness within the industries in which it operates. Most of the research undertaken, however, is an inherent part of the research carried out on behalf of clients in completing studies and as such it is not identified separately.

  KNOW-HOW AND PATENTS

     Huntingdon believes that its proprietary know-how plays an important role in the success of its business. Where Huntingdon considers it appropriate, steps are taken to protect its know-how through confidentiality agreements and protection through registration of title or use. However Huntingdon has no patents, trade-marks, licenses, franchises or concessions which are material and upon which any of the services offered is dependent.

  QUALITY ASSURANCE

     Huntingdon maintains extensive quality assurance programs, designed to ensure that all testing programs meet client requirements, as well as all relevant codes, standards and regulations. Based on a Master Schedule, periodic inspections are conducted as testing programs are performed to assure adherence to project specifications or protocols and final reports are extensively inspected to ensure consistency with data collected.

PROPERTIES

     Huntingdon's head office is situated within the research centre at Huntingdon.

     Huntingdon believes that its facilities, described below, are adequate for its operations and that suitable additional space will be available when needed.

     The following table shows the location of the facilities of Huntingdon, approximate size and the principal activities conducted at such facilities each of which is owned by Huntingdon.

LOCATION                           BUILDING SIZE    SITE SIZE          PRINCIPAL ACTIVITIES
--------                          ---------------   ----------         --------------------
Huntingdon, England.............  612,000 sq. ft.     80 acres   Laboratories, animal
                                                                 accommodation and offices
Near Princeton, NJ, USA.........  180,000 sq. ft.   53.5 acres   Laboratories, animal
                                                                 accommodation and offices
Near Diss, England..............  250,000 sq. ft.     28 acres   Laboratories, animal
                                                                 accommodation and offices

LEGAL PROCEEDINGS

     In April 2001, Huntingdon's US subsidiary, Huntingdon Life Sciences Inc., joined with Stephens Group Inc. in the filing of an amended complaint in a lawsuit against various animal rights organisations and affiliated individuals in response to their campaign against the Company. The lawsuit was brought in the US District Court for the District of New Jersey and asserts claims under the Civil Racketeer Influenced and Corrupt Organization statute (commonly known as "RICO") and related state causes of action. The Company brought the lawsuit in the US in part to take advantage of the remedies afforded it under RICO, for which no corollary statute exists in England. The lawsuit alleges wrongful intimidatory conduct by the activists, as well as interference with contractual relationships. The litigation is still in the discovery phase. No assurances can be given as to the ultimate success on the merits of any such action.

     Huntingdon is also party to certain legal actions arising out of the normal course of its business. In management's opinion, none of these actions will have a material effect on Huntingdon's operations, financial condition or liquidity. No form of proceedings has been brought, instigated or is known to be contemplated against Huntingdon by any governmental agency.

FINANCIAL INFORMATION

     This Appendix sets forth certain Huntingdon and LSR financial information under US GAAP, to satisfy the requirements under the US securities laws, and certain Huntingdon financial statements under UK GAAP, to satisfy UK regulatory requirements. This Appendix also sets forth certain pro forma information with respect to LSR, giving effect to the Offer.

     Huntingdon's audited consolidated financial statements under US GAAP as at 31 December 2000 and 1999 and for each of the three years in the period ended 31 December 2000, are set forth in Part B of this Appendix 3. Huntingdon's unaudited condensed consolidated financial statements under US GAAP as at 30 September 2001 and 31 December 2000 and for each of the nine month periods ended 30 September 2001 and 30 September 2000, are set forth in Part C of this Appendix 3.

     LSR's audited financial statements under US GAAP as at 30 September 2001 and for the period from 19 July 2001 (date of inception) to 30 September 2001 are set forth in Part D of this Appendix 3.

     Certain unaudited pro forma condensed consolidated financial information of LSR, giving effect to the Offer, is set forth in Part E of this Appendix 3.

     Supplemental financial information extracted from Huntingdon's audited consolidated financial statements under UK GAAP as at 31 December 2000 and for each of the three years in the period ended 31 December 2000, is set forth in Part F, and Huntingdon's unaudited consolidated interim results under UK GAAP for the six months ended 30 June 2001, are set forth in Part G of this Appendix 3.

PART B -- AUDITED CONSOLIDATED FINANCIAL INFORMATION AS AT 31 DECEMBER 2000 AND
          1999 AND FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED 31 DECEMBER 2000 PREPARED IN ACCORDANCE WITH US GAAP

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Deloitte & Touche -- Independent Auditors.........  100
Report of Arthur Andersen -- Independent Auditors...........  101
Consolidated Balance Sheets -- December 31, 2000 and 1999...  102
Consolidated Statements of Operations -- Years ended
  December 31, 2000, 1999 and 1998..........................  103
Consolidated Statements of Changes in Shareholders'
  Equity -- Years ended December 31, 2000, 1999 and 1998....  104
Consolidated Statements of Cash Flows -- Years ended
  December 31, 2000, 1999 and 1998..........................  105
Notes to Consolidated Financial Statements..................  106

                         REPORT OF INDEPENDENT AUDITORS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF HUNTINGDON LIFE SCIENCES GROUP PLC, HUNTINGDON, CAMBRIDGESHIRE, ENGLAND

     We have audited the accompanying consolidated balance sheet of Huntingdon Life Sciences Group plc and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Huntingdon Life Sciences Group plc at December 31, 2000 and 1999 and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles in the United States.

DELOITTE & TOUCHE

Chartered Accountants
London
England

March 30, 2001

                         REPORT OF INDEPENDENT AUDITORS

TO THE BOARD OF HUNTINGDON LIFE SCIENCES GROUP PLC

     We have audited the accompanying consolidated balance sheet of Huntingdon Life Sciences Group plc and subsidiaries as of December 31, 1998 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1998 and 1997.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

     The financial statements and the financial statements schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

BASIS OF OPINION

     We conducted our audits in accordance with United Kingdom auditing standards which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

OPINION

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Huntingdon Life Sciences Group plc and subsidiaries as of December 31, 1998 (not separately presented herein) and the consolidated results of their operations and their cash flows for the years ended December 31, 1998 and 1997 (not separately presented herein) in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN

Chartered Accountants
Cambridge
England

April 30, 1999

              HUNTINGDON LIFE SCIENCES GROUP PLC AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                December 31,
                                                               2000      1999
                                                               L'000     L'000
                                    ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................    2,199     5,258
Accounts receivable net of allowance for uncollectible
  amounts of L57,000 (1999 L115,000)........................   11,015     9,595
Unbilled receivables........................................    5,935     5,689
Inventories.................................................      907       803
Prepaid expenses and other..................................    1,340     1,233
Deferred income taxes.......................................      330       825
                                                              -------   -------
TOTAL CURRENT ASSETS........................................   21,726    23,403
                                                              -------   -------
PROPERTY AND EQUIPMENT; NET.................................   65,377    68,969
                                                              -------   -------
Investments.................................................      154        79
Unamortised costs of raising long term debt.................      584       692
Deferred income taxes.......................................    5,150     5,492
                                                              -------   -------
TOTAL ASSETS................................................   92,991    98,635
                                                              =======   =======
                     LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable............................................    3,977     3,982
Accrued payroll and other benefits..........................      927       760
Accrued expenses and other liabilities......................    4,557     4,593
Fees invoiced in advance....................................   10,859     9,317
Short term debt.............................................   23,640    22,656
                                                              -------   -------
TOTAL CURRENT LIABILITIES...................................   43,960    41,308
                                                              -------   -------
Long term debt..............................................   33,612    31,023
                                                              -------   -------
Other long term liabilities.................................    1,216     2,977
                                                              -------   -------
Deferred income taxes.......................................   11,480    14,111
                                                              -------   -------
Shareholders' Equity: 5p Ordinary Shares;
  Authorised -- at December 31, 2000 400,000,000 (1999,
  400,000,000);
  Issued and outstanding -- at December 31, 2000 291,184,962
  (1999, 291,010,294).......................................   14,609    14,550
Paid in capital.............................................   25,782    25,100
Retained deficit............................................  (37,668)  (30,434)
                                                              -------   -------
TOTAL SHAREHOLDERS' EQUITY..................................    2,723     9,216
                                                              -------   -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................   92,991    98,635
                                                              =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

              HUNTINGDON LIFE SCIENCES GROUP PLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                Year Ended December 31,
                                                               2000      1999      1998
                                                               L'000     L'000     L'000
Revenues....................................................   63,297    58,215    52,616
Cost of sales...............................................  (54,439)  (51,517)  (56,739)
                                                              -------   -------   -------
Gross profit/(loss).........................................    8,858     6,698    (4,123)
Selling and administrative expenses.........................   (9,987)   (9,026)   (9,200)
Other operating (expense)/income............................   (1,200)      507   (14,911)
                                                              -------   -------   -------
Operating loss..............................................   (2,329)   (1,821)  (28,234)
Interest income.............................................      122       353       375
Interest expense............................................   (4,870)   (4,283)   (5,882)
Other (expense)/income......................................   (1,713)     (687)      321
                                                              -------   -------   -------
Loss before income taxes....................................   (8,790)   (6,438)  (33,420)
Income taxes................................................    1,794     2,343     8,983
                                                              -------   -------   -------
Net loss....................................................   (6,996)   (4,095)  (24,437)
                                                              =======   =======   =======
Loss per share
  -- basic..................................................  L(0.024)  L(0.014)  L(0.142)
  -- diluted................................................  L(0.024)  L(0.014)  L(0.142)
                                                                 (000)     (000)     (000)
Weighted average shares outstanding
  -- basic..................................................  291,206   291,010   172,200
  -- diluted................................................  291,206   291,010   172,200

  The accompanying notes are an integral part of these consolidated financial statements.

              HUNTINGDON LIFE SCIENCES GROUP PLC AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                          Ordinary   Paid in   Retained
                                                           Shares    Capital   Earnings    Total
                                                           L'000      L'000     L'000      L'000
Balance, December 31, 1997..............................    5,700    13,672     (2,010)    17,362
Net loss for year.......................................       --        --    (24,437)   (24,437)
Issue of Shares.........................................    8,850    11,536         --     20,386
Transfers...............................................       --      (108)       108         --
                                                           ------    ------    -------    -------
Balance, December 31, 1998..............................   14,550    25,100    (26,339)    13,311
Net loss for year.......................................       --        --     (4,095)    (4,095)
                                                           ------    ------    -------    -------
Balance, December 31, 1999..............................   14,550    25,100    (30,434)     9,216
Issue of Shares.........................................       59        --         --         59
Transfers...............................................       --       682       (682)        --
Net loss for year.......................................       --        --     (6,996)    (6,996)
Cumulative translation adjustment.......................       --        --        444        444
                                                           ------    ------    -------    -------
Balance, December 31, 2000..............................   14,609    25,782    (37,668)     2,723
                                                           ======    ======    =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

              HUNTINGDON LIFE SCIENCES GROUP PLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               Year Ended December 31,
                                                               2000     1999     1998
                                                              L'000    L'000     L'000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  (6,996)  (4,095)  (24,437)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH PROVIDED BY
  OPERATING ACTIVITIES
Depreciation and amortisation...............................   5,995    5,979    17,991
Deferred income taxes.......................................  (1,794)  (2,324)   (8,444)
Provision for losses on accounts receivable.................     (58)       4        36
Loss/(profit) on sale of property, plant and equipment......       2   (1,757)       --
Asset write down............................................      75    1,250        --
CHANGES IN OPERATING ASSETS AND LIABILITIES:
Accounts receivable, unbilled receivables and prepaid
  expenses..................................................  (1,715)  (3,045)    2,186
Inventories.................................................    (104)     334       135
Accounts payable, accrued expenses and other liabilities and
  accrued payroll and other benefits........................     126     (444)     (837)
Fees invoiced in advance....................................   1,542      977       493
Other liabilities...........................................  (1,761)  (1,743)    3,264
                                                              ------   ------   -------
NET CASH USED IN OPERATING ACTIVITIES.......................  (4,838)  (4,864)   (9,613)
                                                              ------   ------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment...................  (1,905)  (3,024)   (2,419)
Proceeds from sale of property, plant and equipment.........      --    4,214         5
                                                              ------   ------   -------
NET CASH (USED IN)/PROVIDED BY INVESTING ACTIVITIES.........  (1,905)   1,190    (2,414)
                                                              ------   ------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issue of ordinary shares......................      59       --    20,386
Proceeds from long term borrowings..........................     140       --     5,205
Repayments of long term borrowings..........................      --     (136)     (551)
Proceeds from short term borrowings.........................     984       --       747
Repayment of short term borrowings..........................      --   (5,960)       --
Amortisation of loan costs..................................     108      108       133
                                                              ------   ------   -------
NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES.........   1,291   (5,988)   25,920
                                                              ------   ------   -------
Effect of exchange rate changes on cash and cash
  equivalents...............................................   2,393      840      (256)
                                                              ------   ------   -------
(Decrease)/increase in cash and cash equivalents............  (3,059)  (8,822)   13,637
Cash and cash equivalents at beginning of year..............   5,258   14,080       443
                                                              ------   ------   -------
Cash and cash equivalents at end of year....................   2,199    5,258    14,080
                                                              ======   ======   =======
Supplementary disclosures:
Interest paid...............................................  (4,550)  (4,173)   (5,717)
Income taxes received/(paid)................................      --       28       974

  The accompanying notes are an integral part of these consolidated financial statements.

              HUNTINGDON LIFE SCIENCES GROUP PLC AND SUBSIDIARIES

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2000, 1999 AND 1998

1.  BUSINESS

     The Company is a leading Contract Research Organisation, offering world-wide pre-clinical and non-clinical testing for biological safety and efficacy assessment which is necessary for the development of pharmaceuticals and chemicals. The Company serves the rapidly evolving requirements to perform safety evaluations on new pharmaceutical compounds and chemical compounds contained within the products that man uses, eats, and is otherwise exposed to. In addition, it tests the effect of such compounds on the environment and also performs work on assessing the safety and efficacy of veterinary products.

2.  BASIS OF FINANCIAL STATEMENTS

     These financial statements are not the Company's primary financial statements and do not constitute statutory accounts within the meaning of
Section 227 of the Companies Act 1985 of Great Britain. Such statutory accounts for the years ended December 31, 1998 and 1999 have been and for the year ended December 31, 2000 will be delivered to the Registrar of Companies for England and Wales. The auditors have issued unqualified audit reports on these accounts.

     These financial statements are prepared in conformity with the accounting principles generally accepted in the United States ("US GAAP"). These US GAAP statements are prepared solely for the purposes of preparing the Annual Report on Form 10-K. They are presented in pounds sterling since the United Kingdom is the country in which the Company is incorporated.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the principal accounting policies, all of which have been applied consistently throughout the year ended December 31, 2000, and the preceding periods presented is set out below:

  BASIS OF CONSOLIDATION

     The consolidated financial statements incorporate the accounts of the Company and each of its subsidiaries for the year ended December 31, 2000 and the preceding periods presented except as described below. The results of subsidiaries acquired or disposed of during any period are included in the Consolidated Statement of Operations from or to, the date on which control passed.

  TRAVERS MORGAN GROUP ("TM")

     Joint administrators were appointed to TM, on December 15, 1994. Upon granting of the administration order, control of the realisation of the assets and settlement of liabilities passed from the Company to the Administrator. Accordingly, the residual assets and liabilities of TM have not been included in the Consolidated Balance Sheet at December 31, 1998, December 31, 1999 and December 31, 2000. In addition, as full provision was made for the losses of TM at September 30, 1994, the results of TM have not been included in the Consolidated Statements of Operations for the 12 months ended December 31, 1998, December 31, 1999 and December 31, 2000.

  GOING CONCERN

     As a result of the refinancing of the Company's bank debt on January 20, 2001 bank loans totalling L22,586,000 currently shown in current liabilities are now repayable in June 2006.

     As part of the refinancing additional working capital was made available to the Company to meet its immediate trading requirements. This, together with other financing options still available to the Group are expected to provide adequate finance for the foreseeable future.

              HUNTINGDON LIFE SCIENCES GROUP PLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 2000, 1999 AND 1998 -- (CONTINUED)

     In the light of the above the directors have formed a judgement that it is appropriate to adopt the going concern basis in preparing the accounts.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include all highly liquid investments with an original maturity date of three months or less at the date of purchase and consist principally of amounts temporarily invested in money market funds. Cash includes a restricted amount of $250,000 representing an irrevocable standby letter of credit issued to cover the Group's liabilities to a third party.

  FINANCIAL INSTRUMENTS

     The fair value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and long term and short term debt are not materially different from their carrying amounts as reported at December 31, 2000 and 1999 except for the Convertible Capital Bonds (see note 6).

  INVENTORIES

     Inventories are valued at the lower of cost, on a FIFO basis, or net realisable value. They comprise materials and supplies.

  IMPAIRMENT OF LONG-LIVED ASSETS

     Assessments of the recoverability of long-lived assets are conducted when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based upon the ability to recover the asset from the expected future undiscounted cash flows of related operations.

  DEPRECIATION

     The cost of depreciable assets is written off in equal monthly installments over their expected useful lives as follows:

Freehold buildings and facilities.......................  15-50 years
Plant and equipment.....................................  5-15 years
Vehicles................................................  5 years
Computer software.......................................  5 years

  GOODWILL ARISING ON CONSOLIDATION

     Goodwill, being the excess of the purchase consideration for subsidiary companies acquired over the fair values ascribed to their tangible net assets at the date of acquisition, is amortized over its expected useful life which is 40 years. In subsequent years, goodwill carried forward is assessed based on its fair value and any permanent impairment is written-off at the time it is identified.

     All goodwill has been completely amortised at December 31, 2000 and December 31, 1999.

  INVESTMENTS

     On January 2, 1996 the Company entered into an agreement with Chugai Boyeki Co. Ltd to form a company, Huntingdon Life Sciences Co. Ltd owned 50 per cent. by each party. Huntingdon Life Sciences Co.

              HUNTINGDON LIFE SCIENCES GROUP PLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 2000, 1999 AND 1998 -- (CONTINUED)

Ltd is responsible for selling and marketing all Huntingdon services in Japan. This investment represents a joint venture which is accounted for using the equity method.

  TAXATION

     The current charge for income taxes is calculated in accordance with the relevant tax regulations applicable to each entity in the Company. Deferred income taxes are recognised for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The effect on deferred tax assets and liabilities of a change in tax rates is recognised in income in the period that includes the enactment date. Deferred tax assets are recognised in full subject to a valuation allowance that reduces the amount recognised to that which is more likely than not to be realised.

  REVENUE RECOGNITION

     Revenues represent the value of work done for clients, exclusive of VAT or sales taxes. Billings in advance of work performed are recorded as fees invoiced in advance and included in current liabilities, while billings in arrears of work performed are included in current assets as amounts recoverable on contracts.

  CONTRACTS

     Profit on contracts, irrespective of length, is taken as the work is carried out. The profit is calculated to reflect the proportion of the work performed, by recording turnover and related costs as contract activity progresses. Turnover is calculated as that proportion of total contract value which costs incurred to date bear to total expected costs for that contract. Full provision is made for losses on contracts when they are first foreseen.

  FOREIGN CURRENCIES

     Assets, liabilities, revenues and costs denominated in foreign currencies are recorded at the rates of exchange ruling at the dates of the transactions; monetary assets and liabilities at the balance sheet date are translated at period end rates of exchange. All exchange differences thus arising are reported as part of the net income for the period.

     On consolidation, the assets and liabilities of overseas subsidiaries are translated at the period end rates of exchange, and the revenues and costs are translated at monthly average rates of exchange. Translation adjustments where material are included as a separate component of stockholders' equity in the consolidated financial statements.

  LEASED ASSETS

     Assets held under the terms of capital leases are included in tangible fixed assets and are depreciated in accordance with the Company's policy. Obligations for future lease payments, less attributable finance charges are shown within liabilities and are analysed between amounts falling due within and after one year. Operating lease rentals are charged to the Consolidated Statement of Operations as incurred.

  PENSION COSTS

     Contributions to defined contribution plans are charged to income in the period in which they accrue. Current service costs for defined benefit plans are also accrued in the period to which they relate. Prior service costs, if any, resulting from amendments to the plans are recognised and amortised over the remaining period of service of such employees.

              HUNTINGDON LIFE SCIENCES GROUP PLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 2000, 1999 AND 1998 -- (CONTINUED)

  COSTS OF RAISING LONG-TERM DEBT

     The costs of raising long term financing are capitalised as an asset and are amortised, using the effective interest method, over the term of the loan. Convertible debt is reported as a liability unless conversion actually occurred.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the results of operations during the reporting periods. Although these estimates are based upon management's best knowledge of current events and actions, actual results could differ from those estimates.

  LOSS PER SHARE

     Loss per share is computed in accordance with FASB Statement No. 128, Earnings Per Share. Basic loss per share is computed by dividing net income available to common stockholders by the weighted average number of shares outstanding during the period. The computation of diluted loss per share is similar to the computation of basic loss per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The potential dilution which could arise from outstanding share options and the Convertible Capital Bonds is not disclosed as any adjustments would be anti-dilutive.

  SEGMENT ANALYSIS

     The Company's operations have been aggregated into a single reportable segment, contract research, which operates in two geographical areas, the UK and the US. The Company's operating locations have similar economic characteristics, production processes and types of customers and provide similar services.

  STOCK-BASED COMPENSATION

     SFAS No. 123 encourages, but does not require, companies to record compensation cost for stock-based compensation plans at fair value. The Company has elected to continue to account for stock-based compensation in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations, as permitted by SFAS No. 123. Compensation expense for stock options is measured as the excess, if any, of the average quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

  NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognise all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. As amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FAB Statement No. 133", this statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000, although early adoption is encouraged. The adoption of this statement will not have a material impact on the Company's consolidated financial statements.

              HUNTINGDON LIFE SCIENCES GROUP PLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 2000, 1999 AND 1998 -- (CONTINUED)

4.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 2000 and 1999 consists of the following:

                                                               2000      1999
                                                               L'000     L'000
Property and equipment at cost:
Freehold property...........................................   63,828    63,228
Plant equipment and vehicles................................   59,116    55,810
Assets in the course of construction........................      730     2,032
                                                              -------   -------
                                                              123,674   121,070
                                                              -------   -------
Less: Accumulated depreciation and amortisation.............   58,297    52,101
                                                              -------   -------
Property and equipment, net.................................   65,377    68,969
                                                              =======   =======

     Depreciation and amortisation expenses aggregated L5,995,000, L5,979,000 and L10,649,000 for 2000, 1999 and 1998 respectively.

     The net book value of assets held under capital leases and included above under plant, equipment and vehicles is as follows:

                                                                  Cost        Net Book
                                                              Depreciation     Value
                                                              L'000   L'000    L'000
At December 31, 1999........................................   314     82       232
AT DECEMBER 31, 2000........................................   324     80       244

5.  TAXES ON INCOME

     The components of loss before taxes and the related benefit for tax relief on losses for 2000, 1999 and 1998 are as follows:

                                                             2000     1999     1998
                                                            L'000    L'000     L'000
Profit/(loss) before taxes
United Kingdom............................................  (9,302)  (6,019)  (30,000)
United States.............................................     512     (419)   (3,420)
                                                            ------   ------   -------
                                                            (8,790)  (6,438)  (33,420)
                                                            ======   ======   =======

                                                              2000    1999    1998
                                                              L'000   L'000   L'000
Benefit for income taxes
UK tax calculated at 30 per cent. (1999: 30 per cent., 1998:
  31 per cent.).............................................     --      28     539
Deferred taxation...........................................  1,794   2,315   8,444
                                                              -----   -----   -----
                                                              1,794   2,343   8,983
                                                              =====   =====   =====

              HUNTINGDON LIFE SCIENCES GROUP PLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 2000, 1999 AND 1998 -- (CONTINUED)

     The differences between the benefit for income taxes and income taxes computed using the UK corporation tax rate for 2000, 1999 and 1998 are as follows:

                                                              % of Income before
                                                                 Income Taxes
                                                              2000   1999   1998
                                                               %      %      %
UK statutory rate...........................................   30     30     31
Effect of non taxation of profit on sale of fixed assets,
  goodwill & exceptional bad debt recovery..................   --      6     (7)
Increase in taxes arising from effect of foreign earnings...   --     --      1
Exchange loss not taxable...................................   (4)    (5)    --
Effect of reduction in UK tax rate on deferred tax..........   --      5     --
Prior year adjustments......................................   (6)    --      2
                                                               --     --     --
Effective tax rate..........................................   20     36     27
                                                               ==     ==     ==

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2000 and 1999 are as follows:

                                                               2000     1999
                                                              L'000    L'000
Current deferred tax assets
Liabilities not currently deductible........................     330      825
                                                              ------   ------
                                                                 330      825
                                                              ======   ======
Non current deferred tax assets
Net operating losses........................................   5,150    5,492
                                                              ------   ------
                                                               5,150    5,492
                                                              ======   ======
Non current deferred tax liabilities
Property and equipment......................................  16,298   18,915
Net operating losses........................................  (4,818)  (4,804)
                                                              ------   ------
                                                              11,480   14,111
                                                              ======   ======

     Net operating losses are set off against tax liabilities to the extent that is allowed under UK tax legislation. Of these tax losses L7,209,000 have no expiry date, L414,000 expire in 2011 and L2,345,000 expire in 2012.

     The Company has not provided a valuation allowance on deferred tax assets because those amounts are expected to be realised through taxable income from future operations.

     No account is taken of the benefits of capital losses incurred in prior years as the Company would be required to make a capital gain before such losses could be utilised.

              HUNTINGDON LIFE SCIENCES GROUP PLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 2000, 1999 AND 1998 -- (CONTINUED)

6.  SHORT AND LONG TERM DEBT

                                                               2000     1999
                                                              L'000    L'000
Bank overdrafts and loans -- short term:
Bank loans..................................................  22,586   22,586
Capital leases..............................................      54       70
Other loans.................................................   1,000       --
                                                              ------   ------
                                                              23,640   22,656
                                                              ======   ======
Loans -- long term:
Capital leases..............................................     140       --
Convertible Capital Bonds...................................  33,472   31,023
                                                              ------   ------
                                                              33,612   31,023
                                                              ======   ======

     The bank loan was repayable on January 19, 2001 and hence is shown in amounts falling due within one year. Interest was payable in quarterly breaks at "LIBOR" plus 1.75 per cent. in respect of drawings up to L19,500,000 and LIBOR plus 2 per cent. in respect of drawings over L19,500,000 up until August 31, 2000. From September 1, 2000 it was payable at "LIBOR" plus 3 per cent. The interest rate payable at December 31, 2000 was 8.95 per cent.

     The bank loans are secured by guarantees from the Company, Huntingdon Life Sciences Ltd., and Huntingdon Life Sciences Inc., together with charges over the assets of those Companies.

     On January 20, 2001 the bank loans were refinanced by means of a loan from HLSF LLC, a subsidiary company of the Stephens Group Inc., a related party, and the other two banks who were part of the original loan syndicate The debt is now repayable on June 30, 2006 and interest is payable in quarterly breaks at "LIBOR" plus 1.75 per cent. in respect of drawings up to L19,500,000 and "LIBOR" plus 2 per cent. in respect of drawings over L19,500,000.

     A L2,000,000 loan facility was made available to the Company on September 25, 2000 by a director, Mr Baker. L1,000,000 of this was drawn down immediately. The loan is repayable on demand, although it is subordinate to the bank loan, it is unsecured and interest is payable monthly at 10 per cent.

     On August 12, 1991, an issue of US $50,000,000 7 1/2 per cent. Convertible Capital Bonds, 2006, ("the Bonds"), was made by a subsidiary company, HIH Capital Ltd. The Bonds are guaranteed on a subordinated basis by the Company, and are convertible by the holders at any time into Redeemable Preference Shares of HIH Capital Ltd., which in turn are immediately exchangeable for Ordinary Shares of 5 pence each in the Company. The conversion rate, which is based upon the paid-up value of the Redeemable Preference Shares and a fixed rate of exchange of L1.00 = US $1.6825, is 242.3 pence per Ordinary Share (1998: 242.3 pence) and is subject to adjustment in certain circumstances. At this conversion rate the number of Ordinary Shares to be issued on conversion and exchange of each unit of US $1,000 comprised in a Bond would be 245 (1998: 245). The proceeds of the Bonds issue of US $47,300,000 were passed to the Company by HIH Capital Ltd., in consideration for the issue of US $50,000,000 Debenture, on terms similar to those of the Bonds. The L1,590,000 costs of issuing the Bonds are amortised over the life of the Bonds and together with the interest payable are charged to the Consolidated Income Statement using the effective interest method.

     The Bonds are redeemable by the holders at the maturity date and by the Company at any time. To date no Bonds have been redeemed.

              HUNTINGDON LIFE SCIENCES GROUP PLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 2000, 1999 AND 1998 -- (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Cash and cash equivalents are held on short term deposit at commercial rates. Long term loans are offered to the Company at fair rates of interest for similar debt. Accordingly the carrying values approximate to the fair value. The Convertible Capital Bond is however a negotiable instrument and the fair value is the quoted market price. The estimated fair value of the Bonds are as follows:

                                                               2000     1999
                                                              L'000    L'000
Carrying Amount.............................................  33,472   31,023
Fair value..................................................   8,389   18,769

7.  OTHER LONG TERM LIABILITIES

                                                              2000    1999
                                                              L'000   L'000
Restructuring...............................................     --      60
Pension liabilities.........................................    960   2,403
Other.......................................................    256     514
                                                              -----   -----
                                                              1,216   2,977
                                                              =====   =====

     A.

8.  STOCKHOLDERS' EQUITY

  ORDINARY SHARES

     The authorised share capital of the Company as at December 31, 1997 was L7,000,000, comprising 140,000,000 ordinary shares of 5p each. This was increased in 1998 to L20,000,000 comprising 400,000,000 ordinary shares of 5p each.

     At an Extraordinary General Meeting on September 2, 1998 shareholders approved a subscription of 120,000,000 and a placing and open offer of 57,003,431 shares at 12.5 pence. The shares not taken up by existing qualifying shareholders were placed by Kleinwort Benson Securities Limited with institutional investors in the UK. These transactions raised L20.4M net of expenses. The issue discount before expenses was 36 per cent as compared with
19.5 pence per share, being the London Stock Exchange middle market price at the time the issue price was agreed. However, the issue price net of expenses represented a 6 per cent discount to the price of the Company's ADR's on the New York Stock Exchange at the time that the price was agreed. Dealings commenced in these new Ordinary shares on September 3, 1998 and the discount at that time was 4 per cent as compared with the then prevailing middle market price on the London Stock Exchange.

     From September 2000 shares have been issued to satisfy the Company's liability to make contributions to the US defined contribution pension scheme.

              HUNTINGDON LIFE SCIENCES GROUP PLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 2000, 1999 AND 1998 -- (CONTINUED)

  PAID IN CAPITAL

     This is not distributable.

  LOSS PER SHARE

     The computation of loss per share is as follows:

                                                         2000       1999       1998
Numerator
Net loss (L'000).....................................    (6,996)    (4,095)   (24,437)
Denominator
Weighted average Shares outstanding (000)............   291,206    291,010    172,200
Loss per share.......................................  L (0.024)  L (0.014)  L (0.142)

     The potential dilution, which could arise from outstanding share options and the Convertible Capital Bonds in all three years is not disclosed as any adjustments would be anti-dilutive.

  SHARE OPTION PLANS

     On April 8, 1983, the Company adopted the Unapproved Share Option Plan (the "Unapproved Plan") pursuant to which options to acquire Ordinary Shares could be granted to any eligible employee or Director. Options may be exercised, subject to certain exceptions, in respect of 50 per cent. of the shares allocated from the second anniversary of the date of the grant and in respect of 100 per cent. of the shares from the third anniversary. Options lapse on the seventh anniversary.

     On January 29, 1985, the Company adopted a second share option plan, the Approved Management Share Option Plan (the "Approved Plan"), which has been approved by the Board of Inland Revenue (the "Inland Revenue") pursuant to the Finance Act 1984. The rules of the Approved Plan broadly follow those of the Unapproved Plan, except that an option may be exercised, subject to certain exceptions, only between three and ten years after it is granted.

     Both the Unapproved Plan and the Approved Plan terminated on December 31, 1997 with respect to the grant of new options. Options outstanding at that date are not affected by such termination.

     Under the terms of the plans, the following Options to purchase Ordinary Shares of 5p in the Company have been granted but not relinquished or exercised as at December 31, 2000.

              HUNTINGDON LIFE SCIENCES GROUP PLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 2000, 1999 AND 1998 -- (CONTINUED)

                                                              Number of
Date of Grant                                             Shares Outstanding   Option Price
UNAPPROVED PLAN
December 18, 1995.......................................       112,500            L 0.77
November 21, 1996.......................................        50,000            $ 1.60
December 1, 1997........................................       100,000            L 0.50
December 31, 1997.......................................       471,670            L0.465
December 31, 1997.......................................       635,000            $ 0.77
APPROVED PLAN
February 13, 1995.......................................       155,000            L 0.49
December 11, 1995.......................................       455,000            L 0.78
December 11, 1995.......................................       105,000            $ 1.19
December 18, 1995.......................................        59,000            L 0.77
November 21, 1996.......................................       422,500            L 0.95
December 31, 1997.......................................       570,000            L0.465

  OTHER SHARE OPTIONS

     At the Extraordinary General Meeting held on September 2, 1998 the Shareholders approved a new option scheme (the rules of which were amended at the Annual General Meeting held on June 3, 1999) and a separate Option Agreement with Mr Baker:

          a. THE HUNTINGDON LIFE SCIENCES GROUP UNAPPROVED SHARE OPTION SCHEME ("UNAPPROVED SCHEME")

             (i) 8,000,000 Founder Options had been granted but not relinquished or exercised at December 31, 2000. They are exercisable from the third anniversary of the date of the grant subject to the share price reaching the following pre-determined targets for a period of seven consecutive dealing days at any time after January 1, 1999.

                                                 Proportion of
Target Price per Share                        Options Exercisable
25p.........................................           25%
50p.........................................           50%
75p.........................................           75%
100p........................................          100%

             (ii) 2,000,000 options, other than Founder Options, which are generally exercisable between the third and tenth anniversary of the date of grant subject to the attainment of performance related conditions were granted on March 29, 1999 at a Subscription Price of
        19.25 pence each and remained outstanding on December 31, 2000.

           All options lapse on the tenth anniversary.

          b.  OPTION AGREEMENT

          Mr Baker was granted Options over 5,000,000 Ordinary Shares of 5p in the Company, the principal terms of which are the same as those applicable to the Founder Options referred to above.

              HUNTINGDON LIFE SCIENCES GROUP PLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 2000, 1999 AND 1998 -- (CONTINUED)

HUNTINGDON LIFE SCIENCES GROUP INCENTIVE OPTION PLAN

     Details of the Huntingdon Life Sciences Group Incentive Option Plan ("Incentive Plan"), which was adopted on June 3, 1999, were included in the circular to shareholders dated April 30, 1999. As stated therein the Incentive Plan was introduced to run alongside the Scheme described above and is designed to reward short term improvement in financial performance. Options are available for grant to management and senior staff, subject to the achievement of a performance measure and personal performance conditions. Options have been granted to such employees subject to a performance measure designed to reward the recipients for returning the Company to profit after interest and tax and a net cash inflow in respect of any one trading quarter in 2000. It is intended that further grants will be made in respect of each financial year. Options may generally be exercised from the third anniversary of the date of grant. Options lapse on the tenth anniversary.

                                                              Number of
Date of grant                                             Shares Outstanding   Option Price
March 7, 2000...........................................      4,250,000          L0.1625

HUNTINGDON LIFE SCIENCES SHARESAVE SCHEME

     The Huntingdon Life Sciences Sharesave Scheme ("Sharesave Scheme") was also adopted at the Annual General Meeting held on June 3, 1999 and the main terms thereof were summarised in the circular to shareholders referred to above. Approximately 55 per cent. of eligible employees, who will fund the exercise of their options with the proceeds of a related Save As You Earn (SAYE) savings contract, accepted the invitation to join the Sharesave Scheme. Options may generally be exercised from the third anniversary of the Bonus Date, which falls on November 1, 2002. Options generally lapse six months after the Bonus Date.

                                                              Number of
Date of grant                                             Shares Outstanding   Option Price
September 9, 1999.......................................      6,071,140           L0.14

     The following table sets forth certain information relative to the changes to options outstanding in the periods presented:

                                                                               Option Price
                                 Unapproved    Approved    Unapproved     Dollars      L Sterling
                                    Plan         Plan       Scheme*      per Share     per Share
Outstanding at January 1,
  1998.........................   3,477,070    3,641,700           --   0.77 - 1.60   0.465 - 0.95
Granted........................          --           --   13,500,000            --          0.125
Forfeited......................  (1,204,950)  (1,057,750)          --   0.77 - 1.60   0.465 - 0.95
                                 ----------   ----------   ----------   -----------   ------------
Outstanding at December 31,
  1998.........................   2,272,120    2,583,850   13,500,000   0.77 - 1.60   0.125 - 0.95
Granted........................          --           --    2,000,000            --             --
Forfeited......................    (796,700)    (407,450)    (500,000)  0.77 - 1.60   0.465 - 0.95
                                 ----------   ----------   ----------   -----------   ------------
Outstanding at December 31,
  1999.........................   1,475,420    2,176,500   15,000,000   0.77 - 1.60   0.125 - 0.95
Granted........................          --           --           --            --             --
Forfeited......................    (106,250)    (410,000)          --   0.77 - 1.60   0.465 - 0.95
                                 ----------   ----------   ----------   -----------   ------------
Outstanding at December 31,
  2000.........................   1,369,170    1,766,500   15,000,000   0.77 - 1.60   0.125 - 0.95
                                 ==========   ==========   ==========   ===========   ============

---------------

* and Option Agreement

              HUNTINGDON LIFE SCIENCES GROUP PLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 2000, 1999 AND 1998 -- (CONTINUED)

                                                                               Option Price
                                              Incentive    Sharesave     Dollars       Sterling
                                                 Plan        Scheme     per Share     per Share
Outstanding at January 1, 1998..............          --           --      --                   --
Granted.....................................          --           --      --                   --
Forfeited...................................          --           --      --                   --
                                              ----------   ----------      --       --------------
Outstanding at December 31, 1998............          --           --      --                   --
Granted.....................................   2,650,000    7,193,520      --       0.175 - 0.1925
Forfeited...................................          --      (91,282)     --                 0.14
                                              ----------   ----------      --       --------------
Outstanding at December 31, 1999............   2,650,000    7,102,208      --        0.14 - 0.1925
Granted.....................................   4,250,000           --      --               0.1625
Forfeited...................................  (2,650,000)  (1,031,068)     --        0.14 - 0.1925
                                              ----------   ----------      --       --------------
Outstanding at December 31, 2000............   4,250,000    6,071,140      --        0.14 - 0.1625
                                              ==========   ==========      ==       ==============

     A summary of the status of the Company's option plans, schemes and agreements for the years ended December 31, 1998, December 31, 1999 and December 31, 2000 and changes during the years then ended is presented in the table and narrative below:

                                                        Years Ended
                                 December 31, 2000   December 31, 1999   December 31, 1998
                                          Wtd Avg.            Wtd Avg.            Wtd Avg.
                                 Shares   Ex Price   Shares   Ex Price   Shares   Ex Price
                                 (000)               (000)               (000)
Outstanding at start of
  period.......................  28,404    L0.21     18,356    L0.26      7,119    L0.60
Granted........................   4,250    L0.16     11,843    L0.16     13,500    L0.13
Exercised......................      --       --         --       --         --       --
Forfeited......................      --       --         --       --         --       --
Expired........................      --       --         --       --         --       --
Cancelled......................  (4,197)    0.25     (1,795)   L0.46     (2,263)   L0.53
                                 ------    -----     ------    -----     ------    -----
Outstanding at end of period...  28,457     0.19     28,404    L0.21     18,356    L0.26
                                 ======    =====     ======    =====     ======    =====
Exercisable at end of year.....   3,136               2,420                  --
Weighted average fair value of
  options granted..............      --               L0.08               L0.08

     The 28,456,810 options outstanding at December 31, 2000 have an exercise price between L0.125 and L0.95, with a weighted average exercise price of L0.19 and a weighted average remaining contractual life of 5.1 years. 3,135,670 of these options are exercisable. The 4,250,000 options granted in 2000 have an exercise price of L0.1625 and a weighted average remaining contractual life of
9.2 years.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for the option grants in 1998, and 1999 respectively: risk-free interest rates of 4.94 percent and 5.68 percent; expected dividend yields of
0.00 percent; expected life of 7.0 years for the Unapproved Scheme, 3.0 years for the Sharesave Scheme and 5.0 years for the Incentive Plan; expected volatility of 57.4 percent and 57.0 percent. The options granted in 2000 were

              HUNTINGDON LIFE SCIENCES GROUP PLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 2000, 1999 AND 1998 -- (CONTINUED)

subject to performance criteria which mean they will lapse at the end of 2000, accordingly no fair value has been calculated for them.

     The Company accounts for share options under APB Opinion No. 25, under which no compensation cost has been recognised. Had compensation cost for stock options awarded under the plans been determined consistent with FASB Statement No. 123, the Company's net income and earnings per share would have been restated as follows:

                                                           Year Ended     Year Ended     Year Ended
                                                          December 31,   December 31,   December 31,
                                                              2000           1999           1998
Net loss:
  As Reported...........................................     (6,996)        (4,095)        (24,437)
  Proforma..............................................     (7,344)        (4,268)        (23,930)
Basic and Diluted EPS:
  As Reported...........................................    L (0.24)       L(0.014)       L (0.142)
  Proforma..............................................    L (0.25)       L(0.015)       L (0.139)

     As at December 31, 2000, the Company may grant options in respect of 15,211,868 shares in aggregate under the plans and scheme.

9.  COMMITMENTS AND CONTINGENT LIABILITIES

  OPERATING LEASES

     Operating lease expenses were as follows

                                                              2000    1999    1998
                                                              L'000   L'000   L'000
Hire of plant and equipment.................................   793     172     142
Other operating leases......................................    46      20     354

     The Company has commitments payable under operating leases as follows:

                                                    Plant and
                                                    Machinery
                                                      L'000
Year Ended December 31
  2001............................................     559
  2002............................................     222
  2003............................................      66
  2004............................................       4
  thereafter......................................      --
                                                       ---
                                                       851
                                                       ===

10.  PENSIONS

     The Company operates the Huntingdon Life Sciences Pension and Life Assurance Scheme a funded pension scheme providing benefits, based on final pensionable salary, for Group employees in the UK. This Scheme was closed to new entrants from April 5, 1997.

     On April 6, 1997 the Company established a defined contribution Group Personal Pension Plan for Company employees in the UK. A defined contribution scheme is available for employees in the US. The net

              HUNTINGDON LIFE SCIENCES GROUP PLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 2000, 1999 AND 1998 -- (CONTINUED)

pension expense for these plans for the twelve months ended December 31, 2000 were L526,000 (1999, L423,000; 1998, L278,000)

     The net pension expense for the twelve months ended December 31, 2000, 1999 and 1998 were as follows:

                                                              2000     1999     1998
                                                             L'000    L'000    L'000
Service cost (excluding employee contributions)............   1,036    2,155    3,135
Interest cost on projected benefit obligation..............   3,898    3,687    4,151
Actual return on plan assets...............................   1,721   (9,465)  (5,432)
Asset gain.................................................  (6,914)   5,012      729
Amortisation of prior service cost.........................      60       60       60
Amortisation of transition asset...........................    (158)    (158)    (158)
                                                             ------   ------   ------
Net periodic pension expense...............................    (357)   1,291    2,485
                                                             ======   ======   ======

     The major assumptions used in calculating the pension expense were:

                                                             2000      1999      1998
Discount rate..............................................  6.00%     6.25%     6.25%
Rate of increase of future compensation....................  3.75%     4.00%     4.75%
Long-term rate of return on plan assets....................  7.25%     7.50%     7.50%

     The Net Asset at Transition, Prior Service Cost and Net Gain subject to amortisation have been amortised on a straight line basis over periods of 15 years, 10 years and 10 years respectively.

              HUNTINGDON LIFE SCIENCES GROUP PLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 2000, 1999 AND 1998 -- (CONTINUED)

     A reconciliation of the projected benefit obligation for the pension plans to the accrued pension expense recorded at December 31, 2000, 1999 and 1998 is as follows:

                                                               2000      1999      1998
                                                               L'000     L'000     L'000
Projected benefit obligation ("PBO")........................  (66,276)  (63,135)  (59,747)
Plan assets at market value.................................   66,999    68,710    59,500
                                                              =======   =======   =======
Plan assets in excess/(less than) of PBO....................      723     5,575      (247)
Unrecognised net loss from past experience..................   (1,160)   (7,357)   (1,081)
Unrecognised prior service cost.............................       30        90       150
Unrecognised net asset at transition........................     (553)     (711)     (869)
Adjustment to recognise minimum liability...................       --        --        --
                                                              -------   -------   -------
Accrued pension expense.....................................     (960)   (2,403)   (2,047)
                                                              =======   =======   =======
CHANGE IN PLAN ASSETS
Fair value of assets at beginning of year...................   68,710    59,500    55,085
Actual return on plan assets................................   (1,721)    9,465     5,432
Employer contributions......................................    1,086       935       297
Member contributions........................................      474       330       106
Benefit payments............................................   (1,550)   (1,520)   (1,420)
                                                              -------   -------   -------
Fair value of assets at end of year.........................   66,999    68,710    59,500
                                                              =======   =======   =======
CHANGE IN BENEFITS OBLIGATION
Projected benefit obligation at beginning of year...........   63,135    59,747    59,303
Service cost................................................    1,036     2,155     3,135
Interest cost...............................................    3,898     3,687     4,151
Actuarial losses............................................     (717)   (1,264)   (5,528)
Member contributions........................................      474       330       106
Benefit payments............................................   (1,550)   (1,520)   (1,420)
                                                              -------   -------   -------
Projected benefit obligation at end of year.................   66,276    63,135    59,747
                                                              =======   =======   =======

11.  GEOGRAPHICAL ANALYSIS

     During the 12 months ended December 31, 1998, December 1999 and December 31, 2000 the Company operated from within two geographical markets, the United Kingdom and the United States. The Company has had one continuing activity, Contract Research, throughout this period. All disclosure therefore refers to continuing activities.

              HUNTINGDON LIFE SCIENCES GROUP PLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 2000, 1999 AND 1998 -- (CONTINUED)

     Geographical segment information is as follows:

                                                             US       UK       Total
                                                           L'000     L'000     L'000
2000 Revenues............................................  15,124    48,173    63,297
  Operating profit/(loss)................................   1,120    (3,449)   (2,329)
  Identifiable assets(A).................................  10,847    79,207    90,054
  Depreciation & amortisation............................   1,070     6,024     7,094
  Capital expenditure....................................   1,173       732     1,905
1999 Revenues............................................  10,719    47,496    58,215
  Operating loss.........................................    (466)   (1,355)   (1,821)
  Identifiable assets(A).................................  12,939    79,667    92,606
  Depreciation & amortisation............................     972     5,007     5,979
  Capital expenditure....................................   1,284     1,740     3,024
1998 Revenues............................................   8,019    44,597    52,616
  Operating (loss).......................................  (2,636)  (25,598)  (28,234)
  Identifiable assets(A).................................  11,325    83,696    95,021
  Depreciation & amortisation............................     865    17,126    17,991
  Capital expenditure....................................     705     1,714     2,419

(A) Identifiable assets exclude cash and cash equivalents, investments and unamortised costs of raising long term debt as follows.

                                                             2000     1999     1998
                                                            L'000    L'000     L'000
Identifiable assets.......................................  90,054   92,606    95,021
Cash and cash equivalents.................................   2,199    5,258    14,080
Investments...............................................     154       79       154
Unamortised costs of debt.................................     584      692       882
                                                            ------   ------   -------
Total assets..............................................  92,991   98,635   110,137
                                                            ======   ======   =======

                                                              2000     1999     1998
                                                             L'000    L'000    L'000
REVENUES FROM CUSTOMERS
Europe.....................................................  23,118   23,208   20,843
United States..............................................  25,690   20,445   15,236
Far East...................................................  14,489   14,562   16,537
                                                             ------   ------   ------
                                                             63,297   58,215   52,616
                                                             ======   ======   ======

              HUNTINGDON LIFE SCIENCES GROUP PLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 2000, 1999 AND 1998 -- (CONTINUED)

12.  OTHER OPERATING INCOME/(EXPENSE)

                                                             2000     1999     1998
                                                            L'000    L'000     L'000
Restructuring costs.......................................      --       --    (4,682)
Asset write downs.........................................      --   (1,250)       --
Refinancing costs.........................................  (1,200)      --        --
Goodwill written off......................................      --       --    (7,342)
Write down of carrying value of Wilmslow..................      --       --    (2,887)
Profit on sale of Wilmslow................................      --    1,757        --
                                                            ------   ------   -------
                                                             1,200      507   (14,911)
                                                            ======   ======   =======

     In 2000 costs incurred in the refinancing of the Company's bank debt amounting to L1,200,000 have been written off. The costs have been written off rather than carried forward and amortised over the period of the new loan agreement as the costs were incurred on elements of the refinancing which did not proceed, or on facility extensions prior to the year end.

     In 1999 as a result of the Company's Year 2000 compliance program a number of assets that were not Year 2000 compliant were identified, principally computer hardware and software. A charge of L1,250,000 was made to write these off.

     The Company also disposed of its Wilmslow research site in 1999. The site was sold for L4,214,000 net of expenses, a gain of L1,757,000 over its written down value.

     In 1998 the Company's UK site at Wilmslow was closed and the carrying value of the site written down by L2,887,000 to net realisable value. Redundancy and related costs of L361,000 have been classified as restructuring costs.

     In addition, in December 1998 the Company announced a cost reduction program. The program which was completed in 1999 rationalised service lines and capabilities across the two UK sites and aligned overall staff resources with present revenue levels. It resulted in the loss of 151 positions, 7 in 1998 and 144 in 1999. Associated costs of L3,430,000 were included in restructuring costs in 1998. This comprised severance pay of L2,656,000, fixed asset write off's of L452,000 and stock write downs of L322,000.

     A review of asset values led to the accelerated depreciation of certain assets in the UK. These costs, L891,000, were included in restructuring costs in 1998.

     Finally, following the decline in revenues and the renaming and successful integration of the businesses acquired in 1995 into the Huntingdon group, the unamortised balance of the goodwill acquired at that time, L7,342,000, has no longer any intrinsic value and was therefore written off in 1998.

     Of total restructuring costs of L4,682,000, L2,086,000 was accrued at the end of 1998 and L60,000 at the end of 1999.

     Amortisation of goodwill has no tax effect and the depreciation included within exceptional items of L4,240,000 has reduced deferred tax liabilities by L1,314,000. The other costs incurred will be available for offset against future trading profits.

              HUNTINGDON LIFE SCIENCES GROUP PLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 2000, 1999 AND 1998 -- (CONTINUED)

13.  ALLOWANCE FOR UNCOLLECTABLE ACCOUNTS

                                                      Balance at    Charged to   Accounts   Balance at
                                                     Beginning of   Costs and    Written      End of
                                                        Period       Expenses      Off        Period
                                                        L'000         L'000       L'000       L'000
Allowance for uncollectable accounts deducted from
  trade debtors
December 31, 1998..................................       75            42           (6)       111
December 31, 1999..................................      111            60          (56)       115
December 31, 2000..................................      115            72         (130)        57

14.  UNAUDITED QUARTERLY FINANCIAL INFORMATION

     The following is a summary of unaudited quarterly financial information for the 12 months ended December 31, 2000 and December 31, 1999.

  YEAR ENDED 31 DECEMBER, 2000

                                                                  Quarter Ended
                                                 March 31   June 30    September 30   December 31
                                                  L'000      L'000        L'000          L'000
Revenues.......................................    15,463     15,950       16,054        15,830
Cost of sales..................................   (13,009)   (13,576)     (13,498)      (14,356)
                                                 --------   --------     --------      --------
Gross profit...................................     2,454      2,374        2,556         1,474
Selling and administrative expenses............    (2,367)    (2,294)      (2,475)       (2,851)
Other operating expenses.......................        --         --           --        (1,200)
                                                 --------   --------     --------      --------
Operating profit/(loss)........................        87         80           81        (2,577)
Interest income................................        51         34           17            20
Interest expense...............................    (1,084)    (1,119)      (1,216)       (1,451)
Other income/(expense).........................      (181)    (1,399)        (576)          443
                                                 --------   --------     --------      --------
Loss before taxes..............................    (1,127)    (2,404)      (1,694)       (3,565)
Taxes..........................................       136        178         (145)        1,625
                                                 --------   --------     --------      --------
Net loss.......................................      (991)    (2,226)      (1,839)       (1,940)
                                                 ========   ========     ========      ========
Loss per share.................................  L (0.003)  L (0.008)    L (0.006)     L (0.007)

              HUNTINGDON LIFE SCIENCES GROUP PLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 2000, 1999 AND 1998 -- (CONTINUED)

  YEAR ENDED 31 DECEMBER, 1999

                                                                  Quarter Ended
                                                 March 31   June 30    September 30   December 31
                                                  L'000      L'000        L'000          L'000
Revenues.......................................    13,383     14,283       15,035        15,514
Cost of sales..................................   (12,471)   (12,858)     (13,115)      (13,073)
                                                 --------   --------     --------      --------
Gross profit...................................       912      1,425        1,920         2,441
Selling and administrative costs...............    (2,465)    (2,229)      (2,099)       (2,233)
Other operating income.........................        --         --          522           (15)
                                                 --------   --------     --------      --------
Operating (loss)/profit........................    (1,553)      (804)         343           193
Interest income................................       155         83           62            53
Interest expense...............................    (1,099)    (1,087)      (1,070)       (1,027)
Other income/(expense).........................      (600)      (468)         833          (452)
                                                 --------   --------     --------      --------
Income/(loss) before taxes.....................    (3,097)    (2,276)         168        (1,233)
Taxes..........................................     1,171        586          713          (127)
                                                 --------   --------     --------      --------
Net (loss)/income..............................    (1,926)    (1,690)         881        (1,360)
                                                 ========   ========     ========      ========
(Loss)/earning per share.......................  L (0.007)  L (0.006)    L  0.003      L (0.004)

PART C -- UNAUDITED INTERIM RESULTS AS AT 30 SEPTEMBER 2001 AND 31 DECEMBER 2000
          AND FOR EACH OF THE NINE MONTH PERIODS ENDED 30 SEPTEMBER 2001 AND 30 SEPTEMBER 2000 PREPARED IN ACCORDANCE WITH US GAAP

     The financial information contained in this Part C of Appendix 3 does not constitute statutory accounts within the meaning of Section 240 of the Companies Act.

1.  FINANCIAL STATEMENTS

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              30 Sept 2001
                                                                 L'000       31 Dec 2000
                                                              (Unaudited)       L'000
                                         ASSETS
CURRENT ASSETS
Cash and cash equivalents...................................         2,064         2,199
Accounts receivable net of allowance for uncollectables of
  L102,000 (2000: L57,000)..................................        10,894        11,015
Unbilled receivables........................................         8,749         5,935
Inventories.................................................         1,077           907
Prepaid expenses and other..................................         1,905         1,340
Deferred income taxes.......................................           123           330
                                                              ------------   -----------
TOTAL CURRENT ASSETS........................................        24,812        21,726
                                                              ------------   -----------
PROPERTY AND EQUIPMENT: NET.................................        62,848        65,377
Investments.................................................           156           154
Unamortised costs of raising long term debt.................           503           584
Deferred income taxes.......................................         5,817         5,150
                                                              ------------   -----------
TOTAL ASSETS................................................        94,136        92,991
                                                              ------------   -----------
                          LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable............................................         4,618         3,977
Accrued payroll and other benefits..........................         1,163           927
Accrued expenses and other liabilities......................         6,597         4,557
Fees invoiced in advance....................................        11,526        10,859
Short term debt.............................................            --        23,640
                                                              ------------   -----------
TOTAL CURRENT LIABILITIES...................................        23,904        43,960
                                                              ------------   -----------
Long term debt..............................................        60,628        33,612
                                                              ------------   -----------
Other long term liabilities.................................           346         1,216
                                                              ------------   -----------
Deferred income taxes.......................................        10,022        11,480
                                                              ------------   -----------
Shareholders' Equity: Ordinary Shares, 5p par value
  Authorised -- at 30 September 2001; 400,000,000 (2000;
  400,000,000)
  Issued and outstanding -- at 30 September 2001;
  293,510,294 (2000; 292,184,962)...........................        14,675        14,609
Paid in capital.............................................        25,816        25,782
Accumulated deficit.........................................      (41,538)      (38,112)
Accumulated other comprehensive income -- cumulative
  translation adjustment....................................           283           444
                                                              ------------   -----------
TOTAL SHAREHOLDERS' EQUITY..................................         (764)         2,723
                                                              ------------   -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................        94,136        92,991
                                                              ============   ===========

  The accompanying notes are an integral part of these consolidated financial statements

                  UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
                       OF INCOME AND COMPREHENSIVE INCOME

                                                         Three Months Ended           Nine Months Ended
                                                            30 September                30 September
                                                         2001          2000          2001          2000
                                                         L'000         L'000         L'000         L'000
                                                      (except per   (except per   (except per   (except per
                                                      share data)   share data)   share data)   share data)
Revenues............................................     17,883        16,054        50,326        47,467
Cost of sales.......................................    (15,059)      (13,498)      (43,782)      (40,083)
                                                        -------       -------       -------       -------
Gross profit........................................      2,824         2,556         6,544         7,384
Selling and administrative expenses.................     (2,634)       (2,475)       (8,319)       (7,136)
                                                        -------       -------       -------       -------
Operating profit/(loss).............................        190            81        (1,775)          248
Interest income.....................................          9            17            61           102
Interest expense....................................     (1,127)       (1,216)       (3,407)       (3,419)
Other income/(loss).................................      1,563          (576)         (223)       (2,156)
                                                        -------       -------       -------       -------
Profit/(loss) before income taxes...................        635        (1,694)       (5,344)       (5,225)
Income taxes........................................        209          (145)        1,918           169
                                                        -------       -------       -------       -------
Net profit/(loss)...................................        844        (1,839)       (3,426)       (5,056)
                                                        -------       -------       -------       -------
Other comprehensive income/(loss), net of tax
  Foreign currency translation adjustments..........       (295)          124          (161)          382
                                                        -------       -------       -------       -------
Comprehensive income/(loss).........................        549        (1,715)       (3,587)       (4,674)
                                                        -------       -------       -------       -------
Earnings/(loss) per share (pence)
  -- basic..........................................        0.3          (0.6)         (1.2)         (1.7)
  -- diluted........................................        0.3          (0.6)         (1.2)         (1.7)
Earnings/(loss) per ADR (cents)
  -- basic..........................................       10.4         (24.4)        (42.3)        (66.9)
  -- diluted........................................       10.4         (24.4)        (42.3)        (66.9)
                                                           '000          '000          '000          '000
Weighted average shares outstanding
  -- basic..........................................    293,510       291,010       293,282       291,010
  -- diluted........................................    293,510       291,010       293,282       291,010

  The accompanying notes are an integral part of these consolidated financial statements.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              Nine Months Ended
                                                                30 September
                                                               2001      2000
                                                               L'000     L'000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  (3,426)   (5,056)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH PROVIDED BY
  OPERATING ACTIVITIES
Depreciation and amortisation...............................   4,383     4,489
Amortisation of loan costs..................................      81       216
Deferred income taxes.......................................  (1,918)     (169)
CHANGES IN OPERATING ASSETS AND LIABILITIES:
Accounts receivable and prepaid expenses....................  (3,258)   (3,734)
Inventories.................................................    (170)       79
Accounts payable and other accrued expenses.................   2,917    (1,745)
Fees invoiced in advance....................................     667       822
Other liabilities...........................................    (870)   (1,114)
                                                              ------    ------
NET CASH USED IN OPERATING ACTIVITIES.......................  (1,594)   (6,212)
                                                              ------    ------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment...................  (1,766)   (1,480)
                                                              ------    ------
NET CASH USED IN INVESTING ACTIVITIES.......................  (1,766)   (1,480)
                                                              ------    ------
CASH FLOWS FROM FINANCING ACTIVITIES:
Issue of ordinary shares....................................     100        --
Receipt of loan.............................................   2,964     1,000
                                                              ------    ------
NET CASH RECEIVED BY FINANCING ACTIVITIES...................   3,064     1,000
                                                              ------    ------
Effect of exchange rates on cash and cash equivalents:......     161     2,361
                                                              ------    ------
DECREASE IN CASH AND CASH EQUIVALENTS.......................    (135)   (4,331)
Cash and cash equivalents at beginning of year..............   2,199     5,258
                                                              ------    ------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................   2,064       927
                                                              ------    ------

  The accompanying notes are an integral part of these consolidated financial statements.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.  THE COMPANY AND ITS OPERATIONS

     Huntingdon Life Sciences Group plc (The Company) and subsidiaries (hereinafter referred to as "Huntingdon") is a leading Contract Research Organisation, offering world-wide pre-clinical and non-clinical testing for biological safety and efficacy assessment which is necessary for the development of pharmaceuticals and chemicals. Huntingdon serves the rapidly evolving requirements to perform safety evaluations on new pharmaceutical compounds and chemical compounds contained within the products that man uses, eats, and is otherwise exposed to. In addition, it tests the effect of such compounds on the environment and also performs work on assessing the safety and efficacy of veterinary products.

2.  BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

     The accompanying condensed consolidated financial statements (hereinafter referred to as the "Interim Financial Statements") have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

     The Interim Financial Statements are unaudited but include all adjustments (consisting of normal recurring adjustments) which the Company's management considers necessary for a fair presentation of the financial position as of such dates and the operating results and cash flows for those periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted. The results of operations for the nine month period ended 30 September 2001 may not necessarily be indicative of the operating results that may be incurred for the entire fiscal year.

     The 31 December 2000 balance sheet was derived from audited financial statements but does not include all disclosures required by US GAAP. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These Interim Financial Statements should be read in conjunction with the consolidated balance sheets of the Company and its subsidiaries as of 31 December 2000 and 1999, and the related consolidated statements of operations, cash flows and changes in shareholders' equity for each of the three years in the period ended 31 December 2000.

  GOING CONCERN

     Bank loans totalling L22,586,000 were refinanced on 20 January 2001 by means of a loan from HLSF LLC, a subsidiary company of the Stephens Group Inc., a related party, and two other banks who were part of the original syndicate. The loans are repayable on 30 September 2006.

     As part of the refinancing additional working capital was made available to Huntingdon to meet its immediate trading requirements. This together with other financing options still available to Huntingdon are expected to provide adequate finance for the foreseeable future.

     In the light of the above the directors have formed a judgement that it is appropriate to adopt the going concern basis in preparing the accounts.

  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement, as amended, was effective for Huntingdon's fiscal year beginning 1 January 2001. The adoption of SFAS 133 on 1 January 2001 did not have a material impact on Huntingdon's financial statements.

  BUSINESS COMBINATIONS

     In July 2001, the FASB issued SFAS No. 141, "Business Combinations". SFAS No. 141 improves the transparency of the accounting and reporting for business combinations by requiring that all business combinations be accounted for under a single method, the purchase method. This Statement is effective for all business combinations initiated after 30 June 2001. The adoption of SFAS 141 on 1 July 2001 did not have a significant impact on Huntingdon's consolidated financial statements.

  NEW ACCOUNTING STANDARDS

     In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets". This statement applies to intangibles and goodwill acquired after 30 September 2001, as well as goodwill and intangibles previously acquired. Under this statement goodwill as well as other intangibles determined to have an infinite life will no longer be amortized; however these assets will be reviewed for impairment on a periodic basis. This Statement is effective for Huntingdon for the first quarter of the fiscal year ended 31, December 2002. Management is currently evaluating the impact that this statement will have on Huntingdon's financial statements.

3.  EARNINGS/(LOSS) PER SHARE AND EARNINGS/(LOSS) PER ADR

     Earnings/(loss) per share is computed in accordance with FASB Statement No. 128, "Earnings Per Share". Basic earnings/(loss) per share is computed by dividing net income available to ordinary stockholders by the weighted average number of shares outstanding during the period. The computation of diluted earnings/(loss) per share is similar to the computation of basic earnings/(loss) per share, except that the denominator is increased to include the number of additional ordinary shares that would have been outstanding if the dilutive potential common shares had been issued.

     Earnings/(loss) per share/American Depositary Receipt ("ADR") is calculated using an exchange rate of $1.45 = L1.00 (2000 $1.54 = L1.00). On 10 July 2000 the Company changed its ADR ratio to one ADR representing twenty-five Ordinary Shares and the loss per ADR for each period has been calculated using this ratio; previously each ADR represented five Ordinary Shares. The ratio change was implemented to assure compliance with the New York Stock Exchange's listing requirement that ADR's trade at a minimum price of $1.00 per share.

     The potential dilution that could arise from outstanding share options and Convertible Capital Bonds is not computed as any adjustments would be anti-dilutive. Shares issuable upon the exercise of share options and the conversion of the Convertible Capital Bonds, which were not included in the calculation at 30 September 2001 and 30 September 2000 because they were anti-dilutive, were 29,300,344 (2000; 29,105,785) and 12,265,000 (2000:
12,265,000), respectively.

4.  SEGMENT ANALYSIS

     The Company's operating locations have been aggregated into a single reportable segment, as permitted under SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", since they have similar economic characteristics, products, production processes, types of customers and distribution methods.

5.  INCOME TAXES

     Taxation relief on losses for the nine months ended 30 September 2001 represented relief at 36% (2000: 3%) of the loss before income taxes. This compares with a statutory income tax rate in the UK of 30% (2000: 30%). The tax treatment of exchange gains and losses increased relief by 6% of the loss before income tax (2000: reduced relief by 22%). In addition in 2000, adjustments to losses brought forward reduced the relief by 2% and the taxation of US earnings at 40% by a further 2%.

6.  SUBSEQUENT EVENTS

     The Company has entered into an agreement with Life Sciences Research Inc. ("LSR") whereby LSR, a newly formed US company, has commenced an offer to acquire all of the outstanding equity of the Company.

     Details of the transaction are contained in an Offer Document which has been filed with the US Stock Exchange Commission and was mailed to shareholders in October 2001. Under the proposal LSR has made an exchange offer of one share of LSR common stock for each 50 of the Company's ordinary shares and one share of LSR common stock for each 2 of the Company's ADR's. The convertible capital bonds of HIH, a wholly owned subsidiary of the Company will remain outstanding and will, subject to certain conditions, become convertible into shares of LSR. Similarly the Company's outstanding bank loan will remain in place unchanged, the Company having obtained necessary approval from its lender for this transaction. It is anticipated that upon closing of the transaction, the LSR common stock will be quoted on the NASDAQ OTCBB in the United States, and the Company's ordinary shares will be delisted from the London Stock Exchange and the ADRs will be discontinued.

     If the Offer is fully accepted, the existing holders of the Company's ordinary shares will hold approximately 85% of LSR's common stock. The balance of shares will be held by the original investors in LSR. Under US GAAP, the company whose stockholders retain the majority interest in a combined business must be treated as the acquirer for accounting purposes. Accordingly, the transaction will be accounted for as a "reverse acquisition" for financial reporting purposes. The relevant acquisition process will utilise the capital structure of LSR and the assets and liabilities of Huntingdon will be recorded at historical cost.

     The Company is the operating entity for financial reporting purposes, and the financial statements prior to the date of consummation of the exchange offer will represent the Company's financial position and results of operations. The assets and liabilities and results of operations of the Company will be included as of the date of consummation of the exchange offer. Although the Company will be deemed to be the acquiring corporation for financial accounting and reporting purposes, the legal status of LSR Inc. as the surviving corporation will not change.

2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
    CONDITION AND RESULTS OF OPERATIONS

1.  RESULTS OF OPERATIONS

THREE MONTHS ENDED 30 SEPTEMBER 2001 COMPARED WITH THREE MONTHS ENDED 30 SEPTEMBER 2000.

     Revenues for the three months ended 30 September 2001 were L17.9 million, an increase of 11.4% on revenues of L16.1 million for the three months ended September 30, 2000. Following the refinancing in January of this year, confidence in Huntingdon was restored resulting in an increase in orders. This started to feed through to revenues in the second quarter.

     Cost of sales for the three months ended 30 September 2001 were L15.1 million, an increase of 12% on cost of sales of L13.5 million for the three months ended September 30, 2000. This increase was partly driven by the increase in revenues, but also by the need to selectively increase salaries to market rates together with exchange rate movements which impacted the conversion of the Company's US subsidiary's results into sterling.

     Selling and administrative expenses were L2.6 million for the three months ended 30 September 2001 compared with L2.5 million for the corresponding period last year. The increase was mainly due to additional costs incurred as a result of the so called "animal rights" campaign.

     Net interest expense for the three months ended 30 September 2001 was L1.1 million compared with L1.2 million in the same period last year. The decrease was mainly due to lower interest rates.

     The unrealised profit on exchange of L1.6 million arose on net liabilities denominated in US dollars (primarily Convertible Capital Bonds of $50 million) with the strengthening of sterling against the dollar. In the third quarter of 2000 sterling weakened against the dollar resulting in a L0.6 million loss on exchange.

     Relief on taxation losses for the three months ended 30 September 2001 was L0.2 million compared with a charge of L0.1 million in the corresponding period in 2000. In 2001, the relief arising from the tax treatment of the exchange gain on the Convertible Capital Bonds increased the relief by L0.4m. In 2000, the charge arising from the tax treatment of exchange gains and losses on the Convertible Capital Bonds increased the charge by L0.4 million and adjustments to tax losses brought forward by a further L0.1 million.

     The overall net profit for the three months ended 30 September 2001 was L0.8 million compared to a loss of L1.8 million for the three months ended 30 September 2000. Earnings per share was 0.3 pence, up from a loss per share of
0.6 pence last year, on weighted average shares in issue of 293,510,294 (2000:
291,010,294). Earnings per ADR was 10.4 cents, up from a loss of 24.4 cents last year.

NINE MONTHS ENDED 30 SEPTEMBER 2001 COMPARED WITH NINE MONTHS ENDED 30 SEPTEMBER 2000.

     Revenues for the nine months ended 30 September 2001 were L50.3 million, an increase of 6% on revenues of L47.5 million for the nine months ended 30 September 2000. Following the refinancing in January of this year, confidence in Huntingdon was restored resulting in an increase in orders. This started to feed through to revenues in the second quarter.

     Cost of sales for the nine months ended 30 September 2001 were L43.8 million, an increase of 9% on cost of sales of L40.1 million for the nine months ended 30 September 2000. This increase was partly driven by the increase in revenues, but also by the need to selectively increase salaries to market rates together with exchange rate movements which impacted the conversion of the Company's US subsidiary's results into sterling.

     Selling and administrative expenses were L8.3 million for the nine months ended 30 September 2001 compared with L7.1 million for the corresponding period last year. The increase was due to increased selling efforts and hence expenses following the refinancing, together with the additional costs incurred as a result of the so called "animal rights" campaign.

     Net interest expense for the nine months ended 30 September 2001 was L3.3 million, the same as the same period last year.

     The unrealised loss on exchange of L0.2 million arose on net liabilities denominated in US dollars (primarily Convertible Capital Bonds of $50 million) with the weakening of sterling against the dollar. In the first nine months of 2000 sterling also weakened against the dollar resulting in a L2.2 million loss on exchange.

     Taxation relief on losses for the nine months ended 30 September 2001 was L1.9 million representing relief at 36% compared with 3.2% in the corresponding period in 2000. In 2001, the relief arising from the tax treatment of exchange gains and losses on the Convertible Capital Bonds increased the relief by L0.3m. In 2000 the charge arising from the tax treatment of exchange gains and losses on the Convertible Capital Bonds reduced relief by L1.1 million and adjustments to losses brought forward by a further L0.1 million.

     The overall net loss for the nine months ended 30 September 2001 was L3.4 million compared to a loss of L5.0 million for the nine months ended 30 September 2000. Loss per share was 1.2 pence, down from a loss of 1.7 pence last year, on weighted average shares in issue of 293,281,680 (2000: 291,010,294). Loss per ADR was 42.3 cents, down from a loss of 66.9 cents last year.

2.  LIQUIDITY AND CAPITAL RESOURCES

     During the nine months ended 30 September 2001, funds reduced from L2.2m to L2.1m. However this masks the following movements:

                                                               Lm
Operating profit excluding depreciation.....................   1.0
Working capital movements...................................   0.9
Interest....................................................  (3.3)
Capital expenditure.........................................  (1.8)
Receipt of loans and issue of share capital.................   3.1
                                                              ----
                                                              (0.1)
                                                              ====

     During 1997 and 1998 poor trading results put a heavy strain on cash resources, fully utilising Huntingdon's available facilities. Given the medium to long term element of many of Huntingdon's activities and the reluctance of clients to place new work until Huntingdon's finances were stabilised, Huntingdon required a substantial injection of finance to both initially restore confidence and then to fund operations during the period until Huntingdon returned to profitability.

     On 2 September 1998 a group of new investors subscribed L15 million for 120 million ordinary shares whilst existing shareholders and institutional investors took up a further 57 million shares, contributing L7.1 million. After expenses of L1.7 million, the issue of shares raised L20.4 million. On the same date Huntingdon's bankers agreed to confirm and fix Huntingdon's facilities at L24.5 million until 31 August 2000 and this was fully drawn down.

     On 1 September 1999 the sale of the Wilmslow Research Centre was completed. Part of the proceeds from this sale (L1.9 million) was used to repay bank debt and the facility was reduced accordingly. On 1 September 2000 the remaining facility of L22,586,000 was renewed, through a series of extensions, up until 19 January 2001. The debt was refinanced on 20 January 2001 by means of a loan from HLSF LLC, a subsidiary company of the Stephens Group Inc., a related party, and the other two banks who were part of the original loan syndicate. It is now repayable on 30 September 2006.

     Interest was payable in quarterly breaks at "LIBOR" plus 1.75% per annum in respect of drawings up to L19,500,000 and "LIBOR" plus 2% per annum in respect of drawings over L19,500,000 up until 31 August 2000. From 1 September 2000 it was payable at "LIBOR" plus 3% per annum. Following the refinancing on 20 January 2001 interest is again payable in quarterly breaks at "LIBOR" plus 1.75% per annum. The interest rate payable at 30 September 2001 was 7.0%.

     A director, Mr Baker, made a L2,000,000 loan facility available to Huntingdon on 25 September 2000. L1,000,000 of this was drawn down immediately, $750,000 was drawn during March 2001, $300,000 on 18 May 2001 and $450,000 on 18
July 2001. The loan is repayable on demand, although it is subordinate to the bank loan, it is secured and interest is payable quarterly at 10% per annum.

     In addition, Stephens Group Inc. made a L2,000,000 loan facility available to Huntingdon on 2 July 2001, L1,000,000 of this was drawn down in August 2001 and L1,000,000 was drawn down in September. The loan is repayable on demand, although it is subordinate to the bank loan, it is secured and interest is payable monthly at 10% per annum.

     Convertible Capital Bonds repayable in 2006 provide the remainder of Huntingdon's long term finance. These Bonds, totalling $50 million, were issued in 1991 and remained outstanding at 30 September 2001. They carry interest at 7.5% per annum, payable at six-monthly breaks in March and September. The conversion rate, which is based upon a fixed rate of exchange of L1.00 = $1.6825 is 242.3 pence per Ordinary Share and is subject to adjustment in certain circumstances.

3.  EXCHANGE RATE FLUCTUATIONS AND EXCHANGE CONTROLS

     In the nine months to 30 September 2001 following the weakening of sterling against the US dollar, net liabilities denominated in US dollars (mainly $50 million Bonds) have increased in value on consolidation to sterling. For the period this does not affect the cash flow of Huntingdon but has increased the reported loss before tax, accounting largely for the unrealised loss on exchange of L0.2 million reported in these results. This compares with an exchange loss in the nine months to 30 September 2000 of L2.2 million.

     Interest on the Bonds is payable half-yearly (in March and September) in US dollars and the impact of fluctuations in the exchange rate between sterling and US dollars is offset by US dollar denominated revenues receivable by Huntingdon. Although reported results have been affected by conversion into sterling of the Bonds on consolidation and there may be an impact in the future, Management have decided not to hedge against this exposure. Such a hedge might impact upon Huntingdon's cash flow compared with movements on the Bonds which do not affect cash flow in the medium term. Huntingdon's current treasury policy does not include any hedging or derivative activity. A 5% devaluation of sterling against the US dollar would increase the value of the Bonds on consolidation by approximately L1.8 million and reduce earnings before tax by the same amount.

     Huntingdon operates on a world-wide basis and generally invoices its clients in the currency of the country in which it operates. Thus, for the most part exposure to exchange rate fluctuations is limited as sales are denominated in the same currency as costs. Trading exposures to currency fluctuations do occur as a result of certain sales contracts, performed in the UK for US clients, which are denominated in US dollars and contribute approximately 11% of total revenues. Huntingdon has not experienced difficulty in transferring funds to and receiving funds remitted from those countries outside the US or UK in which it operates and Management expect this situation to continue.

     Whilst the UK has not at this time entered the European Monetary Union, Huntingdon has ascertained that its financial systems are capable of dealing with Euro denominated transactions. In addition these systems ensure that Huntingdon, if ever required to do so, will be able to report in Euros.

4.  INTEREST RATES

     Huntingdon's exposure to market risk for changes in interest rates relates primarily to Huntingdon's debt obligations. Huntingdon has a cash flow exposure on its bank loans due to its variable LIBOR pricing. In the three months ended 30 September 2001 a 1% change in LIBOR would have resulted in a fluctuation in interest expense of approximately L60,000.

5.  COMPETITION

     Competition in both the pharmaceutical and non-pharmaceutical market segments ranges from in-house research and development divisions of large pharmaceutical, agrochemical and industrial chemical companies, who perform their own safety assessments to contract research organisations like Huntingdon, who provide a full range of services to the industries and niche suppliers focussing on specific services or industries. This competition could have a material adverse effect on Huntingdon's net revenues and net income, either through in-house research and development divisions doing more work internally to utilise capacity or through the loss of studies to other competitors on pricing. As Huntingdon operates on an international basis, movements in exchange rates, particularly against sterling, can have a significant impact on its price competitiveness.

6.  INDUSTRY CONSOLIDATION

     The process of consolidation within the pharmaceutical industry should accelerate the move towards outsourcing work to contract research organisations such as Huntingdon in the longer term as resources are increasingly invested on in-house facilities for discovery and lead optimisation, rather than development and regulatory safety evaluation. However, in the short term, there is a negative impact with development pipelines being rationalised and a focus on integration rather than development. This can have a material adverse impact on Huntingdon's net revenues and net income.

7.  ANIMAL RIGHTS ACTIVISM

     During the past two years animal rights extremists have made threats and committed acts of violence against Huntingdon, its employees and firms that do business or are believed to do business with Huntingdon. Such acts have included, car bombings of employees and violent demonstrations against Huntington and firms that are believed to be clients of Huntingdon. While Huntingdon does not disclose the identity of its clients, Huntingdon believes that these threats and acts of violence may have a material adverse affect on its ability to attract business and to hire employees.

8.  INFLATION

     While most of Huntingdon's net revenues are earned under fixed price contracts, the effects of inflation do not generally have a material adverse effect on its operations or financial condition as only a minority of the contracts have a duration in excess of one year.

9.  FORWARD LOOKING INFORMATION

     This quarterly statement contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors such as general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, changes in premium rates, the competitive environment and the actual cost of resolution of contingent liabilities. Further information concerning Huntingdon and its business, including factors that potentially could materially affect Huntingdon's financial results are contained in Huntingdon's filings with the Securities and Exchange Commission.

3.  QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     See Management's Discussion and Analysis of Financial Condition and Results of Operations.

PART D -- AUDITED FINANCIAL INFORMATION OF LSR AS AT 30 SEPTEMBER 2001 AND FOR
          THE PERIOD FROM 19 JULY 2001 TO 30 SEPTEMBER 2001 PREPARED IN ACCORDANCE WITH US GAAP

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Deloitte & Touche -- Independent Auditors.........   136
Balance Sheet as of September 30, 2001......................   137
Statement of Operations -- Period from July 19, 2001 to
  September 30, 2001........................................   138
Statement of Shareholders' Deficit -- Period from July 19,
  2001 to September 30, 2001................................   139
Statement of Cash Flows -- Period from July 19, 2001 to
  September 30, 2001........................................   140
Notes to Financial Statements...............................   141

                         REPORT OF INDEPENDENT AUDITORS


To Director and Shareholder of Life Sciences Research, Inc.

     We have audited the accompanying balance sheet of Life Sciences Research, Inc. (the "Company") as of September 30, 2001 and the related statements of operations, shareholder's deficit and cash flows for the period from July 19, 2001 (date of inception) to September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material aspects, the financial position of the Company as of September 30, 2001 and the result of its operations and its cash flows for the period from July 19, 2001 (date of inception) to September 30, 2001 in conformity with accounting principles generally accepted in the United States of America.


     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 2 and 4 to the financial statements, the Company entered into an exchange transaction whereby on October 16, 2001 the Company offered to the shareholders of Huntingdon Life Sciences Group plc ("Huntingdon"), a corporation organised under the laws of the United Kingdom, an exchange offer, whereby the Company will exchange one share of its voting common stock for each 50 Huntingdon ordinary shares and one share of its voting common stock for each two Huntingdon American Depositary Shares. The Company has also entered into subscription agreements and has issued warrants to potential investors. The Company has no operations of its own and has incurred expenses relating to the exchange offer and preparation of the Subscription Agreements. The Company's continuation as a going concern is dependent upon the exchange offer being declared unconditional as further explained in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                          DELOITTE & TOUCHE
                                          Chartered Accountants

London
England
December 19, 2001

                          LIFE SCIENCES RESEARCH, INC.

                                 BALANCE SHEET
                            AS OF SEPTEMBER 30, 2001
                          (ALL AMOUNTS IN US DOLLARS)

                                ASSETS
CURRENT ASSETS:
Cash........................................................       150
Prepaid expenses............................................    28,540
                                                              --------
          Total current assets..............................    28,690
                                                              --------
TOTAL ASSETS................................................    28,690
                                                              --------

                LIABILITIES AND SHAREHOLDER'S DEFICIT
CURRENT LIABILITIES:
Accounts payable............................................   211,111
Accrued expenses and other liabilities......................   568,548
                                                              --------
          Total current liabilities.........................   779,659
                                                              --------
SHAREHOLDER'S DEFICIT
Common Stock, $0.01 par value 1,000 shares authorised and
  100 shares issued.........................................         1
Paid in capital.............................................       149
Accumulated deficit.........................................  (751,119)
                                                              --------
          Total Shareholder's Deficit.......................  (750,969)
                                                              --------
TOTAL LIABILITIES AND SHAREHOLDER'S DEFICIT.................    28,690
                                                              --------

                       See notes to financial statements

                          LIFE SCIENCES RESEARCH, INC.

                            STATEMENT OF OPERATIONS
      PERIOD FROM JULY 19, 2001 (DATE OF INCEPTION) TO SEPTEMBER 30, 2001
                          (ALL AMOUNTS IN US DOLLARS)

Other operating expenses....................................  751,119
                                                              -------
Net loss....................................................  751,119
                                                              -------

                          LIFE SCIENCES RESEARCH, INC.

                       STATEMENT OF SHAREHOLDER'S DEFICIT
      PERIOD FROM JULY 19, 2001 (DATE OF INCEPTION) TO SEPTEMBER 30, 2001
                          (ALL AMOUNTS IN US DOLLARS)

                                     COMMON STOCK    PAID IN CAPITAL    ACCUMULATED DEFICIT     TOTAL
                                     ------------    ---------------    -------------------    --------
Issuance of stock..................       1                149                     --               150
Net loss...........................      --                 --               (751,119)         (751,119)
                                          --               ---               --------          --------
BALANCE SEPTEMBER 30, 2001.........       1                149               (751,119)         (750,969)
                                          --               ---               --------          --------

                       See notes to financial statements

                          LIFE SCIENCES RESEARCH, INC.

                            STATEMENT OF CASH FLOWS
      PERIOD FROM JULY 19, 2001 (DATE OF INCEPTION) TO SEPTEMBER 30, 2001
                          (ALL AMOUNTS IN US DOLLARS)


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    (751,119)
  Adjustments to reconcile net loss to net cash used in
     operating activities
     Prepaid expenses.......................................     (28,540)
     Accounts payable and accrued expenses..................     779,659
                                                                --------
  Net cash used in operating activities.....................          --
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issue of common stock.......................         150
                                                                --------
  Net cash provided by financing activities.................         150
NET INCREASE IN CASH........................................         150
CASH, BEGINNING OF PERIOD...................................          --
                                                                --------
CASH, END OF PERIOD.........................................         150
                                                                ========

                       See notes to financial statements

                          LIFE SCIENCES RESEARCH, INC.

                         NOTES TO FINANCIAL STATEMENTS
                PERIOD FROM JULY 19, 2001 TO SEPTEMBER 30, 2001

1.  ORGANISATION


     Life Sciences Research, Inc. ("LSR") was incorporated in Maryland on July 19, 2001 solely for the purpose of making an offer (the "Offer") to acquire the whole of the issued and outstanding ordinary share capital of Huntingdon Life Sciences Group plc ("Huntingdon"), a UK based group. Since incorporation, LSR has had no operations and has incurred expenses solely associated with the Offer and preparation of the Subscription Agreements (see Note 4). The reasons for the Offer are to enable the proposed investors in LSR (the "LSR Investors") to invest in Huntingdon on terms they consider to be advantageous and to allow the ownership of Huntingdon to be re-domiciled to the United States.


     Huntingdon provides pre-clinical and non-clinical biological safety evaluation research services to most of the world's leading pharmaceutical, biotechnology, agrochemical and industrial chemical companies. The purpose of this safety evaluation is to identify risks to humans, animals or the environment, resulting from the use or manufacture of a wide range of chemicals which are essential components of Huntingdon's clients' products. Huntingdon's services are designed to meet the regulatory requirements of governments around the world.

2.  BASIS OF PREPARATION


     Going concern: As noted above, from July 19, 2001 (date of inception) to September 30, 2001 LSR had no operations of its own, but nevertheless incurred expenses relating to the Offer and has also incurred costs associated with the preparation of the Subscription Agreements (see Note 4, Subscription Agreements). The costs associated with the Offer of $751,119 have been expensed as incurred given that the Offer does not result in the raising of additional capital. The costs associated with the preparation of the Subscription Agreements of $28,540 have been capitalised and will be netted against the proceeds on completion of the private offering to which the Subscription Agreements relate. Both the Offer and the costs of the Subscription Agreements will be funded from the proceeds of the private offering.



     For LSR to continue as a going concern, the Offer must be declared unconditional. As of December 14, 2001, LSR had received acceptances in respect of, or otherwise had the rights to acquire 86.7% of the outstanding ordinary share capital of Huntingdon. The Offer period is still open. It is the intention of management to, upon the satisfaction of the conditions to the Offer, declare the Offer unconditional, at which time certain subscriptions will become receivable (see Note 4).


     Income tax: Pursuant to SFAS No. 109, Accounting for Income Taxes ("SFAS 109"), the provision for income taxes includes US taxes currently payable and deferred income taxes arising as a result of temporary differences between financial and tax reporting calculated in accordance with the comprehensive liability method of accounting. Under this method, a company is required to recognise a deferred tax asset or liability for all temporary differences and operating losses. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of changes in tax rates is recognised in income in the period that the enactment date changes. Deferred tax assets and liabilities are reduced through the establishment of a valuation allowance where, based on available evidence, it is more likely than not that the deferred tax assets will not be realised. As of September 30, 2001 a valuation allowance has been recorded to reduce the deferred tax asset balance to zero.

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

                          LIFE SCIENCES RESEARCH, INC.

3.  OTHER OPERATING EXPENSES



     Other operating expenses represent fees for legal services relating to the Offer by LSR for securities of Huntington. LSR is solely liable for such fees; Huntington has not issued any guarantee to fund such expenses should the Offer not proceed.



4.  SUBSEQUENT EVENTS


     Amendment to LSR's Articles of Incorporation: On October 10, 2001, LSR filed Articles of Amendment and Restatement of its Articles of Incorporation, which increased LSR's authorized share capital to (a) 50,000,000 shares of voting common stock, par value $.01 per share (the "Voting Common Stock"), (b) 5,000,000 shares of non-voting common stock, par value $.01 per share (the "Non-Voting Common Stock"; the Non-Voting Common Stock and the Voting Common Stock together being sometimes referred to as the "Common Stock") and (c) 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The holders of shares of Non-Voting Common Stock may, on at least 75 days' notice, exchange all or any portion of their shares of Non-Voting Common Stock for shares of Voting Common Stock, provided that such exchange does not result in any person becoming the beneficial owner of more than 5% of the shares of Voting Common Stock.

     Offer for Huntingdon Securities: Details of the terms of the Offer are contained in the Offer Document contained in the Registration Statement on Form S-4 (the "Form S-4") filed with the United States Securities and Exchange Commission on October 11, 2001, as amended on October 16, 2001, November 9, 2001, November 29, 2001, December 12, 2001 and December 19, 2001. Pursuant to the terms and conditions of the Offer, LSR will exchange one share of its Voting Common Stock for each 50 Huntingdon ordinary shares and one share of its Voting Common stock for each two Huntingdon American Depositary Shares. The convertible capital bonds of HIH Capital Ltd., a wholly owned subsidiary of Huntingdon, will remain outstanding and will, subject to certain conditions, become convertible into shares of LSR. Similarly, Huntingdon's outstanding bank loan will remain in place unchanged, Huntingdon having obtained necessary approval from its lender for the Offer. It is anticipated that upon the closing of the transaction, the Voting Common Stock will be eligible for quotation on the National Association of Security Dealers' OTCBB Bulletin Board Service in the United States. Once the Offer becomes unconditional in all respects, Huntingdon will apply for the cancellation of its listing on the Official List and the cancellation of the trading of its ordinary shares on the London Stock Exchange. If permitted under U.S. securities laws, LSR will also cause Huntingdon to apply for the termination of its registration of the American Depositary Receipts ("ADRs") evidencing its American Depositary Shares.

     If the Offer is fully accepted, the existing holders of Huntingdon's securities will hold approximately 85.4% of LSR's Voting Common Stock and Non-Voting Common Stock, considered as a single class (assuming that the warrants issued and to be issued, which are discussed below, are not exercised). The original investors in LSR will hold the balance of the shares. In accordance with accounting principles generally accepted in the United States of America ("US GAAP"), Huntingdon, whose stockholders will retain the majority interest in a combined business will be treated as the acquirer for accounting purposes. Accordingly, the transaction will be accounted for as a "reverse acquisition" for financial reporting purposes. The relevant acquisition process will utilise the capital structure of LSR and the assets and liabilities of Huntingdon will be recorded at historical cost.

     Huntingdon is the operating entity for financial reporting purposes, and the financial statements prior to the date of consummation of the exchange offer will represent Huntingdon's financial position and results of operations. The assets and liabilities and results of operations of LSR will be consolidated with those of Huntingdon as of the date of consummation of the exchange offer. Although Huntingdon will be deemed to be the acquiring corporation for financial accounting and reporting purposes, the legal status of LSR as the surviving corporation will not change.

                          LIFE SCIENCES RESEARCH, INC.

     Subscription Agreements: On October 9, 2001, LSR entered into a subscription agreement with an investor pursuant to which the investor will subscribe for 99,900 shares of Voting Common Stock at a purchase price of US$1.50 per share (or an aggregate of US$149,850) subject to the satisfaction of the condition that the Offer becomes wholly unconditional (other than in respect of the condition as to this subscription) and subject to LSR not having waived any conditions to the Offer that are for LSR's benefit or made any material amendments to the Form S-4 without the LSR Investors' consent.

     On October 9, 2001, LSR also entered into a subscription agreement with other investors pursuant to which these investors will subscribe for 900,000 shares of Non-Voting Common Stock at a purchase price of US$1.50 per share (or an aggregate of US$1,350,000) subject to the satisfaction of the condition that the Offer become wholly unconditional (other than in respect of the condition as to this subscription) and subject to LSR not having waived any conditions to the Offer that are for LSR's benefit or made any material amendments to the Form S-4 without the LSR Investors' consent.

     Warrants issued and to be issued by LSR: On October 9, 2001, LSR issued warrants to purchase up to 704,425 shares of Voting Common Stock at a purchase price of $1.50 per share (hereinafter referred to as the "LSR Warrants"). In addition, subject to compliance with their fiduciary duties, the Huntingdon directors, who will constitute the entire Board of Directors of LSR after the Offer becomes wholly unconditional, intend to ask the LSR shareholders at the next shareholders' meeting to approve the issuance of warrants to purchase an additional 410,914 shares of Voting Common Stock, also exercisable at $1.50 per share, and on substantially the same terms as the LSR Warrants.

     The LSR Warrants are exercisable at any time on or after the date that the Offer becomes wholly unconditional and will expire on the tenth anniversary of that date. Both the exercise price and the number of shares of LSR Voting Common Stock that are issuable upon the exercise of the LSR Warrants are subject to adjustment in the case of certain events, including stock splits, dividends or distributions, a reclassification, or the reorganisation, merger or consolidation of LSR.

     The LSR 2001 Equity Incentive Plan: On October 8, 2001, the board of directors of LSR adopted the LSR 2001 Equity Incentive Plan (the "Plan") to enable LSR to use stock options (and other stock-based awards) as a means to attract, retain and motivate key personnel. The number of shares of Voting Common Stock that may be subject to outstanding awards granted under the plan (determined immediately after the grant of any award), may not exceed 20% of the aggregate number of shares of Voting Common Stock then outstanding. No awards have been granted pursuant to the Plan and none will be made until after the Offer has become, or been declared, unconditional in all respects.

PART E -- UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF
          LSR PREPARED IN ACCORDANCE WITH US GAAP

     The following unaudited pro forma condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the US and with the rules and regulations of the US Securities Laws. The following transactions are given effect in these unaudited pro forma condensed consolidated financial statements:

     - the exchange by the Huntingdon Securityholders of the Huntingdon Shares and Huntingdon ADSs they own for shares of LSR Voting Common Stock on the basis of one share of LSR Voting Common Stock for every 50 Huntingdon Shares, and one share of LSR Voting Common Stock for every two Huntingdon ADSs; and

     - the proceeds of the subscription by the LSR Investors, on or before the Offer becoming, or being declared, unconditional in all respects, of a total of US$150,000 in LSR Voting Common Stock and US$1,350,000 in LSR Non-Voting Common Stock at a price of US$1.50 per share.

     The unaudited pro forma condensed consolidated financial statements have been prepared assuming that all Huntingdon Securityholders accept the Offer and exchange their Huntingdon Shares and Huntingdon ADSs for shares of LSR Voting Common Stock.

     As a result of the Offer, and assuming that all Huntingdon Securityholders exchange their Huntingdon Shares and Huntingdon ADSs for shares of LSR Voting Common Stock, the former Huntingdon Securityholders will acquire a majority voting interest in LSR. Under US GAAP, the company whose stockholders retain the majority interest in a combined business must be treated as the acquirer for accounting purposes. Accordingly, the transaction will be accounted for as a "reverse acquisition" for financial reporting purposes and Huntingdon will be deemed to have acquired 85.4 per cent. of the equity interest in LSR as of the acquisition date, after giving effect to the subscription by the LSR Investors (an in substance capital transaction). The relevant acquisition process will utilise the capital structure of LSR and the assets and liabilities of Huntingdon and its subsidiaries (collectively, the "Predecessor") will be recorded at historical cost. Although Huntingdon will be deemed to be the acquiring corporation for financial accounting and reporting purposes, the legal status of LSR as the surviving corporation will not change.

     The reverse acquisition is deemed a capital transaction and the net assets of Huntingdon (the accounting acquirer) will carry forward to LSR (the legal acquirer and the reporting entity) at their carrying value before the combination. The equity section of the combined company's balance sheet reflects the par or stated value of the LSR outstanding equity securities and the accumulated deficit and accumulated other comprehensive income of Huntingdon.

     The historical information for LSR has been derived from the financial statements of LSR as of 30 September 2001 and for the period from 19 July 2001 (date of inception) to 30 September 2001, prepared in accordance with US GAAP (such financial statements have been included in Part D of Appendix 3 to this document).

     The historical information for Huntingdon has been derived from the consolidated financial statements of Huntingdon as of 31 December 2000 and 1999 and for each of the three years in the period ended 31 December 2000, prepared in accordance with US GAAP (such consolidated financial statements have been included in Part B of Appendix 3 to this document) and the unaudited historical condensed consolidated interim financial information of Huntingdon as of 30 September 2001 and 31 December 2000 and for each of the nine month periods ended 30 September 2001 and 2000, as set out in Part C of Appendix 3 on pages 125-134 of this document.

     LSR was incorporated on 19 July 2001 as a Maryland corporation. LSR has been formed solely for the purpose of making the Offer and, apart from expenses related to the Offer and the Subscription Agreements, has no current business activity. There is no established trading market for any of LSR's capital stock and no shares of LSR Voting Common Stock have traded since LSR's incorporation. LSR has paid no dividends and has not entered into any obligations other than in connection with the Offer and the finalising of the Offer. The historical financial information for LSR has been derived from the audited financial statements as of 30 September 2001 and for the period from 19 July 2001 (date of inception) to 30 September 2001 (such financial statements are included in Part D of Appendix 3 to this document). No financial data exists prior to 19 July 2001.

     The unaudited pro forma balance sheet as of 30 September 2001 assumes that the aforementioned transactions were consummated on 30 September 2001. The US GAAP unaudited pro forma earnings per share for the nine months ended 30 September 2001 and the year ended 31 December 2000 were prepared as if the aforementioned transactions were consummated on 1 January 2000.

UNAUDITED PRO FORMA BALANCE SHEET

                                                                    30 SEPTEMBER 2001
                                                ---------------------------------------------------------
                                                                       PRO FORMA            PRO FORMA LSR
                                                  LSR     HUNTINGDON   ADJUSTMENT           CONSOLIDATED
                                                 L'000      L'000        L'000                  L'000
                                                -------   ----------   ----------           -------------
ASSETS
Cash and cash equivalents.....................       --      2,064         1,024(b)              3,088
Accounts receivable...........................       --     10,894            --                10,894
Unbilled receivables..........................       --      8,749            --                 8,749
Inventories...................................       --      1,077            --                 1,077
Prepaid expenses and other....................       19      1,905           (19)(d)             1,905
Deferred income taxes.........................       --        123            --                   123
                                                -------    -------      --------               -------
Total current assets..........................       19     24,812         1,005                25,836
                                                -------    -------      --------               -------
Property and equipment: net...................       --     62,848            --                62,848
Investments...................................       --        156            --                   156
Unamortised costs of raising long term debt...       --        503            --                   503
Deferred income taxes.........................       --      5,817            --                 5,817
                                                -------    -------      --------               -------
Total assets..................................       19     94,136         1,005                95,160
                                                -------    -------      --------               -------

                                                                    30 SEPTEMBER 2001
                                                ---------------------------------------------------------
                                                                       PRO FORMA            PRO FORMA LSR
                                                  LSR     HUNTINGDON   ADJUSTMENT           CONSOLIDATED
                                                 L'000      L'000        L'000                  L'000
                                                -------   ----------   ----------           -------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable..............................      144      4,618           880(d)              5,642
Accrued payroll and other benefits............       --      1,163            --                 1,163
Accrued expenses and other liabilities........      388      6,597          (388)(d)             6,597
Fees invoiced in advanced.....................       --     11,526            --                11,526
Short term debt...............................       --         --            --                    --
                                                -------    -------      --------               -------
Total current liabilities.....................      532     23,904           492                24,928
                                                -------    -------      --------               -------
Long term debt................................       --     60,628            --                60,628
Other long term liabilities...................       --        346            --                   346
Deferred income taxes.........................       --     10,022            --                10,022
Shareholders' Equity Ordinary Shares..........       --     14,675       (14,675)(a)                --
Voting Common Stock...........................       --         --            41(a)                 41
Non-Voting Common Stock.......................       --         --             6(b)                  6
Preferred Stock...............................       --         --            --                    --
Paid in capital...............................       --     25,816        15,652(a)(b)          41,468
Retained deficit..............................      513    (41,538)         (511)(d)           (42,562)
Accumulated other comprehensive income........       --        283            --                   283
                                                -------    -------      --------               -------
Total shareholders' equity....................      513       (764)          513                  (764)
                                                =======    =======      ========               =======
Total liabilities and shareholders' equity....       19     94,136         1,005                95,160
                                                =======    =======      ========               =======


UNAUDITED PRO FORMA STATEMENT OF OPERATIONS


                                                                       PRO FORMA      PRO FORMA LSR
                                                  LSR     HUNTINGDON   ADJUSTMENT     CONSOLIDATED
                                                 L'000      L'000        L'000            L'000
                                                -------   ----------   ----------     -------------
Revenues......................................       --     50,326            --          50,326
Cost of sales.................................       --    (43,782)           --         (43,782)
                                                -------    -------      --------         -------
Gross profit..................................       --      6,544            --           6,544
Selling and administrative expenses...........       --     (8,319)           --          (8,319)
Other operating expenses......................     (513)        --           513              --
                                                -------    -------      --------         -------
Operating loss................................     (513)    (1,775)          513          (1,775)
Interest income...............................       --         61            --              61
Interest expense..............................       --     (3,407)           --          (3,407)
Other loss....................................       --       (223)           --            (223)
                                                -------    -------      --------         -------
Loss before income taxes......................     (513)    (5,344)          513          (5,344)
Income taxes..................................       --      1,918            --           1,918
                                                -------    -------      --------         -------
Net loss......................................     (513)    (3,426)          513          (3,426)
                                                -------    -------      --------         -------

UNAUDITED PRO FORMA EARNINGS PER SHARE

                                                                       PRO FORMA      PRO FORMA LSR
                                                  LSR     HUNTINGDON   ADJUSTMENT     CONSOLIDATED
                                                -------   ----------   ----------     -------------
31 December 2000
Loss per share:
  -- Basic....................................       --    L(0.024)      L(1.176)(c)     L(1.20)
  -- Diluted..................................       --    L(0.024)      L(1.176)(c)     L(1.20)
Weighed average shares outstanding ('000)
  -- Basic....................................       --    291,206      (285,382)(c)      5,824
  -- Diluted..................................       --    291,206      (285,382)(c)      5,824
30 September 2001
Loss per share:
  -- Basic....................................  L(5,127)   L(0.012)    L5,126.43(c)      L(0.58)
  -- Diluted..................................  L(5,127)   L(0.012)    L5,126.43(c)      L(0.58)
Weighed average shares outstanding ('000)
  -- Basic....................................       --    293,282      (287,416)(c)      5,866
  -- Diluted..................................       --    293,282      (287,416)(c)      5,866

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF LSR

(a) The share adjustments reflect the Offer whereby each share of LSR Voting Common Stock, par value US$0.01 (L0.007 per share), is exchanged for shares of Huntingdon on the basis of one share of LSR Voting Common Stock for every 50 Huntingdon Shares, and one share of LSR Voting Common Stock for every two Huntingdon ADSs. Since it is assumed that all Huntingdon Securities will be exchanged and that no further Huntingdon Securities will be issued after the date of this document, the above adjustments correspond to the exchange of 293,510,294 Huntingdon Securities. The difference between the Huntingdon share balance and the LSR Voting Common Stock balance of L14,635,445 has been recorded as part of paid-in capital.

(b) Reflects the proceeds of the subscription by the LSR Investors, on or before the Offer becoming, or being declared, unconditional in all respects, of a total of US$150,000 (L102,389) in LSR Voting Common Stock, par value US$0.01 (L0.007 per share), and US$1,350,000 (L921,501) in LSR Non-Voting Common Stock, also par value US$0.01 (L0.007 per share), at a price of US$1.50 per share, less the total of estimated expense associated with the issuance of such shares of LSR Common Stock. The difference between the par value of the LSR Common Stock and the net proceeds of US$1,489,850 (L1,016,962) has been recorded as part of paid-in capital.

(c) Reflects the loss per share and the weighted average number of shares LSR Common Stock outstanding during the respective periods multiplied by the exchange ratios (i.e. one share of LSR Voting Common Stock for every 50 Huntingdon Shares, and one share of LSR Voting Common Stock for every two Huntingdon ADSs). The denominator used in computing pro forma loss per share has not been adjusted for the issuance of shares to the LSR Investors given that the proceeds from such issuance will be used for general corporate purposes including the payment of expenses associated with the Offer.

(d) Estimated non-recurring expenses of US$749,000 (L511,000) associated with the Offer will be charged to the Statement of Operations within the next year.

(e) The pro forma adjustments have been calculated using an exchange rate of US$1.465 = L1.00.

(f) The pro forma financial statements presented above have been prepared assuming that all Huntingdon Securityholders accept the Offer. If the acceptance falls below 100 per cent., but exceeds 50 per cent. (the minimum acceptance level), under US GAAP the transaction will continue to be accounted for as a reverse acquisition. While pro forma LSR consolidated net assets will remain unchanged and minority interest will be nil as a result of a retained deficit at 30 September 2001, the amount of LSR Voting Common Stock and paid in capital will change. Pro forma LSR consolidated earnings per share will also change to reflect the actual acceptance level. These changes, assuming possible levels of acceptance of this Offer are shown in table below:

UNAUDITED PRO FORMA SHAREHOLDERS' EQUITY           50%       60%       70%       80%       90%
                                                 L  '000   L  '000   L  '000   L  '000   L  '000
Shareholders' Equity
  Ordinary Shares..............................       --        --        --        --        --
  Voting Common Stock..........................       21        25        29        33        37
  Non-Voting Common Stock......................        6         6         6         6         6
  Preferred Stock..............................       --        --        --        --        --
  Paid in Capital..............................   41,488    41,484    41,480    41,476    41,472
  Retained Deficit.............................  (42,562)  (42,562)  (42,562)  (42,562)  (42,562)
  Accumulated Other Comprehensive Income.......      283       283       283       283       283
                                                 -------   -------   -------   -------   -------
Total Shareholders Equity......................     (764)     (764)     (764)     (764)     (764)

UNAUDITED PRO FORMA EARNINGS PER SHARE             50%       60%       70%       80%       90%
                                                 L         L         L         L         L
31 December 2000
Loss per share:
  --Basic and diluted..........................     2.40      2.00      1.72      1.50      1.34
Weighed average shares outstanding ('000)
  --Basic and diluted..........................    2,912     3,494     4,077     4,659     5,242
30 September 2001
Loss per share:
  --Basic and diluted..........................     1.17      0.97      0.83      0.73      0.65
Weighed average shares outstanding ('000)
  --Basic and diluted..........................    2,933     3,520     4,106     4,693     5,279

PART F -- SUPPLEMENTAL FINANCIAL INFORMATION EXTRACTED FROM AUDITED FINANCIAL
          STATEMENTS AS AT 31 DECEMBER 2000 FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED 31 DECEMBER 2000 UNDER UK GAAP

  NATURE OF THE FINANCIAL INFORMATION

     The financial information contained in this Part E of Appendix 3 relating to Huntingdon has been extracted without material adjustment from the audited consolidated accounts of Huntingdon as at 31 December 2000 and 1999 prepared in accordance with UK GAAP.

     The financial information contained in this Part E of Appendix 3 does not constitute statutory accounts within the meaning of Section 240 of the Companies Act. Statutory accounts of Huntingdon as at 31 December 2000 and 1999 and for the three years in the period ended 31 December 2000 on which audit reports have been given by Deloitte & Touche (as at and for each of the two years ended 31 December 2000) and Arthur Andersen (for the year ended 31 December 1998) have been delivered to the Registrar of Companies for England and Wales. Such reports were unqualified and did not contain a statement under sections 237(2) or (3) of the Companies Act.

  CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                                                            NOTE    2000      1999      1998
                                                            ----   -------   -------   -------
                                                                    L'000     L'000     L'000
REVENUES..................................................   2      63,297    58,215    52,616
Cost of sales.............................................          55,937    51,717    56,063
                                                                   -------   -------   -------
GROSS PROFIT..............................................   5       7,360     6,498    (3,447)
Exceptional loss..........................................           2,300     1,250     4,682
Other selling and administrative expenses.................           9,987     9,026     9,200
                                                                   -------   -------   -------
OPERATING LOSS............................................   3      (4,927)   (3,778)  (17,329)
Exceptional items.........................................   5          --     1,757    (2,887)
                                                                   -------   -------   -------
LOSS ON ORDINARY ACTIVITIES BEFORE INTEREST...............          (4,927)   (2,021)  (20,216)
Interest receivable and similar income....................   6       1,303       637       696
Interest payable and similar charges......................   7      (7,320)   (5,254)   (5,882)
                                                                   -------   -------   -------
LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION...............         (10,944)   (6,638)  (25,402)
Taxation credit on loss on ordinary activities............              --        28       539
                                                                   -------   -------   -------
RETAINED LOSS FOR THE FINANCIAL YEAR......................         (10,944)   (6,610)  (24,863)
                                                                   =======   =======   =======
LOSS PER SHARE (PENCE)
  -- basic................................................   8        (3.8)p    (2.3)p   (14.4)p
  -- diluted..............................................            (4.2)p    (2.4)p   (15.1)p
                                                                   -------   -------   -------
DIVIDEND PER SHARE........................................              --        --        --
                                                                   =======   =======   =======
STATEMENT OF RETAINED LOSSES
Balance at the start of the year..........................         (21,938)  (15,436)    9,319
Retained loss for the financial year......................         (10,944)   (6,610)  (24,863)
Transfer of amortisation of bond issue costs to share
  premium.................................................             108       108       108
                                                                   -------   -------   -------
BALANCE AT THE END OF THE YEAR............................         (32,774)  (21,938)  (15,436)
                                                                   =======   =======   =======

             All activities are derived from continuing operations

  CONSOLIDATED BALANCE SHEET

                                                              NOTE    2000
                                                              ----   -------
                                                                      L'000
FIXED ASSETS
Tangible assets.............................................    9     64,277
Investments.................................................             154
                                                                     -------
                                                                      64,431
                                                                     =======
CURRENT ASSETS
Stocks......................................................             907
Debtors.....................................................   10     18,290
Short term investments......................................              --
Cash at bank and in hand....................................           2,199
                                                                     -------
                                                                      21,396
                                                                     =======
CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR
Bank loans and overdrafts...................................   13     22,586
Trade and other creditors...................................   11     21,236
                                                                     -------
                                                                      43,822
                                                                     =======
NET CURRENT LIABILITIES.....................................         (22,426)
                                                                     =======
TOTAL ASSETS LESS CURRENT LIABILITIES.......................          42,005
                                                                     =======
CREDITORS: AMOUNTS FALLING DUE AFTER ONE YEAR
Convertible Capital Bonds...................................   12     32,888
Long term loans.............................................   13         --
Obligations under finance leases............................             140
                                                                     -------
                                                                      33,028
                                                                     =======
PROVISIONS FOR LIABILITIES AND CHARGES......................           2,258
                                                                     =======
TOTAL ASSETS LESS LIABILITIES...............................           6,719
                                                                     =======
CAPITAL AND RESERVES
Called-up share capital.....................................   14     14,609
Share premium account.......................................          24,884
Profit and loss account.....................................         (32,774)
                                                                     -------
TOTAL CAPITAL AND RESERVES -- ALL EQUITY....................   15      6,719
                                                                     =======

  CONSOLIDATED STATEMENT OF CASH FLOWS

                                                              NOTE    2000     1999     1998
                                                              ----   ------   ------   -------
                                                                     L'000    L'000     L'000
NET CASH INFLOW/(OUTFLOW) FROM OPERATING ACTIVITIES.........   16     2,088     (163)   (4,315)
                                                                     ======   ======   =======
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received and similar income........................            125      392       335
Interest paid and similar charges...........................         (4,550)  (4,173)   (5,717)
                                                                     ------   ------   -------
NET CASH OUTFLOW FROM RETURNS ON INVESTMENTS AND SERVICING
  OF FINANCE................................................         (4,425)  (3,781)   (5,382)
                                                                     ======   ======   =======
TAXATION
UK corporation tax received.................................             --       28       974
                                                                     ======   ======   =======
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Purchase of tangible fixed assets...........................    9    (1,905)  (3,024)   (3,216)
Sale of fixed assets........................................             --    4,214         5
                                                                     ------   ------   -------
NET CASH (OUTFLOW)/INFLOW FROM CAPITAL EXPENDITURE AND
  FINANCIAL INVESTMENT......................................         (1,905)   1,190    (3,211)
                                                                     ======   ======   =======
NET CASH OUTFLOW BEFORE USE OF LIQUID RESOURCES AND
  FINANCING.................................................         (4,242)  (2,726)  (11,934)
                                                                     ======   ======   =======
MANAGEMENT OF LIQUID RESOURCES
Movement in short term investments..........................   16     2,200    8,800   (11,000)
                                                                     ------   ------   -------
NET CASH INFLOW/(OUTFLOW) FROM MANAGEMENT OF LIQUID
  RESOURCES.................................................          2,200    8,800   (11,000)
                                                                     ======   ======   =======
FINANCING
Issue of ordinary share capital.............................   14        59       --    20,386
Loans received..............................................   16     1,000       --     5,000
Finance leases entered into.................................   16       124       --        --
Repayment of amounts borrowed...............................             --   (5,214)     (500)
Capital element of finance lease rental payments............             --     (135)      (51)
                                                                     ------   ------   -------
NET CASH INFLOW/(OUTFLOW)FROM FINANCING.....................          1,183   (5,349)   24,835
                                                                     ======   ======   =======
(DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS............           (859)     725     1,901
                                                                     ======   ======   =======

                                     NOTES

1.  ACCOUNTING POLICIES

     A summary of the principal accounting policies, all of which have been applied consistently throughout the years ended 31 December 1998, 1999 and 2000 is set out below:

  ACCOUNTING CONVENTION

     The accounts have been prepared under the historical cost convention and in accordance with applicable accounting standards.

  GOING CONCERN

     Bank loans totalling L22,586,000 were refinanced on 20 January 2001 by means of a loan from HLSF LLC, a subsidiary company of Stephens Group Inc., a related party, and two other banks who were part of the original syndicate. The loans are repayable on 30 June 2006.

     As part of the refinancing additional working capital was made available to the Group to meet its immediate trading requirements. This together with other financing options still available to the Group, are expected to provide adequate finances for the foreseeable future.

     In the light of the above, the Huntingdon Directors have formed a judgement that it is appropriate to adopt the going concern basis in preparing the accounts.

  BASIS OF CONSOLIDATION

     The consolidated accounts incorporate the accounts of the Company and each of its subsidiaries for the financial years ended 31 December 1998, 1999 and 2000. The Travers Morgan Group of Companies has not traded since February 1995 and although these companies are 100 per cent. owned by the Group, their assets and liabilities have not been included since control of these companies is exercised by an administrator.

  INVESTMENTS

     Investments held as fixed assets are stated at cost less provision for any impairment in value.

  DEPRECIATION

     Depreciation is not provided on freehold land and assets in the course of construction. The cost of other fixed assets is written off in equal monthly installments over their expected useful lives as follows:

Freehold buildings and facilities...........................  15 - 50 years
Short leasehold property....................................  over term of lease
Plant and equipment.........................................  5 - 15 years
Vehicles....................................................  5 years
Computer software...........................................  5 years

  TAXATION

     Corporation tax is provided on taxable profits at the current rate. Provision is made for deferred taxation, using the liability method, on all timing differences to the extent that it is probable that the liability will crystallise.

  STOCKS

     Stocks are stated at the lower of cost and net realisable value after making due allowances for any obsolete items.

  REVENUE RECOGNITION

     Revenues represent the value of work done for clients, exclusive of VAT or sales taxes. Billings in advance of work performed are recorded as fees invoiced in advance and included in creditors, while billings in arrears of work performed are included in debtors as amounts recoverable on contracts.

  CONTRACTS

     Profit on contracts, irrespective of length, is taken as the work is carried out. The profit is calculated to reflect the proportion of the work performed, by recording turnover and related costs as contract activity progresses. Turnover is calculated as that proportion of total contract value which costs incurred to date bear to total expected costs for that contract. Full provision is made for losses on contracts when they are first foreseen.

  FOREIGN CURRENCIES

     Assets, liabilities, revenues and costs denominated in foreign currencies are recorded at the rates of exchange ruling at the dates of the transactions; monetary assets and liabilities at the balance sheet date are translated at period end rates of exchange. All exchange differences thus arising are reported as part of the profit or loss for the period, with the exception of differences on foreign currency borrowings, to the extent that they are used to finance or provide a hedge against foreign equity investments, which are taken directly to reserves together with the exchange difference on the carrying amount of the related investment.

     On consolidation, the assets and liabilities of overseas subsidiaries are translated at the period end rates of exchange, and the revenues and costs are translated at monthly average rates of exchange. All exchange differences arising on consolidation are reported as part of the profit or loss for the period.

  LEASED ASSETS

     Assets held under the terms of finance leases are included in tangible fixed assets and are depreciated in accordance with the Group's policy. Obligations for future lease payments, less attributable finance charges (allocated under the actuarial method), are shown under creditors and are analysed between amounts falling due within and after one year. Operating lease rentals are charged to the Profit and Loss account as incurred.

  PENSION COSTS

     Pension costs in respect of the defined benefit pension scheme are recognised on a systematic basis so that the costs of providing benefits to employees are matched, as far as possible, to the service lives of the employees concerned. For defined contribution pension schemes the charge in the Profit and Loss account is the contribution payable for the period.

  LONG-TERM LOANS

     Long-term loans are initially stated at the amount of the net proceeds after deduction of the costs of raising the finance. The carrying amount is increased by the finance cost in respect of the accounting period and reduced by repayments made in the period. Convertible debt is reported as a liability unless conversion actually occurred. The costs of raising finance are recognised in the Profit and Loss account over the term of the loans at a constant rate on the carrying amount.

  FINANCIAL INSTRUMENTS

     The carrying amount of financial assets and financial liabilities is not materially different to their fair values except for the Convertible Capital Bonds. Various short term items such as trade debtors and trade creditors that arise directly from the Group's operations are excluded from the disclosure required by FRS 13 -- Derivatives and other financial instruments disclosures.

2.  SEGMENTAL ANALYSIS

     During the financial years ended 31 December 1998, 1999 and 2000 the Group operated from within two geographical markets, the UK and the US, and had one main continuing activity, contract research.

  GEOGRAPHICAL AREA BY SOURCE

                                                   REVENUES               OPERATING RESULT
                                           ------------------------   -------------------------
                                            2000     1999     1998     2000     1999     1998
                                           ------   ------   ------   ------   ------   -------
                                           L'000    L'000    L'000    L'000    L'000     L'000
UK.......................................  48,173   47,496   44,596   (6,047)  (3,312)  (14,276)
US.......................................  15,124   10,719    8,020    1,120     (466)   (3,053)
Other liabilities........................      --       --       --       --       --        --
                                           ------   ------   ------   ------   ------   -------
                                           63,297   58,215   52,616   (4,927)  (3,778)  (17,329)
                                           ------   ------   ------   ------   ------   -------

     Exceptional items charged after the operating loss were incurred in the UK. Interest and exchange gains/losses have not been apportioned and other liabilities represent debt net of cash and investments.

  GEOGRAPHICAL AREA BY DESTINATION

                                                                      REVENUES
                                                              ------------------------
                                                               2000     1999     1998
                                                              ------   ------   ------
                                                              L'000    L'000    L'000
Europe......................................................  23,624   23,208   20,843
US..........................................................  24,484   20,445   15,236
Far East....................................................  15,189   14,562   16,537
                                                              ------   ------   ------
                                                              63,297   58,215   52,616
                                                              ======   ======   ======

3.  GROUP OPERATING LOSS

                                                              2000    1999    1998
                                                              -----   -----   -----
                                                              L'000   L'000   L'000
Group operating loss is stated after charging:
  Depreciation
     -- owned assets........................................  5,968   5,938   7,692
     -- held under finance leases...........................     27      41      70
  Operating lease rentals
     -- hire of plant and equipment.........................    334     172     142
     -- other operating leases..............................     46      20     354
  Auditors' remuneration
     -- fees:
       Group................................................    125      60      90
       Company..............................................      6       5       5
     -- other services......................................    149       4     235

4.  STAFF COSTS AND NUMBERS

                                                               2000     1999     1998
                                                              ------   ------   ------
                                                              L'000    L'000    L'000
Wages and salaries..........................................  29,782   26,455   29,585
Social security costs.......................................   2,456    2,219    2,608
Other pension costs.........................................   1,602    2,032    1,750
                                                              ------   ------   ------
                                                              33,840   30,706   33,943
                                                              ======   ======   ======

                                                               2000     1999     1998
                                                              ------   ------   ------
                                                              NUMBER   NUMBER   NUMBER
The average number of employees in the Group during the year by activity were:
  Cost of sales.............................................  1,206    1,169     1,398
  Selling and administrative................................     97      111       117
                                                              ------   ------   ------
                                                              1,303    1,280     1,515
                                                              ======   ======   ======

5.  EXCEPTIONAL ITEMS

                                                               2000     1999     1998
                                                              ------   ------   ------
                                                              L'000    L'000    L'000
Exceptional loss:
  Costs deducted in arriving at operating loss..............  (2,300)  (1,250)  (4,682)
  Costs deducted after operating result.....................      --       --   (2,887)
                                                              ------   ------   ------
Exceptional gain:
  Income earned after operating loss........................      --    1,757       --
                                                              ======   ======   ======

     Exceptional losses in 2000 comprised a write off of costs associated with the refinancing of the Group's bank debt of L1,200,000 and a provision for impairment of asset values of L1,100,000 after a review of assets in the UK.

     The refinancing costs have been written off rather than carried forward and amortised over the period of the new loan agreement as many of the costs were incurred on elements of the refinancing, such as the sale and leaseback of the Group's properties, which did not proceed.

     The review of assets in the UK compared the carrying value of the Group's two sites at Huntingdon and Eye, England together with associated equipment with their value in use. The value of forecast future cash flows arising from the continued use of these facilities discounted by the Group's weighted average cost of capital of 16.1 per cent. was lower than their carrying value necessitating the write down.

     As a result of the Group's year 2000 compliance programme a number of assets that were not year 2000 compliant were identified, principally computer hardware and software. A charge of L1,250,000 was made to write these off in 1999.

     The Group also disposed of its Wilmslow, England research site in 1999. The site was sold for L4,214,000 net of expenses, a gain of L1,757,000 over its written down value.

     In 1998 the Group announced a cost reduction programme. The programme, which was completed in 1999, rationalised service lines and capabilities across the two UK sites and aligned overall staff resources with present revenue levels. In addition, the decline in revenues during 1998 and the introduction of FRS 11 led to the accelerated depreciation of UK assets. This accelerated depreciation together with the cost reduction programme and redundancy and related costs following the closure of the Wilmslow research site noted below are included in the Profit and Loss account in arriving at the charge of L4,682,000 before operating loss in the 1998 accounts.

     The Group's operations at its Wilmslow research site were also run down and assets written down to net realisable value. This write down is shown in the Profit and Loss account below operating loss in the 1998 accounts.

6.  INTEREST RECEIVABLE AND SIMILAR INCOME

                                                              2000    1999    1998
                                                              -----   -----   -----
                                                              L'000   L'000   L'000
Interest on bank and short-term deposits....................    120    353     375
Exchange gains..............................................  1,183    284     321
                                                              -----    ---     ---
                                                              1,303    637     696
                                                              =====    ===     ===

7.  INTEREST PAYABLE AND SIMILAR CHARGES

                                                              2000    1999    1998
                                                              -----   -----   -----
                                                              L'000   L'000   L'000
Interest on loans
  -- payable within 5 years.................................  1,871   1,741   2,028
Bond interest...............................................  2,480   2,292   2,265
Bank overdraft interest.....................................     --      --     184
Amortisation of Bonds issue costs...........................    108     108     108
Cost of finance.............................................    385     124   1,208
Other.......................................................     27      18      11
Exchange losses.............................................  2,449     971      78
                                                              -----   -----   -----
                                                              7,320   5,254   5,882
                                                              =====   =====   =====

8.  LOSS PER SHARE

     Loss per share is based on the loss for the financial year of L10,944,000 (1999: L6,610,000, 1998: L24,863,000) and an average of 291,206,073 (1999:
291,010,294, 1998: 172,199,772) Ordinary Shares in issue during each year.

     Diluted loss per share is based on the loss for the financial year of L10,944,000 (1999: L6,610,000, 1998: L24,863,000). The weighted average number of ordinary shares are adjusted for the dilutive effect of share options of 31,204,390 (1999: 11,182,439, 1998: 7,117,452) giving adjusted shares in issue of 260,001,683 (1999: 279,827,855, 1998: 165,082,320).

9.  TANGIBLE FIXED ASSETS

                                                                     ASSETS       PLANT,
                                                                     IN THE      EQUIPMENT
                                                       FREEHOLD    COURSE OF       AND,
                                                       PROPERTY   CONSTRUCTION   VEHICLES     TOTAL
                                                       --------   ------------   ---------   -------
                                                        L'000        L'000         L'000      L'000
GROUP
Cost:
  AT 31 DECEMBER 1999................................   63,228        2,032       55,810     121,070
  Exchange adjustments...............................      196           95          474         765
  Additions..........................................      190          710        1,005       1,905
  Disposals..........................................       --           --          (66)        (66)
  Reclassifications..................................      214       (2,107)       1,893          --
                                                        ------       ------       ------     -------
  AT 31 DECEMBER 2000................................   63,828          730       59,116     123,674
                                                        ======       ======       ======     =======
Depreciation:
  AT 31 DECEMBER 1999................................   17,910                    34,191      52,101
  Exchange adjustments...............................       44           --          221         265
  Charge for the year................................    1,397           --        4,598       5,995
  Disposals..........................................       --           --          (64)        (64)
  Reclassifications..................................       20           --          (20)         --
  Impairment.........................................      267           --          833       1,100
                                                        ------       ------       ------     -------
  AT 31 DECEMBER 2000................................   19,638                    39,759      59,397
                                                        ======       ======       ======     =======
Net book value:
  AT 31 DECEMBER 2000................................   44,190          730       19,357      64,277
                                                        ======       ======       ======     =======

10.  DEBTORS

                                                               2000
                                                              ------
                                                              L'000
Trade debtors...............................................  11,015
Amounts recoverable on contracts............................   5,935
Other debtors...............................................     562
Prepayments.................................................     778
VAT recoverable.............................................      --
                                                              ------
                                                              18,290
                                                              ======

     Amounts recoverable on contracts represent the value of work performed by the Group not yet billed to clients.

11.  TRADE AND OTHER CREDITORS

                                                               2000
                                                              ------
                                                              L'000
Non bank loans (see note 13)................................   1,000
Obligations under finance leases (see note 16)..............      54
Payments received on account................................     260
Fees invoiced in advance....................................  10,859
Trade creditors.............................................   3,977
Taxation and social security................................     927
Other creditors.............................................     322
Accruals....................................................   3,837
                                                              ------
                                                              21,236
                                                              ======

     Fees invoiced in advance represent billings, made in accordance with contractual terms, in advance of work performed.

12.  CONVERTIBLE CAPITAL BONDS

                                                               2000
                                                              ------
                                                              L'000
Convertible Capital Bonds...................................  32,888
                                                              ======

     On 12 August 1991, an issue of US$50,000,000 7 1/2 per cent. Convertible Capital Bonds, 2006, ("the Bonds"), was made by a subsidiary company, HIH Capital Ltd. The Bonds are guaranteed on a subordinated basis by the Company, and are convertible into Redeemable Preference Shares of HIH Capital Ltd., which in turn are immediately exchangeable for Ordinary Shares of 5 pence each in the Company. The conversion rate, which is based upon the paid-up value of the Redeemable Preference Shares and a fixed rate of exchange of L1.00 = US$1.6825, is 242.3 pence per Ordinary Share (1999: 242.3 pence, 1998: 242.3 pence) and is subject to adjustment in certain circumstances. At this conversion rate the number of Ordinary Shares to be issued on conversion and exchange of each unit of US$1,000 comprised in a Bond would be 245 (1999: 245, 1998: 245).

                                                               2000
                                                              ------
                                                              L'000
Balance at beginning of the year............................  30,331
Exchange movement...........................................   2,449
Amortisation of issue costs.................................     108
                                                              ------
Balance at end of year......................................  32,888
                                                              ======

     The movements on exchange go to the profit and loss account but have no cash effect.

13.  BANK OVERDRAFTS AND LOANS

                                                                2000
                                                               ------
                                                               L'000
Bank overdrafts and loans falling due within one year:
Bank loans..................................................   22,586
Non-bank loans (included within creditors)..................    1,000
                                                               ------
                                                               23,586
                                                               ======
Loans -- amounts falling due after more than one year:
Bank loans..................................................       --
                                                               ------
Total loans with no installments falling due after more than
  five years................................................   23,586
                                                               ======

     On 2 September 1998 the Company's bank facilities were confirmed at L24,500,000 until 31 August 2000 and this facility was fully drawn down.

     On 1 September 1999 the sale of the Wilmslow Research Centre was completed. Part of the proceeds from this site (L3,300,000) were used to repay the non bank loan which was secured by charges over the assets of the Wilmslow Research Centre, the rest, (L1,914,000) were used to repay bank debt and the facility was reduced accordingly. On 1 September 2000 the remaining facility of L22,586,000 was renewed, through a series of extensions, up until 19 January 2001. The debt was refinanced on 20 January 2001 by means of a loan from HLSF LLC, a company associated with a related party and is now repayable on 30 June 2006.

     Interest was payable in quarterly breaks at "LIBOR" plus 1.75 per cent. per annum in respect of drawings up to L19,500,000 and LIBOR plus 2 per cent. in respect of drawings over L19,500,000 up until 31 August 2000. From 1 September 2000 it was payable at "LIBOR" plus 3 per cent. The interest rate payable at 31 December 2000 was 8.95 per cent. Following the refinancing on 20 January 2001 interest is again payable in quarterly breaks at "LIBOR" plus 1.75 per cent.

     These loans are secured by guarantees from the Company, Huntingdon Life Sciences Ltd., and Huntingdon Life Sciences Inc., together with charges over the assets of those companies.

     A L2,000,000 loan facility was made available to the Company on 25 September 2000 by a Huntingdon Director, Mr Baker. L1,000,000 of this was drawn down immediately. The loan, repayable on demand, is unsecured and interest is payable monthly at 10 per cent. per annum.

14.  CALLED-UP SHARE CAPITAL

                                                               2000
                                                              -------
                                                               L'000
Authorised:
  400,000,000 (1999: 400,000,000, 1998: 400,000,000)
     Ordinary Shares of 5p each.............................  20,0000
                                                              -------
Allotted:
  292,260,294 (1999: 291,010,294, 1998: 291,010,294)
     Ordinary Shares of 5p each.............................   14,613
                                                              -------
Called-up and fully paid:
  292,184,962 (1999: 291,010,294, 1998: 291,010,294)
     Ordinary Shares of 5p each.............................   14,609
                                                              -------
Called-up and fully paid:
  Balance at beginning of year..............................   14,550
  Issue of ordinary shares..................................       59
                                                              -------
Balance at end of year......................................   14,609
                                                              =======

     From September 2000 Ordinary Shares have been issued to satisfy the Company's liability to make contributions to the US defined contribution pension scheme.

15.  RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                               2000      1999     1998
                                                              -------   ------   -------
                                                               L'000    L'000     L'000
Loss for the financial year.................................  (10,944)  (6,610)  (24,863)
New share capital subscribed................................       59       --    20,386
Reversal of revaluation reserve.............................       --       --   (16,600)
                                                              -------   ------   -------
Net reduction in Shareholders' funds........................  (10,885)  (6,610)  (21,077)
Shareholders' funds at the end of the prior year............   17,604   24,214    45,291
                                                              -------   ------   -------
Shareholders funds at the end of the year...................    6,719   17,604    24,214
                                                              =======   ======   =======

     Freehold property was professionally valued on an open market existing use basis in March 1995 by Chesterton International plc, with subsequent additions at cost. In 1998 following a reduction in revenues and the introduction of FRS11 the Group decided to no longer re-value its assets.

16.  CONSOLIDATED STATEMENT OF CASH FLOWS

                                                               2000     1999     1998
                                                              ------   ------   -------
                                                              L'000    L'000     L'000
RECONCILIATION OF OPERATING LOSS AND NET CASH OUTFLOW
  FROM OPERATING ACTIVITIES
Operating loss..............................................  (4,927)  (3,778)  (17,329)
Depreciation and impairment charges.........................   7,095    5,979     7,762
Loss on disposals of tangible fixed assets..................      --    1,250        --
(Increase)/decrease in stocks...............................    (104)     334       135
Increase in debtors.........................................  (1,774)  (3,041)     (365)
Increase in creditors.......................................   2,296      389       592
Movement in provisions......................................    (498)  (1,296)    2,698
Exceptional items...........................................      --       --     2,192
                                                              ------   ------   -------
Net cash inflow/(outflow) from operating activities.........   2,088     (163)   (4,315)
                                                              ======   ======   =======

  Analysis of net debt

                                                                                   OTHER
                                                                     EXCHANGE     NON CASH
                                                1998     CASHFLOW   DIFFERENCES   CHANGES     1999
                                               -------   --------   -----------   --------   -------
                                                L'000     L'000        L'000       L'000      L'000
Cash at bank and in hand (net)...............    2,337       725         --            --      3,058
Short term investments.......................   11,000    (8,800)        --            --      2,200
Finance leases...............................     (205)      135         --            --        (70)
Short term bank debt.........................       --        --         --       (22,586)   (22,586)
Short term debt from other sources...........   (3,300)    3,300         --            --         --
Long term bank loans.........................  (24,418)   (1,914)        --        22,504         --
Convertible Capital bonds....................  (29,252)       --       (971)         (108)   (30,331)
                                               -------    ------       ----       -------    -------
                                               (43,842)   (2,726)      (971)         (190)   (47,729)
                                               =======    ======       ====       =======    =======

                                                                                   OTHER
                                                                     EXCHANGE     NON CASH
                                                1999     CASHFLOW   DIFFERENCES   CHANGES     2000
                                               -------   --------   -----------   --------   -------
                                                L'000     L'000        L'000       L'000      L'000
Cash at bank and in hand (net)...............    3,058      (859)         --          --       2,199
Short term investments.......................    2,200    (2,200)         --          --          --
Finance leases...............................      (70)       --          --        (124)       (194)
Short term bank debt.........................  (22,586)       --          --          --     (22,586)
Short term debt from other sources...........       --    (1,000)         --          --      (1,000)
Convertible Capital bonds....................  (30,331)       --      (2,449)       (108)    (32,888)
                                               -------    ------      ------        ----     -------
                                               (47,729)   (4,059)     (2,449)       (232)    (54,469)
                                               =======    ======      ======        ====     =======

     Loans and finance lease obligations include finance lease balances repayable within one year of L54,000 (1999: L70,000). Finance leases of L124,000 were entered into during the year (1999: LNil).

     On 19 February 1999 an irrevocable standby letter of credit was issued for US$250,000 to cover the Company's liabilities to a third party.

                                                               2000      1999      1998
                                                              -------   -------   -------
                                                               L'000     L'000     L'000
RECONCILIATION OF NET CASHFLOW TO MOVEMENT IN NET DEBT
(Decrease)/increase in cash in the year.....................     (859)      725     1,901
Cash inflow from change in liquid resources.................   (2,200)   (8,800)   11,000
Cash (inflow)/outflow from increase in debt.................   (1,000)    5,349    (4,449)
                                                              -------   -------   -------
Changes in net funds from cashflows.........................   (4,059)   (2,726)    8,452
Exchange differences........................................   (2,449)     (971)      310
Finance leases entered into.................................     (124)        -      (203)
Amortisation of loan costs net of costs paid................     (108)     (190)     (133)
                                                              -------   -------   -------
Movement in net funds in the year...........................   (6,740)   (3,887)    8,426
Net debt at beginning of year...............................  (47,729)  (43,842)  (52,268)
                                                              -------   -------   -------
Net debt at end of year.....................................  (54,469)  (47,729)  (43,842)
                                                              =======   =======   =======

17.  RELATED PARTY TRANSACTIONS

     There are no other related party transactions other than the L1,000,000 Loan disclosed in Note 13 (1999: Nil, 1998: Nil) together with the associated interest L27,000 (1999: LNil, 1998: LNil).

PART G -- INTERIM RESULTS FOR THE SIX MONTHS ENDED 30 JUNE 2001 UNDER UK GAAP

     The following has been extracted without material adjustment from the text of the announcement of the unaudited interim results for the six months ended 30 June 2001 which were announced on 28 September 2001. The financial information contained in Part G of Appendix 3 does not constitute statutory accounts within the meaning of Section 240 of the Companies Act.

     "Huntingdon Life Sciences Group plc ("Huntingdon" or the "Company") announced today that net revenues for the half year ended 30 June 2001 were L32.4 million (US$46.8 million) an increase of 3.3 per cent. on revenues for the equivalent period last year of L31.4 million (US$49.3 million). Under UK GAAP the Company reported an operating loss of L2.4 million (US$3.5 million), up from L0.5 million (US$0.7 million) last year. Net loss after interest and taxation was L6.3 million (US$9.1 million) compared to L3.9 million (US$6.1 million) for the equivalent period last year. These losses included non-cash exchange losses on the conversion of dollar denominated assets and liabilities into sterling of L2.1 million compared to exchange losses in the same period last year of L2.0 million. Net loss per ordinary share was 2.2 pence compared to 1.3 pence last year. Net loss per ADR was 77.4 cents compared to 52.8 cents last year.

     Under US GAAP the Company reported an operating loss for the half year ended 30 June 2001 of L2.0 million (US$2.8 million) compared to an operating profit of L0.2 million (US$0.3 million) for the equivalent period last year. Net loss after taxation for the half year was L4.3 million (US$6.2 million) compared to L3.2 million (US$5.0 million) last year including non-cash exchange losses on the conversion of dollar denominated assets and liabilities into sterling of L2.2 million compared to exchange losses in the same period last year of L2.3 million. Net loss per ordinary share was 1.5 pence compared to 1.1 pence last year. Net loss per ADR was 52.5 cents compared to 43.4 cents last year. The principal differences between the UK and US reported results are non-cash charges associated with pension accounting, deferred taxation and foreign currency translation.

     Andrew Baker, Huntingdon's Executive Chairman said:

     "These results are in line with our expectations of earlier this year and reflect our steady recovery from the issues of Q4 and Q1. At that time we faced refinancing difficulties as a result of the ferocity of the animal rights movement's campaign against both us and the financial community; our results were impacted accordingly. However, our long term (5 year) refinancing was completed in January and the animal rights campaign is now recognised as being much broader and of concern to all those involved in the vital endeavour of animal research. The backing we have seen from clients and from the Government including the changes to the law they have introduced, reflects that new understanding, and provides benefits for our whole industry."

     Brian Cass, Huntingdon's Managing Director added:

     "Earlier in the year we noted a recovery in orders following the refinancing in January. We are pleased to report this was maintained during Q2 and the first half of 2001 saw a significant increase in the value of new studies awarded. Orders were 12 per cent. up on the preceding 6 months and, encouragingly, much of the growth was driven by the UK laboratories which were 23 per cent. ahead.

     With the dip in orders in Q4 last year revenues in Q1 2001 were only L15.5 million. However, the growth in orders since then has started to feed through into revenues in Q2 which at L16.9 million were 9 per cent. ahead of Q1 and 6 per cent. up on Q2 2000; in fact Q2 revenues were the highest in 4 years.

     Costs, whilst up on the first half of last year, were down on the run rate for Q4 2000. The reasons are largely the same as noted at the time of the release of our 2000 results. We've continued to invest in our workforce with focused salary actions to ensure that we remain competitive. We have also incurred increased professional and public relations costs this year as we continue to successfully counter the so called "animal rights" campaign and with the continuing strength of the dollar the sterling translation of our US costs has increased."

     Huntingdon Life Sciences Group plc is one of the world's leading Contract Research Organisations providing product development services to the pharmaceutical, agrochemical and biotechnology industries. Huntingdon brings leading technology and capability to support its clients in non-clinical safety testing of new compounds in early stage development and assessment. Huntingdon operates research facilities in the United Kingdom (Huntingdon and Eye, England) and the United States (The Princeton Research Centre, New Jersey).

     This announcement contains statements that may be forward-looking as defined by the USA's Private Litigation Reform Act of 1995. These statements are based largely on Huntingdon's expectations and are subject to a number of risks and uncertainties, some of which are beyond Huntingdon's control, as more fully described in Huntingdon's Form 10-K, as amended, for the year ended 31 December 2000, as filed with the US Securities and Exchange Commission."

SUMMARY OF UNAUDITED CONSOLIDATED PROFIT & LOSS ACCOUNTS

                                                              SIX MONTHS ENDED
                                                                   30 JUNE
                                                              -----------------
                                                               2001      2000
                                                              -------   -------
                                                               L'000     L'000
REVENUES....................................................   32,443    31,413
Cost of sales...............................................  (29,183)  (27,229)
                                                              -------   -------
Gross profit................................................    3,260     4,184
Selling and administrative expenses.........................   (5,685)   (4,661)
LOSS ON ORDINARY ACTIVITIES BEFORE INTEREST.................   (2,425)     (477)
Interest receivable and similar income......................      473       792
Interest payable and similar charges........................   (4,353)   (4,232)
                                                              -------   -------
LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION.................   (6,305)   (3,917)
Taxation....................................................       --        --
LOSS AFTER TAXATION.........................................   (6,305)   (3,917)
                                                              =======   =======
LOSS PER SHARE (PENCE)
  -- basic..................................................     (2.2)     (1.3)
  -- diluted................................................     (2.9)     (1.4)
                                                              =======   =======
LOSS PER ADR (CENTS)
  -- basic..................................................    (77.4)    (52.8)
  -- diluted................................................   (103.9)    (56.2)
                                                              =======   =======

     There are no other recognised gains and losses, other than those shown in the Profit and Loss Account.

SUMMARY OF UNAUDITED CONSOLIDATED BALANCE SHEETS

                                                                AS AT 30 JUNE
                                                              -----------------
                                                               2001      2000
                                                              -------   -------
                                                               L'000     L'000
FIXED ASSETS................................................   63,355    67,552
                                                              -------   -------
Stock.......................................................    1,085       658
Debtors.....................................................   19,372    19,415
Cash at bank and in hand....................................    2,188     1,223
                                                              -------   -------
CURRENT ASSETS..............................................   22,645    21,296
                                                              -------   -------
Bank and other loans........................................   (1,747)  (22,586)
Creditors and taxation......................................  (24,007)  (17,636)
                                                              -------   -------
CURRENT LIABILITIES.........................................  (25,754)  (40,222)
NET CURRENT LIABILITIES.....................................   (3,109)  (18,926)
                                                              -------   -------
TOTAL ASSETS LESS CURRENT LIABILITIES.......................   60,246    48,626
CREDITORS: AMOUNTS FALLING DUE AFTER ONE YEAR
Convertible capital bonds...................................  (35,022)  (32,389)
Long term loans.............................................  (22,688)       --
                                                              -------   -------
                                                              (57,710)  (32,389)
Provisions for liabilities and charges......................   (2,031)   (2,550)
                                                              -------   -------
SHAREHOLDER FUNDS - ALL EQUITY..............................      505    13,687
                                                              =======   =======

SUMMARY OF UNAUDITED CONSOLIDATED CASH FLOWS

                                                              SIX MONTHS ENDED
                                                                   30 JUNE
                                                              (SEE ALSO NOTE 8
                                                                   BELOW)
                                                              -----------------
                                                               2001      2000
                                                              -------   -------
                                                               L'000     L'000
NET CASH INFLOW/(OUTFLOW) FROM OPERATING ACTIVITIES.........   2,680      (913)
                                                              ------    ------
RETURNS ON INVESTMENT AND SERVICING OF FINANCE
Interest received and similar income........................      52        86
Interest paid and similar charges...........................  (2,068)   (2,112)
                                                              ------    ------
                                                              (2,016)   (2,026)
                                                              ------    ------
TAXATION
UK Corporation tax received.................................      --        --
                                                              ------    ------
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Purchase of tangible fixed assets...........................  (1,421)   (1,096)
                                                              ------    ------
NET CASH OUTFLOW BEFORE USE OF LIQUID RESOURCES AND
  FINANCING.................................................    (757)   (4,035)
                                                              ------    ------
MANAGEMENT OF LIQUID RESOURCES
Movement in short term investments..........................      --     2,200
                                                              ------    ------
FINANCING:
Issue of ordinary share capital.............................      90        --
Loans received (net)........................................     656        --
                                                              ------    ------
                                                                 746        --
                                                              ------    ------
(DECREASE) IN CASH AND CASH EQUIVALENTS.....................     (11)   (1,835)
                                                              ======    ======

---------------

NOTES:

(1) Bank loans totaling L22,586,000 were refinanced on 20 January 2001 by means of a loan from HLSF LLC, a subsidiary company of the Stephens Group Inc., a related party, and two other banks who were part of the original syndicate. The loans are repayable on 30 June 2006.

    As part of the refinancing additional working capital was made available to the Group to meet its immediate trading requirements. This together with other financing options still available to the Group, are expected to provide adequate finances for the foreseeable future.

    In the light of the above the Huntingdon Directors have formed a judgement that it is appropriate to adopt the going concern basis in preparing the accounts.

(2) These results have been prepared in accordance with UK GAAP, but do not constitute Statutory Accounts, as defined by the UK Companies Act 1985 and have not been audited.

(3) Loss per share is based on an average of 293,165,479 (2000, 291,010,294) Ordinary Shares outstanding during the six month period ended 30 June 2001.

(4) Diluted loss per share is based on an average 218,785,035 (2000, 273,738,353) Ordinary Shares outstanding during the six month period ended 30 June 2001.

(5) Loss per ADR is calculated using an exchange rate of US$1.44 = L1.00 (2000, US$1.57 = L1.00). On 10 July 2000 the Company changed its ADR ratio to one ADR representing 25 Ordinary Shares and the loss per ADR for each period has been calculated using this ratio; previously each ADR represented five Ordinary Shares. The ratio change was implemented to assure compliance with the New York Stock Exchange's listing requirement that ADR's trade at a minimum price of US$1.00 per share.

(6) The Huntingdon Directors do not recommend payment of an interim dividend.

(7) For the purposes of consolidation an average exchange rate of US$1.44 = L1.00 has been used in the six month period ended 30 June 2001 (2000, US$1.57 = L1.00).

(8) Reconciliation of operating loss and net cash inflow/(outflow) from operating activities.

                                                              6 MONTHS ENDED
                                                                  30 JUNE
                                                              ---------------
                                                               2001     2000
                                                              ------   ------
                                                              L'000    L'000
Operating loss..............................................  (2,425)    (477)
Depreciation................................................   2,893    2,976
(Increase)/decrease in stock................................    (178)     145
(Increase) in debtors.......................................  (1,036)  (2,899)
Increase/(decrease) in creditors............................   3,653     (452)
Movement in provisions......................................    (227)    (206)
                                                              ------   ------
                                                               2,680     (913)
                                                              ======   ======

(9) A printed copy of this half year report is being posted to shareholders and is available on request from the registered office of the Company at Woolley Road, Alconbury, Huntingdon, Cambridgeshire PE28 4HS.

                                   APPENDIX 4

   MATERIAL DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF SHARES OF LSR VOTING
               COMMON STOCK AND HOLDERS OF HUNTINGDON SECURITIES

     LSR is incorporated under the laws of the State of Maryland, US and is governed by the MGCL. Huntingdon is organised under the laws of England and Wales and operates in accordance with the laws of those jurisdictions. On 19 July 2001, its date of incorporation, LSR adopted its current bylaws (the "LSR Bylaws"). On 10 October 2001 LSR filed an amended and restated charter and on 7 November 2001, LSR filed a second amended and restated charter (collectively, the "Amended LSR Charter") with the Secretary of State of the State of Maryland. Huntingdon Securityholders who choose to accept the Offer and thereby exchange their Huntingdon Securities for shares of LSR Voting Common Stock will have their rights determined by the MGCL, the securities and other legislation of the US, the Amended LSR Charter and the LSR Bylaws.

     A full description of the LSR Voting Common Stock and the LSR Non-Voting Common Stock is set out in Paragraph 5 of Appendix 2 to this document on page
88. The following is a summary comparison of material differences between the rights of a holder of shares of LSR Voting Common Stock ("LSR Voting Common Stockholder"), assuming that the Offer has become, or is declared, unconditional in all respects and a Huntingdon Securityholder arising from the differences between the corporate laws of Maryland and of England and Wales, the governing instruments of the two companies, and the securities laws and regulations governing the two companies. The summary is not intended to be a complete description of the MGCL or of the laws of England and Wales, nor of the other rules or laws referred to in this summary, and is qualified in its entirety by reference to such laws and rules, as well as the governing instruments of LSR and Huntingdon. For a full review of these differences you should read the relevant provisions of the MGCL and of the laws of England and Wales, the other rules or laws referred to in this summary, and the governing instruments of LSR and Huntingdon. The governing instruments of LSR and Huntingdon may be inspected at the offices of Huntingdon. See paragraph 11 of Appendix 6 to this document on page 225.

     The rights of holders of Huntingdon ADSs are described in the deposit agreement between Huntingdon and the US Depositary relating to the issue of the Huntingdon ADSs (the "Deposit Agreement"). Although the Huntingdon Shares represented by each issued Huntingdon ADS are issued to and held by the US Depositary, the rights and benefits attaching to such deposited shares are, pursuant to the Deposit Agreement, passed onto the holder of the respective Huntingdon ADS. Accordingly, for the purposes of this Appendix 4, the holders of Huntingdon ADSs should be regarded as having the same rights as the holders of Huntingdon Shares.

     Some provisions of the Amended LSR Charter and the LSR Bylaws may (1) discourage a third party from making an acquisition proposal for LSR, (2) defer, delay or prevent a transaction or a change in control of LSR under circumstances that could give stockholders an opportunity to realize a premium over then-prevailing market prices or otherwise be in the stockholders' best interest, or
(3) substantially impede the stockholders' ability to change the management of LSR. The MGCL also contains provisions that could deter or prevent changes in control of LSR. LSR believes that, except as described below, these provisions of the Amended LSR Charter and the LSR Bylaws and the MGCL are not unusual although many US public corporations and state corporation laws do not have such provisions.

     Two provisions of the MGCL that LSR believes are unusual are the provision that denies access to a stockholders list to a stockholder who has not held 5 per cent. of a class of the corporation's capital stock for at least six months and the provision that allows a corporation to give the board of directors the exclusive right to amend the bylaws. See "Amendment of Governing Instruments" of this Appendix 4 on page 175 and "Rights of Inspection" of this Appendix 4 on page 184. Based on the authority granted by the MGCL, LSR has included a provision in the Amended LSR Charter giving the LSR Board the exclusive right to amend the LSR Bylaws, rather than the more common provision allowing stockholders, as well as the board of directors to amend the bylaws.

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AUTHORISED CAPITAL STOCK

  (i) LSR VOTING COMMON STOCKHOLDERS

     Upon the Offer becoming, or being declared, unconditional in all respects and assuming full acceptance of the Offer and without giving effect to the issuance of cash in lieu of fractional shares of LSR Voting Common Stock (and assuming that no further Huntingdon Securities are issued after the date of this document and none of the LSR Warrants are exercised), at the time of the Offer becoming, or being declared, unconditional in all respects there will be (A) 50,000,000 shares of LSR Voting Common Stock authorised, a maximum of 5,970,205 of which will be issued and outstanding, (B) 5,000,000 shares of LSR Non-Voting Common Stock authorised, 900,000 of which will be issued and outstanding and (C) 5,000,000 shares of LSR Preferred Stock authorised, none of which will be issued or outstanding. All outstanding shares of LSR Common Stock will be, when issued, fully paid and non-assessable.

     The rights and privileges of the LSR Voting Common Stock and the LSR Non-Voting Common Stock will be identical in all respects except that (1) the holders of shares of LSR Non-Voting Common Stock will not have the right to vote except on amendments to the Amended LSR Charter that would substantially adversely alter or change the rights or privileges of the LSR Non-Voting Common Stock and (2) the holders of shares of LSR Non-Voting Common Stock will have the right, on at least 75 days notice, to exchange their shares of LSR Non-Voting Common Stock for shares of LSR Voting Common Stock on a one-for-one basis provided that each exchange does not result in any "person" becoming the "beneficial owner" of more than 5 per cent. of the outstanding shares of LSR Voting Common Stock. The terms "person" and "beneficial owner" shall be defined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     The Amended LSR Charter authorises the issuance of "blank check" preferred stock with such preferences as may be determined from time to time by the LSR Board as set forth in articles supplementary filed pursuant to the MGCL (a "Preferred Stock Designation"). Subject to certain requirements, the LSR Board will be empowered, without LSR Voting Common Stockholder approval, to issue LSR Preferred Stock with preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions that could adversely affect the voting power or other rights of LSR's stockholders; provided, however, that the Amended LSR Charter will not permit the LSR Board to give any class or series of LSR Preferred Stock class voting rights (i) on mergers, consolidations, tender offers, sales of assets or other extraordinary transactions or (2) to elect a majority of the LSR Board, except that the LSR Board may give the holders of the LSR Preferred Stock the right to vote as a class or series on any amendment to the Amended LSR Charter or merger or consolidation that would substantially and adversely alter or change the rights or privileges of such class or series of LSR Preferred Stock.

  (ii) HUNTINGDON SECURITYHOLDERS

     The current authorised share capital of Huntingdon is 400,000,000 Ordinary Shares of 5 pence each, of which 293,510,294 are issued and outstanding. Under English law, the authorised share capital of a company can only be increased by the passing of an ordinary resolution by the shareholders in general meeting. In addition, a company may only issue shares with the authority of the shareholders. See "Power to Issue Additional Stock" of this Appendix 4 on page 180.

LIQUIDATION RIGHTS

  (i) LSR VOTING COMMON STOCKHOLDERS

     In the event of a liquidation, dissolution or winding up of LSR, the LSR Voting Common Stockholders will be entitled to share ratably according to the number of shares held by them in all remaining assets available for distribution to the LSR Voting Common Stockholders after discharge of all outstanding liabilities and payment of such liquidation preferences, if any, of any series of LSR Preferred Stock that the LSR Board may establish.

  (ii) HUNTINGDON SECURITYHOLDERS

     Should Huntingdon be liquidated, dissolved or wound-up, Huntingdon Securityholders would be entitled to share ratably according to the number of shares held by them in all remaining assets available for distribution to the Huntingdon Securityholders following discharge of all outstanding liabilities and payment of any liquidation preferences in respect of any class of preferred shares issued by Huntingdon.

VOTING RIGHTS

  (i) LSR VOTING COMMON STOCKHOLDERS

     The MGCL provides that, unless otherwise provided by the MGCL or in a corporation's charter:

     - each share of its stock is entitled to one vote;

     - the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at a meeting constitutes a quorum; and

     - a majority of all the votes cast at a meeting at which a quorum is present is sufficient to approve a matter which properly comes before a stockholder meeting.

     Subject to the MGCL, the Amended LSR Charter and the LSR Bylaws each LSR Voting Common Stockholder will be entitled to one vote per share of LSR Voting Common Stock of record. LSR Voting Common Stockholders may vote by proxy. Except as may be otherwise provided by applicable law, the Amended LSR Charter, the LSR Bylaws or a Preferred Stock Designation, all matters to be voted on by the stockholders shall be decided by a majority of the votes cast at a duly held meeting at which a quorum is present.

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. Pursuant to the MGCL, LSR will elect to opt out of the control share acquisition provision, and it will not apply to LSR.

  (ii) HUNTINGDON SECURITYHOLDERS

     Under English law, unless the articles of association provide otherwise, a shareholder entitled to vote at a shareholders' meeting is entitled to one vote on a show of hands regardless of the number of shares he or she holds; provided, however, that in the event that a vote by poll is demanded, unless the articles of association provides otherwise, each ordinary shareholder shall be entitled to one vote for each ordinary share held by the shareholders. Huntingdon's articles of association provide, subject to any special terms as to voting upon which any shares may be issued or from time to time held, that every shareholder present in person at a general meeting shall have one vote on a show of hands. On a poll, every member who is present in person or by proxy shall have one vote for every L0.05 nominal amount of ordinary share capital of which he is the holder.

     Under English law, unless the articles of association provides otherwise, any group of five or more shareholders (or a lesser number if provided in the articles of association) and any shareholder or shareholders representing at least ten per cent. of the total voting rights (or a lower percentage if provided in the articles of association) has the statutory right to demand a vote by a poll. The articles of association of Huntingdon provide that, in addition to the rights of shareholders described above, three shareholders present in person or by proxy and entitled to vote may demand a poll.

     Under English law, ordinary resolutions, if decided on a show of hands, must be passed by a majority of the shareholders present in person, or by proxy if the memorandum and articles of association so permit, and voting at a meeting. If a poll is demanded, the resolution conducted on a poll must be approved by holders of a majority of the votes cast at the meeting. Both special and extraordinary resolutions require the affirmative vote of at least 75 per cent. of the votes cast at the meeting, whether on a show of hands or on a poll.

     Under English law, two shareholders present in person constitute a quorum for purposes of a general meeting, unless the company's articles of association specify otherwise. Huntingdon's articles of association specify a quorum of two shareholders, present in person or by proxy and entitled to vote.

SIZE OF THE BOARD OF DIRECTORS

  (i) LSR VOTING COMMON STOCKHOLDERS

     Under the MGCL, a corporation must have at least one director. Subject to this provision, a corporation's bylaws may alter the number of directors and authorise a majority of the entire board of directors to alter, within specified limits, the number of directors set by the corporation's charter or its bylaws.

     The Amended LSR Charter will provide that the number of persons constituting the LSR Board may not be less than the minimum number required by MGCL. The Amended LSR Charter will provide that, within the parameters stated above, the number of LSR Directors may be increased or decreased by resolution of a majority of the LSR Board, except that the term of an LSR Director may not be affected by a decrease in the number of LSR Directors. When the Offer becomes, or is declared, unconditional in all respects, the size of the LSR Board will be increased to seven members, Mr Stapfer will resign and the current members of the Huntingdon Board will become the LSR Directors.

  (ii) HUNTINGDON SECURITYHOLDERS

     Under the Companies Act, a public company must have at least two directors. Subject to this provision, a company's articles of association may specify the number, or maximum number, of directors.

     Huntingdon's articles of association provide that, unless determined otherwise by ordinary resolution of the shareholders in general meeting, the number of Huntingdon Directors shall not be less than two but that there shall be no maximum number.

ELECTION OF DIRECTORS

  (i) LSR VOTING COMMON STOCKHOLDERS

     The MGCL provides that, unless its charter or bylaws provide otherwise, which the Amended LSR Charter and the LSR Bylaws will not, a corporation's directors shall be elected by a plurality of the votes cast at a meeting at which a quorum is present sufficient to elect a director.

     The MGCL permits the bylaws of a corporation to provide for the term of office a director may serve, except that (1) the term of office of a director may not be longer than five years or, except in the case of an initial or substitute director, shorter than the period between annual meetings and (2) the term of office of at least one class of directors must expire each year.

     Under the MGCL, a corporation's charter may provide that stockholders can elect the directors by cumulative voting. The Amended LSR Charter will not grant cumulative voting rights with respect to the election of LSR Directors to LSR Voting Common Stockholders.

     See "Classification of the Board of Directors" below.

  (ii) HUNTINGDON SECURITYHOLDERS

     In general, resolutions to appoint directors must be put to shareholders on the basis of one resolution for each nominated director. A resolution including more than one director may be presented to be voted upon at a general meeting only if the shareholders have first unanimously approved so doing. Under Huntingdon's articles of association, the Huntingdon Board has the power to fill casual vacancies or to appoint additional directors but such appointment is held only until the next annual general meeting. In addition the shareholders may, by ordinary resolution, appoint any person to be a Huntingdon Director, either to fill a vacancy or as an additional Huntingdon Director (subject to the maximum number specified in Huntingdon's articles of association). For details of the convening of any such meetings, see the paragraph headed "Special Meetings of Shareholders" below.

CLASSIFICATION OF THE BOARD OF DIRECTORS

  (i) LSR VOTING COMMON STOCKHOLDERS

     While the MGCL permits staggered terms for directors, LSR does not have staggered terms for its directors, whose terms will expire annually.

  (ii) HUNTINGDON SECURITYHOLDERS

     There are no provisions under English law which govern the term of office of directors, although shareholder approval is required if a director's contract of employment is for a period of more than five years.

     The Combined Code, which contains principles of good governance and a code of best practice and is appended to the Listing Rules, recommends that the notice period under directors' service contracts should ideally be set at one year or less.

     Huntingdon's articles of association provide that at every annual general meeting one third of the Huntingdon Directors must retire. These retiring Huntingdon Directors may be re-appointed by ordinary resolution of the shareholders. In addition, the articles of association require that each Huntingdon Director must submit himself for re-election at least every three years.

REMOVAL OF DIRECTORS

  (i) LSR VOTING COMMON STOCKHOLDERS

     Under the MGCL, unless the corporation's charter provides otherwise, the stockholders of a corporation may remove any director with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors. The Amended LSR Charter does alter these requirements, however, and provides that LSR Directors may be removed only for cause and only by the affirmative vote of the holders of a majority of the votes entitled to be cast in the election of the LSR Directors.

  (ii) HUNTINGDON SECURITYHOLDERS

     Under the Companies Act, shareholders may remove a director with or without cause by ordinary resolution, irrespective of any provisions of the company's articles of association or service contract the director has with the company, provided, however, that 28 days' notice of the resolution is given to the company.

VACANCIES ON THE BOARD OF DIRECTORS

  (i) LSR VOTING COMMON STOCKHOLDERS

     The MGCL provides that stockholders of a corporation may elect a successor to fill a vacancy on the board of directors which results from the removal of a director. The Amended LSR Charter will provide that the LSR Voting Common Stockholders will not have the right to fill vacancies or newly created positions on the LSR Board. Pursuant to Section 3-802(b) of the MGCL, the Amended LSR Charter will provide that (1) any and all vacancies on the LSR Board may be filled only by the affirmative vote of a majority of the remaining LSR Directors in office, even if the remaining LSR Directors do not constitute a quorum and (2) any LSR Director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred.

  (ii) HUNTINGDON SECURITYHOLDERS

     Huntingdon's articles of association provide that the shareholders may by ordinary resolution appoint a person to be a Huntingdon Director:

          (1) to fill a vacancy; or

          (2) to become an additional Huntingdon Director, subject to any maximum provided in the company's articles of association.

     In addition, the articles of association provide that the Huntingdon Board has the power to appoint a Huntingdon Director to serve until the next general meeting of the company, whereupon the Huntingdon Director concerned is required to retire, but will be eligible for re-election. However, the total number of Huntingdon Directors shall not exceed any maximum number fixed in accordance with the company's articles of association.

     Huntingdon's articles of association provide that the minimum number of Huntingdon Directors shall be two and that there shall be no maximum number.

STANDARD OF CONDUCT FOR DIRECTORS

  (i) LSR VOTING COMMON STOCKHOLDERS

     The standard of conduct for directors is set forth in Section 2-405.1(a) of the MGCL, which requires that a director of a Maryland corporation perform his or her duties in good faith, with a reasonable belief that his or her actions are in the best interests of the corporation and with the care of an ordinarily prudent person in a like position under similar circumstances. Section 2-405.1(e) provides that an act of a director is presumed to satisfy these standards.

  (ii) HUNTINGDON SECURITYHOLDERS

     Under English law, a director has a fiduciary duty to act in a company's best interests. This duty includes obligations:

          (1) not to create an actual or potential conflict between his or her duty to the company and duties to any other person or his or her personal interests; and

          (2) to exercise his or her powers only in accordance with the memorandum and articles of association of the company.

     In addition, a director must exercise reasonable care and skill. The precise scope of this duty is unclear, but the test is both subjective (i.e., was the director's conduct that of a reasonably diligent person who has the knowledge and experience of the director) and objective (i.e., was the director's conduct that of a reasonably diligent person having the knowledge and experience that a director should have).

     The Companies Act contains restrictions on a company's power to make loans to and confer other benefits on directors and persons connected with them.

     The Companies Act further provides that a company may not enter into an arrangement with a director of the company (or a director of its holding company, or anyone connected with such director) for the purchase or sale of assets with a value of more than either L100,000, or 10 per cent. of the company's asset value (which means the value of the company's net assets shown in the latest accounts or, if there are no accounts, the amount of the company's called up share capital) of the company, without the prior approval of the shareholders by ordinary resolution.

     The articles of association of Huntingdon provide that where a Huntingdon Director is interested (either directly or indirectly) in any actual or proposed contract or arrangement with the company, the Huntingdon Director must declare such interest to the Huntingdon Board. Subject to certain exceptions, a Huntingdon Director with an interest in such a contract, arrangement or other proposal shall not be permitted to vote in any resolution concerning the proposal in which he is interested and shall not be counted in the quorum of the meeting of the Huntingdon Board in respect of such resolution.

     In the case of a company listed on the Official List, directors are also required to comply with certain additional restrictions on the ability to deal in securities in the company.

LIABILITY OF DIRECTORS AND OFFICERS

  (i) LSR VOTING COMMON STOCKHOLDERS

     The MGCL permits a Maryland corporation's charter to include a provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders for money damages, except for liability resulting from:

     - actual receipt of an improper benefit or profit in money, property or services to the extent of the amount of the benefit or profit actually received; or

     - a judgment or other final adjudication adverse to the person that is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

     The Amended LSR Charter will provide that, to the fullest extent permitted by the MCGL, LSR Directors and officers are not liable to LSR or its stockholders for money damages. However, these provisions do not limit any liability under US securities laws or other laws or the availability of equitable relief to LSR or its stockholders.

  (ii) HUNTINGDON SECURITYHOLDERS

     English law does not permit a company to exempt any director, officer of the company or any person employed by the company as an auditor, from any liability arising from negligence, default, breach of duty or breach of trust against the company.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  (i) LSR VOTING COMMON STOCKHOLDERS

     The MGCL requires a corporation, unless its charter provides otherwise, which the Amended LSR Charter does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defence of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

     - the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

     - the director or officer actually received an improper personal benefit in money, property or services; or

     - in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     The indemnification may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding, except that if the proceeding is one by or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. Indemnification may be ordered by a court of appropriate jurisdiction, both in connection with proceedings by the corporation and where the director or officer was adjudged to be liable on the basis of improper personal benefit, but only for expenses. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.

     In addition, the MGCL requires LSR, as a condition to advancing expenses prior to final disposition of the proceeding, to obtain a written affirmation by the LSR Director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by LSR and a written undertaking by him or on his behalf to repay the amount paid or reimbursed by LSR if it is ultimately determined that the standard of conduct was not met.

     The Amended LSR Charter will provide LSR with the power to the maximum extent permitted under the MGCL, to obligate itself to indemnify and advance expenses to any person who is made a party to any proceeding by reason of the fact that such person is or was an LSR Director or officer of LSR, or is or was serving at the request of LSR as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise. The LSR Bylaws will provide that LSR, to the maximum extent permitted under the MGCL, will indemnify, and pay the expenses of, any person who is made a party to any proceeding by reason of the fact that such person is or was an LSR Director or officer of LSR, or is or was serving at the request of LSR as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise.

  (ii) HUNTINGDON SECURITYHOLDERS

     English law does not permit a company to indemnify:

          (1) a director or officer of the company; or

          (2) any person employed by the company as an auditor

against any liability arising from negligence, default, breach of duty or breach of trust against the company, except that indemnification is allowed for liabilities incurred in defending any proceedings (whether civil or criminal) in which:

          (1) judgment is entered in favour of the director or officer, or the director or officer is acquitted; or

          (2) the director or officer is held liable, but the court finds that he/she acted honestly and reasonably and that relief should be granted.

     The Companies Act enables companies to purchase and maintain insurance for directors, officers and auditors against liabilities arising from negligence, default, breach of duty or breach of trust against the company.

     Huntingdon's articles of association authorise the company to purchase and maintain such insurance for any Huntingdon Directors, officers or employees of the company, its holding company and subsidiaries.

     See also "Liability of Directors and Officers" on page 174.

AMENDMENT OF GOVERNING INSTRUMENTS

  (i) LSR VOTING COMMON STOCKHOLDERS

     The MGCL permits the amendment of a corporation's charter if its board of directors adopts a resolution setting forth the amendment proposed, declaring it advisable and directing that the proposed amendment be submitted for consideration at either an annual or special meeting of the stockholders. Unless a lesser or greater proportion of votes is specified in a corporation's charter, the proposed amendment must be approved by two-thirds of all votes entitled to vote on the matter at any such meeting. The Amended LSR Charter will require the affirmative vote of not less than a majority of the capital stock of LSR that is entitled to vote thereon to amend the Amended LSR Charter. If the amendment to the LSR Charter would substantially adversely alter or change the rights or privileges of the LSR Non-Voting Common Stock, then such holders of the LSR Non-Voting Common Stock shall be entitled to vote as a class on any such proposed amendment.

     Under the MGCL, the power to change the bylaws is vested with the stockholders, except to the extent the charter or bylaws vest it in the board of directors. The Amended LSR Charter vests the power to change the LSR Bylaws exclusively in the LSR Board.

  (ii) HUNTINGDON SECURITYHOLDERS

     Under English law, shareholders have the power to amend:

          (1) the objects or purpose clause in a company's memorandum of association; and

          (2) any provisions of the company's articles of association;

by special resolution, subject to, in the case of amendments to the objects clause of the memorandum of association, the right of dissenting shareholders to apply to the court to cancel the amendments within 21 days of the passing of the resolution.

     Under English law, the board of directors is not authorised to change the memorandum or articles of association. Amendments affecting the rights of the holders of any class of shares may, depending on the rights attached to the class and the nature of the amendments, also require approval by extraordinary resolution of the classes affected in separate class meetings.

     Huntingdon's articles of association provide for the variation of class rights if sanctioned in writing either by holders of not less than 75 per cent. in nominal value of the issued shares of that class, or an extraordinary resolution of the class affected passed at a separate class meeting.

ACTION BY WRITTEN CONSENT

  (i) LSR VOTING COMMON STOCKHOLDERS

     Under the MGCL, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if (1) a unanimous written consent setting forth the action and signed by each stockholder entitled to vote on such matters and (2) a written waiver of any right to dissent signed by each stockholder entitled to notice of the meeting but not entitled to vote at it, are filed with the records of the stockholders meeting.

  (ii) HUNTINGDON SECURITYHOLDERS

     Huntingdon is not able, under English law, to proceed by way of a written resolution signed by all of the shareholders instead of by resolution in general meeting.

SHAREHOLDERS' PROPOSALS

  (i) LSR VOTING COMMON STOCKHOLDERS

     See "Advance Notice Provisions" in this Appendix 4 on page 178.

  (ii) HUNTINGDON SECURITYHOLDERS

     Under the Companies Act, shareholders may demand that a resolution be voted on at an annual general meeting if the demand is made:

          (1) by shareholders holding at least five per cent. of the total voting rights of all members having the right to vote at the meeting to which the requisition relates; or

          (2) by at least 100 shareholders holding shares on which there has been paid an average sum per shareholder of at least L100.

     The shareholders must deposit the demand at the company's registered office at least six weeks before the annual general meeting to which it relates.

     See also "Special Meetings of Shareholders" and "Advance Notice Provisions" in this Appendix 4 on pages 177-178.

GENERAL MEETINGS OF SHAREHOLDERS

  (i) LSR VOTING COMMON STOCKHOLDERS

     The MGCL provides that each corporation must hold an annual meeting of its stockholders to elect directors and transact any other business within its powers. The LSR Bylaws provide that an annual meeting of stockholders is to be held each year at such time and place as shall be designated by the LSR Board. The LSR Bylaws provide that the presence in person or by proxy of the holders of record of a majority of the issued and outstanding shares of LSR entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders of LSR.

  (ii) HUNTINGDON SECURITYHOLDERS

     Huntingdon's articles of association provide that annual general meetings shall be held at such time and place as the Huntingdon Board may determine, subject to the provisions of the Companies Act which require an annual general meeting to be held in each calendar year and not more than 15 months to elapse between the date of one annual general meeting of a company and that of the next.

SPECIAL MEETINGS OF SHAREHOLDERS

  (i) LSR VOTING COMMON STOCKHOLDERS

     Under the MGCL, a special meeting of stockholders may be called by the president, the board of directors or any other person specified in the corporation's charter or bylaws. The LSR Bylaws will provide that a special meeting of the stockholders may be called at any time by the president or the LSR Board.

     The MGCL also provides that the secretary of a corporation shall call a special meeting of stockholders upon the written request of stockholders entitled to cast at least 25 per cent. (or such percentage, so long as it is not greater than a majority, provided in the charter or bylaws of the corporation) of all the votes entitled to be cast at a special meeting. As permitted under the MGCL, the LSR Bylaws provide that the secretary of LSR is required to call a special meeting of the stockholders upon the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at a special meeting. Any such request must state the purpose of the meeting and matters proposed to be acted on, and the stockholders calling such a special meeting must reimburse LSR for the costs of preparing and mailing a notice of such a meeting to the stockholders.

     The LSR Bylaws shall provide that written notice of each meeting of the stockholders of LSR, stating the date, hour, place and purpose or purposes thereof, shall be delivered, personally or by mail, to each LSR stockholder entitled to vote at the meeting not less than ten days before the date of the meeting. If mailed, such notice shall be deposited in the US mail, postage prepaid, directed to the LSR stockholder at his or her address as it appears on the records of LSR.

  (ii) HUNTINGDON SECURITYHOLDERS

     Huntingdon's articles of association provide that, an extraordinary general meeting of shareholders (i.e. any general meeting other than the annual general meeting) may be called by the Huntingdon Board whenever it thinks fit and in accordance with the Companies Act. In addition, under English law, an extraordinary general meeting of shareholders may be called by the board of directors on the requisition of shareholders holding at least one-tenth of the paid-up capital of the company carrying voting rights at general meetings.

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     The notice requirements for an ordinary resolution, an extraordinary resolution and a special resolution are as follows:

          (1) ordinary resolution -- 14 days' notice;

          (2) extraordinary resolution -- 14 days' notice; and

          (3) special resolution -- 21 days' notice.

     Notwithstanding the foregoing notice requirements, 21 days' notice must be given for an annual general meeting and any resolutions to be proposed thereat.

     Huntingdon's articles of association require 21 days' notice for a resolution removing a Huntingdon Director and appointing another person in his/her place.

     Huntingdon's articles of association provide that general meetings may be called upon shorter notice if:

          (1) in the case of an annual general meeting, all the shareholders who are entitled to attend and vote agree to the shorter notice; or

          (2) in the case of an extraordinary general meeting, a majority of the shareholders holding at least 95 per cent. in nominal value of the shares carrying voting rights so agree.

     Huntingdon's articles of association state that any notice shall be exclusive of the day on which it is served, or deemed to be served, and of the day for which it is given.

     "Extraordinary resolutions" are relatively unusual and are confined to matters out of the ordinary course of business, such as a proposal to wind up the affairs of the company.

     "Special resolutions" generally involve proposals to:

          (1) change the name of the company;

          (2) alter its capital structure;

          (3) change or amend the rights of shareholders;

          (4) permit the company to issue new shares for cash without applying the shareholders' pre-emptive rights;

          (5) amend the company's objects, or purpose, clause in its memorandum of association;

          (6) amend the company's articles of association; or

          (7) carry out other matters for which the company's articles of association or the Companies Act prescribe that a "special resolution," is required.

     Other proposals relating to the ordinary course of the company's business, such as the election of directors and transactions such as mergers, acquisitions and dispositions, are the subject of an "ordinary resolution."

ADVANCE NOTICE PROVISIONS

  (I) LSR VOTING COMMON STOCKHOLDERS

     The LSR Bylaws provide that, with respect to an annual meeting of LSR stockholders, nominations of persons for election to the LSR Board and the proposal of business to be considered by stockholders may be made only:

     - pursuant to LSR's notice of the meeting;

     - by the LSR Board; or

     - by an LSR stockholder entitled to vote at the meeting, who was a stockholder of record both at the time of giving notice and at the time of the meeting and has complied with the advance notice

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       procedures set forth in the LSR Bylaws, which generally require delivery of a notice to the secretary of LSR not more than 120 days or less than 90 days before the first anniversary of the last annual meeting and must advise LSR whether the proponent will solicit proxies from a sufficient number of LSR stockholders to adopt the proposal or elect the nominee.

     With respect to special meetings of LSR stockholders, only the business specified in LSR's notice of meeting will be permitted to be brought before the meeting of LSR stockholders. In addition, the LSR Bylaws will provide that, with respect to a special meeting of LSR stockholders at which LSR Directors are to be elected, nominations of persons for election to the LSR Board may be made only:

     - pursuant to LSR's notice of the meeting;

     - by the LSR Board; or

     - provided that the LSR Board has determined that the LSR Directors shall be elected at such meeting, by a LSR stockholder entitled to vote at the meeting who was a stockholder of record both at the time of giving notice and at the time of the meeting and who has complied with the advance notice procedures set forth in the LSR Bylaws, which generally require delivery of a notice to the secretary of LSR not more than 120 days or less than 90 days before such special meeting and must advise LSR whether the proponent will solicit proxies from a sufficient number of LSR stockholders elect the nominee.

  (II) HUNTINGDON SECURITYHOLDERS

     Huntingdon's articles of association provide that a notice convening the annual general meeting must specify the meeting as such and any notice convening a meeting to pass a special or extraordinary resolution must state the company's intention to propose the resolution as a special or extraordinary resolution. Furthermore, where it is intended to conduct special business at any meeting, the general nature of that business must be specified in the notice. Only the business specified in the notice of a general meeting will be permitted to be brought before the meeting of Huntingdon Shareholders. The entitlement of Huntingdon Shareholders to require the company to circulate notice of a resolution proposed to be moved by them is set out in the paragraph entitled "Shareholders' Proposals" in this Appendix 4 on page 176.

SOURCES AND PAYMENT OF DIVIDENDS

  (I) LSR VOTING COMMON STOCKHOLDERS

     Under the MGCL, the board of directors has the power to make distributions in cash, property or securities of the corporation unless such distributions are restricted by the charter. The MGCL further provides that no distribution may be made if after giving effect to the distribution (1) the corporation would become unable to pay its debts as they become due in the usual course of business or
(2) the corporation's total assets would be less than the sum of its liabilities plus, unless the charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution. A distribution includes a dividend or a purchase or redemption of shares.

     Under the MGCL, a division of issued shares into a greater number of shares of the same class without any change in the aggregate amount of stated capital is a stock split. A division with a change in the aggregate amount of stated capital is a stock dividend. A dividend payable in one class of a corporation's stock may not be declared or paid to the holders of another class of stock unless approved by the board of directors pursuant to power specifically conferred upon it in the charter or by the affirmative vote of a majority of all votes entitled to be cast on the matter of each class entitled to vote on it at a meeting of the stockholders.

  (II) HUNTINGDON SECURITYHOLDERS

     Subject to the prior rights of holders of preferred shares, an English company may pay dividends on its ordinary shares only out of its distributable profits, defined as accumulated, realised profits less accumulated,

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realised losses, and not out of share capital, which includes share premiums, which are equal to the excess of the consideration for the issue of shares over the aggregate nominal amount of such shares. Amounts credited to the share premium account, however, may be used to pay up unissued shares which may then be distributed to shareholders (see "Power to Issue Additional Stock" and "Pre-emptive Rights" in this Appendix 4 on pages 168 and 170 respectively).

     In addition, under English law, Huntingdon will not be permitted to make a distribution if, at the time, the amount of its net assets is less than the aggregate of its issued and paid-up share capital and undistributable reserves.

POWER TO ISSUE ADDITIONAL STOCK

  (i) LSR VOTING COMMON STOCKHOLDERS

     The MGCL authorises a Maryland corporation to issue from time to time stock of any class authorised by its charter and securities convertible into stock of any class authorised by its charter. The Amended LSR Charter will permit the LSR Board to authorise the issuance from time to time of shares of its stock of any class, whether now or hereafter authorised, or securities convertible into or exchangeable for shares of its stock of any class, whether now or hereafter authorised, for such consideration as the LSR Board may deem advisable, subject to such limitations as may be set forth in the MGCL or the LSR Bylaws. Also, under the MGCL, a corporation's charter may provide that the board of directors may classify or reclassify any unissued stock by setting or changing the terms or conditions of redemption of the stock.

     The Amended LSR Charter will permit the LSR Board, without any action of the stockholders of LSR, to amend the Amended LSR Charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the LSR has authority to issue.

  (ii) HUNTINGDON SECURITYHOLDERS

     Under the Companies Act, a company may with the authority of its shareholders issue additional shares. This authority may be general or limited to a particular issue and may be conditional or unconditional. The authority must state the maximum amount of the relevant securities to be allotted and the date on which it expires which cannot be more than five (5) years from the date on which the authority was granted. See also "Pre-emptive Rights" in this Appendix 4 on page 182.

RIGHTS OF PURCHASE AND REDEMPTION

  (i) LSR VOTING COMMON STOCKHOLDERS

     Under the MGCL, a Maryland corporation may provide in its charter (A) that a specified class of stock (including common stock) may be redeemed at the option of the corporation or the holders of the stock and (B) the terms and conditions (including time and price) of any such redemption.

  (ii) HUNTINGDON SECURITYHOLDERS

     Under English law, a company may issue redeemable shares if authorised by its memorandum and articles of association, subject to any conditions stated therein and provided that the company has some non-redeemable shares.

     Huntingdon's articles of association authorise the issue of redeemable shares, subject to the Companies Act and with the sanction of a special resolution. The articles also authorise Huntingdon to purchase its own shares (including redeemable shares) provided that if there are any convertible shares in issue, the prior approval of the holders of each class of convertible share, by way of extraordinary resolution at a separate class meeting, is obtained.

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     A company may purchase its own shares, including any redeemable shares, if the purchase:

          (1) is authorised by its memorandum and articles of association; and

          (2) (a) in the case of a market purchase, authority to make the market purchase has been given by an ordinary resolution of its shareholders; or

              (b) in all other cases, has been approved by a special resolution.

     A company may redeem or repurchase shares only if the shares are fully paid up and, in the case of public companies, only out of:

          (1) distributable profits; or

          (2) the proceeds of a new issue of shares, made for the purpose of the repurchase or redemption.

     The UK Listing Authority requires that where a company has issued shares which are listed on the Official List and are convertible into a class of shares to be repurchased, the holders of the convertible shares must first pass an extraordinary resolution approving any repurchase at a separate class meeting.

     The UK Listing Authority requires that purchases within a 12-month period of 15 per cent. or more of a company's share capital must be made through either a tender or partial offer to all shareholders, at a stated maximum or fixed price.

     Purchases within a 12-month period below the 15 per cent. threshold may be made through:

          (1) the open market, provided that the price is not more than five per cent. above the average of the middle-market quotations taken from the Official List for the five trading days before the purchase date; or

          (2) an off-market transaction negotiated with one or more shareholders subject to prior approval of the transaction by special resolution.

     Shares which have been re-purchased by a company will automatically be treated as cancelled.

APPRAISAL RIGHTS

  (i) LSR VOTING COMMON STOCKHOLDERS

     Under the MGCL, stockholders of a corporation are generally entitled to dissenters' rights of appraisal in connection with:

     - a merger or consolidation;

     - a share exchange;

     - a transfer of assets requiring stockholder approval;

     - an amendment of the charter which alters the contract rights of any outstanding stock and substantially adversely affects stockholder rights if the right to do so is not reserved in the charter which the LSR Charter will do; or

     - certain business combinations.

     However, except with respect to transactions involving an interested stockholder, stockholders generally have no dissenter's right of appraisal with respect to their shares if:

     - the shares are listed on a national securities exchange or are designated as a national market system security on an interdealer quotation system by the NASD or is designated for trading on the NASDAQ Small Cap Market;

     - the shares are that of the successor in the merger, unless (1) the merger alters the contractual rights of the shares as expressly set forth in the charter and the charter does not reserve the right to do so or (2) the shares are to be changed or converted in whole or in part in the merger into something other

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

       than either shares in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares in the successor;

     - the shares are not entitled to be voted on the transaction or the stockholder did not own the shares on the record date for determining stockholders entitled to vote; or

     - the charter provides that the holders of the shares are not entitled to exercise the rights of an objecting stockholder.

     The Amended LSR Charter provides that LSR Voting Common Stockholders will not be entitled to appraisal rights.

  (ii) HUNTINGDON SECURITYHOLDERS

     Under English law, shareholders do not generally have appraisal rights, as the concept is understood under Maryland law, and Huntingdon's articles of association do not contain any appraisal rights.

     Certain limited rights exist where an offeror who, pursuant to a takeover offer for a company, has acquired or contracted to acquire at least 90 per cent. in value of the shares to which the offer relates. In such circumstances the offeror shall be entitled to acquire outstanding minority shareholdings pursuant to the compulsory acquisition provisions under the Companies Act. See also "Shareholders' Votes on Certain Transactions" in this Appendix 4 on page 183.

     Similarly, under a scheme of reconstruction under Section 110 of the UK Insolvency Act 1986, a shareholder can require the liquidator to abstain from carrying the resolution into effect, or to purchase his/her interest at a price agreed or determined by arbitration.

     Additionally, any shareholder who complains that the affairs of the company are being conducted in a manner unfairly prejudicial to the interests of its shareholders generally or some part of the shareholders (including himself/herself) may apply to the High Court in England for relief. If the High Court finds the complaint to be justified, it may exercise its discretion and order the purchase of the shares on such terms, including as to price, as the High Court may determine.

PRE-EMPTIVE RIGHTS

  (i) LSR VOTING COMMON STOCKHOLDERS

     Under the MGCL, a stockholder is not entitled to pre-emptive rights to subscribe for additional issues of stock or any security convertible into stock unless they are specifically granted in the Charter. Such rights will not be provided in the Amended LSR Charter.

  (ii) HUNTINGDON SECURITYHOLDERS

     Under English law, shares which, with respect to dividends and capital, do not carry a right to participate only up to a specified amount, and in a distribution rights to subscribe for, or convert securities into, such shares which are, or are to be, wholly or partly paid up in cash, must be offered first to the existing equity shareholders in proportion to the respective nominal value of their holdings, unless a special resolution to the contrary has been passed by shareholders in a general meeting, or the articles of association provide otherwise (which Huntingdon's articles of association do not).

     It is customary for many English companies listed on the Official List to pass a resolution on an annual basis to authorise the board of directors to disapply pre-emption rights in respect of a specified amount of share capital, generally 5 per cent. of issued share capital, without pre-emption rights.

STOCK CLASS RIGHTS

  (i) LSR VOTING COMMON STOCKHOLDERS

     The shares of authorised LSR Voting Common Stock shall be identical in all respects and have equal rights and privileges. Without action by the LSR Voting Common Stockholders, such shares may be issued by

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

LSR from time to time for such consideration as may be fixed by the LSR Board; provided, however, that such consideration shall not be less than par value. Any and all shares so issued, the full consideration for which has been paid or delivered, shall be deemed fully paid non-assessable stock.

  (ii) HUNTINGDON SECURITYHOLDERS

     Huntingdon's articles of association provide that, subject to the Companies Act and to any rights attached to any shares or class of shares, any share in Huntingdon may be issued with or have attached to it such preferred, deferred, qualified or other rights or be subject to such restrictions as the holders of Huntingdon Shares may by ordinary resolution determine or, if no such determination has been made, as the Huntingdon Directors may determine.

     See "Pre-emptive Rights" and "Amendment of Governing Instruments" in this Appendix 4 on pages 182 and 175, respectively.

SHAREHOLDERS' VOTES ON CERTAIN TRANSACTIONS

  (i) LSR VOTING COMMON STOCKHOLDERS

     Under the MGCL, unless the charter provides otherwise, mergers, consolidations, share exchanges and transfers of all or substantially all of the assets (with certain exceptions) must be approved in the following manner. First, the board of directors must adopt a resolution which declares that the proposed transaction is advisable on substantially the terms set forth or referred to in the resolution. Second, the board of directors must submit the proposed transaction to the shareholders for consideration at an annual or a special meeting of the shareholders. Third, the board of directors must give notice to the shareholders which states that a purpose of the meeting will be to act on the proposed consolidation, merger, share exchange, or transfer of assets. Finally, while the MGCL provides that the proposed transaction must be approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, the Amended LSR Charter will reduce the requirement to the affirmative vote of a majority of all the votes entitled to be cast thereon.

  (ii) HUNTINGDON SECURITYHOLDERS

     The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganisations or takeovers. These arrangements require the approval at a special meeting convened by order of the court, of:

          (1) a majority in number of shareholders or creditors representing 75 per cent. in value of the capital held by, or debt owed to, the class of shareholders or creditors, present and voting, either in person or by proxy (and all classes must so vote for the scheme to be implemented); and

          (2) the court.

     Once approved and sanctioned, all shareholders and creditors of the relevant class are bound by the terms of the scheme.

     A scheme of reconstruction under Section 110 of the UK Insolvency Act 1986 may be made when a company is being wound-up voluntarily. Under the terms of such a scheme and with the sanction of a special resolution of the shareholders, the whole or part of the company's business or property is transferred to a second company. Any dissenting shareholder can require the liquidator to abstain from carrying the resolution into effect or to purchase his/her interest at a price agreed or determined by arbitration.

     The Companies Act also provides:

          (1) that where a takeover offer is made for the shares of an English company; and

          (2) within four months of the date of the offer, the offeror has acquired or contracted to acquire at least nine-tenths in value of the shares of any class to which the offer relates;

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the offeror may, within two months of reaching the nine-tenths level, require shareholders who do not accept the offer to transfer their shares on the terms of the offer. A dissenting shareholder may object to the transfer or its proposed terms by applying to the court within six weeks of the date on which notice of the transfer was given. In the absence of fraud or oppression, the court is unlikely to order that the acquisition not take effect, but it may specify terms of the transfer that it finds appropriate. A minority shareholder is also entitled in these circumstances, in the alternative, to require the offeror to acquire his/her shares on the terms of the offer.

     The Companies Act provides that the prior approval of shareholders by ordinary resolution is required in connection with any arrangement between the company and a director of the company (or a director of its holding company, or anyone connected with such director) for the purchase or sale of assets with a value of more than either L100,000, or 10 per cent. of the company's asset value (as defined in "Standard of Conduct for Directors" in this Appendix 4 on page
173).

     Under the Listing Rules, shareholder approval:

          (1) is required for an acquisition or disposal by a listed company if, generally, the size of the company or business to be acquired or disposed of represents 25 per cent. or more of the size of the listed company; and

          (2) may also be required for an acquisition or disposal of assets between a listed company and related parties, including:

             (a) directors of the company or its subsidiaries;

             (b) holders of ten per cent. or more of the nominal value of any class of the company's, or any holding company's, or its subsidiary's shares having the right to vote; or

             (c) any of their associates.

     See also the paragraph entitled "Extraordinary Transactions with Interested Shareholders" in this Appendix 4 beginning on page 185.

RIGHTS OF INSPECTION

  (i) LSR VOTING COMMON STOCKHOLDERS

     Under the MGCL, persons who together have been stockholders of record of at least five per cent. of the outstanding stock of any class of a Maryland corporation for at least six months may inspect and copy the corporation's books of account and stock ledger, request a written statement of the corporation's affairs and, if the corporation does not maintain the original or a duplicate stock ledger at its principal office, request a list of the corporation's stockholders. In addition, any stockholder of a Maryland corporation may (a) inspect and copy the bylaws, minutes of the proceedings of stockholders and annual statements of affairs and (b) request the corporation to provide a sworn statement showing all stock, as well as other securities, issued and all consideration received by the corporation for such issuance, during the preceding twelve months.

  (ii) HUNTINGDON SECURITYHOLDERS

     Except when closed under the provisions of the Companies Act, the register and index of names of shareholders of an English company may be inspected during business hours:

          (1) without payment, by its shareholders; or

          (2) for a fee by any other person.

     In both cases, the documents may be copied for a fee.

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     The shareholders of an English public company may also inspect, without charge, during business hours:

          (1) minutes of meetings of the shareholders and may obtain copies of the minutes for a fee; and

          (2) service contracts of the company's directors, if the contracts have more than 12 months to run or require more than 12 months' notice to terminate; and

          (3) the register of directors and secretaries; and

          (4) the register of directors' interests in shares and debentures and may obtain copies for a fee; and

          (5) the register of interests in shares (in connection with disclosures by a shareholder to a public company that it has become interested, or has ceased to be interested, in 3 per cent. or more of any class of the company's voting share capital or that there has been a change of 1 per cent. in an already notified interest) and may obtain copies for a fee; and

          (6) the register of charges and copies of instruments creating charges.

     In addition, the published annual accounts of a public company are required to be available for shareholders at a general meeting and a shareholder is entitled to a copy of these accounts.

SHAREHOLDER SUITS

  (i) LSR VOTING COMMON STOCKHOLDERS

     Although stockholders do not have a statutory right to bring a derivative action on behalf of a corporation under Maryland law, there is a common law right in Maryland to bring a derivative suit, subject in most cases to first making demand on the board of directors to bring the suit.

  (ii) HUNTINGDON SECURITYHOLDERS

     While English law only permits a shareholder to initiate legal proceedings on behalf of the company in limited circumstances, the Companies Act permits a shareholder whose name is on the register of shareholders of the company to apply for a court order:

          (1) when the company's affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some of its shareholders, including the shareholder making the claim; or

          (2) when any act or omission of the company is or would be so prejudicial.

     A court has wide discretion in granting relief, and may authorise civil proceedings to be brought in the name of the company by a shareholder on terms that the court directs. Except in these limited circumstances, English law does not generally permit class action legal proceedings by shareholders on behalf of the company, or on behalf of other shareholders.

EXTRAORDINARY TRANSACTIONS WITH INTERESTED SHAREHOLDERS

  (i) LSR VOTING COMMON STOCKHOLDERS

     Under the MGCL, "business combinations" between a Maryland corporation and an "interested stockholder" or an affiliate of an interested stockholder are, subject to certain exceptions, prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. A "business combination" is defined to include, under the circumstances specified in the statute, mergers; consolidations; share exchanges; asset transfers; the issuance, transfer or reclassification of equity securities; the adoption of a plan of liquidation or dissolution; and the receipt by any interested stockholder, or the affiliate of any interested stockholder, of the benefit of any loan, guarantee, pledge or other financial assistance from the corporation. An "interested stockholder" is defined as either:

          (1) a beneficial owner of ten per cent. or more of the voting power of the outstanding voting stock after the date on which the corporation had 100 or more beneficial stockholders; or

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          (2) an affiliate of the corporation who, at any time within the two-year period immediately prior to the date in question and after the date on which the corporation had 100 or more beneficial stockholders, was the beneficial owner of ten per cent. or more of the voting power of the then outstanding voting stock of the corporation. However, a person is not an interested stockholder if, prior to the most recent time at which the person would otherwise have become an interest stockholder, the board of directors of the corporation approved the transaction which otherwise would have resulted in the person becoming an interested stockholder.

     After the five-year prohibition, any business combination between a Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

          (1) 80 per cent. of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single group; and

          (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

     These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum or "fair" price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

  (ii) HUNTINGDON SECURITYHOLDERS

     In the case of a company listed on the Official List, shareholder approval must be obtained for certain acquisitions or disposals of assets involving directors, substantial shareholders or their associates. In addition, takeovers of public companies, whether or not listed on the Official List, are regulated by the Code, which is:

          (1) comprised of non-statutory rules unenforceable at law; and

          (2) administered by the Panel, a body consisting of representatives of City of London financial and professional institutions, which oversees the conduct of takeovers.

     The Code provides that when:

          (1) any person acquires, whether by a series of transactions over a period of time or not, shares which, together with shares held or acquired by persons acting in concert with him/her, represent 30 per cent. or more of the voting rights of a public company; or

          (2) any person who, together with persons acting in concert with him/her, holds at least 30 per cent., but not more than 50 per cent., of the voting rights and that person, or any person acting in concert with him/her, acquires any additional shares which increase his/her percentage of the voting rights the person must generally make an offer for all of the equity shares of the company, whether voting or non-voting, and also for any class of voting non-equity shares of the company held by that person or any person acting in concert with him/her, for cash, or accompanied by a cash alternative, at not less than the highest price paid by that person or any person acting in concert with him/her for the relevant shares during the 12 months preceding the date of the offer.

ANTI-TAKEOVER MEASURES

  (i) LSR VOTING COMMON STOCKHOLDERS

     The business combination provisions of the MGCL, the provisions of the Amended LSR Charter and the LSR Bylaws regarding removal of LSR Directors, the advance notice provisions of the LSR Bylaws and the exclusive power of the LSR Board to amend the LSR Bylaws could defer, delay or prevent a transaction or a change in control of LSR that might involve a premium price for LSR Voting Common Stockholders or otherwise be in their best interest.

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  (ii) HUNTINGDON SECURITYHOLDERS

     Under English law, directors of a company have a fiduciary duty to take only those actions which are in the interests of the company. Generally, anti-takeover measures are not actions which fall within this category.

     Under the Code, after:

          (1) a bona fide offer has been communicated to the company's board of directors; or

          (2) a company's board of directors has reason to believe that a bona fide offer might be imminent;

that company is prohibited from taking any action which is likely to frustrate such offer without the approval of its shareholders in a general meeting.

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                                   APPENDIX 5

                    CERTAIN PROVISIONS OF THE COMPANIES ACT

     Set out below is an extract from the Companies Act:

                                   PART XIIIA

                                TAKEOVER OFFERS

428 TAKEOVER OFFERS

     (1) In this Part of this Act "takeover offer" means an offer to acquire all the shares, or all the shares of any class or classes, in a company (other than shares which at the date of the offer are already held by the offeror), being an offer on terms which are the same in relation to all the shares to which the offer relates or, where those shares include shares of different classes, in relation to all the shares of each class.

     (2) In subsection (1) "shares" means shares which have been allotted on the date of the offer but a takeover offer may include among the shares to which it relates all or any shares that the subsequently allotted before a date specified in or determined in accordance with the terms of the offer.

     (3) The terms offered in relation to any shares shall for the purposes of this section be treated as being the same in relation to all the shares or, as the case may be, all the shares of a class to which the offer relates notwithstanding any variation permitted by subsection (4).

     (4) A variation is permitted by this subsection where --

          (a) the law of a country or territory outside the United Kingdom precludes an offer of consideration in the form of any of the forms specified in the terms in question or precludes it except after compliance by the offeror with conditions with which he is unable to comply or which he regards as unduly onerous; and

          (b) the variation is such that the persons to whom an offer of consideration in that form is precluded are able to receive consideration otherwise than in that form but of substantially equivalent value.

     (5) The reference in subsection (1) to shares already held by the offeror includes a reference to shares which he has contracted to acquire but that shall not be construed as including shares which are the subject of a contract binding the holder to accept the offer when it is made, being a contract entered into by the holder either for no consideration and under seal or for no consideration other than a promise by the offeror to make the offer.

     (6) In the application of subsection (5) to Scotland the words "and under seal" shall be omitted.

     (7) Where the terms of an offer make provision for their revision and for acceptances on the previous terms to be treated as acceptances on the revised terms, the revision shall not be regarded for the purposes of this Part of this Act as the making of a fresh offer and references in this Part of this Act to the date of the offer shall accordingly be construed as references to the date on which the original offer was made.

     (8) In this Part of this Act "the offeror" means, subject to section 430D, the person making a takeover offer and "the company" means the company whose shares are the subject of the offer.

429 RIGHT OF OFFEROR TO BUY OUT MINORITY SHAREHOLDERS

     (1) If, in a case in which a takeover offer does not relate to shares of different classes, the offeror has by virtue of acceptances of the offer acquired or contracted to acquire not less than nine-tenths in value of the shares to which the offer relates he may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or contracted to acquire that he desires to acquire those shares.

     (2) If, in a case in which a takeover offer relates to shares of different classes, the offeror has by virtue of acceptances of the offer acquired or contracted to acquire not less than nine-tenths in value of the shares of any class to which the offer relates, he may give notice to the holder of any shares of that class which the offeror has not acquired may give notice to the holder of any shares of that class which the offeror has not acquired or contracted to acquire that he desires to acquire those shares.

     (3) No notice shall be given under subsection (1) or (2) unless the offeror has acquired or contracted to acquire the shares necessary to satisfy the minimum specified in that subsection before the end of the period of four months beginning with the date of the offer; and no such notice shall be given after the end of the period of two months beginning with the date on which he has acquired or contracted to acquire shares which satisfy that minimum.

     (4) Any notice under this section shall be given in the prescribed manner; and when the offeror gives the first notice in relation to an offer he shall send a copy of it to the company together with a statutory declaration by him in the prescribed form stating that the conditions for the giving of the notice are satisfied.

     (5) Where the offeror is a company (whether or not a company within the meaning of this Act) the statutory declaration shall be signed by a director.

     (6) Any person who fails to send a copy of a notice or a statutory declaration as required by subsection (4) or makes such a declaration for the purposes of that subsection knowing it to be false or without having reasonable grounds for believing it to be true shall be liable to imprisonment or a fine, or both, and for continued failure to send the copy or declaration, to a daily default fine.

     (7) If any person is charged with an offence for failing to send a copy of a notice as required by subsection (4) it is a defence for him to prove that he took reasonable steps for securing compliance with that subsection.

     (8) When during the period within which a takeover offer can be accepted the offeror acquires or contracts to acquire any of the shares to which the offer relates but otherwise than by virtue of acceptance of the offer, then, if --

          (a) the value of the consideration for which they are acquired or contracted to be acquired ("the acquisition consideration") does not at that time exceed the value of the consideration specified in the terms of the offer; or

          (b) those terms are subsequently revised so that when the revision is announced the value of the acquisition consideration, at the time mentioned in paragraph (a) above, no longer exceeds the value of the consideration specified in those terms, the offeror shall be treated for the purposes of this section as having acquired or contracted to acquire those shares by virtue of acceptances of the offer; but in any other case those shares shall be treated as excluded from those to which the offer relates.

430 EFFECT OF NOTICE UNDER SECTION 429

     (1) The following provisions shall, subject to section 430C, have effect where a notice is given in respect of any shares under section 429.

     (2) The offeror shall be entitled and bound to acquire those shares on the terms of the offer.

     (3) Where the terms of an offer are such as to give the holder of any shares a choice of consideration the notice shall give particulars of the choice and state --

          (a) that the holder of the shares may within six weeks from the date of the notice indicate his choice by a written communication sent to the offeror at an address specified in the notice; and

          (b) which consideration specified in the offer is to be taken as applying in default of his indicating a choice as aforesaid;

     and the terms of the offer mentioned in subsection (2) shall be determined accordingly.

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

     (4) Subsection (3) applies whether or not any time-limit or other conditions applicable to the choice under the terms of the offer can still be complied with; and if the consideration chosen by the holder of the shares --

          (a) is not cash and the offeror is no longer able to provide it; or

          (b) was to have been provided by a third party who is no longer bound or able to provide it,

     the consideration shall be taken to consist of an amount of cash payable by the offeror which at the date of the notice is equivalent to the chosen consideration.

     (5) At the end of six weeks from the date of the notice the offeror shall forthwith --

          (a) send a copy of the notice to the company; and

          (b) pay or transfer to the company the consideration for the shares to which the notice relates.

     (6) If the shares to which the notice relates are registered the copy of the notice sent to the company under subsection (5)(a) shall be accompanied by an instrument of transfer executed on behalf of the shareholder by a person appointed by the offeror; and on receipt of that instrument the company shall register the offeror as the holder of those shares.

     (7) If the shares to which the notice relates are transferable by the delivery of warrants or other instruments the copy of the notice sent to the company under subsection (5)(a) shall be accompanied by a statement to that effect; and the company shall on receipt of the statement issue the offeror with warrants or other instruments in respect of the shares and those already in issue in respect of the shares shall become void.

     (8) Where the consideration referred to in paragraph (b) of subsection (5) consists of shares or securities to be allotted by the offeror the reference in that paragraph to the transfer of the consideration shall be construed as a reference to the allotment of the shares or securities to the company.

     (9) Any sum received by a company under paragraph (b) of subsection (5) and any other consideration received under that paragraph shall be held by the company on trust for the person entitled to the shares in respect of which the sum or other consideration was received.

     (10) Any sum received by a company under paragraph (b) of subsection (5), and any dividend or other sum accruing from any other consideration received by a company under that paragraph, shall be paid into a separate bank account, being an account the balance on which bears interest at an appropriate rate and can be withdrawn by such notice (if any) as is appropriate.

     (11) Where after reasonable enquiry made at such intervals as are reasonable the person entitled to any consideration held on trust by virtue of subsection (9) cannot be found and twelve years have elapsed since the consideration was received or the company is wound up the consideration (together with any interest, dividend or other benefit that has accrued from it) shall be paid into court.

     (12) In relation to a company registered in Scotland, subsections (13) and
(14) shall apply in place of subsection (11).

     (13) Where after reasonable enquiry made at such intervals as are reasonable the person entitled to any consideration held on trust by virtue of subsection (9) cannot be found and twelve years have elapsed since the consideration was received or the company is wound up --

          (a) the trust shall terminate;

          (b) the company or, as the case may be, the liquidator shall sell any consideration other than cash and any benefit other than cash that has accrued from the consideration; and

          (c) a sum representing --

             (i) the consideration so far as it is cash;

             (ii) the proceeds of any sale under paragraph (b) above; and

             (iii) any interest, dividend or other benefit that has accrued from the consideration,

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

     shall be deposited in the name of the Accountant of Court in a bank account such as is referred to in subsection (10) and the receipt for the deposit shall be transmitted to the Accountant of Court.

     (14) Section 58 of the Bankruptcy (Scotland) Act 1985 (so far as consistent with this Act) shall apply with any necessary modifications to sums deposited under subsection (13) as that section applies to sums deposited under section 57(1)(a) of that Act.

     (15) The expenses of any such enquiry as is mentioned in subsection (11) or
(13) may be defrayed out of the money or other property held on trust for the person or persons to whom the enquiry relates.

430A RIGHT OF MINORITY SHAREHOLDER TO BE BOUGHT OUT BY OFFEROR

     (1) If a takeover offer relates to all the shares in a company and at any time before the end of the period within which the offer can be accepted --

          (a) the offeror has by virtue of acceptances of the offer acquired or contracted to acquire some (but not all) of the shares to which the offer relates; and

          (b) those shares, with or without any other shares in the company which he has acquired or contracted to acquire, amount to not less than nine-tenths in value of all the shares in the company, the holder of any shares to which the offer relates who has not accepted the offer may be a written communication addressed to the offeror require him to acquire those shares.

     (2) If a takeover offer relates to shares of any class or classes and at any time before the end of the period within which the offer can be accepted --

          (a) the offeror has by virtue of acceptances of the offer acquired or contracted to acquire some (but not all) of the shares of any class to which the offer relates; and

          (b) those shares, with or without any other shares of that class which he has acquired or contracted to acquire, amount to not less than nine-tenths in value of all the shares of that class,

the holder of any shares of that class who has not accepted the offer may by a written communication addressed to the offeror require him to acquire those shares.

     (3) Within one month of the time specified in subsection (1) or, as the case may be, subsection (2) the offeror shall give any shareholder who has not accepted the offer notice in the prescribed manner of the rights that are exercisable by him under that subsection; and if the notice is given before the end of the period mentioned in that subsection it shall state that the offer is still open for acceptance.

     (4) A notice under subsection (3) may specify a period for the exercise of the rights conferred by this section and in that event the rights shall not be exercisable after the end of that period; but no such period shall end less than three months after the end of the period within which the offer can be accepted.

     (5) Subsection (3) does not apply if the offeror has given the shareholder a notice in respect of the share in question under section 429.

     (6) If the offeror fails to comply with subsection (3) he and, if the offeror is a company, every officer of the company who is in default or to whose neglect the failure is attributable, shall be liable to a fine and for continued contravention, to a daily default fine.

     (7) If an offeror other than a company is charged with an offence for failing to comply with subsection (3) it is a defence for him to prove that he took all reasonable steps for securing compliance with that subsection.

430B EFFECT OF REQUIREMENT UNDER SECTION 430A

     (1) The following provisions shall, subject to section 430C, have effect where a shareholder exercises his rights in respect of any shares under section 430A.

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

     (2) The offeror shall be entitled and bound to acquire those shares on the terms of the offer or on such other terms as may be agreed.

     (3) Where the terms of an offer are such as to give the holder of shares a choice of consideration the holder of the shares may indicate his choice when requiring the offeror to acquire them and the notice given to the holder under section 430A(3) --

          (a) shall give particulars of the choice and of the rights conferred by this subsection; and

          (b) may state which consideration specified in the offer is to be taken as applying in default of his indicating a choice;

and the terms of the offer mentioned in subsection (2) shall be determined accordingly.

     (4) Subsection (3) applies whether or not any time-limit or other conditions applicable to the choice under the terms of the offer can still be complied with; and if the consideration chosen by the holder of the shares --

          (a) is not cash and the offeror is no longer able to provide it; or

          (b) was to have been provided by a third party who is no longer bound or able to provide it;

the consideration shall be taken to consist of an amount of cash payable by the offeror which at the date when the holder of the shares requires the offeror to acquire them is equivalent to the chosen consideration.

430C APPLICATIONS TO THE COURT

     (1) Where a notice is given under section 429 to the holder of any shares the court may, on an application made by him within six weeks from the date on which the notice was given --

          (a) order that the offeror shall not be entitled and bound to acquire the shares; or

          (b) specify terms of acquisition different from those of the offer.

     (2) If an application to the court under subsection (1) is pending at the end of the period mentioned in subsection (5) of section 430 that subsection shall not have effect until the application has been disposed of.

     (3) Where the holder of any shares exercises his rights under section 430A the court may, on an application made by him or the offeror, order that the terms on which the offeror is entitled and bound to acquire the shares shall be such as the court thinks fit.

     (4) No order for costs expenses shall be made against a shareholder making an application under subsection (1) or (3) unless the court considers --

          (a) that the application was unnecessary, improper or vexatious; or

          (b) that there has been unreasonable delay in making the application or unreasonable conduct on his part in conducting the proceedings on the application.

     (5) Where a takeover offer has not been accepted to the extent necessary for entitling the offeror to give notices under subsection (1) or (2) of section 429 the court may, on the application of the offeror, make an order authorising him to give notices under that subsection if satisfied --

          (a) that the offeror has after reasonable enquiry been unable to trace one or more of the persons holding shares to which the offer relates;

          (b) that the shares which the offeror has acquired or contracted to acquire by virtue of acceptances of the offer, together with the shares held by the person or persons mentioned in paragraph (a), amount to not less than the minimum specified in that subsection; and

          (c) that the consideration offered is fair and reasonable;

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

but the court shall not make an order under this subsection unless it considers that it is just and equitable to do so having regard, in particular, to the number of shareholders who have been traced but who have not accepted the offer.

430D JOINT OFFERS

     (1) A takeover offer may be made by two or more persons jointly and in that event this Part of this Act has effect with the following modifications.

     (2) The conditions for the exercise of the rights conferred by sections 429 and 430A shall be satisfied by the joint offerors acquiring or contracting to acquire the necessary shares jointly (as respects acquisitions by virtue of acceptances of the offer) and either jointly or separately (in other cases); and, subject to the following provisions, the rights and obligations of the offeror under those sections and sections 430 and 430B shall be respectively joint rights and joint and several obligations of the joint offerors.

     (3) It shall be a sufficient compliance with any provision of those sections requiring or authorising a notice or other document to be given or sent by or to the joint offerors that it is given or sent by or to any of them; but the statutory declaration required by section 429(4) shall be made by all of them and, in the case of a joint venture offeror being a company, signed by a director of that company.

     (4) In sections 428, 430(8) and 430E references to the offeror shall be construed as references to the joint offerors or any of them.

     (5) In section 430(6) and (7) references to the offeror shall be construed as references to the joint offerors or such of them as they may determine.

     (6) In sections 430(4)(a) and 430B(4)(a) references to the offeror being no longer able to provide the relevant consideration shall be construed as references to none of the joint offerors being able to do so.

     (7) In section 430C references to the offeror shall be construed as references to the joint offerors except that any application under subsection
(3) or (5) may be made by any of them and the reference in subsection (5)(a) to the offeror having been unable to trace one or more of the persons holding shares shall be construed as a reference to none of the offerors having been able to do so.

430E ASSOCIATES

     (1) The requirement in section 428(1) that a takeover offer must extend to all the shares, or all the shares of any class or classes, in a company shall be regarded as satisfied notwithstanding that the offer does not extend to shares which associates of the offeror hold or have contracted to acquire; but, subject to subsection (2), shares which any such associate holds or has contracted to acquire, whether at the time when the offer is made or subsequently, shall be disregarded for the purposes of any reference in this Part of this Act to the shares to which a takeover offer relates.

     (2) Where during the period within which a takeover offer can be accepted any associate of the offeror acquires or contracts to acquire any of the shares to which the offer relates, then, if the condition specified in subsection
(8)(a) or (b) of section 429 is satisfied as respects those shares they shall be treated for the purposes of that section as shares to which the offer relates.

     (3) In section 430A(1)(b) and (2)(b) the reference to shares which the offeror has acquired or contracted to acquire shall include a reference to shares which any associate of his has acquired or contracted to acquire.

     (4) In this section "associate", in relation to an offeror means --

          (a) a nominee of the offeror;

          (b) a holding company, subsidiary or fellow subsidiary of the offeror or a nominee of such a holding company, subsidiary or fellow subsidiary;

          (c) a body corporate in which the offeror is substantially interested; or

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

          (d) any person who is, or is a nominee of, a party to an agreement with the offeror for the acquisition of, or of an interest in, the shares which are the subject of the takeover offer, being an agreement which includes provisions imposing obligations or restrictions such as are mentioned in section 204(2)(a).

     (5) For the purposes of subsection (4)(b) a company is a fellow subsidiary of another body corporate if both are subsidiaries of the same body corporate but neither is a subsidiary of the other.

     (6) For the purposes of subsection (4)(c) and offeror has a substantial interest in a body corporate if --

          (a) that body or its directors are accustomed to act in accordance with his directions or instructions; or

          (b) he is entitled to exercise or control the exercise of one-third or more of the voting power at general meetings of that body.

     (7) Subsections (5) and (6) of section 204 shall apply to subsection (4)(d) above as they apply to that section and subsections (3) and (4) of section 203 shall apply for the purposes of subsection (6) above as they apply for the purposes of subsection (2)(b) of that section.

     (8) Where the offeror is an individual his associates shall also include his spouse and any minor child or step-child of his.

430F CONVERTIBLE SECURITIES

     (1) For the purposes of this Part of this Act securities of a company shall be treated as shares in the company if they are convertible into or entitle the holder to subscribe for such shares; and references to the holder of shares or a shareholder shall be construed accordingly.

     (2) Subsection (1) shall not be construed as requiring any securities to be treated --

          (a) as shares of the same class as those into which they are convertible or for which the holder is entitled to subscribe; or

          (b) as shares of the same class as other securities by reason only that the shares into which they are convertible or for which the holder is entitled to subscribe are of the same class.

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

                                   APPENDIX 6

                             ADDITIONAL INFORMATION

1.  RESPONSIBILITY

     (a) The issue of this document has been approved by the LSR Director. The LSR Director, whose name is given in paragraph 2.1 below, accepts responsibility for the information contained in this document. To the best of his knowledge and belief after taking reasonable care to ensure that such is the case, the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

     (b) The Huntingdon Directors, whose names are set out in paragraph 2.1 below, accept responsibility for the information relating to the Group, the Huntingdon Directors, their immediate families and persons connected with the Huntingdon Directors contained in this document. To the best of the knowledge and belief of the Huntingdon Directors who have taken all reasonable care to ensure that such is the case, the information relating to the Group, themselves, their immediate families and persons connected with the Huntingdon Directors contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.  DIRECTORS

     2.1 LSR has indicated that it wishes Huntingdon's current management team to continue to run the Group's business (as enlarged by the acquisition), and for all the existing Huntingdon Directors to be appointed to the LSR Board upon the Offer becoming, or being declared, unconditional in all respects. The current Huntingdon Directors have indicated their willingness to serve on the LSR Board and have consented to being named in this document as persons about to become LSR Directors. In addition, Walter Stapfer will resign from the LSR Board upon the Offer becoming, or being declared, unconditional in all respects. The table below sets forth certain information with respect to the current Huntingdon Directors and executive officers who are nominated to become LSR Directors, and certain information with respect to the current LSR Director:

     Executive officers of Huntingdon and Huntingdon Directors named as persons to become LSR Directors upon the Offer becoming, or being declared, unconditional in all respects:

                                                                                APPOINTED TO
NAME                                  AGE     OFFICE(S) HELD AT HUNTINGDON       LSR BOARD
----                                  ---     ----------------------------      ------------
Andrew Baker........................  53    Director and Chairman of the             *
                                            Board
Brian Cass..........................  53    Director and Managing                    *
                                            Director/Chief Operating Officer
Gabor Balthazar.....................  59    Non-executive Director                   *
Frank Bonner........................  48    Director and Science and                 *
                                            Technology Director
John Caldwell.......................  54    Non-executive Director                   *
Kirby Cramer........................  63    Executive Director                       *
Julian Griffiths....................  49    Director, Finance Director and           *
                                            Secretary

---------------

* Appointment to LSR Board effective upon the Offer becoming, or being declared, unconditional in all respects.

     Huntingdon's Registered Office is at Woolley Road, Alconbury, Huntingdon, Cambridgeshire PE28 4HS.

     Sole LSR Director and Executive Officer

                                                                             APPOINTED TO
NAME                               AGE         OFFICE(S) HELD AT LSR           LSR BOARD
----                               ---         ---------------------         -------------
Walter Stapfer...................  60    Director and President, Secretary   19 July 2001*
                                         and Treasurer

---------------

* Resignation from LSR Board and as an officer of LSR effective upon the Offer becoming, or being declared, unconditional in all respects.

     LSR's principal executive office is situated at PMB #251, 211 East Lombard Street, Baltimore, Maryland 21202-6102.

  2.2 Director Identification

     Walter Stapfer founded and is a director of Finova Associes, SA (known as Finova Geneve SA from 1985 to 1997), an investment and management firm based in Geneva, Switzerland. Prior thereto, Walter Stapfer served in various managerial and executive capacities with Union Bank of Switzerland, L'Oreal, Fides Trust Company and Fidaudit SA, all based in Geneva. Walter Stapfer is a member of the International Tax Planning Association and the Union Suisse Fiduciairies.

     Andrew Baker was appointed to the Huntingdon Board as Executive Chairman in September 1998. He is a chartered accountant and has operating experience in companies involved in the delivery of healthcare ancillary services. He spent 18 years until 1992 with Corning Incorporated ("Corning") and held the posts of President and CEO of MetPath Inc., Corning's clinical laboratory subsidiary, from 1985 to 1989. He became President of Corning Laboratory Services Inc. in 1989, which at the time controlled MetPath Inc. (now trading as part of Quest Diagnostics Inc.), and Hazleton Corporation, G.H.Besselaar Associates and SciCor Inc., all three now trading as part of Covance Inc. Since leaving Corning in 1992, Andrew Baker has focused on investing in and developing companies in the healthcare sector including Unilab Corporation, a clinical laboratory services provider in California, and Medical Diagnostics Management, which is a US based provider of radiology and clinical laboratory services to healthcare providers. In 1997, he formed FHP, an investment partnership which acts as general partner for healthcare start-up and development companies. FHP's largest investment was the purchase in 1998 of Unilabs Group (UK) Limited, which is a UK clinical laboratory company, based in London.

     Brian Cass, FCMA, was appointed to the Huntingdon Board as Managing Director/Chief Operating Officer in April 1999. Prior to joining Huntingdon he was a Vice President of Covance Inc. and Managing Director of Covance Laboratories Ltd (previously Hazleton Europe Ltd) for nearly 12 years, having joined the company in 1979 as Controller. Brian Cass worked at Huntingdon Research Centre between 1972 and 1974 and has previous experience with other companies in the electronics and heavy plant industries. He has also held directorships with North Yorkshire Training & Enterprise Council Ltd and Business Link North Yorkshire Ltd.

     Gabor Balthazar was appointed to the Huntingdon Board as the Senior Independent Non-Executive Director in March 2000. He has been active in international marketing and management consulting for almost 30 years. He was a founding board member of Unilab Corporation, serving as President from 1989 to 1992, and continued to sit on Unilab's board until November 1999. From 1985 to 1997 Gabor Balthazar served as a consultant to Frankfurt Consult, the merger/acquisition subsidiary of BHF-Bank, Frankfurt, Germany and to Unilab Holdings SA, a Swiss clinical laboratory testing holding company, from 1987 to 1992. Mr Balthazar also serves as a director of Decora Industries, Inc. He is a graduate of the Columbia Law School in New York City.

     Frank Bonner, BSc., PhD., was appointed to the Huntingdon Board as Director of Science & Technology in September 1998. He studied Biochemistry and Toxicology at the University of Surrey, Guildford (1973-1979). After post-doctoral research at the Institute of Industrial and Environmental Health, he joined Sterling

Winthrop to establish a drug safety department. Following the acquisition of Sterling by Sanofi, he was appointed Scientific and Administrative Director of the UK Research Centre in Northumberland, a position he held until joining Huntingdon in 1997. He is past Chairman of the British Toxicology Society and serves on the Research and Development Committee of the Association of the British Pharmaceutical Industry.

     John Caldwell, B.Pharm., PhD, D.Sc., C.Biol., F.I.Biol., was appointed to the Huntingdon Board as an Independent Non-Executive Director in December 1997. He is Professor of Biochemical Toxicology at, and Head of the Division of Biomedical Sciences of, the Imperial College School of Medicine. His distinguished career includes membership of the UK Committee on Safety of Medicines, Ministry of Agriculture Fisheries and Food Steering Group for Food Surveillance, permanent membership of the International Scientific Committee of the International Symposia on Chiral Discrimination, Honorary Membership of the Royal College of Physicians, Representative on the Court of the University of Surrey for the British Pharmacological Society and he is a Past President of the International Society for the Study of Xenobiotics. He is also a member of the Institute of Directors. Professor Caldwell has extensive involvement as a consultant with pharmaceutical companies in Europe, North America and Japan.

     Kirby L Cramer was appointed to the Huntingdon Board as an Executive Director in September 1999. He served as Chief Executive Officer of Hazleton Laboratories Corporation from 1968 and led it to become the world's largest provider of pre-clinical testing services when it was sold to Corning Inc. in 1987. Following the acquisition he served as Chairman of the Board of Directors of Hazleton from 1987 through 1991. The Hazleton laboratories now form the pre-clinical segment of Covance Inc. Mr Cramer also currently serves as a director of D J Orthopedics, Immunex Corp., SonoSite Inc., Array BioPharma, Commerce Bancorporation, Landec Corporation, Northwestern Trust Company and Corus Pharma. Previously Mr Cramer was a director of ATL Ultrasound Inc., Unilab Corporation, Pharmaceutical Product Development Inc., and Kirschner Medical.

     Julian Griffiths, M.A., F.C.A., was appointed to the Huntingdon Board as Finance Director in April 1999 and Secretary in February 2000. Prior to joining Huntingdon he was most recently Vice President of Analytical Services in the European pre-clinical division of Covance Inc., having spent the previous nine years as Vice President of Finance in the same organisation. Prior to that he held various positions with KPMG.

     No member of the LSR Board or the Huntingdon Board, or any executive officer of either LSR or Huntingdon, has a family relationship with any other member of the Huntingdon Board or LSR Board or any executive officer of LSR or Huntingdon.

  2.3 Director Compensation

     In the 12 months ended 31 December 2000 the aggregate compensation of the Huntingdon Directors as a group, paid or accrued, was approximately L940,930.

     The services of Mr Baker are provided through a management services agreement with FHP, the vehicle through which Mr Baker provides his services, as described in paragraph 6.1 of this Appendix 6 on page 206 of this document. The agreement provides for a minimum period of notice of termination by Huntingdon of 12 months.

     Mr Cass has a service contract, as described in paragraph 6.2 of this Appendix 6 on page 207 of this document, providing for a minimum period of notice of termination by Huntingdon Life Sciences Limited (a wholly owned subsidiary of Huntingdon) of two years. The contract provides for liquidated damages amounting to two years' gross basic salary and an amount equal to twice his average annual bonus, if any, received during the two financial years immediately preceding a change of control of Huntingdon (as defined in the service contract) in the event of termination of the service contract in certain circumstances. The Huntingdon Board has determined that both the period of notice required for termination of Mr Cass' contract and the change of control provisions are warranted by Mr Cass' value to Huntingdon. Mr Cass' service agreement has been amended such that he agrees to waive any such entitlement to a payment of liquidated damages in the event of a change of control of the Company as a result of the Offer.

     Dr Bonner and Mr Griffiths each have service contracts providing for a minimum period of notice of termination by Huntingdon Life Sciences Limited of twelve months. These contracts are described in more detail in paragraphs 6.4 and 6.7 respectively of this Appendix 6 on pages 208 and 209 of this document. Mr Cramer has a service contract providing for a minimum period of notice of termination by Huntingdon of twelve months. His contract is described in more detail in paragraph 6.6 of this Appendix 6 on page 208 of this document.

     Mr Balthazar and Professor Caldwell each have service contracts providing for a minimum period of notice of termination by Huntingdon of three months. These contracts are described in more detail in paragraphs 6.3 and 6.5, respectively, of this Appendix 6 on pages 207 and 208 of this document.

     Mr Cass and Dr Bonner are due to retire as Huntingdon Directors at the next Annual General Meeting of Huntingdon, but would, in the event Huntingdon were to conduct its Annual General Meeting, offer themselves for re-election. These contracts are described in more detail in paragraphs 6.2 and 6.4, respectively, of this Appendix 6 on pages 207 and 208 of this document.

     Huntingdon operates a discretionary bonus plan for the Huntingdon Directors and key managers of Huntingdon based upon improvements to operating income and achievement of pre-defined targets. Bonus awards to directors and officers are administered by the Remuneration Committee. The Remuneration Committee believes that the discretionary bonus payments to Huntingdon Directors and key managers in 1998 and 1999 reflect their respective contributions to the development of Huntingdon. No bonus awards were made in 2000.

     The following table shows the remuneration of the Huntingdon Directors for the 12 months ended 31 December 2000, 31 December 1999, and 31 December 1998:

                               1998        1999      SALARY/      PENSION       OTHER      OTHER       2000
NAME OF DIRECTOR             12 MONTHS   12 MONTHS     FEE     CONTRIBUTIONS   PAYMENTS   BENEFITS   12 MONTHS
----------------             ---------   ---------   -------   -------------   --------   --------   ---------
                                (L)         (L)        (L)          (L)          (L)        (L)         (L)
CURRENT DIRECTORS:
Mr A H Baker...............   129,231     249,500    200,000      66,000         --            --     266,000
Mr G Balthazar(i)..........        --          --     13,500          --         --            --      13,500
Dr F W Bonner..............    42,466     168,368    147,000       7,204         --         6,245     160,449
Prof J Caldwell............    29,000      22,000     20,000          --         --            --      20,000
Mr B Cass..................    73,467     290,967    200,000      66,000         --        40,900     306,900
Mr J T Griffiths...........        --     125,970     84,000      16,800         --        13,807     114,607
Mr K L Cramer (US$)........        --      60,000     60,000          --         --            --      60,000
FORMER DIRECTORS:
Mr R Devlin................     6,500          --         --          --         --            --          --
Mr J Dowling...............        --       6,360     20,000          --         --            --      20,000
Mr C F Cliffe..............   479,900          --         --          --         --            --          --
Dr C M Macdonald...........   116,000      10,695         --          --         --            --          --
Mr R A Pinnington..........    67,416      23,047         --          --         --            --          --
Mr L O Rice................    33,467          --         --          --         --            --          --
Mr M Sandford..............    86,700      89,538         --          --         --            --          --
Mr R E H Slater............     7,500          --         --          --         --            --          --

---------------

(i) From appointment

     One Huntingdon Director is a member of the Group Personal Pension Plan. The other Huntingdon Directors' pension contributions are privately invested.

3.  DISCLOSURE OF INTERESTS AND DEALINGS

  3.1 LSR


     3.1.1 The interests of the LSR Director and his immediate family and connected persons (within the meaning of Section 346 of the Companies Act), all of which are beneficial unless otherwise stated, in the share capital of LSR, as at 20 December 2001 (the latest practicable date prior to the date of this document) were as follows:


LSR DIRECTOR, SOLE EXECUTIVE OFFICER AND SOLE          NUMBER OF SHARES OF LSR   PERCENTAGE
BENEFICIAL OWNER OF LSR VOTING COMMON STOCK              VOTING COMMON STOCK      OF CLASS
---------------------------------------------          -----------------------   ----------
Walter Stapfer.......................................            100                100%
Case Postale 1507, 1211 Geneve 1, Switzerland


     3.1.2 It is anticipated that, after the Offer has become, or is declared, unconditional in all respects and the LSR Common Voting Stock has been issued to Huntingdon Securityholders who accept the Offer, LSR will submit a proposal to shareholders to issue 410,914 warrants to FHP. Mr Baker and Mr Cramer, Huntingdon Directors, are members of FHP. It is proposed that the warrants will be exercisable at US$1.50 per share of LSR Voting Common Stock. Further details of these arrangements are set out in paragraph 7.1 of Appendix 2 on pages 90 to 91 of this document. Save as disclosed, as at 20 December 2001 (the latest practicable date prior to the date of this document) none of the Huntingdon Directors nor their immediate families or connected persons (within the meaning of Section 346 of the Companies Act) had any interest in any shares of LSR Common Stock.



     3.1.3 The dealings for value in the shares of LSR Voting Common Stock by the LSR Director and his immediate family and connected persons (within the meaning of Section 346 of the Companies Act) during the period commencing 9 October 2000 (being the date twelve months prior to the commencement of the Offer Period) and ending on 20 December 2001 (the latest practicable date prior to the date of this document ("the disclosure period")) are set out below:


                                                                    SHARES OF
                                                                    LSR VOTING
                                                      NATURE OF       COMMON
LSR DIRECTOR                              DATE       TRANSACTION      STOCK       PRICE
------------                              ----       -----------    ----------    -----
Walter Stapfer......................  19 July 2001   Subscription      100       US$1.50

     3.1.4 None of the Huntingdon Directors nor any of their immediate families or connected persons within the meaning of Section 346 of the Companies Act has dealt for value in any shares of LSR Common Stock during the disclosure period.


     3.1.5 As at 20 December 2001 (the latest practicable date prior to the date of this document) Huntingdon did not hold any shares of LSR Common Stock.


     3.1.6 Further details of the interests of the LSR Investors in LSR are set out in paragraph 5 of Appendix 2 to this document on page 88 and a summary of the Subscription Agreements is set out in paragraph 7.3 of Appendix 2 on page 91 of this document.

     3.1.7 LSR has granted the LSR Warrants to Stephens, which is the Beneficial Owner (as defined in paragraph 3.2.4 below) of approximately 15.5 per cent. of the outstanding Huntingdon Shares. Further details of the LSR Warrants are set out in paragraph 7.1 of Appendix 2 on pages 90 and 91 of this document.

  3.2 Huntingdon


     3.2.1 The interests of the Huntingdon Directors, their immediate families and their connected persons (within the meaning of Section 346 of the Companies
Act), all of which are beneficial unless otherwise stated, in the share capital of Huntingdon, as at 20 December 2001 (the latest practicable date prior to the date of this document), which have been notified to Huntingdon pursuant to Sections 324 or 328 of the Companies Act or which were required to be entered in the register maintained under the provisions of Section 325 of the

Companies Act, together with the Huntingdon Directors' Beneficial Ownership (as defined in paragraph 3.2.4 below) of Huntingdon Securities, were as follows:

                                 NUMBER      PERCENTAGE         TOTAL            TOTAL
                                   OF            OF            NUMBER           NUMBER         PERCENTAGE
                               HUNTINGDON    HUNTINGDON          OF               OF               OF
                               SECURITIES    SECURITIES      HUNTINGDON       HUNTINGDON       HUNTINGDON
                               (INCLUDING    (INCLUDING        SHARES           SHARES         SECURITIES
                               HUNTINGDON    HUNTINGDON         UNDER        BENEFICIALLY     BENEFICIALLY
NAME                             ADSs)          ADSs)          OPTION            OWNED            OWNED
----                           ----------   -------------   -------------   ---------------   -------------
A Baker......................  10,200,000       3.48%          7,000,000       15,200,000(1)       5.17%
F Bonner.....................      17,768       0.01%          1,100,000          117,768(2)          *
B Cass.......................   1,000,000       0.34%          7,023,142        6,000,000(3)       2.04%
K Cramer.....................   8,817,000       3.00%          1,000,000(4)     8,817,000          3.00%
J Griffiths..................          --         --           1,000,000(4)            --            --
G Balthazar..................          --         --                  --               --            --
J Caldwell...................          --         --                  --               --            --
                               ----------       ----         -----------     ------------         -----
All Huntingdon Directors as a
  group......................  20,034,768       6.83%         17,123,142       30,134,768         10.27%
                               ----------       ----         -----------     ------------         -----

---------------

 *  Less than 1 per cent.

(1) Includes 5,000,000 Huntingdon Shares that are subject to currently exercisable stock options and excludes 2,000,000 Huntingdon Shares that are subject to stock options that are not currently exercisable.

(2) Includes 100,000 Huntingdon Shares that are subject to currently exercisable stock options and excludes 1,000,000 Huntingdon Shares that are subject to stock options that are not currently exercisable.


(3) Includes 5,000,000 Huntingdon Shares that are subject to currently exercisable stock options and excludes 2,023,000 Huntingdon Shares that are subject to stock options that are not currently exercisable.


(4) Options not currently exercisable.

     3.2.2 Certain Relationships and Related Transactions

          (a) A L2,000,000 loan facility was made available to Huntingdon on 25 September 2000 by Mr Baker, a Huntingdon Director. Of this amount L1,000,000 was drawn down immediately. The loan is (i) repayable on demand,
     (ii) subordinated to the Facilities Agreement (which is described in paragraph 9.1.1 of this Appendix 6), (iii) unsecured and (iv) interest is payable monthly at 10 per cent. per annum. The largest amount outstanding at any time during the term of the loan was L2,000,000 and the amount currently outstanding is L2,000,000. See paragraph 9.1.3 of this Appendix 6 on page 223.

          (b) On 20 January 2001 Huntingdon's bank loans were refinanced by means of a loan from HLSF, LLC a subsidiary company of Stephens, the Beneficial Owner (as that term is defined in paragraph 3.2.4 below) of 15.5 per cent. of the Huntingdon Securities, and the other two banks that were part of the original loan syndicate. The debt is now repayable on 30 June 2006 and interest is payable in quarterly breaks at "LIBOR" plus 1.75 per cent. per annum. See paragraph 9.1.5 of this Appendix 6 on page 223.


     3.2.3 As at 20 December 2001, there were a total of 400,000,000 Huntingdon Shares authorised and 293,510,294 Huntingdon Shares in issue of which 86,011,675 Huntingdon Shares were represented by Huntingdon ADSs. As at 20 December 2001 (the latest practicable date prior to the date of this document) neither the LSR Director nor any member of his immediate family or his connected persons (within the meaning of Section 346 of the Companies Act) had, nor did any person acting in concert with LSR have, any interest in Huntingdon Securities.

     3.2.4 As at 20 December 2001, insofar as is known to Huntingdon, the following persons were the Beneficial Owners of more than 5 per cent. of the Huntingdon Securities:


                                                      NUMBER OF HUNTINGDON
                                                        SHARES (INCLUDING
                                                        HUNTINGDON SHARES          PERCENTAGE
                                                         REPRESENTED BY                OF
NAME AND ADDRESS:                                       HUNTINGDON ADSs)             CLASS
-----------------                                -------------------------------   ----------
Stephens Group, Inc.(1)........................            45,572,179                 15.5%
111 Center Street
Little Rock, AR 72201
Quilcap Corp.(2)...............................            29,092,125                  9.9%
153 E. 53rd Street
New York, NY 10022
Oracle Partners LP(3)..........................            23,333,333                  7.9%
712 Fifth Avenue
New York, NY 10019

---------------

(1) Warren Stephens is the president of Stephens Group, Inc. and may share beneficial ownership of the Huntingdon Shares beneficially owned by Stephens Group, Inc.

(2) Parker Quillen is the president of Quilcap Corp. and may share beneficial ownership of the Huntingdon Shares beneficially owned by Quilcap Corp.

(3) Larry Feinberg is the senior managing member of Oracle Partners LP and may share beneficial ownership of the Huntingdon Shares beneficially owned by Oracle Partners LP.

The data contained in this table presents information regarding a "Beneficial Owner" of more than five per cent. of Huntingdon Securities, in accordance with the definition of "Beneficial Owner" set forth in the Exchange Act. Under the Exchange Act, a Beneficial Owner is any person, who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security. Accordingly, the Beneficial Owners listed above may differ from those five per cent. Huntingdon Securityholders listed, of record, on Huntingdon's register of members.


     3.2.5 As at 20 December 2001 (the latest practicable date prior to the date of this document), the Huntingdon Directors have been granted the following options over Huntingdon Shares under the Huntingdon Share Option Schemes, all of which options remain outstanding and exercisable as follows:


                                          NO. OF HUNTINGDON
                                            SHARES UNDER      EXERCISE
NAME                    DATE OF GRANT          OPTION          PRICE       EXERCISE PERIOD
----                    -------------     -----------------   --------     ---------------
A Baker                2 September 1998       5,000,000        L0.125       2 September 2001
                                                                         to 1 September 2008
                          27 April 2001       2,000,000        L0.05+          27 April 2004
                                                                            to 26 April 2011
F Bonner                1 December 1997         100,000        L0.50        31 December 1999
                                                                         to 30 December 2004
                       31 December 1998         500,000        L0.125       31 December 2001
                                                                         to 30 December 2008
                          27 April 2001*        500,000        L0.05+          27 April 2004
                                                                            to 26 April 2011

                                          NO. OF HUNTINGDON
                                            SHARES UNDER      EXERCISE
NAME                    DATE OF GRANT          OPTION          PRICE       EXERCISE PERIOD
----                    -------------     -----------------   --------     ---------------
B Cass                  3 December 1998       5,000,000        L0.125     3 December 2001 to
                                                                             2 December 2008
                       9 September 1999          23,142        L0.14      1 November 2002 to
                                                                               30 April 2003
                          27 April 2001       2,000,000        L0.05+          27 April 2004
                                                                            to 26 April 2011
K Cramer                  29 March 1999       1,000,000        L0.1925         29 March 2002
                                                                            to 28 March 2009
J Griffiths               29 March 1999         500,000        L0.1925         29 March 2002
                                                                            to 28 March 2009
                          27 April 2001*        500,000        L0.05+          27 April 2004
                                                                            to 26 April 2011
G Balthazar                          --              --        --                         --
J Caldwell                           --              --        --                         --

---------------

* Replaced 7 March 2000 grant for 375,000 Huntingdon Shares at an exercise price of L0.1625 per share.

+ At the time of grant, the market value of each Huntingdon Share was L0.0225, but under the rules of the Huntingdon Life Science Group Plc Incentive Option Plan, Huntingdon was not able to grant options at an exercise price less than the nominal value of a share. The Huntingdon Board resolved that in the event of an appropriate reorganisation being effected whereby the nominal value of a Huntingdon Share would be reduced below L0.0225, the exercise price would be reduced to L0.0225 although to the extent possible the number of Huntingdon Shares under option would not be altered.

     3.2.6 Irrevocable Undertakings to accept or procure acceptance of the Offer have been given by all of the Huntingdon Directors in respect of all issued Huntingdon Securities in which they are interested and all Huntingdon Securities issued to them or of which they become owner after 9 October 2001. Details of the issued Huntingdon Shares (including Huntingdon Shares represented by Huntingdon ADSs) in which the Huntingdon Directors are interested are set out against their respective names in the first column of paragraph 3.2.1 of this Appendix 6. These undertakings are binding in the event of a higher offer being received by the Company.

     3.2.7 On 27 April 2001 A Baker, B Cass, F Bonner and J Griffiths were granted options over Huntingdon Shares as set out in paragraph 3.2.5 above. Save as disclosed, there have been no dealings for value in Huntingdon Securities (including the exercise of options under the Huntingdon Share Option Schemes) by the Huntingdon Directors and their immediate families or connected persons (within the meaning of Section 346 of the Companies Act) during the disclosure period.

     3.2.8 Neither the LSR Director, nor any member of his immediate family or his connected persons (within the meaning of Section 346 of the Companies Act), nor any persons acting in concert with LSR have dealt for value in any Huntingdon Securities during the disclosure period.


     3.2.9 As at 20 December 2001 (being the latest practicable date prior to the date of this document) LSR did not own any Huntingdon Securities.


  3.3 General

     3.3.1 Save as set out in this document, neither Huntingdon nor any:

          (a) Huntingdon Director, member of his immediate family or (so far as the Huntingdon Directors are aware having made due and careful enquiry) any connected person (within the meaning of Section 346 of the Companies Act);

          (b) subsidiary of Huntingdon;

          (c) pension fund of Huntingdon or any of its subsidiaries;

          (d) bank, stockbroker, financial or other professional adviser (other than exempt market makers and exempt fund managers) to Huntingdon or any person controlling, controlled by or under the same control as such bank, stockbroker, financial or other professional adviser; or


          (e) person who has an agreement of a kind referred to in Note 6(b) on Rule 8 of the Code with Huntingdon or with any person who is an associate of Huntingdon; owns, controls or (in the case of the Huntingdon Directors, their immediate families and connected persons (within the meaning of Section 346 of the Companies Act)) is interested in any Huntingdon Securities, or any securities convertible into, rights to subscribe for or options (including traded options) in respect of, or any derivatives referenced to, Huntingdon Securities nor any LSR Common Stock nor any securities convertible into, rights to subscribe for options (including traded options) in respect of, or any derivatives referenced to, LSR Common Stock, nor has any such person dealt for value therein, in the case of Huntingdon and any Huntingdon Director, in the disclosure period and, in any other case, between 9 October 2000 and 20 December 2001 (being the latest practicable date prior to the date of this document).


     3.3.2 Save as set out above, neither LSR nor any LSR Director, nor any member of his immediate family nor (so far as the LSR Director is aware having made due and careful enquiry) any connected persons (within the meaning of
Section 346 of the Companies Act), nor any person acting in concert with LSR nor any person who has an arrangement of a kind referred to in Note 6(b) on Rule 8 of the Code with LSR or with any person acting in concert with LSR owns, controls or (in the case of the LSR Director, his immediate family and connected persons (within the meaning of Section 346 of the Companies Act), is interested in any Huntingdon Securities nor any securities convertible into, rights to subscribe for or options (including traded options) in respect of, nor derivatives referenced to, Huntingdon Securities nor any LSR Common Stock nor any securities convertible into, rights to subscribe for or options (including traded options) in respect of, nor derivatives referenced to, LSR Common Stock nor has any such person dealt for value therein during the disclosure period.

     3.3.3 Save as disclosed in paragraph 7 of Appendix 2 on pages 90 to 91 of this document, neither LSR, nor any person acting in concert with LSR or Huntingdon, nor any associate of Huntingdon, has any arrangement in relation to relevant securities with any other person. For the purposes of this paragraph 3.3.3, "arrangement" includes any indemnity or option arrangement and any agreement or understanding, formal or informal, of whatever nature relating to relevant securities which may be an inducement to deal or refrain from dealing.

     3.3.4 References in this paragraph 3 to:

          (a) an "associate" are to:

             (i) subsidiaries and associated companies of LSR or Huntingdon and companies of which any such subsidiaries or associated companies are associated companies;

             (ii) banks, financial and other professional advisers (including stockbrokers) to LSR or Huntingdon or a company covered in (i) above, including persons controlling, controlled by or under the same control as such banks or financial or other professional advisers;

             (iii) the LSR Director or the Huntingdon Directors, as the case may be, and the directors of any company covered in (i) above (together in each case with any member of their immediate families and related trusts);

             (iv) the pension funds of LSR or Huntingdon or a company covered in
        (i) above;

             (v) an investment company, unit trust or other person whose investments an associate (as defined in this paragraph 3.3.4) manages on a discretionary basis, in respect of the relevant investment accounts;

             (vi) a person who owns or controls 5 per cent. or more of any class of relevant securities (as defined in paragraphs (a) through to (d) in Note 2 on Rule 8 of the Code) issued by Huntingdon or

        LSR, as the case may be, including a person who as a result of any transaction owns 5 per cent. or more; and

             (vii) a company having a material trading arrangement with Huntingdon or LSR, as the case may be;

          (b) references to a "bank" do not apply to a bank whose sole relationship with Huntingdon or LSR or a company covered in (a)(i) above is the provision of normal commercial banking services or such activities in connection with the Offer as handling acceptances and other registration work;

          (c) ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of associated company status and "control" means a holding, or aggregate holdings, of shares carrying 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or aggregate holding gives de facto control; and

          (d) "relevant securities" means shares of LSR Voting Common Stock, LSRN on-Voting Common Stock, Huntingdon Securities and securities convertible into, or exchangeable for, rights to subscribe for and options in respect of, any of the foregoing.

     3.3.5 Save for the issue of (i) the LSR Warrants, and (ii) the intention of the Post-Offer Directors to submit a proposal at the next LSR shareholders' meeting to issue warrants to FHP, further details of which are set out in paragraph 7.1 of Appendix 2 beginning on page 90 of this document, neither LSR nor Huntingdon, nor any of their respective affiliates (as such term is defined in the Securities Act) has any direct or indirect material interest in the Offer that is not shared on a pro rata basis with all the holders of the securities of LSR or Huntingdon, respectively.

4.  STOCK EXCHANGE QUOTATIONS

     The Huntingdon Shares are listed on the London Stock Exchange under the Stock Exchange Automated Quotation symbol "HTD." The Huntingdon ADRs are listed on the "pink sheets" under the symbol "HTDLY". Prior to 22 October 2001, the Huntingdon ADRs were eligible for quotation on the OTCBB. On 22 October 2001, the Huntingdon ADRs were disqualified from quotation on the OTCBB because no participating market makers were making a market in the Huntingdon ADRs. Prior to 27 December 2000 the Huntingdon ADRs were listed on the NYSE under the symbol "HTD". They were suspended from the NYSE because they no longer met NYSE's minimum market capitalization requirement.

     On 10 July 2000 Huntingdon changed its ADS ratio from one ADS representing five Huntingdon Shares to one ADS representing 25 Huntingdon Shares. The ratio change was implemented to ensure compliance with the NYSE's listing requirement that ADSs trade at a minimum price of US$1.00 per share.


     The Bank of New York is the depositary for the Huntingdon Shares represented by Huntingdon ADSs. As at 20 December 2001, 86,011,675 Huntingdon Shares (approximately 29 per cent. of Huntingdon's total issued share capital of 293,510,294) were represented by Huntingdon's ADSs. As at 20 December 2001, there were approximately 68 record holders and approximately 4,100 beneficial holders of Huntington ADSs.

     The high and low quarterly sales prices (in pounds sterling) of Huntingdon Shares on the London Stock Exchange from 1 January 1999 to 30 September 2001 were as follows:

                                                              MAXIMUM   MINIMUM
QUARTER ENDED                                                  PRICE     PRICE
-------------                                                 -------   -------
                                                                (L)       (L)
31 March 1999...............................................  0.215     0.11
30 June 1999................................................  0.195     0.1875
30 September 1999...........................................  0.1925    0.175
31 December 1999............................................  0.175     0.105
31 March 2000...............................................  0.2775    0.08
30 June 2000................................................  0.1475    0.0775
30 September 2000...........................................  0.1125    0.06
31 December 2000............................................  0.06      0.0225
31 March 2001...............................................  0.235     0.0125
30 June 2001................................................  0.055     0.0075
30 September 2001...........................................  0.0625    0.015

     The high and low quarterly sales prices (in US dollars) of the Huntingdon ADSs, as evidenced by ADRs, on the OTCBB and previously the NYSE from 1 January 1999 to 30 September 2001 were as follows:

                                                              MAXIMUM   MINIMUM
QUARTER ENDED                                                  PRICE     PRICE
-------------                                                 -------   -------
                                                               (US$)     (US$)
31 March 1999...............................................   10.95     5.65
30 June 1999................................................    9.40     6.25
30 September 1999...........................................    8.15     4.40
31 December 1999............................................    6.90     4.05
31 March 2000...............................................   14.70     2.50
30 June 2000................................................    7.50     3.15
30 September 2000...........................................    4.31     1.69
31 December 2000............................................    1.94     0.19
31 March 2001...............................................    2.75     1.72
30 June 2001................................................    1.53     0.75
30 September 2001...........................................    1.31     0.51

     The prices for periods prior to 10 July 2000 have been adjusted for the ratio change from five Huntingdon Shares to one Huntingdon ADS to 25 Huntingdon Shares to one Huntingdon ADS.

     The Huntingdon Board does not expect to declare or pay cash dividends on Huntingdon Shares in the near future. The Huntingdon Board will determine the extent to which legally available funds will be used to pay dividends. In making decisions regarding dividends, the Huntingdon Board exercises its business judgment and takes into account such matters as results of operations and financial condition and any then-existing or proposed commitments for the use of available funds.

     The following table sets out the middle market quotation for Huntingdon Shares and Huntingdon ADSs as derived from the London Stock Exchange Daily Official List and the OTCBB or the "pink sheets", respectively, at the close of business on the first dealing day of each month from May 2001 to December 2001 inclusive, and on 20 December 2001 (the latest practicable date prior to the date of this document).



                                                          PRICE PER         PRICE PER
DATE                                                    HUNTINGDON ADR   HUNTINGDON SHARE
----                                                    --------------   ----------------
                                                            (US$)              (L)
 1 May 2001...........................................       1.20             0.025
 1 June 2001..........................................       1.31             0.028
 2 July 2001..........................................       1.15             0.028
 1 August 2001........................................       1.22             0.035
 3 September 2001.....................................       1.18             0.030
 1 October 2001.......................................       1.05             0.035
 1 November...........................................       0.60             0.028
 3 December 2001......................................       0.60             0.0375
20 December 2001......................................       0.70             0.0375


     For current price information, Huntingdon Securityholders are urged to consult publicly available sources.

     The shares of LSR Voting Common Stock have not been listed, traded or quoted on any exchange or market prior to the Offer.

5.  BASES OF CALCULATIONS

     All share prices, unless otherwise stated, are derived from the London Stock Exchange Daily Official List or in respect of Huntingdon ADRs, the NYSE in respect of periods prior to the suspension of the Huntingdon ADRs from the NYSE and thereafter the OTCBB, in each case for the relevant day. All currency conversions between pounds sterling and US dollars have been made at an exchange rate of US$1.45: L1.00, which was the closing exchange rate on 12 October 2001 (unless expressly stated otherwise), being the latest practicable date prior to the original posting of this document.

6.  SERVICE CONTRACTS

     The following Huntingdon Directors have service contracts with Huntingdon. The terms of those contracts are as follows:

  6.1 Andrew Baker

     The services of Mr Baker are provided for not less than 100 days per year through a management services contract between the Company and FHP. Mr Baker is a member of FHP. The management services contract was entered into on 7 August 1998 and was varied by letter dated 26 January 2000. Under the contract, FHP agrees to provide the services of Mr Baker as Executive Chairman of the Company. The management services contract will continue until terminated on 12 months' written notice from either party.

     Under the management services contract FHP is paid an annual fee of L200,000 (plus VAT if appropriate). Mr Baker receives contributions to his private pension arrangements, equivalent to 33 per cent. of this basic annual fee. The management services contract may be terminated if either FHP or Mr Baker is guilty of serious misconduct or is in material breach of the terms of the contract, amongst other reasons.

     Both FHP and Mr Baker are bound by confidentiality restrictions and a restriction preventing Mr Baker from holding any interests conflicting with those of the Company, without the Company's consent. Mr Baker has undertaken to the Company that, during the continuance of the management services contract, he will not without the prior consent of the Company, be concerned or interested in any business which competes or conflicts with the business of the Company.

  6.2 Brian Cass

     The services of Mr Cass are provided on a full-time basis through a service agreement between Huntingdon Life Sciences Limited (a wholly owned subsidiary of Huntingdon) and Mr Cass, entered into on 29 April 1999, which appoints Mr Cass as Managing Director of the Huntingdon Group. Mr Cass' service agreement can be terminated on two years' written notice from either party.

     Mr Cass receives a gross salary of L200,000 per annum. Under the service agreement, Mr Cass is also entitled to permanent health insurance, life insurance, personal accident insurance and medical expenses insurance. Mr Cass receives contributions to his private pension arrangements, equivalent to 33 per cent. of his basic annual salary. He is also entitled to a non-pensionable car allowance of L1,000 gross per month. Mr Cass' service agreement also provides for payment to Mr Cass of a bonus, at the absolute discretion of the Huntingdon Board.

     Mr Cass' service agreement may be terminated if Mr Cass is guilty of serious misconduct or is in material breach of the terms of the service agreement or is in breach of the model code for securities transactions by directors of listed companies, amongst other reasons.

     Mr Cass is bound by confidentiality restrictions and a restriction preventing him from being engaged, concerned or interested in any business that conflicts with the business of any company within the Group unless either the Huntingdon Board otherwise consents or the interest is limited to a holding or other interest of no more than 5 per cent. of the total amount of shares or securities of any company quoted on a recognised investment exchange.

     If Mr Cass' employment is terminated either by him or Huntingdon Life Sciences Limited within six months following a change of control of the Company, Mr Cass is entitled to a sum of liquidated damages equivalent to two years' gross basic salary together with an amount equal to twice his average annual bonus (if any) paid during the two financial years immediately preceding the change of control. There is no other provision for compensation to be paid to Mr Cass upon early termination of the agreement.

     Mr Cass' service agreement has been amended such that he agrees to waive any such entitlement to a payment of liquidated damages in the event of a change of control of the Company as a result of the Offer.

  6.3 Gabor Balthazar

     The services of Mr Balthazar are provided through a letter of appointment between the Company and Mr Balthazar dated 21 March 2000. The letter appoints Mr Balthazar as a non-executive Huntingdon Director. Mr Balthazar is required, under the terms of the letter, to attend all meetings of the Huntingdon Board and, if elected to do so, to sit on the Remuneration, Audit and Nomination Committees of the Company. Under the terms of the letter, Mr Balthazar must devote a minimum of the equivalent of one working day each month to the Company's business. Mr Balthazar is also required to provide his services for such additional time as may be necessary in order to fulfil his duties as a member of the Remuneration, Audit and Nomination Committees. Mr Balthazar's appointment will continue until terminated on three months' written notice by either party.

     The letter provides for an annual fee of L18,000, plus VAT, to be paid to Mr Balthazar.

     The appointment may be terminated if Mr Balthazar becomes incapable of properly performing his duties or acts in such a way as to seriously jeopardise the business of the Company.

     Mr Balthazar is bound by confidentiality restrictions and a restriction on accepting appointments with any business that conflicts with the business of the Company. Mr Balthazar is required to disclose any conflict of interest arising out of his appointment.

     There is no provision for compensation to be paid to Mr Balthazar upon termination of his appointment.

  6.4 Frank Bonner

     The services of Dr Bonner are provided through a service agreement between Huntingdon Life Sciences Limited and Dr Bonner, entered into on 29 April 1999, and appoints Dr Bonner as Science and Technology Director of Huntingdon Life Sciences Limited and of the Company. Dr Bonner's service agreement can be terminated on six months' written notice by Dr Bonner or twelve months' notice by Huntingdon Life Sciences Limited.

     Dr Bonner receives a salary of L147,000 gross per annum and is entitled to permanent health insurance, life insurance, personal accident insurance and medical expenses insurance. He is entitled to participate in the Huntingdon Group Unapproved Share Option Scheme and to a bonus at the absolute discretion of the Huntingdon Board.

     Dr Bonner's service agreement may be terminated if Dr Bonner is guilty of serious misconduct or is in material breach of the terms of the service agreement, amongst other reasons.

     Dr Bonner is bound by confidentiality restrictions and a restriction preventing him from being engaged, concerned or interested in any business conflicting with the business of Huntingdon Life Sciences Limited or any company within the Group, unless either the Company otherwise consents or the interest is limited to a holding or other interest of no more than 5 per cent. of the total amount of shares or securities of any company quoted on a recognised investment exchange. There is no provision in the service agreement for compensation to be paid to Dr Bonner upon early termination of the service agreement.

  6.5 John Caldwell

     The services of Professor Caldwell are provided through a letter of appointment between the Company and Professor Caldwell, entered into on 7 August 1998. The letter appoints Professor Caldwell as a non-executive Huntingdon Director. Professor Caldwell is required, under the terms of the letter, to attend all Huntingdon Board meetings and, if elected to do so, to sit on the Remuneration, Audit and Nomination Committees of the Company. Under the terms of the letter, Professor Caldwell must devote a minimum of the equivalent of one working day each calendar month to the business of the Group and such additional time as may be necessary to conduct committee business. Professor Caldwell's appointment will continue until terminated on three months' written notice from either party.

     The letter provides for an annual fee of L20,000 plus VAT to be paid to Professor Caldwell.

     The appointment may be terminated if Professor Caldwell becomes incapable of properly performing his duties or acts in such a way as to seriously jeopardise the business of the Company or the Group, amongst other reasons.

     Professor Caldwell is bound by confidentiality restrictions and a restriction requiring him to refrain from accepting appointments in respect of any business that competes with the business of the Company or the Group. Professor Caldwell is required to disclose any conflict of interest arising out of his appointment.

     There is no provision for compensation to be paid to Professor Caldwell upon termination of his appointment.

  6.6 Kirby Cramer

     The services of Mr Cramer are provided through a letter of appointment between him and the Company, which was entered into on 17 September 1999 although Mr Cramer's appointment was deemed to have commenced on 7 September 1999. The letter appoints Mr Cramer as an Executive Director. The appointment will continue until terminated on 12 months' written notice from either party.

     The appointment letter provides for a salary of US$60,000 per annum. In addition, the letter provides for provision of private medical insurance for Mr Cramer.

     Mr Cramer's appointment may be terminated if Mr Cramer is guilty of serious misconduct or if he acts in such a way as to jeopardise the business of the Company and/or the Group, amongst other reasons.

     Mr Cramer is bound by confidentiality restrictions and is obliged to devote reasonable and good faith efforts to serve the business of the Group.

     There is no provision for compensation to be paid to Mr Cramer upon termination of his appointment.

  6.7 Julian Griffiths

     The services of Mr Griffiths are provided through a service agreement between him and Huntingdon Life Sciences Limited, entered into in April 2001, although Mr Griffith's employment commenced on 1 February 1999. The service agreement appoints Mr Griffiths as Finance Director of the Group. Mr Griffiths' service agreement will continue until terminated by Mr Griffiths on six months' written notice or by Huntingdon Life Sciences Limited on 12 months' written notice.

     Mr Griffiths receives an annual salary of L84,000 gross and is entitled to permanent health insurance, life insurance, personal accident insurance, medical expenses insurance and pension benefits. Mr Griffiths is also entitled to participate in the Huntingdon Group Unapproved Share Option Scheme. Mr Griffiths' service agreement also provides for the payment of a bonus to Mr Griffiths in the absolute discretion of the Huntingdon Board.

     In addition, Mr Griffiths is entitled to a non-pensionable car allowance of L750 gross per month.

     The agreement may be terminated if Mr Griffiths is guilty of serious misconduct or is in material breach of the terms of the service agreement, amongst other reasons.

     Mr Griffiths is bound by confidentiality restrictions and a restriction preventing him from being engaged, concerned or interested in any business conflicting with the business of any company within the Group unless the Huntingdon Board otherwise consents or the interest is limited to a holding or other interest of no more than 5 per cent. of the total amount of shares or securities of any company quoted on a recognised investment exchange.

     There is no provision for payment of compensation to Mr Griffiths upon termination of the services agreement.

     Agreements have been entered into with each of the Huntingdon Directors that, conditionally upon the Offer becoming, or being declared, unconditional in all respects, the Huntingdon Directors agree that the services provided to Huntingdon by them will also be provided to LSR and that LSR will be a member of the Group for the purposes of the Huntingdon Directors' service and consultancy arrangements.

     Save as disclosed above, there is no service contract between Huntingdon or any of its subsidiaries and any Huntingdon Director which has a duration of more than 12 months remaining nor has any such contract been entered into or amended within six months prior to the date hereof.

7.  SHARE OPTION SCHEMES

  7.1 Huntingdon Share Option Schemes

     7.1.1 At the extraordinary general meeting held on 2 September 1998 the shareholders of Huntingdon approved a new option scheme (the rules of which were amended at the annual general meeting held on 3 June 1999) and a separate option agreement with Mr Baker (the "Option Agreement").

          (A) The Huntingdon Unapproved Share Option Scheme (the "Unapproved Share Option Scheme").

             (i) 8,000,000 Founder Options (namely options granted to key employees on or before 31 December 1998) had been granted but not relinquished or exercised as at 31 December 2000 at an option price of 12.5p per Huntingdon Share. The options may be exercised from the third anniversary of the date of the grant subject to the share price reaching the following pre-determined targets for a period of seven consecutive dealing days at any time after 1 January 1999 as follows:

TARGET PRICE PER SHARE   PROPORTION OF OPTIONS
     EXERCISABLE               THAT VEST
----------------------   ---------------------
          25p                     25%
          50p                     50%
          75p                     75%
         100p                    100%

             (ii) 2,000,000 options, other than Founder Options, which are generally exercisable between the third and tenth anniversary of the date of grant subject to the attainment of performance related conditions, were granted on 29 March 1999 at a subscription price of 19.25p each and remained outstanding on 31 December 2000.

          All Options lapse on the tenth anniversary of the date of the option grant.

          The Unapproved Share Option Scheme is administered by a committee (the "Committee") (comprising wholly or mainly non-executive Huntingdon Directors and chaired by a non-executive Huntingdon Director) for Huntingdon.

          The main features of the Unapproved Share Option Scheme are:

     Eligibility

     An employee or director of a participating company nominated by the Committee may participate in the Unapproved Share Option Scheme if his terms of employment require him to devote substantially the whole of his working time to the business of the Group.

     No option (other than an Exceptional Performance Option) may be granted to a person who is expected to retire within two years from the date of grant. No Exceptional Performance Option may be granted to a person who is expected to retire within four years from the date of grant.

     Grants of Options

     Grants of options may normally be made within 42 days after either the date on which the Unapproved Share Option Scheme was adopted by Huntingdon in general meeting or the announcement of Huntingdon's interim or final results in each year. No options may be granted more than 10 years after the date the Unapproved Share Option Scheme is adopted.

     An option may be designated as an Exceptional Performance Option and an employee may on the same day be granted two options, one of which is designated as an Exceptional Performance Option and the other, not.

     Option Price

     Except for the Founder Options, the option price per Huntingdon Share is the middle market quotation of such shares as derived from the Daily Official List on the dealing day immediately preceding the date of grant (or the nominal value of a share, if greater).

     In the event of a variation in the share capital of Huntingdon, the option price and/or the number of Huntingdon Shares comprised in each option may be adjusted by the Huntingdon Board subject (except in the case of a capitalisation) to the auditors of Huntingdon confirming in writing that the adjustment is fair and reasonable. No adjustment may be made which will reduce the option price below the nominal value of a Huntingdon Share or increase the aggregate amount payable on the exercise of the option.

     Individual Limits

     No option (excluding Founder Options and Exceptional Performance Options) may be granted to a participant if the grant would, at the date of grant, cause the total of the aggregate market value of Huntingdon Shares comprised in such option together with the aggregate market value of any Huntingdon Shares the participant may acquire pursuant to any other options granted under the Unapproved Share Option Scheme (including cancelled options) and any unexercised rights under any other share scheme (not being a savings-related scheme or a profit sharing scheme) of Huntingdon or any associated company to exceed four times the participant's annual remuneration.

     No Exceptional Performance Options may be granted to a participant if the grant would, at the date of grant, cause the total of the aggregate market value of Huntingdon Shares comprised in such Exceptional Performance Options together with the aggregate market value of any Huntingdon Shares he may acquire pursuant to any other options granted under the Unapproved Share Option Scheme (including cancelled options) and any unexercised rights under any other share scheme (not being a savings-related scheme or a profit sharing scheme) of Huntingdon or any of its associated companies to exceed eight times his annual remuneration.

    Rights and Restrictions

     An option granted under the Unapproved Share Option Scheme is not transferable. An option (other than an Exceptional Performance Option) generally may only be exercised within the period of three to ten years after the date of grant, except in circumstances referred to below. An Exceptional Performance Option generally may only be exercised within the period of five to ten years after the date of grant. The exercise of an option (other than a Founder Option, which is subject to the share price targets mentioned above) must be subject to such performance-related conditions linked to the attainment of a significant and sustained improvement in the underlying financial performance of Huntingdon as the Committee may determine. In certain circumstances, the Committee may waive or vary the performance-related conditions. In the case of an Exceptional Performance Option, the exercise must additionally be subject to growth in normalised earnings per Huntingdon Share over five years equivalent to the growth in earnings per Huntingdon Share over such period of the company at the bottom of the top quartile of the FTSE 100 Index.

     An option is exercisable within a period of six months if the option holder ceases to work for the Huntingdon Group by reason of injury, disability, pregnancy, retirement or because his employing company ceases to be a member of the Group or because his employing business is being transferred out of the Group. The personal representatives of an option holder may exercise an option within 12 months of the death of the option holder. The Committee may exercise its discretion to allow an option holder who leaves the Group for other reasons to exercise his option.

     Options (excluding Exceptional Performance Options) are exercisable within a limited period in the event of a takeover, reconstruction, voluntary winding-up or the like of Huntingdon and will in certain circumstances lapse if not so exercised. In the case of a change of control of Huntingdon, the options will lapse, if not exercised, on the earlier of the expiry of the period during which the acquiring company remains bound or entitled to acquire Huntingdon Shares under Sections 428 to 430F of the Companies Act and the period of six months after the change of control of Huntingdon. Exceptional Performance Options may only be exercised in the event of a takeover, reconstruction, voluntary winding-up or the like of Huntingdon if the performance conditions applicable to it have been satisfied to the satisfaction of the Committee together with the earnings per share requirement. With the agreement of the acquiring company (the company which has acquired control of Huntingdon), the options may be exchanged for new options over shares in the acquiring company (or in the company controlling the acquiring company).

    Allotment of Shares

     Huntingdon Shares allotted under the Unapproved Share Option Scheme will rank pari passu with all other Huntingdon Shares in issue save for any rights determined by reference to a date preceding the date of allotment.

     Scheme limits

     (a) The aggregate number of Huntingdon Shares issued or remaining issuable under the Unapproved Share Option Scheme on (and including) any date of grant together with the number of Huntingdon Shares issued or remaining issuable pursuant to options granted within the previous ten years under any other scheme (not being a savings related scheme) may not exceed the aggregate of 7.5 per cent. of the number of Huntingdon Shares in issue immediately before the date of grant plus 1,550,000 Huntingdon Shares.

     (b) The aggregate number of Huntingdon Shares issued or remaining issuable under the Unapproved Share Option Scheme on (and including) any date of grant together with the number of Huntingdon Shares issued or remaining issuable pursuant to options granted in the previous ten years under any other share option scheme and the number of Huntingdon Shares issued in those previous ten years under any other share scheme of Huntingdon or any associated company may not exceed the aggregate of 10 per cent. of the number of Huntingdon Shares in issue immediately before the date of grant plus 1,550,000 Huntingdon Shares.

     (c) In determining the above limits, no account is taken of Huntingdon Shares issued or issuable under either the Founder Options or options granted under the Option Agreement (see paragraph 7.1.1(B) below), or any Huntingdon Shares that have been issued before the date of adoption upon the exercise of rights granted under any other company share scheme in the case of the 10 per cent. limit and any other share option scheme (other than a savings related share option scheme) in the case of the 7.5 per cent. limit. Where an option lapses or has been renounced, the number of Huntingdon Shares comprised in that option are disregarded for the purposes of scheme limits.

     (d) The aggregate number of Huntingdon Shares issued or issuable pursuant to the Founder Options and options granted under the Option Agreement may not exceed 13,000,000 Huntingdon Shares.

     Alteration

     The Committee may alter the Unapproved Share Option Scheme except that:

          (i) apart from minor amendments to benefit the administration of the Unapproved Share Option Scheme, to comply with or take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants or the Group no alteration which is to the advantage of participants can be made to the provisions relating to the grant of Founder Options, the eligibility of employees, the basis for determining a participant's entitlement and the adjustment thereof in the event of a variation of share capital, the period of grant of other options, the setting of performance conditions, the scheme and individual limits and certain specified terms without the prior approval of shareholders in general meeting; and

          (ii) no amendment may detrimentally affect option holders as regards subsisting options except with the written consent of (a) in the case of a Founder Option, the holder of that Founder Option and (b) in any other case, such option holders who, assuming they exercise their options in full, would become entitled to not less than three quarters in nominal amount of all the shares to be allotted upon exercise of such options.

     Benefits

     Benefits under the Unapproved Share Option Scheme are not pensionable.

          (B) The Option Agreement.

             Andrew Baker was granted options over 5,000,000 Huntingdon Shares, the principal terms of which are the same as those applicable to the Founder Options referred to above.

             The options are exercisable within a limited period if Mr Baker ceases to be a Huntingdon Director by reason of injury or disability. The Committee may exercise its discretion to allow him to exercise his options on his ceasing to be a Huntingdon Director for other reasons.

             The options are also exercisable within a limited period and may be exchanged for new options in the event of a corporate reorganisation (see paragraph 7.1.1(A) above).

             The terms of the Option Agreement may be varied by agreement in writing by the parties.

             Mr Baker has agreed not to exercise the options granted to him under the Option Agreement after the Offer has become, or been declared, unconditional in all respects. This agreement lapses if the Offer has not become unconditional as aforesaid by 31 March 2002.

     7.1.2 The Huntingdon Incentive Option Plan (the "Incentive Option Plan").

     The Incentive Option Plan was adopted on 3 June 1999 and was introduced to run alongside the Unapproved Share Option Scheme described above and is designed to reward short term improvement in financial performance during Huntingdon's turnaround phase. Options are available for grant to full time management and senior staff, subject to the achievement of a performance measure and personal performance conditions; they may generally be exercised from the third anniversary of the date of grant and they lapse on the tenth anniversary. Options have been granted to such employees subject to a performance measure designed to reward the recipients for returning Huntingdon to profit after interest and tax and a net cash inflow in respect of any one trading quarter in 2000.

     Grant of Options

     The Committee may, in its discretion, within 42 days after the announcement of Huntingdon's annual or half-yearly results or after the date of adoption of the Incentive Option Plan, decide to operate the Incentive Option Plan in respect of an accounting period of Huntingdon and grant options within that period. The Incentive Option Plan may be operated and options granted outside the 42 day period in exceptional circumstances.

     Performance Measure and Personal Performance Conditions

     Where the Committee decides to operate the Incentive Option Plan, it selects eligible employees for participation, determines the performance measure and any personal performance conditions that may apply to an employee and grants options subject to the performance measure and any personal performance conditions being satisfied. Where personal performance conditions are set, both the personal performance conditions and the performance measure (where a vesting scale applies, in whole or in part) must be satisfied for an option to become exercisable.

     The performance measure must be designed to ensure that there will be significant improvement in the underlying financial performance of Huntingdon during the accounting period in which the Committee decides to operate the Incentive Option Plan ("the performance measure period"). The Committee may set a sliding vesting scale so that an option can be exercised in respect of all the Huntingdon Shares comprised in it if the set targets are met in full and that the option cannot be exercised at all if given targets do not reach a set level on the vesting scale. The performance measure and/or the personal performance conditions may be waived or amended if an event occurs that causes the Committee to consider that the performance measure and/or the personal performance conditions could not fairly or reasonably be met but the amended measure and/or conditions should not be more difficult or easier to satisfy than the original measure and/or performance conditions.

     Once the personal performance conditions and the performance measure have been satisfied (while a vesting scale applies, in whole or in part) so that all or part of the Huntingdon Shares comprised in an option vest, a participant may not exercise the option until the third anniversary of its grant except in circumstances described below in the paragraph headed "Exercise of Options".

     Subscription Price

     All options must be granted at their market value on the dealing day immediately preceding the date of grant.

     Limitations

     The number of Huntingdon Shares that can be the subject of options granted under the Incentive Option Plan and any other share scheme cannot exceed 10 per cent. of the then issued ordinary share capital of Huntingdon plus 1,550,000 Huntingdon Shares. The number of Huntingdon Shares that can be the subject of options granted under the Incentive Option Plan excluding the Founder Options, cannot in any event exceed 7.5 per cent. of the then issued ordinary share capital of Huntingdon plus 1,550,000 Huntingdon Shares. In calculating such limits, Huntingdon Shares comprised in Founder Options granted under the Unapproved Share Option Scheme (as described in paragraph 7.1.1 above), options granted to Mr Baker in September 1998 under the Option Agreement, any cancelled options and Huntingdon Shares issued on the exercise of options granted under any other share scheme adopted by Huntingdon before the date of adoption of the Incentive Option Plan are not taken into account.

     Individual Limit

     The maximum value of options that can be granted to any employee under the Incentive Option Plan or under any other Company share scheme (excluding the Sharesave Scheme, other savings related share option schemes or profit sharing schemes) cannot exceed four times his total annual remuneration, excluding benefits in kind.

     Exercise of Options

     Options can only be exercised between the third and tenth anniversaries of the date of grant. Options may, however, be exercised earlier, if the option holder ceases to be an eligible employee by reason of injury, disability, redundancy, pregnancy, retirement on or after the expected retirement date and death. The Huntingdon Board also has power to allow the earlier exercise of options in other cases where an option holder ceases to be an employee, provided the Huntingdon Board exercises its discretion within thirty days after the option holder ceases to be an eligible participant. However, if a participant ceases to be an employee at any time during the performance measure period, or for any other reason before the third anniversary of grant, the option lapses.

     The rules also provide for the early exercise of options, in the event of a change of control of Huntingdon, a reconstruction scheme under Section 425 of the Companies Act, where a person becomes bound or entitled under Sections 428 to 430F of the Companies Act to acquire the remaining issued share capital of Huntingdon or where a resolution for the voluntary winding up of Huntingdon is passed. However, where such event occurs during the performance measure period, the exercise of the options is subject to the performance measure having been satisfied and the Committee will determine, by reference to any applicable vesting scale, the number of Huntingdon Shares in respect of which the option may be exercised. The options must be exercised within a certain period after which they lapse. In the case of a change of control of Huntingdon, the options will lapse, if not exercised, on the earlier of the expiry of the period during which the acquiring company remains bound or entitled to acquire Huntingdon Shares under Sections 428 to 430F of the Companies Act and the period of six months after the change of control of Huntingdon. The rules also contain provision for the rollover of options in the event of a change of control with the agreement of the acquiring company.

     Adjustment of Options

     In the event of any variation in the share capital of Huntingdon by way of capitalisation, rights issue, consolidation, sub-division, reduction or otherwise, the Committee can, subject to written confirmation of the auditors, adjust the number of Huntingdon Shares the subject of such options and the subscription price.

     Plan Amendment

     The Incentive Option Plan is administered by the Committee. The Huntingdon Board has power to alter the Incentive Option Plan rules. However, amendments cannot detrimentally affect option holders with regard to their subsisting options except with the consent of the option holders who, assuming they exercise their options in full, will become entitled to not less than 3/4 of the nominal number of Huntingdon Shares, the subject of such options. The Huntingdon Board must also obtain prior approval of Huntingdon in general meeting where a variation seeks to extend the class of persons eligible for the grant of options, or alter to the advantage of option holders rules relating to the grant of options, plan limits, personal limits, the adjustment of options, and the subscription price except for minor amendments to benefit the administration of the Incentive Option Plan, to comply with or take account of any proposed or existing legislation or law or to obtain or maintain favourable tax, exchange, control or regulatory treatment for option holders.

     The Huntingdon Board or Huntingdon in general meeting can resolve to terminate the Incentive Option Plan at any time.

     7.1.3 The Huntingdon Life Sciences Group Plc 1999 Sharesave Scheme (the "Sharesave Scheme").

     The Sharesave Scheme was adopted at the annual general meeting held on 3 June 1999. Approximately 55 per cent. of eligible employees, who will fund the exercise of their options with the proceeds of a related Save As You Earn (SAYE) savings contract, accepted the invitation to join the Sharesave Scheme. Options may generally be exercised from the Bonus Date which falls on 1 November 2002 in respect of existing options granted on 9 September 1999. Options generally lapse six months after the Bonus Date.

     Eligibility

     All UK employees and full-time directors of Huntingdon and any of its subsidiaries who are employed at the invitation date and continue to be so employed on the date of grant of options ("eligible employees") are eligible to participate in the Sharesave Scheme. The Huntingdon Board may in the future set a qualifying period of employment (not longer than five years) before employees become eligible employees. The Huntingdon Board also has the right to nominate any other employees, at its absolute discretion, to participate in the Sharesave Scheme.

     Grant of Options

     Eligible employees may be invited (the "invitation date") by the Huntingdon Board to apply for options under the Sharesave Scheme to acquire Huntingdon Shares. Employees applying for options must agree to make regular monthly savings (minimum L5, maximum L250) under a special three year or five year Sharesave savings contract. The funds saved (plus interest, or as appropriate, bonus contributions) are used by a participant to fund the subscription price when an option is exercised. The participant may exercise his option on completion of the savings contract after three years or five years (or seven years, if the maximum bonus is included) depending upon the contract. An invitation to apply for an option may only be given during the period of six weeks following:

          (a) the date on which the Sharesave Scheme is approved by the Inland Revenue;

          (b) the announcement by Huntingdon of its results for any financial year or half-year; or

          (c) any day on which a change in legislation affecting savings-related share option schemes is proposed or made.

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

     No options may be granted more than 10 years after the date of adoption of the Sharesave Scheme. Options are not transferable. Benefits under the Sharesave Scheme are not pensionable.

     Option Price

     Huntingdon Shares may be acquired at a price to be determined by the Huntingdon Board before the grant of the option. The options may not be offered at an exercise price that is less than the higher of the nominal value of the Huntingdon Shares and 80 per cent. of the middle market quotation for a Huntingdon Share (as derived from the London Stock Exchange Daily Official List on the dealing day prior to the invitation or the average of those quotations on the three dealing days prior to that date).

     Exercise of Options

     An option granted under the Sharesave Scheme may not normally be exercised until after the completion of the related three or five year Sharesave savings contract, as appropriate. However, participants who cease to be employed by Huntingdon in the event of death, injury, disability, pregnancy, redundancy, or retirement at pensionable age or contractual retirement age and before completion of their savings contract will be permitted to exercise their options to the extent of their savings at the date of cessation of employment. The early exercise of options is also permitted in the exceptional circumstances of a reconstruction or take-over of Huntingdon within a certain period of time after which they lapse. In the case of a change of control of Huntingdon, the options will lapse, if not exercised, on the earlier of the expiry of the period during which the acquiring company remains bound or entitled to acquire Huntingdon Shares under Sections 428 to 430F of the Companies Act and the period of six months after the change of control of Huntingdon, in which case options may alternatively be exchanged for options over shares in an acquiring company before they lapse as mentioned.

     Rights Attaching to Huntingdon Shares

     All Huntingdon Shares allotted on the exercise of options under the Sharesave Scheme will rank pari passu with all other Huntingdon Shares for the time being in issue (save as regards any right attaching to such shares by reference to a record date prior to the date of allotment) and application will be made for such shares to be admitted to the Official List.

     Limits of the Sharesave Scheme

     The number of Huntingdon Shares that can be subject to options granted under the Sharesave Scheme and any other employees' share scheme cannot exceed 10 per cent. of the then issued ordinary share capital of Huntingdon plus 1,550,000 Huntingdon Shares. In calculating this 10 per cent. limit, Huntingdon Shares comprised in any options granted to the trustees of an employees' benefit trust are taken into account, but Huntingdon Shares comprised in Founder Options granted under the Unapproved Share Option Scheme, Huntingdon Shares comprised in options granted to Mr Baker in September 1998 under the Option Agreement, any options that are released or lapse without being exercised and any Huntingdon Shares issued upon the exercise of rights granted under any other employees' share scheme before the date of adoption of the Sharesave Scheme are disregarded.

     The Board may specify the number of Huntingdon Shares which may be placed under option under the Sharesave Scheme on any occasion.

     Variation of Share Capital

     In the event of any variation in the issued ordinary share capital of Huntingdon, the Huntingdon Board may make such adjustments as it considers appropriate to the total number of Huntingdon Shares subject to any option and/or the exercise price under any option, provided that any such adjustment is approved in advance by the Inland Revenue and the auditors of Huntingdon have confirmed that it is in their opinion fair and reasonable.

     Alteration

     The Huntingdon Board may alter or add to the Sharesave Scheme but may not make any alteration or addition to the advantage of present or future option holders without the prior approval of the Huntingdon Shareholders in general meeting. This approval is not requested for minor amendments for the purposes of administration of the Sharesave Scheme or to take account of any change in legislation or alterations that are necessary or appropriate to obtain or maintain favourable tax, exchange control or regulatory treatment for participants in the Sharesave Scheme or the Group. Any amendment to the Sharesave Scheme will not take effect until the Inland Revenue has confirmed that it will not affect the approved status of the Sharesave Scheme.

     Any US subsidiary of Huntingdon, which received the services in respect of which an option was granted, will be entitled to a deduction in an amount equal to the compensation taxable to the optionee, in computing its US Federal income tax. Generally this is in the calendar year in which the optionee is deemed to have received such compensation.

     Under the terms of the various share options arrangements the following options to purchase Huntingdon Shares have been granted (net of expired options) but not exercised as of 30 September 2001.

(i) The Unapproved Plan

                                        NUMBER OF SHARES
DATE OF GRANT                             OUTSTANDING      OPTION PRICE     EXPIRY DATE
-------------                           ----------------   ------------     -----------
18 December 1995......................      112,500            L0.77      17 December 2002
21 November 1996......................       50,000          US$1.60      20 November 2003
1 December 1997.......................      100,000            L0.50      30 November 2004
31 December 1997......................      260,600           L0.465      30 December 2004
31 December 1997......................      295,000          US$0.77      30 December 2004

(ii) The Approved Plan

                                        NUMBER OF SHARES
DATE OF GRANT                             OUTSTANDING      OPTION PRICE      EXPIRY DATE
-------------                           ----------------   ------------      -----------
13 February 1995......................      130,000            L0.49       12 February 2005
11 December 1995......................      440,000            L0.78       10 December 2005
11 December 1995......................       80,000          US$1.19       10 December 2005
18 December 1995......................       59,000            L0.77       17 December 2005
21 November 1996......................      387,500            L0.95       20 November 2006
21 November 1997......................      390,000           L0.465       30 December 2007

(iii) The Unapproved Share Option Scheme and the Option Agreement

                                        NUMBER OF SHARES
DATE OF GRANT                             OUTSTANDING      OPTION PRICE      EXPIRY DATE
-------------                           ----------------   ------------      -----------
2 September 1998......................     5,000,000          L0.125       1 September 2005
3 December 1998.......................     7,000,000          L0.125        2 December 2008
31 December 1998......................       500,000          L0.125       30 December 2008
29 March 1999.........................     1,500,000         L0.1925          28 March 2009

(iv) Incentive Option Plan

                                        NUMBER OF SHARES
DATE OF GRANT                             OUTSTANDING      OPTION PRICE      EXPIRY DATE
-------------                           ----------------   ------------      -----------
27 April 2001.........................     7,750,000         L0.05+*          28 March 2009

---------------

* Replaced 7 March 2000 grant for 4,250,000 Huntingdon Shares at an exercise price of L0.1625 per share.

+ At the time of grant, the market value of each Huntingdon Share was L0.0225, but under the rules of the Huntingdon Life Science Group Plc Incentive Option Plan, Huntingdon was not able to grant options at an exercise price less than the nominal value of a share. The Huntingdon Board resolved that in the event of an appropriate reorganisation being effected whereby the nominal value of a Huntingdon Share would be reduced below L0.0225 the exercise price would be reduced to L0.0225 although to the extent possible the number of Huntingdon Shares under option would not be altered.

(v) Sharesave Scheme

                                              NUMBER OF SHARES
DATE OF GRANT                                   OUTSTANDING      OPTION PRICE   EXPIRY DATE
-------------                                 ----------------   ------------   -----------
9 September 1999............................     5,245,744          L0.14       1 May 2003

     7.1.4 The Huntingdon Unapproved Share Option Plan (the "Unapproved Plan").

     On 8 April 1983, Huntingdon adopted the Unapproved Plan pursuant to which options to acquire ordinary shares may be granted to any person who is required to devote substantially the whole of his time (being not less than 25 hours per week) to serve as a director or employee of Huntingdon or one of its subsidiaries. The maximum number of Huntingdon Shares which may be issued under the Unapproved Plan according to the rules thereof is 10 per cent. of the issued share capital of Huntingdon from time to time, less options outstanding under the Approved Plan from time to time.

     An option granted pursuant to the Unapproved Plan may be exercised two years after the grant in respect of not more than 50 per cent. of the Huntingdon Shares subject to the option. An option may be exercised in full between three and seven years after the grant in respect of the unexercised balance of the Huntingdon Shares subject to the option. Options may be exercised earlier in certain specified circumstances, including a change in control of 25 per cent. or more of the outstanding Huntingdon Shares.

     In the event of 25 per cent. or more of the beneficial ownership of the issued Huntingdon Shares becoming vested in any person, the Huntingdon Board must give notice to option holders within ten days of receiving notice of such change of beneficial ownership and permit the exercise of options within a period of 90 days of the date of the notice. There is no express provision in the rules of the Unapproved Plan for the lapse of options on the expiry of such ninety-day period.

     The Unapproved Plan also provides for the early exercise of options on a voluntary winding-up of the Group. The Unapproved Plan contains provisions for adjustments to options in consultation with the auditors of Huntingdon in the event of any variation in the share capital by way of a capitalisation, rights issue, sub-division, consolidation or reduction of the share capital or in the event of a voluntary winding-up of Huntingdon for the purposes of any reconstruction or reorganisation.

     Alterations

     The Unapproved Plan may be amended by the Huntingdon Board except that definitions of "eligible employee", "option price" and certain other key provisions of the Unapproved Plan cannot be altered without the prior approval of Huntingdon Shareholders in general meeting. No alteration may be made to vested rights without the written consent of option holders.

     7.1.5 The Huntingdon Approved Management Share Option Plan (the "Approved Plan").

     On 29 January 1985, Huntingdon adopted a second share option plan, the Approved Plan, which has been approved by the Board of Inland Revenue (the "Inland Revenue") pursuant to the Finance Act 1984. The rules of the Approved Plan broadly follow those of the Unapproved Plan, except that an option may be exercised, subject to certain exceptions, only between three and ten years after it is granted.

     Pursuant to the Approved Plan, options to acquire Huntingdon Shares may be granted to any Director or employee of Huntingdon whose terms of employment require him to work for at least thirty-seven and one-half hours per week. Approval of the Approved Plan by the Inland Revenue means that important personal tax concessions are available to participants who reside in the UK. The maximum number of Huntingdon Shares which may be issued under the Approved Plan according to the rules thereof is 10 per cent. of the issued share capital from time to time, less options outstanding under the Unapproved Plan from time to time.

     The Approved Plan provides that in the event of any general offer made to acquire the whole of the issued share capital of the Group or as a result of any scheme or arrangement whereby more than 25 per cent. of the issued ordinary share capital of Huntingdon carrying voting rights becomes vested in the other person or persons acting in concert, an option may be exercised within 6 months of the date on which the offer becomes unconditional or the scheme becomes effective. Huntingdon must use its best endeavours to procure that the acquiring company offers to acquire any Huntingdon Shares that are allotted following such exercise on the same terms as other Huntingdon Shares. The rules of the Approved Plan also provide for the early exercise of options in the event of any person becoming bound or entitled under Sections 428 to 430F of the Companies Act to acquire Huntingdon Shares, in the event of any scheme for reconstruction under
Section 425 of the Companies Act or in the event of any voluntary winding up of Huntingdon. The rules of the Approved Plan provide that in the event of the option becoming exercisable following the issue of a Section 429 notice under the Companies Act, the option will lapse if it remains unexercised on the offeror ceasing to be bound or entitled to acquire Huntingdon Shares but there is no similar lapsing provision at the end of the six month period mentioned above in relation to takeovers.

     The Approved Plan provides that in the event of any variation in the share capital of the Company by way of a rights issue, sub division or consolidation the exercise price and the number of Huntingdon Shares subject to options may be adjusted by the Huntingdon Board in consultation with the auditors of Huntingdon.

     The Approved Plan may be amended by the Huntingdon Board except that substantive provisions cannot be amended to the advantage of employees or option holders without the previous consent of the Company in general meeting; no alteration can be made to the disadvantage of the participants without prior consent and following any amendment, the plan must continue to be approved under
Schedule 10 to the Finance Act 1984.

     7.1.6 401(k) Plan (the "401(k) Plan")

     On 21 November 1995 the US subsidiary of Huntingdon adopted a 401(k) Plan in the US which is analogous to a UK retirement benefits scheme. The 401(k) Plan qualifies for certain US tax concessions. Under the 401(k) Plan, Huntingdon matches cash contributions by employees where such funds are then used to acquire Huntingdon Shares, which may be by way of subscription for or the purchase of Huntingdon ADRs in the market. The 401(k) Plan is generally open to all employees.

     Both the Unapproved Plan and the Approved Plan terminated on 31 December 1997 with respect to the grant of new options. Options outstanding at that date are not affected by such termination. The grant of options under both the Unapproved Plan and the Approved Plan was a matter for the discretion of the Huntingdon Board. The consideration payable to Huntingdon for the grant of an option to acquire Huntingdon Shares was the sum of L1. The exercise price per share at which an option may be exercised is equal to the average of the middle market quotations on the London Stock Exchange for the Huntingdon Shares on the five dealing days prior to the date of grant or, if no established market in the Huntingdon Shares exists, the fair value of the Huntingdon Shares as determined by the Board. Generally, an option may not be exercised unless at the date of exercise the participant is then, and has been continuously since the grant of the option, in the full-time employ of Huntingdon. This rule, however, is subject to alteration in specific cases at the discretion of the Huntingdon Board.

     7.2 LSR Share Option Scheme

     LSR 2001 Equity Incentive Plan (the "LSR 2001 Equity Incentive Plan")

     The LSR Board has adopted the LSR 2001 Equity Incentive Plan. Adoption of the LSR 2001 Equity Incentive Plan will enable LSR to use stock options (and other stock-based awards) as a means to attract, retain and motivate key personnel.

     Awards under the LSR 2001 Equity Incentive Plan may be granted by a committee designated by the LSR Board pursuant to the terms of the LSR 2001 Equity Incentive Plan and may include: (i) options to purchase shares of LSR Voting Common Stock, including incentive stock options ("ISOs"), non-qualified stock options or both; (ii) stock appreciation rights ("SARs"), whether in conjunction with the grant of stock options or independent of such grant, or stock appreciation rights that are only exercisable in the event of a change in control or upon other events; (iii) restricted stock consisting of shares that are subject to forfeiture based on the failure to satisfy employment-related restrictions; (iv) deferred stock, representing the right to receive shares of stock in the future; (v) bonus stock and awards in lieu of cash compensation; (vi) dividend equivalents, consisting of a right to receive cash, other awards, or other property equal in value to dividends paid with respect to a specified number of shares of LSR Voting Common Stock or other periodic payments; or (vii) other awards not otherwise provided for, the value of which are based in whole or in part upon the value of the LSR Voting Common Stock. Awards granted under the LSR 2001 Equity Incentive Plan are generally not assignable or transferable except pursuant to a will and by operation of law.

     The flexible terms of the LSR 2001 Equity Incentive Plan are intended to, among other things, permit the stock option committee to impose performance conditions with respect to any award, thereby requiring forfeiture of all or part of any award if performance objectives are not met or linking the time of exercisability or settlement of an award to the attainment of performance conditions. For awards intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the United States Internal Revenue Code such performance objectives shall be based solely on (i) annual return on capital; (ii) annual earnings or earnings per share; (iii) annual cash flow provided by operations; (iv) changes in annual revenues; (v) stock price; and/or
(vi) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, and goals relating to acquisitions or divestitures.

     LSR's stock option committee, which will administer the 2001 LSR Equity Incentive Plan, will have the authority, among other things, to: (i) select the directors, officers and other employees and independent contractors entitled to receive awards under the 2001 LSR Equity Incentive Plan; (ii) determine the form of awards, or combinations of awards, and whether such awards are to operate on a tandem basis or in conjunction with other awards; (iii) determine the number of shares of LSR Voting Common Stock or units or rights covered by an award; and
(iv) determine the terms and conditions of any awards granted under the 2001 LSR Equity Incentive Plan, including any restrictions or limitations on transfer, any vesting schedules or the acceleration of vesting schedules, any forfeiture provision or waiver of the same and including any terms and conditions necessary or desirable to ensure the optimal tax result for participating personnel and the Group including by way of example to ensure that there is no tax on the grant of the rights and that such tax only arises on the exercise of rights or otherwise when the LSR Voting Common Stock unconditionally vests and is at the disposal of such participating personnel. The exercise price at which shares of LSR Voting Common Stock may be purchased pursuant to the grant of stock options under the 2001 LSR Equity Incentive Plan is to be determined by the option committee at the time of grant in its discretion, which discretion includes the ability to set an exercise price that is below the fair market value of the shares of LSR Voting Common Stock covered by such grant at the time of grant (subject to the limitation set forth in paragraph 8.2 of Appendix 2 to this document on page 93.

     The number of shares of LSR Voting Common Stock that may be subject to outstanding awards granted under the 2001 LSR Equity Incentive Plan (determined immediately after the grant of any award), may not exceed 20 per cent. of the aggregate number of shares of LSR Voting Common Stock then outstanding.

     The 2001 LSR Equity Incentive Plan may be amended, altered, suspended, discontinued, or terminated by the LSR Board without LSR Voting Common Stockholder approval unless such approval is required by law or regulation or under the rules of any stock exchange or automated quotation system on which LSR Voting Common Stock is then listed or quoted. Thus, LSR Voting Common Stockholder approval will not necessarily be required for amendments which might increase the cost of the plan or broaden eligibility. LSR Voting Common Stockholder approval will not be deemed to be required under laws or regulations that condition favourable tax treatment on such approval, although the LSR Board may, in its discretion, seek LSR Voting Common Stockholder approval in any circumstances in which it deems such approval advisable.

     No awards have been granted pursuant to the 2001 LSR Equity Incentive Plan and none will be made until after the Offer has become, or been declared, unconditional in all respects. The LSR Board has not designated a stock option committee. Awards that may in the future be received by or allocated to the chief executive officer, the four other most highly compensated executive officers, or to such other groups of persons, cannot be determined at this time.

8.  OTHER INFORMATION

     8.1 No proposal exists in connection with the Offer that any payment or other benefit shall be made or given by LSR to any Huntingdon Director as compensation for loss of office or as consideration for or in connection with his retirement from office.

     8.2 Corporate Synergy, which is regulated in the UK by The Financial Services Authority, has given and not withdrawn its written consent to the issue of this document with the references herein to its name in the form and context in which they appear. In giving such consent, Corporate Synergy does not admit that Corporate Synergy is an expert with respect to any part of this document within the meaning of term "expert" as used in, or that Corporate Synergy comes within the category of persons whose consent is required under, the Securities Act or the rules and regulations of the SEC promulgated thereunder.

     8.3 The consolidated financial statements included in Part B of Appendix 3 to this document on page 99 have been so included in reliance on the reports of Deloitte & Touche and Arthur Andersen, independent accountants, given on the authority of said firms as experts in accounting and auditing.

     8.4 This document has been approved by Corporate Synergy for the purposes of Section 21 of the Financial Services and Markets Act 2000. Corporate Synergy is acting for Huntingdon and no-one else in connection with the Offer and will not be responsible to anyone other than Huntingdon for providing protections afforded to customers of Corporate Synergy nor for giving advice in relation to the Offer.

     8.5 Save as disclosed in paragraph 7.1 of Appendix 2 on pages 90 to 91 of this document and paragraph 3.2.6 above, no agreement, arrangement, or understanding (including any compensation arrangement) exists between LSR or any person acting in concert with it for the purposes of the Offer and any of the Huntingdon Directors or recent directors, shareholders or recent shareholders of Huntingdon having any connection with or dependence on, or which is conditional on, the outcome of the Offer.

     8.6 There is no agreement, arrangement or understanding whereby the beneficial ownership of the Huntingdon Securities to be acquired by LSR pursuant to the Offer will be transferred to any person, save that LSR reserves the right to transfer any such securities to any member of its group.

     8.7 The emoluments (if any) of the existing LSR Director will not be varied as a result of the proposed acquisition of Huntingdon or by any other associated transaction.

     8.8 Save as disclosed in this document, the Huntingdon Directors are not aware of any material change in the trading or financial position of the Group since 31 December 2000, being the last day of the financial period in respect of which the most recent audited financial statement of Huntingdon has been prepared.

     8.9 The expenses of and incidental to the preparation and implementation of the Offer will be paid by LSR in the event the Offer becomes, or is declared, unconditional in all respects.

9.  MATERIAL CONTRACTS

     9.1 The following contracts, not being contracts entered into in the ordinary course of business, have been entered into by the Company since 9 October 1999 (being the date two years prior to the commencement of the Offer Period) and are or may be material:

     9.1.1 Facilities Agreement

     The Company, Huntingdon Life Sciences Limited and Huntingdon Life Sciences Inc. (the "Obligors") entered into a facilities agreement dated 7 August 1998 (the "Facilities Agreement") arranged for the Company by National Westminster Bank Plc, as agent for itself, Comerica Bank and Allfirst Bank (the "Banking Group"). The Facilities Agreement is also subject to the Extension Letters referred to in paragraph 9.1.2 below, the Amendment Agreement referred to in paragraph 9.1.5 below and the Fifth Intercreditor

Agreement referred to in paragraph 9.1.6 below. The Facilities Agreement provided the Company with a L24,500,000 revolving credit facility which could be drawn by way of sterling cash advances only.

     The interest rate under the revolving credit facility was the aggregate of LIBOR, the relevant associated costs rate and a margin of 1.75 per cent. per annum in respect of drawings up to L19,500,000. The margin on drawings in excess of that figure was 1 per cent. per annum to the extent that certain cash balances are maintained with the Banking Group and otherwise was 2 per cent. per annum. The Facilities Agreement required the Company to pay a commitment fee of
0.25 per cent. per annum on the undrawn portion of the revolving credit facility from time to time and, in addition, a participation fee of L122,500 on the first drawdown under the Facilities Agreement and of L127,500 on the first anniversary of such drawdown.

     The revolving credit facility was committed until 31 August 2000, subject to mandatory reduction in certain circumstances and the right of the Banking Group to require early repayment in certain events of default. Those events of default relate to non-payment, breach of covenant or representation or warranty (subject to cure periods), legal invalidity of the facility documents, cross-default of financial indebtedness of members of the Group in aggregate in excess of L1 million, attachment or distress against members of the Group, inability of members of the Group to pay their debts, insolvency events relating to members of the Group, cessation of the business or the disposal of the whole or a substantial part of the assets of members of the Group and change of control of the Company. The events of default are subject, in a number of cases, to materiality qualifications. The facilities are secured on the present and future assets of the Obligors. The Facilities Agreement contains restrictions on the ability of the Obligors to incur further financial indebtedness and to dispose of their assets. The liabilities of the Obligors under the Facilities Agreement are joint and several.

     The event of default relating to change of control has been waived by Stephens (the current agent) as agent for the current Banking Group provided the Offer becomes, or is declared, unconditional on or before 31 December 2001, although Stephens has stated that if the Offer has not become, or been declared, unconditional by such date it would extend such waiver until 31 March 2002.

     Comerica Bank transferred its entire interest in the Facilities Agreement, the Extension Letters and any other relevant documents to Delta-Kappa LLC on 14 August 2001. Allfirst Bank transferred its entire interest in the Facilities Agreement, the Extension Letters and any other relevant documents to Berkshire Commercial Corporation on 30 April 2001.

     9.1.2 Extension Letters

     The Obligors executed an extension letter, dated 14 August 2000, with the Banking Group (the "First Extension Letter") under which the expiry date of the Facilities Agreement was extended until 31 October 2000, the margin under the Facilities Agreement was increased to 3 per cent. per annum and the Obligors agreed to pay the Banking Group an arrangement fee of L100,000 as well as to reimburse the Banking Group for their costs and expenses, including legal fees, invoiced in connection with the First Extension Letter. The Obligors executed a further extension letter, dated 6 October 2000 with the Banking Group ("the Second Extension Letter") under which the expiry date of the Facilities Agreement was extended until 30 November 2000, and the Obligors agreed to pay the Banking Group a further arrangement fee of L100,000, as well as to reimburse the Banking Group for their costs and expenses including legal fees, invoiced in connection with the Second Extension Letter. The Obligors executed a further extension letter dated 30 November 2000 with the Banking Group (the "Third Extension Letter") under which the expiry date of the Facilities Agreement was extended until 5 January 2001 and the Obligors agreed to pay the Banking Group a further arrangement fee of L100,000, as well as to reimburse the Banking Group for their costs and expenses including legal fees, invoiced in connection with the Third Extension Letter. The Obligors and Andrew Baker also signed a release with AllFirst Bank dated 5 January 2001 whereby AllFirst Bank agreed to a 14 day extension of the maturity date of certain credit facilities provided by AllFirst Bank to the Obligors, provided that the Obligors granted certain releases to AllFirst Bank relating to any claims, causes of action, suits and damages which any of the Obligors or Andrew Baker may ever have had against AllFirst Bank. The Obligors also entered into a general release dated 5 January 2001 with Comerica Bank. The Obligors executed a further extension letter dated 5 January 2001 with the Banking Group (the "Fourth Extension Letter") under which the expiry date of the Facilities

Agreement was extended until 19 January 2001. The Obligors agreed to reimburse the Banking Group for their costs and expenses including legal fees invoiced in connection with the Fourth Extension Letter.

     9.1.3 Baker Loan

     The Company entered into a loan with Andrew Baker, a Huntingdon Director, on 25 September 2000, pursuant to which Mr Baker made available to the Company a loan facility of up to L2,000,000 (the "Baker Loan"). The Baker Loan is unsecured and is subordinated to the Facilities Agreement. On 18 March 2001 Mr Baker transferred a US$550,000 participation in the Baker Loan to FHP. Mr Baker and Mr Cramer are members of FHP.

     The interest rate under the Baker Loan is 10 per cent. per annum on the balance outstanding under the Baker Loan from the date of drawdown until the date of repayment.

     Mr Baker and the Company have agreed with the Banking Group that no payments of principal or interest in respect of the Baker Loan may be made to Andrew Baker and to FHP by any member of the Group until any amounts due to the Banking Group have been repaid in full.

     9.1.4 Sale and Release Agreement

     The Obligors entered into a sale and release agreement with the National Westminster Bank Plc, The Royal Bank of Scotland plc, The Royal Bank of Scotland Group plc (the three banks together being defined for the purposes of this paragraph 9 as the "RBS Group"), Andrew Baker, HLSF LLC ("HLSF"), FHP and Stephens on 20 January 2001. Under the terms of this agreement, the loan owed to National Westminster Bank Plc under the Facilities Agreement was transferred to HLSF, a company associated with Stephens, along with all rights and benefits accruing to National Westminster Bank Plc in relation to the loan.

     In consideration of National Westminster Bank Plc agreeing to sell such rights to HLSF, the RBS Group was released and discharged from any of the Company's and Mr Baker's claims or otherwise arising out of the Facilities Agreement and related documents. The Obligors, Stephens and FHP also agreed, unless compelled by law, not to take any action which might encourage or assist any other person to bring a claim against the RBS Group.

     The Company agreed to pay the reasonable costs and expenses of the RBS Group not exceeding L28,200 and US$20,000 (plus VAT and disbursements) up to 22 January 2001 and any further costs incurred after such date subject to a limit of L5,000 (plus VAT and disbursements).

     9.1.5 Amendment Agreement relating to the Facilities Agreement

     The Obligors, the Banking Group and Stephens entered into an amendment agreement relating to the Facilities Agreement effective as at 20 January 2001 and as amended on 9 October 2001. The Company agreed to, from time to time on demand of Stephens and the Banking Group, reimburse Stephens and the Banking Group for all reasonable expenses incurred in connection with the negotiation, preparation and execution of the amendment agreement. The amendments to the Facilities Agreement extend the repayment date under the Facilities Agreement to 30 June 2006.

     It was further agreed that the Group is to take all reasonable steps as soon as practicable to sell off such of its real estate assets through sale/leaseback transactions and or obtain mortgage financing secured by its real estate assets as may be necessary to discharge in full all of the Group's obligations under the Facilities Agreement and to procure that the sale proceeds from such real estate financing transactions shall, net of costs and expenses, be remitted as soon as practicable to Delta-Kappa LLC (to whom Comerica Bank had transferred its interest in the Facilities Agreement) and Berkshire Commercial Corporation (to whom Allfirst Bank had transferred its interest in the Facilities Agreement) and, once they have been fully discharged, to HLSF (a company associated with Stephens).

     Interest is payable in quarterly breaks at "LIBOR" plus 1.75 per cent. per annum.

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

     9.1.6 Fifth Intercreditor Agreement

     The Obligors, the Banking Group, Stephens and Andrew Baker entered into a Fifth Intercreditor Agreement dated 19 February 2001 pursuant to which it was agreed, inter alia, that the Group was to take all reasonable steps as soon as practicable to sell off such of its assets as may be necessary to discharge in full all of the Group's obligations to each of Delta-Kappa LLC and Berkshire Commercial Corporation (and, once they had been fully discharged, to HLSF) and to procure that the proceeds of such sale, less costs and expenses, shall be remitted as soon as practicable to Delta-Kappa LLC and Berkshire Commercial Corporation and, once they have been fully discharged, to HLSF. Stephens and HLSF have agreed that they will only require the Group to effect such transactions by means of the sale of its real estate assets through sale/leaseback transactions and/or obtaining mortgage financings secured by the Group's real estate assets.

     9.1.7 Facility Agreement between Stephens and the Obligors dated 19 July
2001

     In accordance with the terms of a facility agreement dated 19 July 2001 and as amended on 5 October 2001, Stephens made L2,000,000 available to the Obligors which is available for a period of one year from 19 July 2001. Such amount is available by way of advances in minimum amounts of L500,000. Interest accrues at a fixed rate of 10 per cent. per annum, such interest to be payable in full on the last day of the term of the relevant advance. There is a default rate of interest of 15 per cent. per annum. The term for each advance is 30 days and each advance is to be repaid in full on the last day of its term. No advance is to be voluntarily pre-paid without Stephens' prior consent. Stephens also has no obligation to agree to any requests made by the Obligors for any advance. Stephens may assign and/or transfer all or any part of its rights or obligations under the facility. All advances are to be used for the general working capital purposes of the Huntingdon Group.

     The Obligors have agreed to indemnify Stephens on demand against any loss, costs or expenses of whatsoever nature incurred by Stephens in providing or maintaining the facility or any advance. The facility is secured. Stephens also has the right to set off any amounts owing by the Obligors to Stephens. The facility is governed by the laws of England.

     9.1.8 The Inducement Fee Agreement

     By way of an agreement dated 9 October 2001 Huntingdon has agreed to pay LSR an amount equal to 1 per cent. of the value of the Offer in certain circumstances, including the Huntingdon Directors withdrawing their recommendation to accept the Offer or their recommending against acceptance of the Offer, or if prior to the Offer lapsing or being withdrawn, the Company or any of the Huntingdon Directors voluntarily authorises or directs any act or omission which will prevent a Condition being satisfied, or if at any time prior to 31 March 2002 the Huntingdon Directors recommend a competing offer. For the purposes of this agreement, the value of the Offer is the closing mid-market price of a Huntingdon Share as derived from the London Stock Exchange Daily List on 8 October 2001 multiplied by the number of Huntingdon Shares in issue on that day.

     9.2 The following contracts, not being contracts entered into in the ordinary course of business, have been entered into by LSR since 19 July 2001 (being the date of incorporation of LSR) and are or may be material:

     9.2.1 The Subscription Agreements between LSR and the LSR Investors described in paragraph 7.3 of Appendix 2 to this document on page 91 of this document.

     9.2.2 The LSR Warrants described in paragraph 7.1 of Appendix 2 to this document beginning on page 90 of this document.

     9.2.3 The Deed Poll described in paragraph 7.2 of Appendix 2 to this document on page 91.

10.  BASIS OF ADVICE

     The Code requires that Huntingdon obtain competent independent advice on the Offer, and that the substance of this advice be made known to Huntingdon Securityholders. Corporate Synergy is regulated by

The Financial Services Authority to conduct investment business and regularly advises on take-overs. It has provided advisory services to Huntingdon in the last two years, for which it has received compensation.

     In providing its advice to Huntingdon, Corporate Synergy:

     - discussed the rationale for the Offer with the Huntingdon Directors and other advisers of Huntingdon;

     - reviewed the terms of the Offer;

     - discussed the financial position of the Group, details of which were provided by the management of Huntingdon;

     - considered the commercial assessments of the Huntingdon Directors;

     - was not asked to, and did not, issue a fairness opinion; and

     - was not asked to and did not recommend the specific consideration payable in the Offer, which was determined through negotiation between Huntingdon and LSR. Its advice was only one of various factors considered by Huntingdon in its evaluation of the Offer and should not be viewed as determinative of the views of the Huntingdon Directors with respect to the Offer or the consideration payable pursuant to the Offer. In particular, the Huntingdon Directors' reasons for recommending the Offer are set out in the letter from the chairman of Huntingdon contained in
       Part 1 of this document on page 43.

     Under the terms of its engagement in connection with the Offer, Huntingdon has agreed to pay Corporate Synergy an advisory fee of L250,000, to reimburse it for its expenses and to indemnify it and related parties against certain liabilities arising out of its engagement. In the last two years, Huntingdon has paid Corporate Synergy a total of L63,966.47 for financial advisory services.

11.  DOCUMENTS AVAILABLE FOR INSPECTION

     The following documents will be available for inspection during normal business hours on any weekday (Saturdays and public holidays excepted) at the offices of the Company during the Initial Offer Period and Subsequent Offer
Period:

     11.1 the Memorandum and Articles of Association of Huntingdon;

     11.2 the Amended LSR Charter and the LSR Bylaws;

     11.3 the audited consolidated accounts of Huntingdon for the last two financial years;

     11.4 all Huntingdon Directors' service contracts of more than twelve months' duration;

     11.5 the consent of Corporate Synergy;

     11.6 the material contracts referred to in paragraph 9 above;

     11.7 the irrevocable undertakings referred to in paragraph 3.2.6 above;

     11.8 this document and the Acceptance Forms.

12.  LEGAL MATTERS

     The legality of the LSR Voting Common Stock offered by this document will be passed upon by Ballard Spahr Andrew & Ingersoll, LLP, 300 East Lombard Street, Baltimore, Maryland 21202, special counsel to LSR.

13.  EXPERTS

     Huntingdon's consolidated financial statements included in this document have been so included in reliance on the reports of Deloitte & Touche and Arthur Andersen, independent accountants, given on the authority of said firms as experts in accounting and auditing.

     LSR's financial statements included in this document have been so included in reliance on the report of Deloitte & Touche, independent accountants, given on the authority of said firm as experts in accounting and auditing.


21 December 2001


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

                                   APPENDIX 7

                                  DEFINITIONS


     The following definitions apply throughout this document and the Acceptance Forms, unless the context requires otherwise:


"Acceptance Condition"........   means the Condition set out in paragraph 1 of
                                 Part A of Appendix 1 to this document on page
                                 67.


"Acceptance Form".............   the Form of Acceptance and the Letter of
                                 Transmittal and, where applicable, the Notice of Guaranteed Delivery, in each case, enclosed with the 16 October 2001 posting of this document


"Accepted ADSs"...............   has the meaning set out in paragraph 12.2(ii)
                                 of Part 2 of this document on page 59

"Amended LSR Charter".........   has the meaning set out in Appendix 4 on page
                                 168 of this document

"Announcement"................   the press announcement relating to the Offer
                                 dated 9 October 2001

"associated undertaking"......   has the meaning given by the Companies Act

"Bonds" or "Convertible
Capital Bonds"................   the US$50,000,000 7 1/2 per cent. Convertible
                                 Capital Bonds 2006, issued by HIH Capital
                                 Limited, a subsidiary of Huntingdon, in August
                                 1991

"Bondholders".................   holders of Bonds

"Book Entry Confirmation".....   has the meaning set out in paragraph 12.2(c) of
                                 Part 2 of this document on page 59

"Business Day"................   a day (other than a Saturday or a Sunday) on
                                 which banks generally are open for ordinary banking business in New York City

"certificated" or
"in certificated form"........   in relation to a share or other security, a
                                 share or other security which is not in
                                 uncertificated form

"Code"........................   The City Code on Takeovers and Mergers

"Companies Act"...............   the Companies Act 1985, as amended

"Company" or "Huntingdon".....   Huntingdon Life Sciences Group Plc

"Completion of the Offer".....   the later of the Initial Closing Date, the
                                 expiry of the Subsequent Offer Period or the completion of the compulsory acquisition procedure under the Companies Act, if applicable

"Conditions"..................   the conditions to the Offer contained in Part A
                                 of Appendix 1 of this document beginning on page 67 and "Condition" means any one of them

"Conversion Rights"...........   the right of a Bondholder to convert Bonds into
                                 Preference Shares which are automatically exchanged into Huntingdon Shares (including the right to elect that any such Ordinary Shares be deposited with a depositary and for ADRs, each evidencing ADSs, representing the Huntingdon
                                 Shares so deposited, to be issued)

"Corporate Synergy"...........   Corporate Synergy PLC

"CREST".......................   the CREST electronic shareholding and
                                 settlement system run by CRESTCo Limited in conjunction with the London Stock Exchange, major banks and registrars

"CRO".........................   contract research organization

"days" or "calendar days".....   calendar days

"Deed Poll"...................   the deed poll summarised in paragraph 7.2 of
                                 Appendix 2 to this document on page 91

"Deposit Agreement"...........   has the meaning set out in Appendix 4 to this
                                 document on page 168

"Eligible Institution"........   a financial institution (including most banks,
                                 savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature
                                 Program, or the Stock Exchange Medallion
                                 Program

"Enlarged Group"..............   LSR as enlarged by the acquisition of the Group

"Exchange Act"................   the US Securities Exchange Act 1934, as
                                 amended, and the SEC's rules and regulations thereunder

"Facilities Agreement"........   has the meaning set out in paragraph 9.1.1 of
                                 Appendix 6 of this document on page 221

"FHP".........................   Focused Healthcare Partners LLC as successor in
                                 interest to Focused Healthcare Partners


"Form of Acceptance"..........   the form of acceptance, authority and election
                                 applicable to the Offer to holders of
                                 Huntingdon Shares enclosed with the 16 October
                                 2001 posting of this document


"Group" or "Huntingdon
Group"........................   Huntingdon and its subsidiaries and subsidiary
                                 undertakings

"Guaranteed Delivery
Procedures"...................   has the meaning set out in paragraph 12.2(h) of
                                 Part 2 on page 61 of this document

"Huntingdon ADRs".............   American Depositary Receipts evidencing
                                 Huntingdon ADSs

"Huntingdon ADSs".............   American Depositary Shares issued in respect of
                                 Huntingdon Shares, each representing 25
                                 Huntingdon Shares

"Huntingdon Board"............   the board of directors of Huntingdon

"Huntington Directors"........   the members of the board of directors of
                                 Huntingdon

"Huntingdon Securities".......   Huntingdon Shares and/or Huntingdon ADSs

"Huntingdon Securityholder"...   a holder of Huntingdon Shares and/or Huntingdon
                                 ADSs

"Huntingdon Shareholder"......   a holder of Huntingdon Shares

"Huntingdon Shares"...........   ordinary shares of 5p each in Huntingdon

"Huntingdon Share Option
Schemes"......................   the Huntingdon Group Unapproved Share Option
                                 Scheme; the Option Agreement; the Huntingdon
                                 Life Sciences Group Plc 1999 Sharesave Scheme;
                                 the Huntingdon Life Sciences Group Plc
                                 Incentive Option Plan; the 401k Plan; the
                                 Huntingdon Group Unapproved Share Option Plan;
                                 and the Huntingdon Approved

                                 Management Share Option Plan each of which has been summarised in paragraph 7.1 of Appendix 6 to this document on pages 210

"Initial Closing Date"........   3.00 p.m. (London time), 10.00 a.m. (New York
                                 City time) on 13 November 2001, unless and until LSR shall have extended the Initial Offer
                                 Period, in which case the term "Initial Closing
                                 Date" shall mean the latest time and date at which the Initial Offer Period, as so extended by LSR will expire or, if earlier, the time at which the Offer becomes, or is declared, unconditional in all respects

"Initial Offer Period"........   the period from the date of posting of this
                                 document to and including (a) the Initial
                                 Closing Date or (b) the time and date on which the Offer lapses

"Investor Subscription
Agreement"....................   has the meaning set out in paragraph 7.3 of
                                 Appendix 2 on page 91 of this document


"IRS".........................   has the meaning set out in "US Federal Income
                                 Tax Consequences" on page 38 of this document



"Letter of Transmittal".......   the letter of transmittal applicable to the
                                 Offer for holders of Huntingdon ADSs enclosed with the 16 October 2001 posting of this document


"Listing Rules"...............   the rules and regulations made by the UK
                                 Listing Authority pursuant to Part VI of the Financial Services and Markets Act 2000, and contained in the UK Listing Authority's publication of the same name

"London Stock Exchange".......   London Stock Exchange plc

"LSR".........................   Life Sciences Research, Inc.

"LSR Board"...................   the board of directors of LSR

"LSR Bylaws"..................   has the meaning set out in Appendix 4 on page
                                 168 of this document

"LSR Common Stock"............   the LSR Voting Common Stock and the LSR
                                 Non-Voting Common Stock

"LSR Director" or "LSR
Directors"....................   the members of the board of directors of LSR

"LSR Investor" or "LSR
Investors"....................   persons who as at the date of this document
                                 have invested or have agreed to invest (subject to conditions) an aggregate of approximately
                                 US$1.5 million in LSR

"LSR Non-Voting Common
Stock"........................   non-voting common stock, par value US$0.01 per
                                 share, of LSR, convertible into LSR Voting
                                 Common Stock

"LSR 2001 Equity Incentive
Plan".........................   has the meaning set out in paragraph 7.2 of
                                 Appendix 6 on page 219 of this document

"LSR Preferred Stock".........   the preferred stock, par value US$0.01 per
                                 share, of LSR

"LSR Voting Common Stock".....   voting common stock, par value US$0.01 per
                                 share, of LSR

"LSR Voting Common
Stockholder"..................   has the meaning set out in Appendix 4 on page
                                 168 of this document

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

"LSR Warrants"................   the warrants to purchase an aggregate of
                                 704,425 shares of LSR Voting Common Stock issued to Stephens Group Inc. at an exercise price of US$1.50 per share, summarised in paragraph 7.1 of Appendix 2 beginning on page
                                 90 of this document

"MGCL"........................   General Corporation Law of the State of
                                 Maryland, United States of America

"NASD"........................   National Association of Securities Dealers,
                                 Inc.


"Notice of Guaranteed
Delivery".....................   the notice of guaranteed delivery relating to
                                 the Offer for use by holders of Huntingdon ADSs enclosed with the 16 October 2001 posting of this document


"NYSE"........................   New York Stock Exchange

"Offer".......................   the offer made by LSR to acquire the whole of
                                 the issued and to be issued ordinary share capital of Huntingdon (including Huntingdon
                                 Shares represented by Huntingdon ADSs) set out in this document, including where the context so requires, any subsequent revision, variation, extension or renewal of such offer, and subject to the Conditions set out in this document

"Offer Period"................   the period commencing on (and including) 9
                                 October 2001 until whichever of the following dates will be the latest: (i) 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 13
                                 November 2001, (ii) the date on which the Offer lapses and (iii) the date on which the Offer becomes, or is declared, unconditional in all respects

"Official List"...............   the Official List of the UK Listing Authority

"OTCBB".......................   the OTC Bulletin Board quotation service owned
                                 and operated by the NASD

"Panel".......................   the Panel on Takeovers and Mergers

"Post Offer Directors"........   has the meaning set out in paragraph 7.1 of
                                 Appendix 2 on page 90 of this document

"Preference Shares"...........   the 2 per cent. Exchangeable Redeemable
                                 Preference Shares having a nominal value at the date hereof of US$1 each in HIH Capital Limited and into which the Bonds are convertible

"Preferred Stock
Designation"..................   has the meaning set out on page 169 of Appendix
                                 4 to this document

"Previous Acceptor"...........   has the meaning set out in paragraph 4 of Part
                                 B of Appendix 1 on page 78 of this document

"Regulations".................   the Uncertificated Securities Regulations 1995
                                 (SI 1995 No 95/3272)

"Relevant Day"................   has the meaning set out in paragraph 3(a) of
                                 Part B of Appendix 1 on page 76 of this
                                 document

"SEC".........................   the US Securities and Exchange Commission

"Securities Act"..............   the US Securities Act of 1933, as amended, and
                                 the rules and regulations thereunder

"Stapfer Subscription
Agreement"....................   has the meaning set out in paragraph 7.3 of
                                 Appendix 2 on page 91 of this document

"Stephens"....................   Stephens Group, Inc.

"Subscription Agreements".....   the Investor Subscription Agreement and the
                                 Stapfer Subscription Agreement

"Subsequent Offer Period".....   the period following the Initial Closing Date
                                 during which the Offer remains open for
                                 acceptance

"subsidiary" and "subsidiary
undertaking"..................   have the meanings respectively given to them by
                                 the Companies Act

"substantial interest"........   a direct or indirect interest in 20 per cent.
                                 or more of the equity capital of an undertaking

"Third Party".................   has the meaning set out in paragraph 1 of Part
                                 A of Appendix 1 to this document on page 67

"UK"..........................   United Kingdom

"UK GAAP".....................   accounting principles generally accepted in the
                                 UK

"UK Listing Authority"........   the Financial Services Authority acting in its
                                 capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000 and in the exercise of its functions in respect of the admission to the Official List otherwise than in accordance with
                                 Part VI of the Financial Services and Markets
                                 Act 2000

"US"..........................   United States of America

"US Depositary"...............   The Bank of New York

"US GAAP".....................   accounting principles generally accepted in the
                                 US

"Wider Huntingdon Group"......   has the meaning set forth in paragraph 1 of
                                 Part A of Appendix 1 to this document on page
                                 67

                  ACCEPTANCES IN RESPECT OF HUNTINGDON SHARES

     Duly completed Forms of Acceptance, accompanied by certificates in respect of Huntingdon Shares and/or other documents of title, should be sent or delivered to the Company (acting as receiving agent) at the address set out below.

             THE COMPANY IS ACTING AS RECEIVING AGENT FOR THE OFFER

                                    By mail:

                              The Receiving Agent
                                   PO Box 353
                                   Alconbury
                                   Huntingdon
                            Cambridgeshire PE28 4BR
                                 United Kingdom

                   ACCEPTANCES IN RESPECT OF HUNTINGDON ADSS

     Duly completed Letters of Transmittal, accompanied by Huntingdon ADRs in respect of Huntingdon ADSs and other required documents should be sent or delivered by each holder of Huntingdon ADSs to the US Depositary at one of the addresses set out below.

                      THE US DEPOSITARY FOR THE OFFER IS:

                              THE BANK OF NEW YORK

          By mail:                    By courier:                     By hand:
    The Bank of New York          The Bank of New York      The Depositary Trust Company
Tender & Exchange Department  Tender & Exchange Department        55 Water Street
       P.O. Box 11248             385 Rifle Camp Road        (Jeanette Street Entrance)
   Church Street Station               5th Floor                 New York, New York
     New York, New York        West Paterson, New Jersey      United States of America
         10286-1248                      07424
  United States of America      United States of America

                          FOR INFORMATION PLEASE CALL:

                                 (800) 507-9357

                              FURTHER INFORMATION

     Any questions or requests for assistance or additional copies of this document, the Form of Acceptance, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed in writing to the Company or to the US Depositary at the addresses set out above. You may also contact your local broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant is a Maryland corporation, subject to the applicable provisions of the Maryland General Corporation Law (the "MGCL") related to the limitation of director liability, indemnification of directors and officers and insurance against director and officer liability maintained by a corporation on behalf of directors and officers.

     The MGCL requires a corporation, unless its charter provides otherwise, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

     - the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

     - the director or officer actually received an improper personal benefit in money, property or services; or

     - in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     The obligation to indemnity may be for judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding, except that if the proceeding is one by or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. Indemnification may be ordered by a court of appropriate jurisdiction, both in connection with proceedings by the corporation and where the director or officer was adjudged to be liable on the basis of improper personal benefit, but only for expenses. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.

     In addition, the MGCL requires a corporation, as a condition to advancing expenses prior to final disposition of the proceeding, to obtain a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by a corporation and a written undertaking by him or on his behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

     The Registrant's Articles of Amendment and Restatement, filed herewith as
Exhibit 3.1, provides the Registrant with the power, to the maximum extent permitted under the MGCL, to obligate itself to indemnify and advance expenses to any person who is made a party to any proceeding by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise. The Registrant's Bylaws, filed herewith as Exhibit 3.2 provide that the Registrant, to the maximum extent permitted under the MGCL, will indemnify and pay the expenses of, any person who is made a party to any proceeding by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


EXHIBIT
NUMBER                                DESCRIPTION
-------                               -----------
   *2.1   --  Letter of Intent, dated August 27, 2001, between the
              Registrant and Huntingdon Life Sciences Group plc
   *3.1   --  Articles of Amendment and Restatement of the Registrant,
              filed on October 10, 2001
   *3.2   --  Bylaws of the Registrant
   *3.3   --  Articles of Amendment and Restatement of the Registrant,
              filed on November 7, 2001
   *5.1   --  Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding the validity of the securities being registered
   *8.1   --  Opinion of Covington & Burling regarding US federal income tax matters
  *10.1   --  Subscription and Investor Rights Agreement, dated October 9,
              2001, between LSR and Walter Stapfer
  *10.2   --  Subscription and Investor Rights Agreement, dated October 9,
              2001, between LSR and the persons identified therein as
              Investors
  *10.3   --  Warrant, dated October 9, 2001, issued by the Registrant
  *10.4   --  Form of Deed Poll
  *10.5   --  2001 Equity Incentive Plan
  *23.1   --  Consent of Ballard Spahr Andrews & Ingersoll, LLP (contained in Exhibit 5.1)
  *23.2   --  Consent of Covington & Burling (contained in Exhibit 8.1)
   23.3   --  Consent of Deloitte & Touche
  *23.4   --  Consent of Arthur Andersen
  *99.1   --  Form of Letter of Transmittal
  *99.2   --  Form of Form of Acceptance
  *99.3   --  Form of Notice of Guaranteed Delivery
  *99.4   --  Form of Letter to Brokers, Dealers, Commercial Banks, Trust
              Companies and Other Nominees
  *99.5   --  Form of Letter to Clients for use by Brokers, Dealers,
              Commercial Banks, Trust Companies and Other Nominees
  *99.6   --  Guidelines for Certification of Taxpayer Identification
              Number on Form W-9
  *99.7   --  s. 21 Consent of Corporate Synergy PLC
  *99.8   --  Form of Director's Irrevocable Undertaking
  *99.9   --  Consent of Frank Bonner to being named as a person to become a director of the Registrant
 *99.10   --  Consent of Julian Griffiths to being named as a person to become a director of the Registrant
 *99.11   --  Consent of John Caldwell to being named as a person to become a director of the Registrant
 *99.12   --  Consent of Brian Cass to being named as a person to become a director of the Registrant
 *99.13   --  Consent of Kirby Cramer to being named as a person to become a director of the Registrant
 *99.14   --  Consent of Andrew Baker to being named as a person to become a director of the Registrant
 *99.15   --  Consent of Gabor Balthazar to being named as a person to become a director of the Registrant
 *99.16   --  Inducement Agreement, dated October 9, 2001 between the
              Registrant and Huntingdon Life Sciences Group plc


---------------

 * Previously filed.

     (b) Financial Statement Schedules:

          Not applicable.

     (c) Reports, Opinions, and Appraisals:

          Not applicable.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4) That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
     Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

          (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective; and

          (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 21, 2001.


                                          LIFE SCIENCES RESEARCH, INC.

                                          By:      /s/ WALTER STAPFER
                                            ------------------------------------
                                                       Walter Stapfer
                                                         President
                                                  (sole executive officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                    SIGNATURE                                     TITLE                      DATE
                    ---------                                     -----                      ----

                /s/ WALTER STAPFER                   President, Treasurer and Sole     December 21, 2001
 ------------------------------------------------    Director
                  Walter Stapfer

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                                DESCRIPTION
-------                               -----------
   *2.1   --  Letter of Intent, dated August 27, 2001, between the
              Registrant and Huntingdon Life Sciences Group plc
   *3.1   --  Articles of Amendment and Restatement of the Registrant,
              filed on October 10, 2001
   *3.2   --  Bylaws of the Registrant
   *3.3   --  Articles of Amendment and Restatement of the Registrant,
              filed on November 7, 2001
   *5.1   --  Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding the validity of the securities being registered
   *8.1   --  Opinion of Covington & Burling regarding US federal income tax matters
  *10.1   --  Subscription and Investor Rights Agreement, dated October 9,
              2001, between LSR and Walter Stapfer
  *10.2   --  Subscription and Investor Rights Agreement, dated October 9,
              2001, between LSR and the persons named therein as Investors
  *10.3   --  Warrant, dated October 9, 2001, issued by the Registrant
  *10.4   --  Form of Deed Poll
  *10.5   --  2001 Equity Incentive Plan
  *23.1   --  Consent of Ballard Spahr Andrews & Ingersoll, LLP (contained in Exhibit 5.1)
  *23.2   --  Consent of Covington & Burling (contained in Exhibit 8.1)
   23.3   --  Consent of Deloitte & Touche
  *23.4   --  Consent of Arthur Andersen
  *99.1   --  Form of Letter of Transmittal
  *99.2   --  Form of Form of Acceptance
  *99.3   --  Form of Notice of Guaranteed Delivery
  *99.4   --  Form of Letter to Brokers, Dealers, Commercial Banks, Trust
              Companies and Other Nominees
  *99.5   --  Form of Letter to Clients for use by Brokers, Dealers,
              Commercial Banks, Trust Companies and Other Nominees
  *99.6   --  Guidelines for Certification of Taxpayer Identification
              Number on Form W-9
  *99.7   --  s.21 Letter and Consent of Corporate Synergy PLC
  *99.8   --  Form of Director's Irrevocable Undertaking
  *99.9   --  Consent of Frank Bonner to being named as a person to become a director of the Registrant
 *99.10   --  Consent of Julian Griffiths to being named as a person to become a director of the Registrant
 *99.11   --  Consent of John Caldwell to being named as a person to become a director of the Registrant
 *99.12   --  Consent of Brian Cass to being named as a person to become a director of the Registrant
 *99.13   --  Consent of Kirby Cramer to being named as a person to become a director of the Registrant
 *99.14   --  Consent of Andrew Baker to being named as a person to become a director of the Registrant
 *99.15   --  Consent of Gabor Balthazar to being named as a person to become a director of the Registrant
 *99.16   --  Inducement Agreement, dated October 9, 2001 between the
              Registrant and Huntingdon Life Sciences Group plc


---------------

 * Previously filed.